UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Monmouth Real Estate Investment Corporation
(Name of Registrant as Specified in Its Charter)

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JOINT PROXY STATEMENT/PROSPECTUS

July 23, 2021
To the Shareholders of Equity Commonwealth and Monmouth Real Estate Investment Corporation:
The board of trustees of Equity Commonwealth, which we refer to as EQC, and the board of directors of Monmouth Real Estate Investment Corporation, which we refer to as MNR, have each unanimously approved an Agreement and Plan of Merger, dated as of May 4, 2021, as it may be amended from time to time, which we refer to as the merger agreement, by and among EQC, MNR, and EQC Maple Industrial LLC (f/k/a RS18 LLC), a subsidiary of EQC, which we refer to as Merger Sub. Pursuant to the merger agreement, EQC will acquire MNR through a merger of MNR with and into Merger Sub, which we refer to as the merger, with Merger Sub surviving the merger as the surviving entity. The combined company after the merger, which we refer to as the Combined Company, will retain the name Equity Commonwealth and will continue to trade on the New York Stock Exchange, under the symbol “EQC.” The executive officers of EQC immediately prior to the effective time of the merger will continue to serve as the executive officers of the Combined Company, with David Helfand continuing to serve as the President and Chief Executive Officer of the Combined Company. Sam Zell will continue to serve as the Chairman of the board of trustees of the Combined Company. The obligations of EQC and MNR to effect the merger are subject to the satisfaction or waiver of certain customary conditions set forth in the merger agreement (including the applicable approvals of each company’s shareholders).
If the merger is completed pursuant to the merger agreement, (i) each share of MNR common stock, which we refer to as MNR common shares, outstanding immediately prior to the effective time of the merger will convert into the right to receive 0.67 of a newly issued share of EQC’s common shares of beneficial interest, which we refer to as EQC common shares, with cash paid in lieu of any fractional shares, and (ii) each share of 6.125% Series C Cumulative Redeemable Preferred Stock of MNR, which we refer to as MNR Series C preferred stock, will convert into the right to receive an amount in cash equal to $25.00 per share plus accumulated and unpaid dividends.
Additionally, if the merger is completed pursuant to the merger agreement, (i) each outstanding option to purchase MNR common shares granted under a MNR equity plan, whether vested or unvested, which we refer to as a MNR stock option, will be canceled and the holder thereof will receive EQC common shares equal to the product of (x) the number of net option shares in respect of such MNR stock option (calculated pursuant to the merger agreement to take into account the exercise price of the MNR stock option and applicable withholding taxes) multiplied by (y) the exchange ratio of 0.67, and (ii) each outstanding unvested restricted stock award issued pursuant to a MNR incentive plan, which we refer to as a MNR restricted stock award, will be canceled and the holder thereof will receive EQC common shares equal to the product of (x) the number of net restricted stock shares in respect of such MNR restricted stock award (calculated pursuant to the merger agreement to take into account applicable withholding taxes) multiplied by (y) the exchange ratio of 0.67.
In connection with the merger, we anticipate that EQC will issue or reserve a total of approximately 66,435,984 common shares, including (i) 65,836,887 EQC common shares in exchange for the MNR common shares in the merger, (ii) 573,505 EQC common shares in exchange for MNR stock options, and (iii) 25,592 EQC common shares in exchange for MNR restricted stock awards. Upon completion of the merger and after giving effect to the issuance of EQC common shares in connection therewith, we estimate that continuing EQC shareholders will own approximately 65% of the issued and outstanding common shares of the Combined Company, and former MNR shareholders will own approximately 35% of the issued and outstanding common shares of the Combined Company.
In connection with the proposed merger, EQC and MNR will each hold a special meeting of their respective shareholders. At the EQC special meeting, EQC shareholders will be asked to consider and vote on (i) a proposal to approve the issuance of EQC common shares in connection with the merger, which we refer to as the EQC Issuance Proposal, and (ii) a proposal to approve one or more adjournments of the EQC special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC common shares in connection with the merger, which we refer to as the EQC Adjournment Proposal. At the MNR special meeting, MNR shareholders will be asked to consider and vote on (i) a proposal to approve the merger and the transactions contemplated by the merger agreement, which we refer to as the MNR Merger Proposal, (ii) a proposal to approve, by advisory (nonbinding) vote, certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby, which we refer to as the MNR Compensation Proposal, and (iii) a proposal to approve one or more adjournments of the MNR special meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the MNR Adjournment Proposal.
The record date for determining the shareholders entitled to receive notice of, and to vote at, the EQC special meeting and the MNR special meeting is August 2, 2021. The merger cannot be completed unless, among other matters, (i) EQC shareholders approve the EQC Issuance Proposal by the affirmative vote of at least a majority of the votes cast on the proposal, and (ii) MNR shareholders approve the MNR Merger Proposal by the affirmative vote of at least two-thirds of the outstanding MNR common shares.
The EQC board of trustees has unanimously (i) determined that the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger, are advisable and in the best interests of EQC and its shareholders, (ii) authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of EQC common shares and the payment of cash consideration to the MNR preferred shareholders in connection with the merger, and (iii) resolved to recommend approval of the issuance of EQC common shares in connection with the merger by the EQC shareholders and that such approval be submitted for consideration at the EQC special meeting. The EQC board of trustees unanimously recommends that EQC shareholders vote FOR the EQC Issuance Proposal and FOR the EQC Adjournment Proposal.
The MNR Board has unanimously (i) determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MNR, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein, and (iii) authorized the execution and delivery by MNR of the merger agreement. The MNR Board unanimously recommends that MNR shareholders vote FOR the MNR Merger Proposal, FOR the MNR Compensation Proposal, and FOR the MNR Adjournment Proposal.
This joint proxy statement/prospectus contains important information about EQC, MNR, the merger, the merger agreement, and the special meetings. This document is also a prospectus for EQC common shares that will be issued to MNR shareholders pursuant to the merger agreement. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 22.
Your vote is very important, regardless of the number of EQC common shares or MNR common shares you own. Whether or not you plan to attend the EQC special meeting and/or the MNR special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your EQC common shares and/or MNR common shares, as applicable, are represented at the applicable special meeting. Please review this joint proxy statement/prospectus for more complete information regarding the merger and the EQC special meeting and the MNR special meeting, as applicable.
Sincerely,

Sam Zell Chairman of the Board of Trustees Equity Commonwealth	Eugene W. Landy Chairman of the Board of Directors Monmouth Real Estate Investment Corporation
Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated July 23, 2021, and is first being mailed to EQC and MNR shareholders on or about July 26, 2021.

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
(312) 646-2800
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 17, 2021
To the Shareholders of Equity Commonwealth:
A special meeting of the shareholders of Equity Commonwealth, a Maryland real estate investment trust, which we refer to as EQC, will be held in a virtual-only format on August 17, 2021 at 10:00 a.m., Eastern Time. You will be able to attend the special meeting, vote your EQC shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/EQC2021SM and entering your control number included in the notice containing instructions on how to access special meeting materials or your proxy card. The special meeting will be held to consider and vote upon the following matters:
1.
a proposal to approve the issuance of EQC’s common shares of beneficial interest, which we refer to as EQC common shares in connection with the merger, pursuant to the Agreement and Plan of Merger, dated as of May 4, 2021, as it may be amended from time to time, which we refer to as the merger agreement, by and among Equity Commonwealth, Monmouth Real Estate Investment Corporation, and EQC Maple Industrial LLC (f/k/a RS18 LLC) (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), which we refer to as the EQC Issuance Proposal; and

2.
a proposal to approve one or more adjournments of the EQC special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC’s common shares in connection with the merger, which we refer to as the EQC Adjournment Proposal.

EQC does not expect to transact any other business at the EQC special meeting or any adjournment or postponement thereof. Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the EQC special meeting. The board of trustees of EQC, which we refer to as the EQC Board, has fixed the close of business on August 2, 2021 as the record date for determination of EQC shareholders entitled to receive notice of, and to vote at, the EQC special meeting and any adjournments of the EQC special meeting. Only holders of record of EQC common shares at the close of business on the record date are entitled to receive notice of, and to vote at, the EQC special meeting.
The EQC Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on the proposal. If you abstain from voting on the EQC Issuance Proposal, this will have the same effect as a vote against the approval of such proposal. The merger cannot be completed without the approval of EQC’s shareholders of the EQC Issuance Proposal.
The EQC Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on such proposal. If a quorum is not present, the chair of the EQC special meeting may adjourn the meeting.
The EQC Board has unanimously (i) determined that the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger, are advisable and in the best interests of EQC and its shareholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and (iii) resolved to recommend approval of the issuance of EQC common shares in connection with the merger by the EQC shareholders and that such approval be submitted for consideration at the EQC special meeting. The EQC Board unanimously recommends that EQC shareholders vote FOR the EQC Issuance Proposal and FOR the EQC Adjournment Proposal.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the EQC special meeting. If EQC shareholders of record return properly executed proxies but do not indicate how their EQC common shares should be voted on a proposal, the EQC common shares represented by their properly executed proxy will be voted as the EQC Board recommends and therefore, FOR the EQC Issuance Proposal, and FOR the EQC Adjournment Proposal.
Regardless of whether you plan to attend the virtual special meeting, we urge you to submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) completing, signing, dating, and returning the enclosed proxy card in the accompanying postage-paid envelope prior to the EQC special meeting to ensure that your shares will be represented and voted at the EQC special meeting.
To submit a proxy, use the Internet as described in the instructions on the enclosed proxy card, call the toll-free telephone number listed on your proxy card, or complete, sign, date, and mail your proxy card in the preaddressed postage-paid envelope provided. Submitting a proxy will assure that your vote is counted at the special meeting if you do not attend in person (which includes presence by means of remote communication at a virtual meeting). If your EQC common shares are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your EQC common shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your EQC common shares. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the EQC special meeting.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to EQC’s shareholders on or about July 26, 2021.
By Order of the Board of Trustees of Equity Commonwealth

Orrin S. Shifrin
Executive Vice President, General Counsel, and Secretary
Chicago, Illinois
July 23, 2021

Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 17, 2021
To the Shareholders of Monmouth Real Estate Investment Corporation:
Notice is hereby given that a special meeting of the shareholders (which we refer to as the MNR special meeting) of Monmouth Real Estate Investment Corporation, a Maryland corporation (which we refer to as MNR), will be held in a virtual-only format on August 17, 2021, commencing at 11:00 a.m., Eastern Time. The MNR special meeting will be held online via a live webcast at www.cesonlineservices.com/mnr21_vm. To participate in the MNR special meeting, you must pre-register at www.cesonlineservices.com/mnr21_vm by 11:00 a.m., Eastern Time, on August 16, 2021.
At the MNR special meeting, the MNR shareholders will be asked to consider and vote upon the following matters:
1.
a proposal to approve the merger (which we refer to as the merger) of MNR with and into EQC Maple Industrial LLC (f/k/a RS18 LLC) (which we refer to as Merger Sub), a subsidiary of Equity Commonwealth (which we refer to as EQC), pursuant to the Agreement and Plan of Merger, dated as of May 4, 2021, as it may be amended from time to time (which we refer to as the merger agreement), by and among MNR, EQC and Merger Sub, and the other transactions contemplated by the merger agreement, as described in the attached joint proxy statement/prospectus, which we refer to as the MNR Merger Proposal;

2.
a non-binding advisory proposal to approve certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby, which we refer to as the MNR Compensation Proposal; and

3.
a proposal to authorize the board of directors of MNR, which we refer to as the MNR Board, to approve one or more adjournments of the MNR special meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the MNR Merger Proposal, which we refer to as the MNR Adjournment Proposal.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the MNR special meeting.
The MNR Board has fixed the close of business on August 2, 2021 as the record date for the determination of MNR’s shareholders entitled to receive notice of, and to vote at, the MNR special meeting and any adjournments of the MNR special meeting. Only holders of record of MNR common shares at the close of business on the record date are entitled to receive notice of, and to vote at, the MNR special meeting.
Approval of the MNR Merger Proposal requires the affirmative vote of holders of at least two-thirds of the MNR common shares outstanding on the record date. If you are a MNR shareholder and you do not vote on the MNR Merger Proposal, this will have the same effect as a vote against such proposal. The merger cannot be completed without the approval by MNR’s shareholders of the MNR Merger Proposal.
Approval of the MNR Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
Approval of the MNR Adjournment Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

The MNR Board unanimously (i) determined that the merger is advisable and in the best interests of MNR, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in therein, and (iii) authorized the execution and delivery by MNR of the merger agreement. The MNR Board unanimously recommends that the MNR shareholders vote FOR the MNR Merger Proposal, FOR the MNR Compensation Proposal, and FOR the MNR Adjournment Proposal.
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the MNR special meeting, we urge you to submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented and voted at the MNR special meeting. Even if you plan to attend the MNR special meeting, please submit your proxy as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) completing, signing, dating and returning the enclosed white proxy card in the accompanying postage-paid envelope prior to the MNR special meeting. You may revoke your proxy at any time before it is voted at the MNR special meeting.
If your MNR common shares are held in “street name” by your broker, bank, or other nominee, you should follow the directions provided by your broker, bank, or other nominee regarding how to provide voting instructions to vote your MNR common shares. Only your broker, bank or other nominee can vote your MNR common shares and the vote cannot be cast unless you provide instructions to your broker, bank or other nominee as to how to vote or you obtain a legal proxy from your broker, bank or other nominee.
Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the MNR special meeting.
This notice and the enclosed joint proxy statement/prospectus are first being mailed to MNR’s shareholders on or about July 26, 2021.
By Order of the Board of Directors of Monmouth Real Estate Investment Corporation,

Michael D. Prashad
General Counsel and Secretary
Holmdel, New Jersey
July 23, 2021

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about EQC and MNR from other documents that are not included in or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 162.
Documents incorporated by reference are also available to EQC shareholders and MNR shareholders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the applicable company at the following addresses and telephone numbers.
Equity Commonwealth Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attention: Investor Relations (312) 646-2801 ir@eqcre.com	Monmouth Real Estate Investment Corporation Bell Works, 101 Crawfords Corner Road Suite 1405 Holmdel, NJ 07733 Attention: Investor Relations (732) 577-9996 mreic@mreic.com
To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than August 10, 2021.
ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by EQC (File No. 333-257626) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of EQC for purposes of the Securities Act of 1933, as amended, with respect to the EQC common shares to be issued in connection with the merger pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of EQC and MNR for purposes of the Securities Exchange Act of 1934, as amended. In addition, it constitutes a notice of meeting with respect to the EQC special meeting and a notice of meeting with respect to the MNR special meeting.
You should rely only on the information contained in, or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 23, 2021 and you should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus. Neither our mailing of this joint proxy statement/prospectus to EQC shareholders and/or MNR shareholders nor the issuance by EQC of its common shares in connection with the merger pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding EQC has been provided by EQC and information contained in this joint proxy statement/prospectus regarding MNR has been provided by MNR.
Certain Definitions
Unless stated otherwise, all references in this joint proxy statement/prospectus to:
•	the “Code” are to the Internal Revenue Code of 1986, as amended;
•	the “Combined Company” are to EQC and its consolidated subsidiaries after the closing of the merger, including Merger Sub;
•	“Combined Company common shares” are to the common shares of beneficial interest of EQC, $0.01 par value per share, after the closing of the merger;
•	“EQC” are to Equity Commonwealth, a Maryland real estate investment trust;
•	the “EQC Board” are to the board of trustees of EQC;

•	“EQC Bylaws” are to the Fourth Amended and Restated Bylaws of Equity Commonwealth, as amended, restated and supplemented from time to time;
•	“EQC common shares” are to the common shares of beneficial interest of EQC, $0.01 par value per share;
•	“EQC Declaration of Trust” are to the Articles of Amendment and Restatement of Declaration of Trust of Equity Commonwealth, as amended, restated and supplemented from time to time;
•	“EQC Series D preferred shares” are to the 6.50% Series D cumulative convertible preferred shares of beneficial interest of EQC;
•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•	the “merger” are to a merger of MNR with and into Merger Sub, with Merger Sub surviving the merger;
•
the “merger agreement” are to the agreement and plan of merger, dated as of May 4, 2021, by and among EQC, MNR and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	“Merger Sub” are to EQC Maple Industrial LLC (f/k/a RS18 LLC), a Maryland limited liability company and a subsidiary of EQC;
•	“MNR” are to Monmouth Real Estate Investment Corporation, a Maryland corporation;
•	the “MNR Board” are to the board of directors of MNR;
•	MNR Bylaws” are to the Bylaws of Monmouth Real Estate Investment Corporation, as amended and restated April 1, 2014;
•	“MNR charter” are to the charter of Monmouth Real Estate Investment Corporation, as filed with the State Department of Assessments and Taxation of Maryland;
•	“MNR common shares” are to the shares of common stock of MNR, $0.01 par value per share;
•	“MNR restricted stock award” are to each outstanding unvested restricted stock award issued pursuant to a MNR incentive plan;
•	“MNR Series C preferred stock” are to the 6.125% Series C Cumulative Redeemable Preferred Stock of MNR;
•	“MNR stock option” are to each outstanding option to purchase MNR common shares granted under a MNR equity plan, whether vested or unvested;
•	the “NYSE” are to the New York Stock Exchange;
•	the “Outside Date” are to November 24, 2021;
•	the “SEC” are to the U.S. Securities and Exchange Commission;
•	the “Securities Act” are to the Securities Act of 1933, as amended; and
•	the “Surviving Entity” are to Merger Sub, a subsidiary of EQC, after the effective time of the merger.

i

ii

iii

QUESTIONS AND ANSWERS
Q:	What is the proposed transaction?
A:
EQC and MNR have entered into a merger agreement pursuant to which EQC will acquire MNR in an all-stock transaction. Pursuant to, and subject to the terms and conditions of, the merger agreement, MNR will merge with and into Merger Sub, with Merger Sub surviving the merger as a subsidiary of EQC.

Q:	What will MNR common shareholders receive in the proposed merger?
A:
At the effective time of the merger, each issued and outstanding MNR common share will be converted automatically into the right to receive 0.67 of a newly issued EQC common share, which we refer to as the common stock consideration, with cash paid in lieu of any fractional shares. See “The Merger Agreement—Merger Consideration; Effects of the Merger” beginning on page 117 for detailed descriptions of the common stock consideration and treatment of securities.

Q:	What will MNR preferred shareholders receive in the proposed merger?
A:
At the effective time of the merger, each issued and outstanding share of MNR Series C preferred stock will be converted automatically into the right to receive an amount in cash equal to $25.00 per share plus accumulated and unpaid dividends, which we refer to as the preferred stock consideration. See “The Merger Agreement—Merger Consideration; Effects of the Merger” beginning on page 117 for detailed descriptions of the preferred stock consideration and treatment of securities.

Q:	What will holders of MNR equity awards receive in the proposed merger?
A:
At the effective time of the merger, (i) each outstanding option to purchase MNR common shares granted under a MNR equity plan, whether vested or unvested, will be canceled and the holder thereof will be entitled to receive EQC common shares equal to the product of (x) the number of net option shares in respect of such MNR stock option (calculated pursuant to the merger agreement to take into account the exercise price of the MNR stock option and applicable withholding taxes) multiplied by (y) 0.67, or the exchange ratio, and (ii) each outstanding unvested restricted stock award issued pursuant to a MNR incentive plan, which we refer to as a MNR restricted stock award, will be canceled and the holder thereof will receive EQC common shares equal to the product of (x) the number of net restricted stock shares in respect of such MNR restricted stock award (calculated pursuant to the merger agreement to take into account applicable withholding taxes) multiplied by (y) the exchange ratio. See “The Merger Agreement—Merger Consideration; Effects of the Merger” beginning on page 117 and “The Merger— Interests of MNR’s Directors and Executive Officers in the Merger—Treatment of MNR Equity Awards” beginning on page 101 for more information regarding the treatment of MNR equity awards.

Q:	Will MNR continue to pay dividends or distributions prior to the closing of the merger?
A:
Yes. The merger agreement permits the declaration and payment by MNR of its regular quarterly cash dividend to holders of its common shares and Series C preferred stock, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. In addition to the common dividend MNR paid on June 15, 2021, the merger agreement permits MNR to declare and pay one additional regular quarterly common dividend of $0.18 per share in cash, which the MNR Board declared on July 1, 2021, without triggering EQC’s right to declare and pay a corresponding common dividend to its shareholders. The regular quarterly common dividend declared on July 1, 2021 will be payable to MNR common shareholders on September 15, 2021 (unless the merger is completed prior to September 15, 2021, in which case the dividend payment will be accelerated and paid immediately prior to the effective time of the merger as agreed by EQC and MNR under the terms of the merger agreement).

Q:	Will the Combined Company pay dividends or distributions following the closing of the merger?
A:
Following closing of the merger, the Combined Company currently expects that it will pay a quarterly common dividend consistent with other industrial REITs. However, the board of trustees of the Combined Company will ultimately determine the timing and amount of any dividends following the closing of the merger.

Q:	How will EQC shareholders be affected by the merger and the issuance of EQC common shares in connection with the merger?
A:
Upon completion of the merger and after giving effect to the issuance of EQC common shares in connection therewith, EQC estimates that continuing EQC shareholders will own approximately 65% of the issued and outstanding common shares of the Combined Company, and former MNR shareholders will own approximately 35% of the issued and outstanding common shares of the Combined Company.

Q:	What happens if the market price of EQC common shares or MNR common shares changes before the closing of the merger?
A:
No change will be made to the exchange ratio of 0.67 if the market price of EQC common shares or MNR common shares changes before the closing of the merger. As a result, the value of the consideration to be received by MNR common shareholders at the closing of the merger will increase or decrease depending on the market price of EQC common shares at the effective time of the merger.

Q:	Why am I receiving this joint proxy statement/prospectus?
A:
The EQC Board and the MNR Board are using this joint proxy statement/prospectus to solicit proxies of EQC shareholders and MNR shareholders in connection with the merger agreement and the merger. In addition, EQC is using this joint proxy statement/prospectus as a prospectus for MNR shareholders because EQC is offering EQC common shares to be issued in connection with the merger.

The merger cannot be completed unless:
•
EQC shareholders approve the issuance of EQC common shares in connection with the merger by the affirmative vote of at least a majority of the votes cast on the proposal, which we refer to as the EQC Issuance Proposal, and

•
MNR shareholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least two-thirds of the MNR common shares outstanding on the record date, which we refer to as the MNR Merger Proposal.

Each of EQC and MNR will hold separate meetings of their respective shareholders to obtain these approvals and to consider other proposals related to the proposed transaction as described elsewhere in this joint proxy statement/prospectus.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings of shareholders and you should read it carefully. The enclosed voting materials allow you to vote your EQC common shares and/or MNR common shares, as applicable, without attending the applicable special meeting.
Your vote is important. You are encouraged to submit your proxy as promptly as possible.
Q:	Are shareholders of EQC or MNR being asked to vote on any other proposals at the special meetings in addition to the EQC Issuance Proposal or the MNR Merger Proposal, respectively?
A:	EQC. At the EQC special meeting, EQC shareholders will be asked to consider and vote upon the following additional proposal:
•
To approve one or more adjournments of the EQC special meeting to another date, time, place, or format if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC common shares in connection with the merger, which we refer to as the EQC Adjournment Proposal.

MNR. At the MNR special meeting, MNR shareholders will be asked to consider and vote upon the following additional proposals:
•
A non-binding advisory proposal to approve certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby, which we refer to as the MNR Compensation Proposal; and

•	To authorize the MNR Board to approve one or more adjournments of the MNR special meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are not sufficient votes at the time of the MNR special meeting to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the MNR Adjournment Proposal.
Q:	Why are EQC and MNR proposing the merger?
A:
The merger provides EQC’s and MNR’s shareholders the opportunity to build a leading industrial business and participate in the long-term growth of the sector. The Combined Company is expected to have a pro forma equity market capitalization of approximately $5.5 billion, based on the closing price of EQC’s common shares on May 4, 2021 of $28.95 per share or approximately $5.1 billion, based on the closing price of EQC’s common shares on July 20, 2021 of $27.07 per share, the latest practicable trading day before the date of this joint proxy statement/prospectus. In addition, the income stability of MNR’s portfolio, coupled with EQC’s sponsorship and strong balance sheet, is expected to provide the Combined Company with stable recurring cash flows and significant capacity for future acquisitions.

To review the reasons of the EQC Board and the MNR Board for the merger in greater detail, see “The Merger—Recommendation of the EQC Board of Trustees and Its Reasons for the Merger” beginning on page 67 and “The Merger—Recommendation of the MNR Board of Directors and Its Reasons for the Merger” beginning on page 70.
Q:	Who will be the members of the board of trustees and management of the Combined Company?
A:
Following completion of the merger, the board of trustees of the Combined Company will be expanded to 10 members, consisting of (i) all of the members of the EQC Board serving immediately prior to the effective time of the merger, and (ii) Michael P. Landy and Sonal Pande, who have been designated by the MNR Board to serve on the board of trustees of the Combined Company following the completion of the merger in accordance with the terms of the merger agreement, to serve until the next annual meeting of the shareholders of the Combined Company (and until their successors qualify and are duly elected). Sam Zell will continue to serve as Chairman of the board of trustees of the Combined Company.

The executive officers of EQC immediately prior to the effective time of the merger will continue to serve as the executive officers of the Combined Company, with David Helfand continuing to serve as President and Chief Executive Officer of the Combined Company. See “The Merger Agreement— Trustees and Officers of the Combined Company” on page 116 for more information.
Q:	Will the Combined Company experience any cost savings in connection with the merger?
A:
EQC currently expects that, after a transition period following the closing of the merger, the Combined Company’s annual general and administrative (G&A) expense will be similar to EQC’s historical run-rate G&A expense. As the Combined Company’s portfolio grows over time, the Combined Company’s G&A expenses may increase to accommodate that growth.

Q:	When and where are the special meetings of the EQC and MNR shareholders?
A:
The EQC special meeting is scheduled to be held on August 17, 2021 at 10:00 a.m., Eastern Time in a virtual-only format. The MNR special meeting is scheduled to be held on August 17, 2021 at 11:00 a.m. Eastern Time in a virtual-only format.

Q:	Who can vote at the special meeting?
A:
EQC. All holders of EQC common shares of record as of the close of business on August 2, 2021, the record date for determining shareholders entitled to notice of and to vote at the EQC special meeting, are entitled to receive notice of and to vote at the EQC special meeting. As of July 16 ,2021, there were 121,940,355 EQC common shares outstanding, held by approximately 1,050 holders of record. Each EQC common share is entitled to one vote on each proposal presented at the EQC special meeting. EQC is commencing solicitation of proxies on or about July 26, 2021, which is before the record date for the EQC special meeting. EQC will continue to solicit proxies until August 17, 2021, the date of the EQC special meeting. EQC shareholders of record on August 2, 2021 who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus.
MNR. All holders of MNR common shares of record as of the close of business on August 2, 2021, the record date for determining shareholders entitled to notice of and to vote at the MNR special meeting, are entitled to receive notice of and to vote at the MNR special meeting. As of July 16 ,2021, there were 98,302,207 MNR common shares outstanding, held by approximately 1,209 holders of record. Each MNR common share is entitled to one vote on each proposal presented at the MNR special meeting. MNR is commencing solicitation of proxies on or about July 26, 2021, which is before the record date for the MNR special meeting. MNR will continue to solicit proxies until August 17, 2021, the date of the MNR special meeting. MNR shareholders of record on August 2, 2021 who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus.
Q:	Can I deliver my proxy prior to the record date?
A:
Proxies delivered prior to the record date will be valid and effective so long as the shareholder providing the proxy is a shareholder of EQC or MNR, as applicable, on the record date. If you are not a holder of record of EQC or MNR, as applicable, on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy or the number of shares you own as of the date of the special meeting. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:	What constitutes a quorum?
A:
EQC. The EQC Bylaws provide that the presence in person (which includes presence by means of remote communication at a virtual meeting) or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its shareholders. Shares that are voted and shares abstaining from voting are treated as being present at the EQC special meeting for purposes of determining whether a quorum is present.

MNR. The MNR Bylaws provide that, at a meeting of MNR shareholders, the presence, in person (which includes presence by means of remote communication at a virtual meeting) or by proxy, of MNR shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the MNR special meeting for purposes of determining whether a quorum is present.
Q:	What vote is required to approve the proposals?
A:	EQC.
•	Approval of the EQC Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on such proposal.
•
Approval of the EQC Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on such proposal. If a quorum is not present, the chair of the EQC special meeting may adjourn the meeting.

MNR.
•	Approval of the MNR Merger Proposal requires the affirmative vote of holders of at least two-thirds of the MNR common shares outstanding on the record date.
•	Approval of the MNR Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
•	Approval of the MNR Adjournment Proposal, requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

Q:	How does the EQC Board recommend that EQC shareholders vote on the proposals?
A:
After careful consideration, the EQC Board has unanimously (i) determined that the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger, are advisable and in the best interests of EQC and its shareholders, (ii) authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of EQC common shares and the payment of cash consideration to the MNR preferred shareholders in connection with the merger, and (iii) resolved to recommend approval of the issuance of EQC common shares in connection with the merger by the EQC shareholders and that such approval be submitted for consideration at the EQC special meeting. The EQC Board unanimously recommends that EQC shareholders vote FOR the proposal to approve the issuance of EQC common shares in connection with the merger and FOR the proposal to authorize the EQC Board to approve one or more adjournments of the EQC special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC common shares in connection with the merger.

For a more complete description of the recommendation of the EQC Board, see “The Merger—Recommendation of the EQC Board of Trustees and Its Reasons for the Merger” beginning on page 67.
Q:	How does the MNR Board recommend that MNR shareholders vote on the proposals?
A:
After careful consideration, the MNR Board unanimously (i) determined that the merger is advisable and in the best interests of MNR, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein, and (iii) authorized the execution and delivery by MNR of the merger agreement. The MNR Board unanimously recommends that the MNR shareholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to approve one or more adjournments of the MNR special meeting to another date, time or place, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

For a more complete description of the recommendation of the MNR Board, see the section entitled “The Merger—Recommendation of the MNR Board and Its Reasons for the Merger” beginning on page 70 of this joint proxy statement/prospectus.
Q:	Do any of MNR’s executive officers or directors have interests in the merger that may differ from those of MNR shareholders?
A:
MNR’s executive officers and directors have interests in the merger that are different from, or in addition to, their interests as MNR shareholders. The members of the MNR Board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that MNR shareholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, see the section entitled “The Merger—Interests of MNR’s Directors and Executive Officers in the Merger” beginning on page 100 of this joint proxy statement/prospectus.

Q:	Are there any conditions to closing of the merger that must be satisfied for the merger to be completed?
A:
In addition to the approval of the EQC Issuance Proposal and the MNR Merger Proposal, there are a number of customary conditions that must be satisfied or waived for the merger to be consummated. For a description of all of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 133.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?
A:	Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/prospectus described in the section entitled “Risk Factors” beginning on page 22.

Q:	If my EQC common shares or MNR common shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my EQC common shares or MNR common shares for me?
A:
If you hold your EQC common shares or MNR common shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or nominee. In order for any shares held in street name to be represented at the applicable special meeting, you must provide your broker or other nominee with instructions on how to vote your shares. Brokers who hold EQC common shares and/or MNR common shares on behalf of their customers may not give a proxy to EQC or MNR, as applicable, to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to vote or fail to instruct my broker, bank, or nominee how to vote?
A:
EQC. If you are an EQC shareholder and you do not instruct your broker, bank or nominee on how to vote your EQC common shares, your broker, bank or nominee may not vote your shares on the EQC Issuance Proposal or the EQC Adjournment Proposal and your shares will not be deemed to be represented at the EQC virtual special meeting. This will have the same effect as a vote against the EQC Issuance Proposal, but it will have no effect on the EQC Adjournment Proposal.

MNR. If you are a MNR shareholder and you do not instruct your broker, bank or nominee on how to vote your MNR common shares, your broker, bank or nominee may not vote your shares on the MNR Merger Proposal, the MNR Compensation Proposal, or the MNR Adjournment Proposal and your shares will not be deemed to be represented at the MNR virtual special meeting. This will have the same effect as a vote against the MNR Merger Proposal, but it will have no effect on the MNR Compensation Proposal, or the MNR Adjournment Proposal.
Q:	What will happen if I abstain from voting?
A:	EQC. If you are an EQC shareholder and abstain from voting, it will have the same effect as a vote against the EQC Issuance Proposal, but it will have no effect on the EQC Adjournment Proposal.
MNR. If you are a MNR shareholder and abstain from voting, it will have the same effect as a vote against the MNR Merger Proposal, but it will have no effect on the MNR Compensation Proposal, or the MNR Adjournment Proposal, provided a quorum is otherwise present.
Q:	Will my rights as a shareholder of EQC or MNR change as a result of the merger?
A:
The rights of EQC shareholders will be unchanged as a result of the merger. MNR shareholders will have different rights following the effective time of the merger due to the differences between the governing documents of EQC and MNR. For more information regarding the differences in shareholders rights, see “Comparison of Rights of the EQC Shareholders and the MNR Shareholders” beginning on page 144.

Q:	When is the merger expected to be completed?
A:
EQC and MNR expect to complete the merger as soon as reasonably practicable following satisfaction of all of the required conditions. If EQC shareholders approve the EQC Issuance Proposal, if MNR shareholders approve the MNR Merger Proposal, and if the other conditions to closing the merger are satisfied or waived, it is currently expected that the merger will be completed in the second half of 2021. However, there is no guarantee that the conditions to the merger will be satisfied or that the merger will close on this timing, or at all.

Q:	If I am a MNR shareholder do I need to do anything with my stock certificates now?
A:
No. You should not submit your stock certificates at this time. After the merger is completed, if you held MNR common shares, the exchange agent for EQC will send you a letter of transmittal and instructions for exchanging your MNR common shares for EQC common shares pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a MNR shareholder will receive EQC common shares pursuant to the terms of the merger agreement.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed merger?
A:
EQC and MNR intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the merger is conditioned on the receipt by each of EQC and MNR of a written opinion from its respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, U.S. holders of MNR common shares are not expected to recognize gain or loss for U.S. federal income tax purposes upon the receipt of EQC common shares in exchange for MNR common shares in connection with the merger, except with respect to cash received in lieu of fractional EQC common shares. Holders of MNR common shares should read the discussion under the heading “The Merger—Material U.S. Federal Income Tax Considerations” beginning on page 109 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Q:	Are MNR shareholders entitled to appraisal rights?
A:
No. MNR shareholders are not entitled to exercise appraisal rights in connection with the merger. See “The Merger Agreement—Merger Consideration; Effects of the Merger—Appraisal Rights” beginning on page 117 for more information.

Q:	What do I need to do now?
A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing, and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your EQC common shares and/or your MNR common shares will be represented and voted at the EQC special meeting or the MNR special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.
The method by which you submit a proxy will in no way limit your right to vote at the EQC special meeting or the MNR special meeting, as applicable, if you later decide to attend the special meeting in person (which consists of presence at a virtual meeting).
Q:	How will my proxy be voted?
A:
EQC. All EQC common shares entitled to vote and represented by properly completed proxies received prior to the EQC special meeting, and not revoked, will be voted at the EQC special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your EQC common shares should be voted on a matter, the EQC common shares represented by your proxy will be voted as the EQC Board recommends and, therefore FOR the EQC Issuance Proposal, and FOR the EQC Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your EQC common shares will NOT be represented at the EQC special meeting and will be considered broker non-votes.

MNR. All MNR common shares entitled to vote and represented by properly completed proxies received prior to the MNR special meeting, and not revoked, will be voted at the MNR special meeting as instructed on the proxies. If you are a MNR shareholder and properly sign, date and return a proxy card, but do not indicate how your MNR common shares should be voted on a matter, the MNR common shares represented by your proxy will be voted as the MNR Board recommends, and therefore FOR the MNR Merger Proposal, FOR the MNR Compensation Proposal, and FOR the MNR Adjournment Proposal. If you do not provide voting instructions to your broker, bank or other nominee, your MNR common shares will NOT be represented at the MNR special meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the EQC special meeting or the MNR special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the corporate secretary of EQC or the corporate secretary of MNR, as applicable, in time to be received before the virtual EQC special meeting or the MNR special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the virtual EQC special meeting or the MNR special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the virtual EQC special meeting or the MNR special meeting, as applicable, and voting at the meeting. Simply attending the virtual EQC special meeting or the MNR special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your EQC common shares or your MNR common shares are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.
Q:	What does it mean if I receive more than one set of voting materials for the EQC special meeting or the MNR special meeting?
A:
You may receive more than one set of voting materials for the EQC special meeting and/or the MNR special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your EQC common shares or your MNR common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your EQC common shares or your MNR common shares. If you are a holder of record and your EQC common shares or your MNR common shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a shareholder of both EQC and MNR?
A:
You will receive separate proxy cards for each entity and must complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:	Will a proxy solicitor be used?
A:
Yes. EQC has engaged D.F. King & Co., Inc., which we refer to as D.F. King, to assist in the solicitation of proxies for the EQC special meeting. EQC estimates it will pay D.F. King a fee of approximately $25,000 plus a success fee in an amount to be determined in the discretion of EQC. EQC has also agreed to reimburse D.F. King for reasonable expenses incurred in connection with the proxy solicitation in an amount not to exceed $20,000 and to indemnify D.F. King against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, EQC’s trustees, officers, and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to EQC’s trustees, officers, or employees for such services.

MNR has engaged Okapi Partners LLC, which we refer to as Okapi Partners, to assist in the solicitation of proxies for the MNR special meeting and MNR estimates it will pay Okapi Partners a fee of approximately $950,000. MNR has also agreed to reimburse Okapi Partners for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi Partners against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, MNR’s directors, officers, and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to MNR’s directors, officers, or employees for such services.

Q:	Who can answer my questions?
A:
If you have any questions about the merger or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are an EQC shareholder:	If you are a MNR shareholder:
Equity Commonwealth Attention: Investor Relations Two North Riverside Plaza, Suite 2100 Chicago, IL 60606 (312) 646-2801 Email: ir@eqcre.com	Monmouth Real Estate Investment Corporation Attention: Investor Relations 101 Crawfords Corner Road, Suite 1405 Holmdel, NJ 07733 (732) 577-9996 Email: mreic@mreic.com

Proxy Solicitor: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Call Toll-Free: (877) 783-5524 Call Collect: (212) 269-5550 Email: eqc@dfking.com	Proxy Solicitor: Okapi Partners LLC 1212 Avenue of the Americas, 24th Floor New York, NY 10036 Call Toll-Free: (877) 796-5274 Email: MNR@okapi.com

SUMMARY
The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated by the merger agreement, EQC and MNR encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this summary section does not provide all of the information that might be important to you with respect to the merger and the applicable special meeting. See also the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 162. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Equity Commonwealth (See page 32)
Equity Commonwealth
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
(312) 646-2800
Equity Commonwealth, a Maryland real estate investment trust, which we refer to as EQC, is a Chicago based, internally managed and self-advised real estate investment trust, or REIT, which currently owns and operates commercial office properties in the United States. As of March 31, 2021, EQC’s portfolio consisted of four properties (eight buildings), with a combined 1.5 million square feet. Since 2014, EQC has used proceeds from dispositions to retire $3.3 billion of debt and preferred shares and to pay $1.2 billion in distributions to its common shareholders. EQC has $3.0 billion of cash and cash equivalents and no debt outstanding as of March 31, 2021.
Monmouth Real Estate Investment Corporation (See page 39)
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road
Suite 1405
Holmdel, NJ 07733
(732) 577-9996
Monmouth Real Estate Investment Corporation, a Maryland corporation, which we refer to as MNR, qualifies as a REIT under the Code, and derives its income primarily from owning and leasing industrial and commercial real estate. MNR’s investment focus is to own well-located, modern, single-tenant industrial buildings, leased primarily to investment-grade tenants or their subsidiaries on long-term net leases. As of May 31, 2021, MNR’s portfolio consisted of 120 properties with a total of 24.5 million leasable square feet, including 119 industrial properties and one retail property owned by a joint venture in which MNR holds a majority interest. MNR is one of the oldest public equity REITs in the world, having been originally established in 1968 as a New Jersey business trust. In 1990, the business trust merged into a newly-formed Delaware corporation and, in May 2003, MNR reincorporated in Maryland by merging with and into a newly-formed Maryland corporation.
The Combined Company (See page 39)
References to the Combined Company are to EQC after the effective time of the merger. The Combined Company will be named Equity Commonwealth and will be a Maryland real estate investment trust. The table below sets forth the expected pro forma equity market capitalization and total market capitalization of the Combined Company after completion of the merger (based on the closing price of EQC’s common shares on May 4, 2021 of $28.95 per share, the last full trading day before the public announcement of the execution of the merger agreement by EQC and MNR and the closing price of EQC’s common shares on July 20, 2021 of $27.07 per share, the latest practicable trading day before the date of this joint proxy statement/prospectus).

	Pro Forma Equity Market Capitalization	Pro Forma Total Market Capitalization(1)
May 4, 2021	$5.5 billion	$6.5 billion
July 20, 2021	$5.1 billion	$6.1 billion
(1)
Pro Forma Total Market Capitalization is calculated as the Pro Forma Equity Market Capitalization plus total debt and preferred equity, net of the cash-out of the MNR Series C preferred stock in connection with the transaction.

Based on the expected timing for closing of the merger and the expected timing for two of MNR’s pending acquisitions, the Combined Company’s portfolio at the time of the completion of the merger is expected to consist of 122 properties with a total of 24.9 million leasable square feet, including 121 industrial properties and one retail property owned by a joint venture in which the Combined Company will hold a majority interest, and four office properties totaling 1.5 million square feet. The Combined Company plans to pursue opportunities to dispose of its remaining office properties over time, after which its portfolio will consist primarily of industrial assets in the United States.
The common shares of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EQC.”
The Combined Company’s principal executive offices will be located at Two North Riverside Plaza, Suite 2100, Chicago, IL 60606, and its telephone number will be (312) 646-2800.
The Merger
The Merger Agreement (See page 116)
EQC and MNR have entered into the merger agreement attached as Annex A to this joint proxy/prospectus, which is incorporated herein by reference. EQC and MNR encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger and the other transactions contemplated by the merger agreement.
The merger agreement provides that the closing of the merger will take place at 10:00 a.m., New York City time, remotely by electronic exchange of documents and signatures on the second business day following the date on which the last of the conditions to closing of the merger (described below under “—Conditions to Completion of the Merger”) have been satisfied or waived (other than conditions that by their terms cannot be satisfied until the closing of the merger; provided that closing of the merger will be subject to the satisfaction or waiver of those conditions), unless another time, date or place is agreed to by the parties in writing.
The Merger (See page 116)
Subject to the terms and conditions set forth in the merger agreement, at the effective time of the merger agreement, MNR will merge with and into Merger Sub, a subsidiary of EQC, with Merger Sub surviving the merger as the Surviving Entity.
Merger Consideration; Effects of Merger (See page 117)
At the effective time of the merger and by virtue of the merger, each MNR common share issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.67 of a newly issued EQC common share, which we refer to as the common stock consideration; provided that, any MNR common share owned by EQC, Merger Sub or any of their subsidiaries issued and outstanding immediately prior to the effective time of the merger will be canceled and no consideration will be paid in exchange therefor.
At the effective time of the merger and by virtue of the merger, each share of MNR Series C preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $25.00 plus all accumulated and unpaid dividends to (but excluding) the closing date of the merger. Prior to the effective time of the merger, EQC will deposit with the appointed exchange agent, for payment to holders of MNR Series C preferred stock prior to such time, an amount in cash equal to the preferred stock consideration payable in the merger.

Recommendation of the EQC Board of Trustees (See page 67)
On May 4, 2021, after careful consideration, the EQC Board unanimously (i) determined that the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger, are advisable and in the best interests of EQC and its shareholders, (ii) authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of EQC common shares and the payment of cash consideration to the MNR preferred shareholders in connection with the merger, and (iii) resolved to recommend approval of the issuance of EQC common shares in connection with the merger by the EQC shareholders and that such approval be submitted for consideration at the EQC special meeting. Certain factors considered by the EQC Board in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger—Recommendation of the EQC Board of Trustees and Its Reasons for the Merger” beginning on page 67.
The EQC Board unanimously recommends that EQC shareholders vote FOR the proposal to approve the issuance of EQC common shares in connection with the merger and FOR the proposal to approve one or more adjournments of the EQC special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC common shares in connection with the merger.
Recommendation of the MNR Board of Directors (See page 70)
On May 4, 2021, after careful consideration, the MNR Board unanimously (i) determined that the merger is advisable and in the best interests of MNR, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in therein, and (iii) authorized the execution and delivery by MNR of the merger agreement.
The MNR Board unanimously recommends that the MNR shareholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement, FOR the non-binding advisory proposal to approve certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby, and FOR the proposal to authorize the MNR Board to approve one or more adjournments of the MNR special meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.
Summary of Risks Related to the Merger (See page 22)
You should consider carefully the risk factors described below together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the other transactions contemplated by the merger agreement are described under the section “Risk Factors—Risks Related to the Merger.”
•	The exchange ratio will not be adjusted to address changes in the market prices of either EQC or MNR common shares.
•	The merger will dilute the ownership position of EQC shareholders and result in MNR shareholders having an ownership stake in the Combined Company that is smaller than their current stake in MNR.
•
Completion of the merger is subject to specified conditions and if any of these conditions are not satisfied or waived, the merger will not be completed, which in certain circumstances could result in the requirement that MNR pay EQC a termination fee of approximately $62.2 million.

•
EQC or MNR may be required to reimburse the other party for its expenses up to $10.0 million if the merger agreement is terminated because EQC’s or MNR’s shareholders, respectively, fail to approve the transactions contemplated by the merger agreement.

•	Failure to complete the merger could negatively affect the common share prices and future business and financial results of both EQC and MNR.
•	The pendency of the merger could adversely affect the business and operations of EQC and MNR.
•	If the merger is not consummated by November 24, 2021, either EQC or MNR may terminate the merger agreement.

•	Some of the trustees and executive officers of MNR have interests in the merger that are different from, or in addition to, those of the other MNR shareholders.
•	The board of trustees of the Combined Company will include only two persons designated by the MNR Board.
The EQC Special Meeting (See page 41)
The special meeting of the EQC shareholders will be held in a virtual-only format on August 17, 2021, commencing at 10:00 a.m. Eastern Time.
At the EQC special meeting, the EQC shareholders will be asked to consider and vote upon the following matters:
1.	a proposal to approve the issuance of EQC common shares in connection with the merger; and
2.
a proposal to approve one or more adjournments of the EQC special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC common shares in the merger.

The EQC Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on such proposal.
The EQC Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast on such proposal. If a quorum is not present, the chair of the EQC special meeting may adjourn the meeting.
As of July 20, 2021, the latest practicable date before the date of this joint proxy statement/prospectus, trustees and named executive officers of EQC and their affiliates were entitled to vote 2,361,068 EQC common shares, or approximately 1.94% of the EQC common shares issued and outstanding on that date. EQC currently expects that all EQC trustees and executive officers will vote their EQC common shares in favor of the EQC Issuance Proposal, although none of them is contractually obligated to do so.
Your vote as an EQC shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the EQC special meeting.
The MNR Special Meeting (See page 45)
The special meeting of the MNR shareholders will be held in a virtual-only format, on August 17, 2021, commencing at 11:00 a.m., Eastern Time. The MNR special meeting will be held online via a live webcast at www.cesonlineservices.com/mnr21_vm. To participate in the MNR special meeting, you must pre-register at www.cesonlineservices.com/mnr21_vm by 11:00 a.m. Eastern Time on August 16, 2021.
At the MNR special meeting, the MNR shareholders will be asked to consider and vote upon the following matters:
1.	a proposal to approve the merger and the other transactions contemplated by the merger agreement;
2.
a non-binding advisory proposal to approve certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby; and

3.
a proposal to authorize the MNR Board to approve one or more adjournments of the MNR special meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement.

The MNR Merger Proposal requires the affirmative vote of at least two-thirds of the MNR common shares outstanding on the record date.
The MNR Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
The MNR Adjournment Proposal, requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.

As of July 20, 2021, the latest practicable date before the date of this joint proxy statement/prospectus, directors and executive officers of MNR and their affiliates were entitled to vote 3,968,758 MNR common shares, or less than 4.1% of the MNR common shares issued and outstanding on that date. MNR currently expects that all MNR directors and executive officers will vote their MNR common shares in favor of the MNR Merger Proposal, although none of them is contractually obligated to do so.
Opinions of Financial Advisors
EQC’s Financial Advisors (See page 74)
Opinion of Goldman Sachs
At a meeting of the EQC Board, Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, delivered to the EQC Board its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 4, 2021, to the EQC Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to EQC.
The full text of the written opinion of Goldman Sachs, dated May 4, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the EQC Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of EQC common shares should vote with respect to the issuance of EQC common shares in connection with the merger or any other matter. Pursuant to an engagement letter, dated May 4, 2021, between EQC and Goldman Sachs, EQC has agreed to pay Goldman Sachs a transaction fee of $16.0 million all of which is contingent upon the consummation of the merger.
For additional information, see the section entitled “The Merger—Opinion of EQC’s Financial Advisor” beginning on page 74 and the full text of the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.
BofA Securities Inc.
From time to time, a representative of BofA Securities provided EQC with limited financial advice in the form of general perspectives on the industry that EQC considered in connection with the transaction.
MNR’s Financial Advisors (See page 78)
Opinions of J.P. Morgan and CSCA
In connection with the merger, each of J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, and CSCA Capital Advisors, LLC, which we refer to as CSCA, MNR’s financial advisors, delivered to the MNR Board an oral opinion, which was confirmed in each case by delivery of a written opinion dated May 4, 2021, to the effect that, as of May 4, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan and CSCA in preparing their respective opinions, the exchange ratio in the merger (in the case of J.P. Morgan) or the common stock consideration to be received by MNR common shareholders pursuant to the merger agreement (in the case of CSCA) was fair, from a financial point of view, to MNR common shareholders.
The full text of the written opinion of each of J.P. Morgan and CSCA, dated May 4, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B and Annex C, respectively. The summary of each of J.P. Morgan’s opinion and CSCA’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the applicable written opinion. MNR’s common shareholders are urged to read each opinion in its entirety. Each of J.P. Morgan and CSCA provided advisory services and its opinion for the information and assistance of the MNR Board in connection with its consideration of the merger. Neither J.P. Morgan nor CSCA expressed any opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of MNR, or as to the underlying decision by MNR to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan and the issuance of CSCA’s opinion was approved by a fairness committee of CSCA. Neither the J.P. Morgan opinion nor the CSCA opinion is a recommendation as to how any holder of MNR common shares should vote with respect to the approval of the merger or any other matter. For financial advisory services rendered in connection with the merger, MNR agreed to pay J.P. Morgan an estimated fee of approximately $15 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the merger. MNR agreed to pay CSCA an estimated fee of approximately $13 million, $1 million of which became payable to CSCA at the time CSCA delivered its opinion and the remainder of which is contingent and payable upon the consummation of the merger.
For additional information, see the section entitled “The Merger—Opinions of MNR’s Financial Advisors” beginning on page 78 and the full text of the written opinions of J.P. Morgan and CSCA attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus.
Treatment of MNR Equity Awards (See page 101)
At the effective time of the merger, each MNR stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger, will be canceled and converted into the right to receive the common stock consideration in respect of each net option share covered by such stock option. The number of net option shares is calculated by dividing (i) the aggregate intrinsic value of such stock option less applicable tax withholdings by (ii) the volume weighted average price per MNR common share on the NYSE for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date of the merger.
At the effective time of the merger, each unvested MNR restricted stock award that is outstanding as of immediately prior to the effective time of the merger, will be canceled and the holder thereof will then become entitled to receive the common stock consideration in respect of each net share covered by such restricted stock award. The number of net shares is calculated by dividing (i) the aggregate value of such restricted stock award less applicable tax withholdings by (ii) the volume weighted average price per MNR common share on the NYSE for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date of the merger.
For more information regarding the treatment and valuation of MNR equity awards, see “The Merger— Interests of MNR’s Directors and Executive Officers in the Merger—Treatment of MNR Equity Awards” beginning on page 101 and “The Merger Agreement—Merger Consideration; Effects of the Merger—Treatment of MNR Equity Awards” beginning on page 117.
Trustees and Officers of the Combined Company After the Merger (See page 116)
Following completion of the merger, the board of trustees of the Combined Company will be expanded to 10 members, consisting of (i) all of the members of the EQC Board serving immediately prior to the effective time of the merger, and (ii) Michael P. Landy and Sonal Pande, who have been designated by the MNR Board to serve on the board of trustees of the Combined Company following the completion of the merger in accordance with the terms of the merger agreement, to serve until the next annual meeting of the shareholders of the Combined Company (and until their successors qualify and are duly elected). Sam Zell will continue to serve as Chairman of the board of trustees of the Combined Company.
The executive officers of EQC immediately prior to the effective time of the merger will continue to serve as the executive officers of the Combined Company, with David Helfand continuing to serve as President and Chief Executive Officer of the Combined Company. See “The Merger Agreement— Trustees and Officers of the Combined Company” on page 116 for more information.
Interests of EQC’s Trustees and Executive Officers in the Merger (See page 100)
None of EQC’s trustees or executive officers is party to an arrangement with EQC, or participates in any EQC plan, program, or arrangement, that provides such trustee or executive officer with financial incentives that are contingent upon the consummation of the merger.

Interests of MNR’s Directors and Executive Officers in the Merger (See page 100)
In considering the recommendation of the MNR Board to approve the merger and the other transactions contemplated by the merger agreement, MNR shareholders should be aware that directors and executive officers of MNR have certain interests in the merger that may be different from, or in addition to, the interests of MNR’s shareholders generally, including the receipt of consideration in exchange for cancellation of outstanding unvested MNR equity awards, the receipt of contractual severance and/or transaction bonus payments by certain MNR executive officers, the continued employment of certain MNR executive officers following the closing of the merger, the right to continued indemnification and insurance coverage, and, for two MNR directors, service as trustees of the Combined Company. The MNR Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and in making its recommendation that MNR’s common shareholders vote to approve the merger and the other transactions contemplated by the merger agreement. For more information regarding these interests, see “The Merger—Interests of MNR’s Directors and Executive Officers in the Merger” beginning on page 100.
Listing of EQC Common Shares; Delisting and Deregistration of MNR Common Shares and MNR Series C Preferred Stock (See page 115)
It is a condition to each party’s obligation to complete the merger that the EQC common shares to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. EQC has agreed to use its reasonable best efforts to have the application for the listing of the EQC common shares accepted by the NYSE prior to the effective time of the merger. After the merger is completed, the MNR common shares and MNR Series C preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Shareholder Appraisal Rights in the Merger (See page 118)
No dissenters’ or appraisal rights, or rights of objecting shareholders, will be available to holders of MNR common shares or MNR Series C preferred stock with respect to the merger or the other transactions contemplated by the merger agreement.
Conditions to Completion of the Merger (See page 133)
A number of customary conditions must be satisfied or waived before the merger can be consummated. These include, among others:
•	EQC shareholders approve the issuance of EQC common shares in connection with the merger by the affirmative vote of at least a majority of the votes cast on the proposal;
•
MNR shareholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least two-thirds of the MNR common shares outstanding on the record date;

•	approval from the NYSE for the listing of the EQC common shares to be issued in the merger;
•	the absence of an injunction or law prohibiting the merger;
•	the absence of any pending, threatened or outstanding government investigation with respect to the merger;
•
the accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications, and receipt by each party of a certificate to such effect from an officer of the other party;

•	material compliance by each party with its covenants and agreements;
•	the absence of any material adverse effect with respect to either EQC or MNR since May 4, 2021;
•
receipt by EQC and by MNR of an opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of Code and of an opinion as to the qualification of MNR and EQC, respectively, as a real estate investment trust under the Code; and

•	effectiveness under the Securities Act of the Form S-4 registration statement, of which this joint prospectus/proxy statement forms a part.

Neither EQC nor MNR can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.
See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 133 for more information.
Regulatory Approvals Required for the Merger (See page 109)
EQC and MNR are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the merger or the other transactions contemplated by the merger agreement, other than the requirement that the Form S-4 Registration Statement, of which this joint proxy statement/prospectus forms a part, be declared effective by the SEC.
No Solicitation and Recommendation Withdrawal (See page 126)
In the merger agreement, MNR agreed that it will, and will cause its subsidiaries and the directors, officers and employees of MNR and its subsidiaries to, and will direct and use its reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any Takeover Proposal (as defined below).
MNR further agreed that, except as described below, it will not, and will cause its subsidiaries and the directors, officers and employees of MNR and its subsidiaries not to, and will direct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly, (i) initiate or solicit, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) engage in or otherwise participate in any discussions or negotiations that would reasonably be expected to lead to a Takeover Proposal, or provide any access to its properties, books or records or any non-public information to any person relating to MNR or any of its subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar contract with respect to a Takeover Proposal, (iv) agree to, approve, endorse, declare advisable, recommend or consummate any Takeover Proposal or (v) authorize, commit to, agree or publicly propose to do any of the foregoing (except to notify such person the applicable provisions of the merger agreement).
However, prior to the approval of the merger and the other transactions contemplated by the merger agreement by MNR common shareholders, MNR may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making an unsolicited, written Takeover Proposal. Under the merger agreement, MNR is required to notify EQC promptly if it receives any Takeover Proposal (as defined below), and thereafter keep EQC reasonably informed on a current basis of the status of any such Takeover Proposal.
Before the approval of the merger and the other transactions contemplated by the merger agreement by MNR common shareholders, the MNR Board may, under certain specified circumstances, withdraw its recommendation of the company merger and terminate the merger agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal (as defined below) if the MNR Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ statutory duties under applicable law.
Termination of the Merger Agreement (See page 135)
The merger agreement may be terminated at any time by the mutual written consent of EQC and MNR, either before or after approval by MNR shareholders or approval by EQC shareholders.
In addition, the merger agreement may also be terminated prior to the effective time of the merger by either EQC or MNR under the following conditions, each subject to certain exceptions:
•	the merger is not consummated on or before November 24, 2021 (the Outside Date);
•
a governmental entity has issued an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action becomes final and non-appealable;

•	the holders of EQC common shares do not cast the requisite number of votes necessary to approve the issuance of EQC common shares in connection with the merger; or
•	the holders of MNR common shares do not cast the requisite number of votes necessary to approve the merger and the other transactions contemplated by the merger agreement.
The merger agreement may also be terminated by EQC prior to the effective time of the merger if:
•
MNR breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement that is reasonably incapable of being cured by MNR by November 24, 2021 (the Outside Date) or would result in a failure of any closing condition to the merger; or

•
prior to the MNR common shareholders having voted upon approval of the merger and the other transactions contemplated by the merger agreement at the MNR special meeting, (i) the MNR Board resolves to or effects a Recommendation Withdrawal (as defined below); (ii) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal is commenced by a person who is not EQC or an affiliate of EQC and the MNR Board does not publicly announce, within ten business days after the commencement of such tender or exchange offer, that MNR recommends rejection of such tender or exchange offer; or (iii) MNR materially breaches its obligations or agreements with respect to the MNR special meeting or non-solicitation.

The merger agreement may be terminated by MNR prior to the effective time of the merger if:
•
EQC or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement that is reasonably incapable of being cured by EQC or Merger Sub by November 24, 2021 (the Outside Date) or would result in a failure of any closing condition to the merger; or

•
prior to MNR obtaining the requisite approval of the MNR common shareholders, in response to a Takeover Proposal, the MNR Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Takeover Proposal constitutes a Superior Proposal.

Termination Fee and Expense Reimbursement (See page 136)
MNR has agreed to pay EQC a termination fee of approximately $62.2 million if the merger agreement is terminated under certain circumstances.
Generally, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. However, the merger agreement also provides that MNR or EQC must reimburse the other party for its out-of-pocket fees and expenses up to $10.0 million if the merger agreement is terminated because such party’s shareholders fail to approve the transactions contemplated by the merger agreement.
See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page 136 for more information.
Litigation Relating to the Merger (See page 115)
Beginning on July 2, 2021, purported shareholders of MNR filed three lawsuits challenging disclosures related to the merger, against combinations of MNR, the members of the MNR Board, EQC, and Merger Sub as defendants. (Wang v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-05475 (S.D.N.Y.) (filed July 2, 2021); Whitfield v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-05875 (S.D.N.Y.) (filed July 9, 2021); and Wallace v Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-03982 (E.D.N.Y.) (filed July 14, 2021) (collectively, the “Complaints”)). The Complaints each allege, among other things, that MNR and the individual defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and that the individual defendants violated Section 20(a) of the Exchange Act by preparing and disseminating a registration statement relating to the merger that misstates or omits certain allegedly material information.
Each of the Complaints seek, among other things, injunctive relief enjoining the consummation of the merger, or, if the merger is consummated, rescission or rescissory damages, and an award of the plaintiff’s costs, including attorneys’ and experts’ fees. MNR believes that all of the claims asserted in the Complaints are without merit and intends to defend against them vigorously. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the defense of the actions will be successful. If any of these lawsuits is successful, the lawsuit(s) could prevent or delay completion of the merger and result in costs to MNR and EQC. Additional lawsuits arising out of the merger may also be filed in the future.
Material U.S. Federal Income Tax Consequences of the Merger (See page 109)
EQC and MNR intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the merger is conditioned on the receipt by each of EQC and MNR of a written opinion from its respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, U.S. holders (as defined below) of MNR common shares are not expected to recognize gain or loss as a result of the merger (except with respect to the receipt of cash in lieu of fractional EQC common shares).
For further discussion of certain U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Considerations” beginning on page 109.
Holders of MNR common shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger and the ownership and disposition of the Combined Company common shares.
Accounting Treatment of the Merger (See page 114)
EQC prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. The merger will be accounted for by applying the cost accumulation and allocation model under which the cost of the acquisition is allocated to the assets acquired and liabilities assumed.
Comparison of Rights of EQC Shareholders and MNR Shareholders (See page 144)
The rights of MNR shareholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, which we refer to as the MGCL, and the charter and bylaws of MNR. Upon consummation of the merger, the rights of former MNR shareholders after they receive EQC common shares in the merger will be governed by the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT Law, the EQC Declaration of Trust and the EQC Bylaws, rather than the charter and bylaws of MNR.
In particular, as is typical for REITs to protect their status as a REIT under the Code, the EQC Declaration of Trust provides that, with limited exceptions, no person may beneficially own, or be deemed to beneficially own by virtue of the attribution provisions of the Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of EQC’s issued and outstanding common or preferred shares. The MNR charter contains a similar limitation.
For a summary of certain differences between the rights of EQC shareholders and MNR shareholders, see “Comparison of Rights of the EQC Shareholders and the MNR Shareholders” beginning on page 144.

Comparative Market Price and Dividend Information
EQC Market Price Data
EQC common shares are listed on the NYSE under the symbol “EQC.” This table sets forth, for the periods indicated, high and low closing prices per EQC common share, as reported by the NYSE, and distributions declared per EQC common share.
	Price Per Common Share		Distributions Declared Per Share
	High	Low
Year Ending December 31, 2019
First Quarter	$33.55	$29.36	$0.00
Second Quarter	$34.01	$31.18	$0.00
Third Quarter	$34.63	$32.46	$3.50
Fourth Quarter	$34.31	$31.02	$0.00
Year Ending December 31, 2020
First Quarter	$33.29	$28.34	$0.00
Second Quarter	$34.64	$31.25	$0.00
Third Quarter	$32.68	$26.63	$3.50
Fourth Quarter	$27.54	$26.08	$0.00
Year Ending December 31, 2021
First Quarter	$29.25	$26.55	$0.00
Second Quarter	$28.95	$26.20	$0.00
MNR Market Price Data
MNR common shares are listed on the NYSE under the symbol “MNR.” This table sets forth, for the periods indicated, high and low closing prices per MNR common share, as reported by the NYSE, and distributions declared per MNR common share.
	Price Per Common Share		Distributions Declared Per Share
	High	Low
Fiscal Year Ending September 30, 2019
First Quarter	$16.41	$12.17	$0.17
Second Quarter	$13.92	$11.98	$0.17
Third Quarter	$14.25	$13.03	$0.17
Fourth Quarter	$14.48	$13.00	$0.17
Fiscal Year Ending September 30, 2020
First Quarter	$15.45	$14.28	$0.17
Second Quarter	$15.40	$8.97	$0.17
Third Quarter	$15.24	$10.36	$0.17
Fourth Quarter	$15.12	$13.09	$0.17
Fiscal Year Ending September 30, 2021
First Quarter	$17.84	$13.85	$0.17
Second Quarter	$18.66	$16.23	$0.18
Third Quarter	$19.65	$17.92	$0.18

Recent Closing Prices
The table below sets forth the closing price for EQC common shares and MNR common shares as reported by the NYSE on May 4, 2021, the last full trading day before the public announcement of the execution of the merger agreement, and on July 20, 2021, the latest practicable trading day before the date of this joint proxy statement / prospectus. The MNR pro forma equivalent closing share price is equal to the closing price of an EQC common share on each such date multiplied by 0.67 (the exchange ratio of EQC common shares for each MNR common share). Because the market price of EQC common shares is subject to fluctuation, the market value of the EQC common shares that will be issued in connection with the merger may increase or decrease.
	EQC Common Shares	MNR Common Shares	MNR Pro Forma Equivalent
May 4, 2021	$28.95	$18.25	$19.40
July 20, 2021	$27.07	$19.35	$18.14
As of July 16, 2021, EQC had approximately 1,050 holders of record of its common shares, and MNR had approximately 1,209 holders of record of its common shares. For more information with respect to EQC, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in EQC’s Annual Report on Form 10-K for the year ended December 31, 2020. For more information with respect to MNR, see “The Merger—Security Ownership of MNR’s Directors and Executive Officers and Current Beneficial Owners” beginning on page 108 of this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” whether you are an EQC common shareholder or a MNR common shareholder, you should carefully consider the following risks before deciding how to vote your common shares of EQC and/or MNR. In addition, you should read and consider the risks associated with each of the businesses of EQC and MNR because these risks will also affect the Combined Company. These risks can be found in EQC’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q and in MNR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and subsequent Quarterly Reports on Form 10-Q, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 162.
Risks Related to the Merger
The proposed merger presents certain risks to the business, operations, and financial condition of each of EQC and MNR.
On May 4, 2021, EQC and MNR entered into the merger agreement, which provides for the merger of MNR with and into Merger Sub, a subsidiary of EQC. Pursuant to the terms and subject to the conditions set forth in the merger agreement, upon closing, each MNR common share issued and outstanding will be converted into the right to receive 0.67 of a newly issued EQC common share, with cash paid in lieu of any fractional shares.
In addition to the common dividend MNR paid on June 15, 2021, the merger agreement permits MNR to declare and pay one additional regular quarterly common dividend of $0.18 per share, which the MNR Board declared on July 1, 2021, without triggering EQC’s right to declare and pay a corresponding common dividend to its shareholders. In addition, upon closing, shares of MNR Series C preferred stock will be converted automatically into the right to receive $25.00 per share plus accumulated and unpaid accrued dividends. The merger is currently expected to close in the second half of 2021, subject to the approval of EQC common shareholders and MNR common shareholders and the satisfaction or waiver of other customary closing conditions. However, there is no guarantee that the conditions to the merger will be satisfied or waived, or that the merger will close in the time frame currently anticipated, or at all.
Prior to closing, the merger may present certain risks to business, operations, and financial condition of each of EQC and MNR, including, among other things, that:
•
failure to complete the merger, including due to the failure to obtain the approval of the EQC shareholders or the MNR shareholders required to complete the merger or the failure of EQC or MNR to satisfy another closing condition, could negatively impact each of EQC’s or MNR’s respective stock price and their respective future business and financial results;

•	the parties expect to incur substantial expenses related to the merger, regardless of whether the merger is ultimately completed; and
•
the pendency of the merger could adversely affect the business, operations, and financial condition of each of EQC and MNR, including by diverting significant focus of management and other resources or preventing EQC or MNR from undertaking other strategic transactions.

In addition, certain risks may continue to exist following the closing of the merger, including, among other things, that:
•	the Combined Company may be unable to successfully integrate MNR’s business;
•	the Combined Company may be unable to realize the anticipated benefits of the merger;
•	the future results of the Combined Company will suffer if it does not effectively manage the combined portfolio; and
•	the market price of the Combined Company’s common shares may decline as a result of the merger.

The market value of the consideration to be received by MNR common shareholders may be less or more than expected because the exchange ratio will not be adjusted to address changes in the share prices of either EQC or MNR following the public announcement of the merger.
Upon the consummation of the merger, each outstanding MNR common share will be converted automatically into the right to receive 0.67 of a newly issued EQC common share, with cash paid in lieu of any fractional shares. The exchange ratio of 0.67 will not be adjusted for changes in the market price of either EQC common shares or MNR common shares. Changes in the market price of EQC common shares prior to the closing of the merger will affect the market value of the merger consideration that the holders of MNR common shares, MNR options and MNR stock awards will receive upon completion of the merger. Stock price changes may result from a variety of factors (many of which are beyond the control of EQC and MNR), including the following factors:
•	market reaction to the announcement of the merger and the prospects of the Combined Company;
•	changes in the respective businesses, operations, assets, liabilities and prospects of EQC and MNR;
•	changes in market assessments of the business, operations, financial position and prospects of EQC, MNR and/or the Combined Company;
•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the market prices of EQC common shares or MNR common shares;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which EQC and MNR operate; and
•	other factors beyond the control of EQC and MNR, including those described or referred to elsewhere in this “Risk Factors” section.
The market price of EQC common shares at the closing of the merger may vary from the price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of EQC and MNR. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of EQC common shares during the period after May 4, 2021, the last trading day before EQC and MNR announced the merger, through July 20, 2021, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.67 represents a market value ranging from a low of $17.51 to a high of $19.40.
Because the merger will be completed after the date of the EQC and MNR special meetings, you will not know at the time you vote what the exact market value of EQC common shares will be upon completion of the merger. If the market price of EQC common shares increases between the date the merger agreement was signed or the date of the EQC and MNR special meetings and the closing of the merger, the holders of MNR common shares, MNR options and MNR stock awards could receive EQC common shares that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively. Conversely, if the market price of EQC common shares declines between the date the merger agreement was signed or the date of the EQC and MNR special meetings and the closing of the merger, the holders of MNR common shares, MNR options and MNR stock awards could receive EQC common shares that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meetings, respectively. Neither EQC nor MNR has the right to terminate the merger agreement based on changes in the share prices of either EQC or MNR.
Therefore, while the ratio of EQC common shares to be issued per MNR common share is fixed pursuant to the merger agreement, (i) EQC shareholders cannot be sure of the market value of the common stock consideration that will be paid to the holders of MNR common shares, MNR options and MNR stock awards upon completion of the merger, and (ii) the holders of MNR common shares, MNR options and MNR stock awards cannot be sure of the market value of the common stock consideration they will receive upon completion of the merger.

The merger may not be completed on the terms or timeline currently contemplated, or at all.
The completion of the merger is subject to certain customary closing conditions, including, without limitation: (i) approval by the EQC common shareholders of the issuance of EQC common shares in connection with the merger and approval by the MNR common shareholders of the merger and the other transactions contemplated by the merger agreement; (ii) approval from the NYSE for the listing of EQC common shares to be issued in the merger; (iii) the absence of an injunction or law prohibiting the merger; (iv) the absence of any pending, threatened or outstanding government investigation with respect to the merger; (v) the accuracy of each party’s representations and warranties, subject in most cases to material adverse effect qualifications, and receipt by each party of a certificate to such effect from an officer of the other party; (vi) the absence of any material adverse effect with respect to either EQC or MNR; (vii) material compliance by each party with its covenants and agreements; (viii) receipt by EQC and by MNR of an opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and of an opinion as to the qualification of MNR and EQC, respectively, as a REIT under the Code; and (ix) effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. We cannot provide assurances that the merger will be consummated on the terms or timeline currently contemplated, or at all.
Failure to complete the merger could negatively impact the stock price and the future business, operating and financial results of EQC.
If the merger is not completed, the ongoing business of EQC could be adversely affected and EQC will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
EQC being required to reimburse MNR for its expenses up to $10.0 million if the merger agreement is terminated because EQC’s shareholders fail to approve the issuance of EQC common shares in connection with the merger;

•	EQC having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;
•	diversion of EQC management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and
•	loss of the opportunity to strategically transition the EQC business into the industrial sector.
If the merger is not completed, these risks could materially affect the business, operating and financial results, and stock price of EQC.
Failure to complete the merger could negatively impact the stock price and the future business, operating and financial results of MNR.
If the merger is not completed, the ongoing business of MNR could be adversely affected and MNR will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•	MNR being required, under certain circumstances, to pay EQC a termination fee of approximately $62.2 million;
•
MNR being required to reimburse EQC for its expenses up to $10.0 million if the merger agreement is terminated because MNR’s shareholders fail to approve the merger and the other transactions contemplated by the merger agreement;

•	MNR having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	diversion of MNR management focus and resources from operational matters and other strategic opportunities while working to implement the merger.
If the merger is not completed, these risks could materially affect the business, operating and financial results, and stock price of MNR.
The pendency of the merger could materially and adversely affect the business and operations of EQC and MNR.
In response to the pending merger, some tenants, prospective tenants, vendors, or developers of each of EQC and MNR may make decisions which could adversely affect the revenues, earnings, cash flows, and expenses of EQC and MNR, regardless of whether the merger is completed. There is also a risk that MNR may be unable to retain key personnel during the pendency of the merger. In addition, due to operating restrictions in the merger agreement, EQC and MNR may be unable, during the pendency of the merger, to pursue other strategic transactions. MNR may also be unable to undertake certain capital projects, acquisitions, financing transactions, and other actions.
MNR and/or EQC may be or become the target of shareholder class action and/or derivative lawsuits that could result in substantial costs and may delay or prevent the merger from being completed.
Shareholder class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. There can be no assurances as to the outcome of such lawsuits, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the merger on the agreed-upon terms, such an injunction may delay or prevent the merger from being completed, which may adversely affect each of EQC’s and MNR’s respective business, results of operations and financial position.
EQC shareholders and MNR shareholders will be diluted by the merger.
The merger will dilute the ownership position of EQC shareholders and result in MNR shareholders having an ownership stake in the Combined Company that is smaller than their current stake in MNR. Upon completion of the merger and after giving effect to the issuance of EQC common shares in connection therewith, we estimate that continuing EQC shareholders will own approximately 65% of the issued and outstanding common shares of the Combined Company, and former MNR common shareholders will own approximately 35% of the issued and outstanding common shares of the Combined Company. Consequently, EQC shareholders and MNR shareholders, as a general matter, will have less influence over the management and policies of the Combined Company after the effective time of the merger than each currently exercise over the management and policies of EQC or MNR, as applicable.
Some of the directors and executive officers of MNR have interests in the merger that are different from, or in addition to, those of the other MNR shareholders.
Certain directors and the executive officers of MNR have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the MNR shareholders, generally. These interests include, among other things, the receipt of consideration in exchange for cancellation of outstanding unvested MNR equity awards, the receipt of contractual severance and/or transaction bonus payments by certain MNR executive officers, the continued employment of certain MNR executive officers following the closing of the merger, the right to continued indemnification and insurance coverage and, for two MNR directors, service as trustees of the Combined Company. In addition, it is contemplated that all current employees of MNR, other than Eugene Landy and Michael Landy, will continue employment with the Combined Company for a period of at least one year following the consummation of the merger. These interests, among other things, may influence or may have influenced the directors and executive officers of MNR to support or approve the merger.
Risks Related to Combined Company Following the Merger
The Combined Company expects to incur substantial expenses related to the merger which could materially and adversely affect the Combined Company’s financial results.
The Combined Company expects to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies, and procedures of MNR with those of EQC. There are several systems that must be integrated, including accounting, finance and property management. While EQC has assumed that it will incur significant transaction and integration expenses, there are a number of factors beyond its control that could affect the total amount or the timing of the Combined Company’s integration expenses. Many of the transaction and integration expenses that will be incurred, by their nature, are difficult to estimate accurately. As a result, the actual transaction and integration expenses incurred in connection with the merger could exceed the expenses estimated to be incurred in connection with the integration of the business.

Following the merger, the Combined Company may be unable to timely and successfully integrate its current operations with those of MNR or realize the anticipated benefits of the merger.
The merger involves the combination of two companies that currently operate as independent public companies. The Combined Company will be required to devote significant management attention and resources to integrating the companies’ portfolio and operations. Potential difficulties that the Combined Company may encounter in the integration process include, among others, the following:
•
the inability to successfully manage and grow the portfolio in a manner that permits the Combined Company to achieve the benefits anticipated from the merger, in the time frame currently anticipated, or at all;

•	the inability to successfully realize the anticipated value from some of MNR’s or EQC’s assets;
•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger;
•	performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and
•
the possibility that the integration process results in the distraction of the Combined Company’s management, the disruption of its business or inconsistencies in its operations, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with tenants, employees and service providers or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the Combined Company’s business, results of operations and financial condition.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded operations following the merger.
Following the merger, the Combined Company expects to continue to expand its portfolio through additional acquisitions. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to expand its portfolio and manage its expanded operations, which may pose substantial challenges for the Combined Company. There is no assurance that the Combined Company’s expansion or acquisition opportunities will be successful, that the Combined Company will manage its expanded portfolio successfully or that the Combined Company will achieve the benefits anticipated from the merger.
Counterparties to certain significant agreements with MNR have, and may exercise, contractual rights under such agreements in connection with the merger.
MNR is party to certain agreements, including loan agreements, leases and certain other contracts, that may give the counterparty certain rights in connection with the merger, including in some cases certain consent rights or preferential options with respect to certain properties or the right to call an event of default under certain loan agreements if no such consent is provided. Under some of these agreements, the merger may trigger such rights, and any such counterparty may request modifications of their respective agreement as a condition to granting a waiver or consent. EQC and MNR cannot provide any assurances that such counterparties will not exercise, or attempt to exercise, their rights under these agreements, or that the exercise, or attempted exercise, of rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Company.
The merger represents a strategic transition for EQC’s business and the Combined Company may encounter unanticipated difficulties and costs managing and growing the Combined Company’s industrial portfolio which may have a material adverse effect on the Combined Company.
The MNR portfolio is comprised primarily of industrial assets and the merger represents a strategic transition for EQC’s business into the industrial sector that will require a different set of management expertise and experience. Although EQC expects to have access to the appropriate resources, relationships and expertise to manage and grow the Combined Company portfolio, there can be no assurance that the Combined Company will be successful in the utilization, development, or procurement of such resources, relationships, and expertise. As a result, the Combined Company may not be able to successfully manage and grow the Combined Company portfolio, and may not achieve the returns it expects, which could have a material adverse effect on the Combined Company.

Following the merger, the Combined Company may have difficulty selling its remaining office properties on favorable terms, or at all.
It could be difficult for the Combined Company to sell the office properties currently owned by EQC on favorable terms, or at all. This may limit the Combined Company’s ability to successfully manage and grow its industrial portfolio which could adversely affect the business or operations of the Combined Company.
Following the merger, the Combined Company may experience competition in acquiring industrial properties, which could adversely affect the business or operations of the Combined Company.
The Combined Company may face competition from various entities for investment opportunities in industrial properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. Competition from these entities may reduce the number of suitable investment opportunities available to the Combined Company or increase the bargaining power of property owners seeking to sell. This competition may cause the Combined Company to acquire properties at higher prices than it would otherwise, and in such case the Combined Company’s returns would be lower than they otherwise would be.
The Combined Company may incur adverse tax consequences if MNR has failed or fails to qualify to be taxed under the Code as a REIT.
It is a condition to the obligation of EQC to complete the merger that it receive a written opinion of MNR’s tax counsel to the effect that, for MNR’s taxable year ended September 30, 2008 and through its taxable year ended September 30, 2020, MNR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of such opinion has enabled, and its proposed method of operation will continue to enable, MNR to meet the requirements for qualification and taxation as a REIT through the effective time of the merger. The opinion will be subject to customary exceptions, assumptions, and qualifications and will be based on customary representations made by MNR, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the Internal Revenue Service, or the IRS, or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If MNR has failed or fails to qualify to be taxed under the Code as a REIT and the merger is completed, the Combined Company generally would succeed to and may incur significant tax liabilities and the Combined Company could possibly fail to qualify as a REIT. In addition, if MNR has failed or fails to qualify to be taxed under the Code as a REIT and the merger is completed, for the five-year period following the merger closing, upon a taxable disposition of any of MNR’s assets, the Combined Company generally would be subject to corporate level tax with respect to any gain in such asset at the time of the merger, and any of MNR’s earnings and profits accumulated in a non-REIT year must be distributed by the Combined Company before the end of the taxable year in which the merger closes. For more information, see “Risk Factors—Risks Related to Our Taxation as a REIT” in Part I, Item 1A of EQC’s Annual Report on Form 10-K for the year ended December 31, 2020 and “Risk Factors—Risks Related to Our Taxation as a REIT” in Part I, Item 1A of MNR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and subsequent Quarterly Reports on Form 10-Q.
Risks Related to an Investment in the Combined Company’s Common Shares Following the Merger
Following the merger, the market price of common shares of the Combined Company may decline due to new risks confronting the Combined Company.
After the closing of the merger, the results of operations of the Combined Company, as well as the market price of common shares of the Combined Company, may be affected by other factors in addition to those currently affecting EQC’s or MNR’s stand-alone businesses. These factors include:
•	a greater number of Combined Company common shares outstanding as compared to the number of EQC common shares currently outstanding;
•	risks associated with selling the four remaining office properties;
•	risks associated with the Combined Company managing and growing its industrial portfolio; and
•	risks associated with the EQC management team managing a different asset class.

The market price of the Combined Company’s common shares may decline as a result of the merger if the Combined Company does not achieve the anticipated benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, following completion of the merger, EQC shareholders will own interests in a Combined Company managing a portfolio in a new sector with a different mix of properties, risks, and liabilities. Accordingly, the historical market prices and financial results of EQC and MNR may not be indicative for the Combined Company after the merger. For a discussion of the businesses of EQC and MNR and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus referred to under “Where You Can Find More Information and Incorporation by Reference.”
After the merger is completed, MNR common shareholders who receive EQC common shares in the merger will have different rights than their current rights as MNR common shareholders.
After the closing of the merger, MNR common shareholders who receive EQC common shares in the merger will have different rights as shareholders of the Combined Company than they currently have. For a detailed discussion of the significant differences between the current rights as a shareholder of MNR and the rights as a shareholder of the Combined Company following the merger, see “Comparison of Rights of the EQC Shareholders and the MNR Shareholders” beginning on page 144.
The Combined Company may not pay dividends that are comparable to the most recent dividends paid by MNR prior to the merger.
Following the merger, the Combined Company may not pay dividends at the same rate MNR has paid to its shareholders for various reasons, including, but not limited to, the following:
•	decisions on whether, when, and in what amounts to make any future distributions will remain at the sole discretion of the Combined Company’s board of trustees;
•	dilution of dividends per share due to the Combined Company having more common shares outstanding than MNR;
•	the Combined Company will be seeking to rapidly grow its industrial business and as a result may desire to retain cash;
•	the Combined Company’s cash requirements, capital spending plans, cash flow or financial position may limit the amount available for dividends; and
•
restrictions imposed by state law, state regulators, or the terms of any current or future indebtedness, that the Combined Company and its subsidiaries may incur, including preferred shares, may limit the amount available for dividends.

For one or more of the reasons set forth above, the Combined Company may not pay dividends in the future that are comparable to the dividends paid by MNR prior to the merger. The board of trustees of the Combined Company will ultimately determine the timing and amount of any dividends following the closing of the merger.
The unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the merger, and accordingly, you have limited financial information on which to evaluate the future performance of the Combined Company.
The unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the merger that EQC and MNR believe are reasonable under the circumstances. EQC and MNR cannot assure you that the assumptions used to prepare the unaudited pro forma combined financial information will prove to be accurate in the future.
If the merger does not qualify as a tax-free reorganization, there may be adverse tax consequences.
EQC and MNR intend that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. The closing of the merger is conditioned on the receipt by each of EQC and MNR of a written opinion of its respective counsel to the effect that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. If the merger were to fail to qualify as a tax-free reorganization, then each MNR shareholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the EQC common shares and cash in lieu of any fractional EQC common share received by the MNR shareholder in the merger, and (ii) the MNR shareholder’s adjusted tax basis in its MNR common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates, projections and beliefs of, and assumptions made by, EQC management and MNR management that involve uncertainties that could significantly affect whether such statement prove to be true in the future. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the merger, including future financial and operating results of the Combined Company, and the Combined Company’s plans, objectives, expectations, and intentions. All statements that address operating performance, events or developments that EQC and MNR expect or anticipate will occur in the future—including statements relating to anticipated benefits of the merger—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Although EQC and MNR believe the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time they were made, EQC and MNR can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
Some of the factors that may affect outcomes and results include, but are not limited to:
•	the success of the Combined Company in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments;
•	changes in national, regional and local economic conditions;
•	changes in financial markets and interest rates, or to the business or financial condition of EQC, MNR or the Combined Company or their respective businesses;
•	the nature and extent of future competition;
•	the ability of the Combined Company, to successfully manage its balance sheet, including paying down, refinancing, restructuring and/or extending its indebtedness as it becomes due;
•	the ability of the Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;
•	availability to the Combined Company of financing and capital;
•	the ability of the Combined Company to acquire and manage high quality industrial properties, attract and retain qualified personnel and attract and retain tenants;
•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect the Combined Company;
•	risks associated with successfully managing and growing the Combined Company’s industrial portfolio and achieving the anticipated benefits of the merger; and
•	risks associated with consummating the merger, the timing of the closing of the merger and unexpected costs or unexpected liabilities that may arise from the merger, whether or not consummated.
Information describing other risks or uncertainties that could cause EQC’s or MNR’s stand-alone financial results to differ materially from any forward-looking statements may be found in the section entitled “Risk Factors” in EQC’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 and in EQC’s Quarterly Reports on Form 10-Q for subsequent quarters and in MNR’s most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and in MNR’s Quarterly Reports on Form 10-Q for subsequent quarters.
Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that EQC, MNR or persons acting on their behalf may issue.
Each of EQC and MNR expressly disclaims any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

THE COMPANIES
Equity Commonwealth
Overview
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
(312) 646-2800
Equity Commonwealth, a Maryland real estate investment trust, which we refer to as EQC, is a Chicago based, internally managed and self-advised real estate investment trust, or REIT, which currently owns and operates commercial office properties in the United States. EQC has elected to be taxed as a REIT under the Code.
EQC operates in an umbrella partnership real estate investment trust structure, or UPREIT, and conducts substantially all of its activities through EQC Operating Trust, a Maryland real estate investment trust, or the Operating Trust. EQC beneficially owned 99.8% of the outstanding shares of beneficial interest, or OP Units, in the Operating Trust, as of March 31, 2021, and EQC is the sole trustee of the Operating Trust. As the sole trustee, EQC generally has the power under the Operating Trust’s declaration of trust to manage and conduct the business of the Operating Trust, subject to certain limited approval and voting rights of the other holders of OP Units.
As of March 31, 2021, EQC’s portfolio consisted of four properties (eight buildings), with a combined 1.5 million square feet. Over the past seven years, EQC has disposed of $7.6 billion of assets, including 164 properties and three land parcels totaling 44.3 million square feet. EQC’s remaining four properties were 85.6% leased as of March 31, 2021. Since 2014, EQC has used proceeds from dispositions to retire $3.3 billion of debt and preferred shares and to pay $1.2 billion in distributions to its common shareholders. EQC has $3.0 billion of cash and cash equivalents and no debt outstanding as of March 31, 2021.
EQC’s common shares are listed on the NYSE under the symbol “EQC.”
EQC was formed in 1986 under Maryland law. EQC’s principal executive offices are located at Two North Riverside Plaza, Suite 2100, Chicago, IL 60606. EQC’s telephone number is (312) 646-2800. EQC’s website is www.eqcre.com. The information found on, or otherwise accessible through, EQC’s website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document EQC files with or furnishes to the SEC.
Investment Policies and Policies with Respect to Certain Activities
The following is a discussion of certain of EQC’s investment, financing, and other policies. The investment policies and financing policies discussed below are established by the EQC Board and may be changed by the EQC Board at any time without EQC shareholder approval.
Investment Policies
Investments in Real Estate or Interests in Real Estate
EQC conducts substantially all of its investment activities through the Operating Trust. In connection with the proposed merger, EQC is strategically transitioning its business into the industrial sector. Following closing of the merger, EQC’s strategic focus will be to integrate MNR’s industrial portfolio and to pursue opportunities to acquire additional industrial properties, targeting industrial real estate assets where strong fundamentals offer compelling risk-adjusted returns and opportunities for long-term value creation. EQC believes it has the resources, relationships, and expertise necessary to successfully manage and grow an industrial portfolio, including leveraging the prior experience of EQC’s senior team as owners and managers of industrial real estate, including through EQC and Equity Office Properties Trust.

In evaluating potential property investments and dispositions, EQC considers various factors, including but not limited to the following:
•	the type of properties;
•	the risk-adjusted returns projected for the properties;
•	the historical and projected rents received and likely to be received from the properties;
•	the historical and expected operating expenses, including real estate taxes, incurred and expected to be incurred at the properties;
•	the growth, tax and regulatory environments of the market in which the properties are located;
•	the quality and credit worthiness of the tenants as well as the tenants’ intended use of the properties;
•	occupancy and demand for similar properties in the same or nearby markets;
•	the construction quality, physical condition and design of the properties, and expected capital expenditures that may need to be made;
•	the location of the properties; and
•	the pricing of comparable properties as evidenced by recent market sales.
EQC does not have any policies that specifically limit the percentage of its assets that may be invested in any individual property, in any one type of property, in properties in one geographic area, in properties leased to any one tenant, in properties leased to an affiliated group of tenants, in real estate joint ventures or in participating, convertible or other types of mortgages. Following closing of the merger, EQC will seek to diversify tenant concentration through acquisitions and/or dispositions.
Following closing of the merger, EQC plans to dispose of its remaining four office properties over time in connection with its strategic transition into the industrial sector. EQC intends to use the proceeds from any future dispositions of office properties to acquire additional industrial properties.
Investments in Real Estate Mortgages
EQC has no present intention of directly investing in mortgages. EQC may acquire properties that are subject to existing mortgages or other financing or which may be incurred in connection with acquiring or refinancing these properties, which may include payment of assumption fees, defeasance or yield maintenance costs.
Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
EQC may invest in securities of other REITs, other entities engaged in real estate activities, or securities of other issuers. EQC does not intend that its investments in securities would require it to register as an investment company under the Investment Company Act, and EQC would intend to divest such securities before any such registration would be required.
Investments in Other Securities
Other than investments in U.S. government securities and other short-term cash equivalents, EQC has no present intention of investing in securities such as bonds, preferred stock or common stock issued by companies engaged in non-real estate-related activities.
Financing Policies
Although EQC expects to have a significant cash balance following closing of the merger, EQC may use a variety of sources to finance its acquisitions and operations, including cash on hand, cash flows from operations and asset sales, issuances of unsecured debt securities, private financings (such as bank credit facilities, which may or may not be secured), property-level mortgage debt, issuances of common or preferred equity, or any combination of these sources, to the extent available, or other sources that may become available from time to time. Any debt that EQC incurs may be recourse or non-recourse and may be secured or unsecured. EQC may also assume debt as part of a transaction, or may mortgage its existing properties. In the future, EQC may also pursue an unsecured debt rating.

EQC may seek to issue securities senior to its common and/or preferred shares, including preferred shares or debt securities which may be convertible into EQC common shares or be accompanied by warrants to purchase EQC common shares. EQC may engage in transactions which involve a sale or other conveyance of properties to affiliated or unaffiliated entities. EQC also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire or sell partial interests in properties or businesses.
EQC may use the proceeds of its financings to pay distributions, to provide working capital, to refinance existing debt, to finance acquisitions and/or investments of existing or new properties or businesses, to finance expansions of existing properties or for general corporate purposes.
The EQC Board will consider a number of factors in evaluating the amount of debt that EQC may incur. The EQC Board may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of properties, general conditions in the market for debt and equity securities, fluctuations in the market price of EQC common shares, growth and investment opportunities, and other factors. EQC’s decision to use leverage in the future to finance its assets and operations will be at the discretion of the EQC Board and management and will not be subject to the approval of EQC shareholders.
Properties and Operating Data
As of June 30, 2021, EQC owns the four commercial office properties described below.
				As of March 31, 2021
Property Name	Sector	Location	Square Feet	% Leased	Annualized Rental Revenue
1225 Seventeenth Street (17th Street Plaza)	Office	Denver, CO	695,372	93.9%	$27,632,000
Bridgepoint Square	Office	Austin, TX	440,007	73.6%	$13,077,000
1250 H Street	Office	Washington, DC	196,490	84.6%	$8,361,000
206 East 9th Street (Capitol Tower)	Office	Austin, TX	175,510	84.3%	$8,769,000
Description of Properties
The following information generally applies to each of EQC’s properties as of the date of this joint proxy statement/prospectus: EQC, through the Operating Trust and its subsidiaries, owns a fee simple interest in each of its properties; EQC believes each of its properties are adequately covered by insurance and are suitable for their intended purposes; EQC does not currently have any plans for any material renovations, improvements or development with respect to any of its properties, EQC’s properties are not encumbered by debt and they face competition from similarly situated properties in and around their respective submarkets. EQC uses the purchase price of each of its properties to approximate the federal tax basis of such property. EQC calculates depreciation expense for federal income tax purposes by using the straight-line method. For federal income tax purposes, EQC depreciates buildings and improvements based upon estimated useful lives of 39 to 40 years, furniture, fixtures and equipment for seven years, and site improvements for 15 years.
1225 Seventeenth Street (17th Street Plaza)
Located in Denver’s central business district, 17th Street Plaza is walking distance from Larimer Square, Union Station and Coors Field. This 32-story, 695,372-square foot, Class AA office tower is LEED Gold and Energy Star certified and offers covered parking and large landscaped plazas. Built in 1982, 17th Street Plaza is 94% leased as of March 31, 2021.
As of March 31, 2021, one tenant at 17th Street Plaza leases 10% or more of the rentable square footage. An international accounting firm leases 10.3% of the rentable square footage. The lease, which expires on May 31, 2029, requires the tenant to pay base annual rent of approximately $25.50 per square foot on a monthly basis plus reimbursement of certain expenses, provides for a $0.75 per square foot annual base rent increase and has the option for two five-year renewals.

The following table sets forth certain information with respect to 17th Street Plaza’s historical occupancy:
Period	Average Occupancy(1)	Average Annualized Rental Revenue Per Square Foot
2018	83.8%	$39.03
2019	86.5%	$42.13
2020	86.4%	$42.73
First Quarter, 2021	89.7%	$44.29
(1)	Average occupancy is the percentage of space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, which includes the space of tenants in a free rent period.
The following table sets forth certain information as of March 31, 2021 with respect to the expiration of leases currently in place at 17th Street Plaza through December 31, 2030:
Year	Number of Leases Expiring	Leased Square Footage Expiring(1)	% of Leased Square Footage Expiring	Annualized Rental Revenue Expiring(2)	Cumulative % of Annualized Rental Revenue Expiring(2)
2021	5	41,248	6.3%	$1,900,179	6.9%
2022	4	19,529	3.0%	$860,883	10.0%
2023	5	87,728	13.5%	$4,156,482	25.0%
2024	10	75,724	11.6%	$3,340,621	37.1%
2025	8	120,888	18.5%	$4,513,821	53.5%
2026	3	21,851	3.3%	$1,024,114	57.2%
2027	4	69,576	10.7%	$2,845,803	67.5%
2028	2	51,046	7.8%	$2,483,801	76.5%
2029	4	99,395	15.2%	$3,671,706	89.8%
2030	2	53,858	8.2%	$2,251,478	97.9%
Thereafter	1	12,324	1.9%	$582,716	100.0%
(1)
Leased square footage as of March 31, 2021 includes space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, space being fitted out for occupancy pursuant to existing leases, and space which is leased but is not occupied or is being offered for sublease by tenants. The year expiring corresponds to the latest-expiring signed lease for a given suite. Thus, backfilled suites expire in the year stipulated by the new lease.

(2)
Annualized Rental Revenue is annualized contractual rents from our tenants pursuant to leases which have commenced as of March 31, 2021, plus estimated recurring expense reimbursements; excludes lease value amortization, straight line rent adjustments, abated, or free, rent periods and parking revenue. We calculate annualized rental revenue by aggregating the recurring billings outlined above for the most recent month during the quarter reported, adding abated rent, and multiplying the sum by 12 to provide an estimation of near-term potentially-recurring revenues.

Bridgepoint Square
Situated in Northwest Austin, Bridgepoint Square is a 5-building, 440,007 square foot, Class A campus with views of downtown Austin, Lake Austin, and the iconic 360 bridge. In addition to an on-site café, management office, fitness center and volleyball court, the property includes three parking structures offering an abundance of covered parking. Built between 1986 and 1997, Bridgepoint Square is 74% leased as of March 31, 2021.
As of March 31, 2021, one tenant at Bridgepoint Square leases 10% or more of the rentable square footage. An international energy company leases 18.3% of the rentable square footage; however, as of the date of this joint proxy statement/prospectus, the tenant has vacated its space. The lease, which expires on December 31, 2023, requires the tenant to pay base annual rent of approximately $25.22 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a 2.5% annual base rent increase. Although the tenant has the option to renew for one 5-year period, EQC does not currently expect the tenant to exercise its renewal option.

The following table sets forth certain information with respect to Bridgepoint Square’s historical occupancy:
Period	Average Occupancy(1)	Average Annualized Rental Revenue Per Square Foot
2018	88.0%	$36.26
2019	84.7%	$38.57
2020	75.8%	$40.62
First Quarter, 2021	71.1%	$41.80
(1)	Average occupancy is the percentage of space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, which includes the space of tenants in a free rent period.
The following table sets forth certain information as of March 31, 2021 with respect to the expiration of leases currently in place at Bridgepoint Square through December 31, 2030:
Year	Number of Leases Expiring	Leased Square Footage Expiring(1)	% of Leased Square Footage Expiring	Annualized Rental Revenue Expiring(2)	Cumulative % of Annualized Rental Revenue Expiring(2)
2021	5	29,101	9.0%	$1,247,935	9.5%
2022	3	10,771	3.3%	$238,185	11.4%
2023	10	103,076	31.8%	$4,564,224	46.3%
2024	4	95,919	29.6%	$3,653,967	74.2%
2025	1	3,933	1.2%	$175,401	75.5%
2026	3	44,691	13.8%	$1,884,009	90.0%
2027	2	32,517	10.0%	$1,223,752	99.3%
2028	1	3,680	1.1%	$90,160	100.0%
2029	0	0	0.0%	$0	100.0%
2030	0	0	0.0%	$0	100.0%
Thereafter	0	0	0.0%	$0	100.0%
(1)
Leased square footage as of March 31, 2021 includes space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, space being fitted out for occupancy pursuant to existing leases, and space which is leased but is not occupied or is being offered for sublease by tenants. The year expiring corresponds to the latest-expiring signed lease for a given suite. Thus, backfilled suites expire in the year stipulated by the new lease.

(2)
Annualized Rental Revenue is annualized contractual rents from our tenants pursuant to leases which have commenced as of March 31, 2021, plus estimated recurring expense reimbursements; excludes lease value amortization, straight line rent adjustments, abated, or free, rent periods and parking revenue. We calculate annualized rental revenue by aggregating the recurring billings outlined above for the most recent month during the quarter reported, adding abated rent, and multiplying the sum by 12 to provide an estimation of near-term potentially-recurring revenues.

1250 H Street
1250 H Street is an office building located in the East End submarket of D.C. just blocks away from the new City Center DC mixed-use development and major Metro lines. The 11-story, 196,490-square foot, granite curtain wall building features a recently constructed conference center and fitness facility, rooftop terrace, and a 3-level subterranean parking garage. Built in 1992, 1250 H Street was 85% leased as of March 31, 2021.
As of March 31, 2021, one tenant at 1250 H Street leases 10% or more of the rentable square footage. An audit, tax and consulting firm has commenced its lease on 6.8% of the rentable square footage and is anticipated to commence on the remaining space during the second quarter of 2022, totaling 16.4% of the rentable square footage. The lease, which expires on May 31, 2032, requires the tenant to pay base annual rent of approximately $54.50 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a 2.5% annual base rent increase and has the option for one 5-year renewal.

The following table sets forth certain information with respect to 1250 H Street’s historical occupancy:
Period	Average Occupancy(1)	Average Annualized Rental Revenue Per Square Foot
2018	86.4%	$52.20
2019	86.5%	$55.11
2020	86.1%	$58.23
First Quarter, 2021	76.5%	$55.60
(1)	Average occupancy is the percentage of space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, which includes the space of tenants in a free rent period.
The following table sets forth certain information as of March 31, 2021 with respect to the expiration of leases currently in place at 1250 H Street through December 31, 2030:
Year	Number of Leases Expiring	Leased Square Footage Expiring(1)	% of Leased Square Footage Expiring	Annualized Rental Revenue Expiring(2)	Cumulative % of Annualized Rental Revenue Expiring(2)
2021	0	0	0.0%	$0	0.0%
2022	3	18,032	10.8%	$940,125	11.2%
2023	3	4,420	2.7%	$256,333	14.3%
2024	1	5,017	3.0%	$272,183	17.5%
2025	2	19,758	11.9%	$950,654	28.9%
2026	2	13,953	8.4%	$784,774	38.3%
2027	4	18,444	11.1%	$892,347	49.0%
2028	1	8,235	5.0%	$500,444	55.0%
2029	2	24,164	14.5%	$1,404,435	71.8%
2030	1	4,254	2.6%	$244,528	74.7%
Thereafter	3	49,923	30.0%	$2,115,617	100.0%
(1)
Leased square footage as of March 31, 2021 includes space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, space being fitted out for occupancy pursuant to existing leases, and space which is leased but is not occupied or is being offered for sublease by tenants. The year expiring corresponds to the latest-expiring signed lease for a given suite. Thus, backfilled suites expire in the year stipulated by the new lease.

(2)
Annualized Rental Revenue is annualized contractual rents from our tenants pursuant to leases which have commenced as of March 31, 2021, plus estimated recurring expense reimbursements; excludes lease value amortization, straight line rent adjustments, abated, or free, rent periods and parking revenue. We calculate annualized rental revenue by aggregating the recurring billings outlined above for the most recent month during the quarter reported, adding abated rent, and multiplying the sum by 12 to provide an estimation of near-term potentially-recurring revenues.

206 East 9th Street (Capitol Tower)
Capitol Tower is located in Austin’s central business district within walking distance of the Texas State Capitol, the University of Texas and many downtown amenities. This 20-story, 175,510-square foot, office building is Energy Star certified and offers downtown parking. Built in 1984, Capitol Tower is 84% leased as of March 31, 2021.
As of March 31, 2021, five of the tenants at the Capitol Tower lease 10% or more of the rentable square footage.
•
A technology security firm leases 20.7% of the rentable square footage of Capitol Tower. The lease, which expires on October 31, 2024, requires the tenant to pay base annual rent of approximately $34.18 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a 3.0% annual base rent increase and has the option for one 5-year renewal.

•
A financial services firm leases 14.7% of the rentable square footage of Capitol Tower. The lease, which expires on July 31, 2022, requires the tenant to pay base annual rent of approximately $30.00 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a $0.75 per square foot annual base rent increase and has the option for one 5-year renewal.

•
An employee engagement firm leases 14.7% of the rentable square footage of Capitol Tower. In May 2021, the tenant signed an agreement to move to 13,376 square feet on October 1, 2021. The lease was extended from January 31, 2022 to September 30, 2026. The new lease requires the tenant to pay base annual rent of $38.00 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a 3.0% annual base rent increase and has the option to renew for one 5-year renewal.

•
A marketing company leases 13.7% of the rentable square footage of Capitol Tower. The lease, which expires on January 31, 2022, requires the tenant to pay base annual rent of approximately $33.75 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a $1.00 per square foot annual base rent increase.

•
A cosmetic company leases 11.9% of the rentable square footage of Capitol Tower; however, as of the date of this joint proxy statement/prospectus, the tenant has vacated its space. The lease, which expires on October 31, 2029, requires the tenant to pay base annual rent of approximately $39.14 per square foot on a monthly basis plus the reimbursement of certain expenses, provides for a 3.0% annual base rent increase. Although the tenant has the option to renew for one 5-year period, EQC does not currently expect the tenant to exercise its renewal option.

The following table sets forth certain information with respect to Capitol Tower’s historical occupancy:
Period	Average Occupancy(1)	Average Annualized Rental Revenue Per Square Foot
2018	74.4%	$47.36
2019	89.6%	$52.65
2020	95.3%	$55.89
First Quarter, 2021	84.3%	$59.25
(1)	Average occupancy is the percentage of space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, which includes the space of tenants in a free rent period.
The following table sets forth certain information as of March 31, 2021 with respect to the expiration of leases currently in place at Capitol Tower through December 31, 2030:
Year	Number of Leases Expiring	Leased Square Footage Expiring(1)	% of Leased Square Footage Expiring	Annualized Rental Revenue Expiring(2)	Cumulative % of Annualized Rental Revenue Expiring(2)
2021	2	13,597	9.2%	$825,092	9.4%
2022	3	75,615	51.1%	$4,348,980	59.0%
2023	0	0	0.0%	$0	59.0%
2024	1	36,385	24.6%	$2,160,830	83.7%
2025	0	0	0.0%	$0	83.7%
2026	0	0	0.0%	$0	83.7%
2027	1	1,452	1.0%	$86,418	84.6%
2028	0	0	0.0%	$0	84.6%
2029	1	20,939	14.1%	$1,347,029	100.0%
2030	0	0	0.0%	$0	100.0%
Thereafter	0	0	0.0%	$0	100.0%
(1)
Leased square footage as of March 31, 2021 includes space subject to leases that have commenced for revenue recognition purposes in accordance with GAAP, space being fitted out for occupancy pursuant to existing leases, and space which is leased but is not occupied or is being offered for sublease by tenants. The year expiring corresponds to the latest-expiring signed lease for a given suite. Thus, backfilled suites expire in the year stipulated by the new lease.

(2)
Annualized Rental Revenue is annualized contractual rents from our tenants pursuant to leases which have commenced as of March 31, 2021, plus estimated recurring expense reimbursements; excludes lease value amortization, straight line rent adjustments, abated, or free, rent periods and parking revenue. We calculate annualized rental revenue by aggregating the recurring billings outlined above for the most recent month during the quarter reported, adding abated rent, and multiplying the sum by 12 to provide an estimation of near-term potentially-recurring revenues.

Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road
Suite 1405
Holmdel, NJ 07733
(732) 577-9996
Monmouth Real Estate Investment Corporation, a Maryland corporation, is a New Jersey based, internally managed and self-advised REIT that derives its income primarily from owning and leasing industrial and commercial real estate. MNR’s investment focus is to own well-located, modern, single-tenant industrial buildings, leased primarily to investment-grade tenants or their subsidiaries on long-term net leases.
As of May 31, 2021, MNR’s portfolio consisted of 120 properties with a total of 24.5 million leasable square feet, including 119 industrial properties and one retail property owned by a joint venture in which MNR holds a majority interest. MNR’s occupancy rate as of May 31, 2021 was 99.7%. MNR’s properties are located across 31 states: Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin. Of MNR’s 120 properties, 63 properties, located across 26 states and representing approximately 46% of MNR’s total leasable square footage, are leased to subsidiaries of FedEx Corporation. An additional five MNR properties, located across four states and representing approximately 6% of MNR’s total leasable square footage, are leased to subsidiaries of Amazon.com, Inc. All of MNR’s leases are separate, stand-alone leases and none of MNR’s properties are subject to a master lease or any cross-collateralization agreements.
MNR’s common shares are listed on the NYSE, trading under the symbol “MNR”.
MNR is one of the oldest public equity REITs in the world, having been originally established in 1968 as a New Jersey business trust. In 1990, the business trust merged into a newly-formed Delaware corporation and, in May 2003, MNR reincorporated in Maryland by merging with and into a newly-formed Maryland corporation. MNR’s principal executive offices are located at 101 Crawfords Corner Road, Suite 1405, Holmdel, NJ 07733, and its telephone number is (732) 577-9996. MNR’s website is located at https://mreic.reit/. The information found on, or otherwise accessible through, MNR’s website is not incorporated into, and does not form a part of, this joint proxy statement/prospectus or any other report or document MNR files with or furnishes to the SEC.
The Combined Company
References to the Combined Company are to EQC after the effective time of the merger. The Combined Company will be named Equity Commonwealth and will be a Maryland real estate investment trust.
Following completion of the merger, the board of trustees of the Combined Company will consist of (i) all of the members of the EQC Board serving immediately prior to the effective time of the merger, and (ii) Michael P. Landy and Sonal Pande, who have been designated by the MNR Board to serve on the board of trustees of the Combined Company following the completion of the merger in accordance with the terms of the merger agreement.
The table below sets forth the expected pro forma equity market capitalization and total market capitalization of the Combined Company after completion of the merger (based on the closing price of EQC’s common shares on May 4, 2021 of $28.95 per share, the last full trading day before the public announcement of the execution of the merger agreement by EQC and MNR and the closing price of EQC’s common shares on July 20, 2021 of $27.07 per share, the latest practicable trading day before the date of this joint proxy statement/prospectus).
	Pro Forma Equity Market Capitalization	Pro Forma Total Market Capitalization(1)
May 4, 2021	$5.5 billion	$6.5 billion
July 20, 2021	$5.1 billion	$6.1 billion
(1)
Pro Forma Total Market Capitalization is calculated as the Pro Forma Equity Market Capitalization plus total debt and preferred equity, net of the cash-out of the MNR Series C preferred stock in connection with the transaction.

Based on the expected timing for closing of the merger and the expected timing for two of MNR’s pending acquisitions, the Combined Company’s portfolio at the time of the completion of the merger is expected to consist of 122 properties with a total of 24.9 million leasable square feet, including 121 industrial properties and one retail property owned by a joint venture in which the Combined Company will hold a majority interest, and four office properties totaling 1.5 million square feet. The Combined Company plans to pursue opportunities to dispose of its remaining office properties over time, after which its portfolio will consist primarily of industrial assets in the United States.
The common shares of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EQC”.
The Combined Company’s principal executive offices will be located at Two North Riverside Plaza, Suite 2100, Chicago, IL 60606, and its telephone number will be (312) 646-2800.

THE EQC SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from EQC shareholders for use at the EQC special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to the EQC shareholders on or about July 26, 2021.
Date, Time, Place and Purpose of the EQC Special Meeting
The special meeting of the EQC shareholders will be held in a virtual-only format on August 17, 2021 at 10:00 a.m., Eastern Time. The EQC special meeting is being held to consider and vote upon the following matters:
1.	a proposal to approve the issuance of EQC common shares in connection with the merger, which we refer to as the EQC Issuance Proposal; and
2.
a proposal to approve one or more adjournments of the EQC special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of EQC common shares in the merger, which we refer to as the EQC Adjournment Proposal.

This joint proxy statement/prospectus also contains information regarding the MNR special meeting, including the items of business for that special meeting. EQC shareholders are not voting on the proposals to be voted on at the MNR special meeting.
Recommendation of the EQC Board of Trustees
The EQC Board has unanimously (i) determined that the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger, are advisable and in the best interests of EQC and its shareholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and (iii) resolved to recommend approval of the issuance of EQC common shares in connection with the merger by the EQC shareholders and that such approval be submitted for consideration at the EQC special meeting. The EQC Board unanimously recommends that EQC shareholders vote FOR the EQC Issuance Proposal, and FOR the EQC Adjournment Proposal. For the reasons for this recommendation, see “The Merger—Recommendation of the EQC Board of Trustees and Its Reasons for the Merger” beginning on page 67.
EQC Record Date; Who Can Vote at the EQC Special Meeting
Only holders of record of EQC common shares at the close of business on August 2, 2021, EQC’s record date for a special meeting, are entitled to notice of, and to vote at, the EQC special meeting and any adjournment of the special meeting. As of July 16, 2021, there were 121,940,355 EQC common shares outstanding, held by approximately 1,050 holders of record. Each EQC common share owned on EQC’s record date is entitled to one vote on each proposal to be voted on at the EQC special meeting.
EQC is commencing solicitation of proxies on or about July 26, 2021, which is before the record date for the EQC special meeting. EQC will continue to solicit proxies until August 17, 2021, the date of the EQC special meeting. EQC shareholder of record on August 2, 2021 who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus. Proxies delivered prior to the record date will be valid and effective so long as the shareholder providing the proxy is a shareholder of EQC on the record date. If you are not a holder of record of EQC on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy or the number of shares you own as of the date of the special meeting. Proxies received from persons who are not holders of record on the record date will not be effective.
Shares Held in “Street Name”
If EQC shareholders hold EQC common shares in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.

If EQC shareholders hold EQC common shares in an account of a broker or other nominee and attend the EQC special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such EQC common shares and authorizing them to vote.
If EQC shareholders hold their shares in “street name” and they fail to provide their broker or other nominee with any instructions regarding how to vote their EQC common shares, such shares held by brokers and other nominees will NOT be voted, and will NOT be present for purposes of determining a quorum.
Abstentions and Broker Non-Votes
If you are an EQC shareholder and do not vote or instruct your broker, bank, or nominee on how to vote your EQC common shares, your broker may not vote your shares on the EQC Issuance Proposal or the EQC Adjournment Proposal and your shares will not be deemed to be represented at the EQC special meeting. This will have the same effect as a vote AGAINST the EQC Issuance Proposal, but it will have no effect on the EQC Adjournment Proposal.
If you are an EQC shareholder and abstain from voting, it will have the same effect as a vote AGAINST the EQC Merger Proposal, but it will have no effect on the EQC Adjournment Proposal.
Required Vote; Quorum
Approval of the EQC Issuance Proposal requires the affirmative vote of at least a majority of the votes cast on such proposal.
Approval of the EQC Adjournment Proposal, requires the affirmative vote of at least a majority of the votes cast on such proposal. If a quorum is not present, the chair of the EQC special meeting may adjourn the meeting.
Regardless of the number of EQC common shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.
The EQC Bylaws provide that the presence in person (which includes presence by means of remote communication at a virtual meeting) or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum at a meeting of its shareholders. Shares that are voted and shares abstaining from voting are treated as being present at the EQC special meeting for purposes of determining whether a quorum is present.
Manner of Submitting Proxy
EQC shareholders may vote for or against each of the proposals submitted at the EQC special meeting in person (which consists of presence by means of remote communication at a virtual meeting) or by proxy, or may abstain.
EQC shareholders that have registered their EQC common shares directly in their name with EQC’s transfer agent, Equiniti Trust Company, are considered the shareholder of record with respect to those shares and may instruct the proxy holders named in the proxy card how to vote their EQC common shares in one of the following ways:
•	Internet. EQC shareholders may submit a proxy over the Internet by going to www.proxyvote.com. Once at the website, they should follow the instructions to submit a proxy.
•
Telephone. EQC shareholders may submit a proxy using the toll-free number at 1-800-690-6903 and follow the recorded instructions. EQC shareholders will be asked to provide the control number from the enclosed proxy card.

•	Mail. EQC shareholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.
The internet and telephone proxy submission procedures are designed to authenticate EQC shareholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m., Eastern Time, on August 16, 2021.

EQC shareholders should additionally refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The method by which EQC shareholders submit a proxy will in no way limit their right to vote at the EQC special meeting if they later decide to attend the virtual special meeting and vote at the meeting. If EQC common shares are held in the name of a broker or other nominee, EQC shareholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the EQC special meeting.
All EQC common shares entitled to vote and represented by properly completed proxies received prior to the EQC special meeting, and not revoked, will be voted at the EQC special meeting as instructed on the proxies. If EQC shareholders of record return properly executed proxies but do not indicate how their EQC common shares should be voted on a proposal, the EQC common shares represented by their properly executed proxy will be voted as the EQC Board recommends and therefore, FOR the EQC Issuance Proposal, and FOR the EQC Adjournment Proposal. If you do not provide voting instructions to your broker or other nominee, your EQC common shares will NOT be voted and will be considered broker non-votes.
Revocation of Proxies or Voting Instructions
EQC shareholders may revoke their proxy at any time prior to its use by (i) delivering a written notice of revocation to EQC’s Secretary at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, (ii) filing a duly executed proxy bearing a later date with EQC, or (iii) attending and voting at the EQC special meeting. If your EQC common shares are held by a broker, bank or any other persons holding EQC common shares on your behalf, you must contact that institution to revoke a previously authorized proxy.
Tabulation of Votes
EQC will appoint an inspector of election for the EQC special meeting to determine whether a quorum is present and tabulate the affirmative and negative votes and abstentions.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from EQC shareholders is made on behalf of the EQC Board. EQC will pay the cost of soliciting proxies from EQC shareholders. EQC has engaged D.F. King, to assist in the solicitation of proxies for the special meeting and EQC estimates it will pay D.F. King a fee of approximately $25,000 plus a success fee in an amount to be determined in the discretion of EQC. EQC has also agreed to reimburse D.F. King for reasonable expenses incurred in connection with the proxy solicitation in an amount not to exceed $20,000 and to indemnify D.F. King against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation materials, EQC’s trustees or officers, and employees of EQC may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to EQC’s trustees or officers, or to employees of EQC for such services.
In accordance with the regulations of the SEC and NYSE, EQC also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of EQC common shares.
Questions and Assistance Voting EQC Shares
EQC shareholders should call D.F. King if they have any questions or need assistance in voting their shares. EQC shareholders may call D.F. King toll-free at (877) 783-5524. Banks and brokers may call D.F. King collect at (212) 269-5550.

PROPOSALS SUBMITTED TO EQC SHAREHOLDERS
EQC Issuance Proposal
(Proposal 1 on the EQC Proxy Card)
EQC shareholders are asked to approve the issuance of EQC common shares in connection with the merger. For a summary and detailed information regarding this proposal, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 53 and “The Merger Agreement” beginning on page 116. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the merger agreement, approval of the EQC Issuance Proposal is a condition to the closing of the merger. If the EQC Issuance Proposal is not approved, the merger will not be completed.
EQC is requesting that EQC shareholders approve the issuance of EQC common shares in connection with the merger. Approval of the EQC Issuance Proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting on the proposal, assuming the presence of a quorum. Abstentions will have the effect of a vote against this proposal, but will be present for purposes of a quorum.
Recommendation of the EQC Board of Trustees
The EQC Board unanimously recommends that EQC shareholders vote FOR the EQC Issuance Proposal.
EQC Adjournment Proposal
(Proposal 2 on the EQC Proxy Card)
EQC shareholders are being asked to approve a proposal that will give the EQC Board the authority to adjourn the EQC special meeting one or more times to another date, time, place, or format, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the EQC Issuance Proposal.
If at the EQC special meeting, the number of EQC common shares present in person or represented by proxy and voting in favor of the EQC Issuance Proposal is insufficient to approve such proposal, EQC intends to move to adjourn the EQC special meeting in order to enable the EQC Board to solicit additional proxies for approval of the EQC Issuance Proposal.
EQC is asking EQC shareholders to approve one or more adjournments of the special meeting to another date, time, place, or format, if necessary or appropriate, to solicit additional proxies in favor of the EQC Issuance Proposal. Approval of the EQC Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting on the proposal. If a quorum is not present, the chair of the EQC special meeting may adjourn the meeting.
Recommendation of the EQC Board of Trustees
The EQC Board unanimously recommends that EQC shareholders vote FOR the EQC Adjournment Proposal.
Other Business
No business may be brought before the EQC special meeting except as set forth in the notice.

THE MNR SPECIAL MEETING
Pre-Registering for the MNR Special Meeting
In order to attend the MNR special meeting, you must pre-register at www.cesonlineservices.com/mnr21_vm by 11:00 a.m. Eastern Time on August 16, 2021. To pre-register for the meeting, please follow these instructions:
Registered Shareholders
MNR shareholders of record as of August 2, 2021 may register to participate in the MNR special meeting remotely by visiting the website www.cesonlineservices.com/mnr21_vm. Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, MNR shareholders will receive a confirmation email with a link and instructions for accessing the virtual MNR special meeting. Requests to register to participate in the MNR special meeting remotely must be received no later than 11:00 a.m., Eastern Time, on August 16, 2021.
Beneficial Shareholders
MNR shareholders whose shares are held through a broker, bank or other nominee as of the August 2, 2021 record date may register to participate in the MNR special meeting remotely by visiting the website www.cesonlineservices.com/mnr21_vm.
Please have your voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, MNR shareholders will receive a confirmation email with a link and instructions for accessing the virtual MNR special meeting. Requests to register to participate in the MNR special meeting remotely must be received no later than 11:00 a.m., Eastern Time, on August 16, 2021.
Questions on How to Pre-register
If you have any questions or require any assistance with pre-registering, please contact MNR’s proxy solicitor, Okapi Partners, at (888) 785-6668.
Date, Time, Place and Purpose of the MNR Special Meeting
The special meeting of the MNR shareholders will be held in a virtual-only format on August 17, 2021, commencing at 11:00 a.m., Eastern Time. The MNR special meeting will be held online via a live webcast at www.cesonlineservices.com/mnr21_vm. To participate in the MNR special meeting, you must pre-register at www.cesonlineservices.com/mnr21_vm by 11:00 a.m. Eastern Time on August 16, 2021.
At the MNR special meeting, the MNR shareholders will be asked to consider and vote upon the following matters:
1.	a proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the MNR Merger Proposal;
2.
a non-binding advisory proposal to approve certain compensation that may be paid or become payable to MNR’s five executive officers in connection with the merger agreement and the transactions contemplated thereby, which we refer to as the MNR Compensation Proposal; and

3.
a proposal to authorize the MNR Board to approve one or more adjournments of the MNR special meeting to another date, time, place, or format, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the MNR Adjournment Proposal.

This joint proxy statement/prospectus also contains information regarding the EQC special meeting, including the items of business for that special meeting. EQC shareholders are not voting on the proposals to be voted on at the MNR special meeting and MNR shareholders are not voting on the proposals to be voted on at the EQC special meeting.
MNR shareholders must approve the MNR Merger Proposal for the merger to occur. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and the material provisions of the merger agreement are described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement.”

The vote on the MNR Compensation Proposal is a vote separate and apart from the vote on the MNR Merger Proposal contemplated by the merger agreement. Because the vote on the MNR Compensation Proposal is advisory only, it will not be binding on either MNR or EQC. Accordingly, if the MNR Merger Proposal is approved at the MNR special meeting and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding advisory vote on the MNR Compensation Proposal.
MNR does not anticipate calling a vote on the MNR Adjournment Proposal if the MNR Merger Proposal receives the requisite vote of holders of MNR common shares at the MNR special meeting.
Recommendation of the MNR Board of Directors
The MNR Board unanimously (i) determined that the merger is advisable and in the best interests of MNR, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth in therein, and (iii) authorized the execution and delivery by MNR of the merger agreement. The MNR Board unanimously recommends that the MNR shareholders vote FOR the MNR Merger Proposal, FOR the MNR Compensation Proposal, and FOR the MNR Adjournment Proposal. For a discussion of the reasons for the MNR Board’s recommendation, see “The Merger—Recommendation of the MNR Board and Its Reasons for the Merger” beginning on page 70 of this joint proxy statement/prospectus.
MNR Record Date; Who Can Vote at the MNR Special Meeting
Only holders of record of MNR common shares at the close of business on August 2, 2021, MNR’s record date for the MNR special meeting, are entitled to receive notice of, and to vote at, the MNR special meeting and any adjournment of the MNR special meeting. As of July 16, 2021, there were 98,302,207 MNR common shares outstanding, held by approximately 1,209 shareholders of record. Each MNR common share outstanding on MNR’s record date is entitled to one vote on each proposal to be considered at the MNR special meeting.
MNR is commencing solicitation of proxies on or about July 26, 2021, which is before the record date for the MNR special meeting. MNR will continue to solicit proxies until August 17, 2021, the date of the MNR special meeting. MNR shareholders of record on August 2, 2021 who have not received this joint proxy statement/prospectus prior to that date will receive a joint proxy statement/prospectus and have the opportunity to vote on the matters described in the joint proxy statement/prospectus. Proxies delivered prior to the record date will be valid and effective so long as the shareholder providing the proxy is a shareholder of MNR on the record date. If you are not a holder of record of MNR on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.
Required Vote; Quorum
Approval of the MNR Merger Proposal requires the affirmative vote of at least two-thirds of the MNR common shares outstanding on the record date.
Approval of the MNR Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
Approval of the MNR Adjournment Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal. If a quorum is not present, the chair of the MNR special meeting may adjourn the meeting.
Regardless of the number of MNR common shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.
The MNR Bylaws provide that, at a meeting of MNR shareholders, the presence, in person or by proxy, of MNR shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the MNR special meeting for purposes of determining whether a quorum is present. The MNR Bylaws further provide that, whether or not a quorum is present, a majority of the MNR shareholders entitled to vote and present at a meeting of MNR shareholders, in person or by proxy, have the power to adjourn the meeting from time to time to a date nor more than 120 days after the original record date without notice other than announcement at the meeting.
Abstentions and Broker Non-Votes
Because the required vote at the MNR special meeting for the proposal to approve the merger and the other transactions contemplated by the merger agreement is based on the number of votes entitled to be cast rather than on the number of votes cast on such proposal, abstentions will have the same effect as votes AGAINST such proposal. Abstentions will have no effect on either of the other two proposals to be considered at the MNR special meeting.
Under NYSE rules, all of the proposals in this joint proxy statement/prospectus are non-routine matters, so there can be no broker non-votes at the MNR special meeting. A broker non-vote occurs when shares held by a broker or other nominee are represented at a meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own MNR common shares through a broker or other nominee (i.e., in “street name”), you must provide voting instructions as described in “The MNR Special Meeting—MNR Common Shares Held in “Street Name” beginning on page 48. Because the MNR Merger Proposal requires the affirmative vote of at least two-thirds of the MNR common shares outstanding on the record date, the failure to provide your broker or other nominee with voting instructions will have the same effect as voting “AGAINST” such proposal. The failure to provide your broker or other nominee with voting instructions will have no effect on the MNR Compensation Proposal or the MNR Adjournment Proposal.
Attendance and Voting at the MNR Special Meeting
All holders of MNR common shares as of the close of business on MNR’s record date, August 2, 2021, including shareholders of record and beneficial owners of common shares registered in the “street name” of a broker, bank or other nominee, are invited to attend the MNR special meeting. To attend the MNR special meeting, you must provide proof of ownership of MNR common shares as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification.
In order to attend the MNR special meeting, you must pre-register at www.cesonlineservices.com/mnr21_vm by 11:00 a.m. Eastern Time on August 16, 2021. For additional information on how to pre-register for the MNR special meeting, see the section of this joint proxy statement/prospectus entitled “The MNR Special Meeting—Pre-Registering for the MNR Special Meeting.”
MNR shareholders of record will be able to vote in person at the MNR special meeting (which includes presence by means of remote communication at a virtual meeting). If you are not a MNR shareholder of record but instead hold MNR common shares in “street name” through a broker, bank or other nominee, and you wish to be able to vote your shares at the MNR special meeting, you must provide a legal proxy executed in your favor from your broker, bank, or other nominee as described below.
Attending the MNR special meeting does not by itself constitute a vote on any of the proposals to be considered at the MNR special meeting.
Providing Voting Instructions by Proxy
To ensure that your MNR common shares are voted at the MNR special meeting, we strongly recommend that you provide voting instructions promptly by proxy, even if you plan to attend the MNR special meeting.
MNR Common Shares Held by Record Holder
If you are a holder of record of MNR common shares, you may provide voting instructions by proxy using one of the following methods:
•	Internet. MNR shareholders of record may submit a proxy over the Internet by going to www.OkapiVote.com/MNR. Once at the website, they should follow the instructions to submit a proxy.

•
Telephone: MNR shareholders of record may submit a proxy using the toll-free number at 866-494-4435 and follow the recorded instructions. MNR shareholders will be asked to provide the control number from the enclosed proxy card.

•	Mail: MNR shareholders of record may submit a proxy by completing, signing, dating, and returning the enclosed white proxy card in the preaddressed postage-paid envelope provided.
The Internet and telephone proxy submission procedures are designed to authenticate shareholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m., Eastern Time on August 16, 2021.
The method by which MNR shareholders submit a proxy will in no way limit their right to vote at the MNR special meeting if they later decide to attend the virtual special meeting and vote in person. However, attendance by a MNR shareholder at the MNR special meeting (which includes presence by means of remote communication at a virtual meeting) will not revoke a previously submitted proxy unless the MNR shareholder votes in person at the MNR special meeting.
All MNR common shares entitled to vote and represented by properly completed proxies received prior to the MNR special meeting, and not revoked, will be voted at the MNR special meeting as instructed on the proxies. If MNR shareholders of record return properly executed proxies but do not indicate how their MNR common shares should be voted on a proposal, the MNR common shares represented by their properly executed proxy will be voted as the MNR Board recommends and therefore, FOR the MNR Merger Proposal, FOR the MNR Compensation Proposal, and FOR the MNR Adjournment Proposal.
If you are a holder of record of MNR common shares on the record date and you fail to return your proxy card or vote by telephone or via the Internet, unless you attend the MNR special meeting and vote in person, your MNR common shares will NOT be considered present at the MNR special meeting for purposes of determining whether a quorum is present and will NOT be voted. This will have the same effect as a vote “AGAINST” the MNR Merger Proposal and, assuming a quorum is present, will have no effect on the MNR Compensation Proposal or the MNR Adjournment Proposal.
MNR Common Shares Held in “Street Name”
If your MNR common shares are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your MNR shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.
If MNR shareholders hold MNR common shares in an account of a broker, bank or other nominee and desire to attend the MNR special meeting and vote their shares at the MNR special meeting, they must provide a legal proxy executed in their favor from their broker, bank, or other nominee.
If MNR shareholders hold their shares in “street name” and they fail to provide their broker, bank, or other nominee with instructions regarding how to vote their MNR common shares, their MNR common shares will NOT be considered present at the MNR special meeting for purposes of determining whether a quorum is present and will NOT be voted. This will have the same effect as a vote “AGAINST” the MNR Merger Proposal and, assuming a quorum is present, will have no effect on the MNR Compensation Proposal or the MNR Adjournment Proposal.

Revocation of Proxies or Voting Instructions
MNR shareholders of record may change their vote or revoke their proxy at any time before it is exercised at the MNR special meeting by:
•
sending a written notice to the corporate secretary of EQC or the corporate secretary of MNR, as applicable, in time to be received before the virtual EQC special meeting or the MNR special meeting, as applicable, stating that you would like to revoke your proxy;

•
completing, signing and dating another proxy card and returning it by mail in time to be received before the virtual EQC special meeting or the MNR special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later submitted proxy will be recorded any your earlier proxy revoked; or

•
attending the virtual EQC special meeting or the MNR special meeting, as applicable, and voting at the meeting. Simply attending the virtual EQC special meeting or the MNR special meeting, as applicable, without voting will not revoke your proxy or change your vote.

Attending the MNR special meeting without taking one of the actions described above will not revoke your proxy.
If a MNR shareholder submits multiple proxies, only the last dated proxy will count. Please note that if you want to revoke a proxy by mailing a new proxy card or by sending a written notice of revocation to MNR’s Corporate Secretary, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received before the MNR special meeting.
MNR shareholders who hold MNR common shares in “street name” through a broker, bank, or other nominee may revoke their voting instructions by following the instructions provided by their broker, bank, or other nominee. If you are a MNR shareholder holding shares in “street name” you may also revoke a prior proxy by voting in person at the MNR special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee authorizing you to vote at the MNR special meeting.
Adjournments and Postponements
Although it is not currently expected, the MNR special meeting may be adjourned or postponed if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the MNR special meeting to approve the MNR Merger Proposal or in the absence of a quorum.
Holders of a majority of the MNR common shares present in person or represented by proxy at the MNR special meeting, whether or not constituting a quorum, and entitled to vote may adjourn the MNR special meeting from time to time to a date not more than 120 days after MNR’s record date. Any such adjournment may be made without notice other than announcement at the MNR special meeting of the time, date, and place of the adjourned meeting. If a new record date is fixed for an adjourned MNR special meeting, notice of the adjourned meeting must be given to each MNR shareholder of record entitled to vote at the adjourned meeting. In addition, at any time prior to convening the MNR special meeting, the MNR Board may postpone the MNR special meeting. Adjournments and postponements are subject to certain restrictions set forth in the merger agreement.
Tabulation of Votes
MNR will appoint an inspector of election for the MNR special meeting to determine whether a quorum is present and tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from MNR shareholders is made on behalf of the MNR Board. MNR will pay the cost of soliciting proxies from MNR shareholders. MNR has engaged Okapi Partners to assist in the solicitation of proxies for the special meeting and MNR estimates it will pay Okapi Partners a fee of approximately $950,000. MNR has also agreed to reimburse Okapi Partners for reasonable expenses incurred in connection with the proxy solicitation and to indemnify Okapi Partners against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation materials, MNR’s directors and officers, and employees of MNR may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to MNR’s directors or officers, or to employees of MNR for such services.

In accordance with the regulations of the SEC and NYSE, MNR also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of MNR common shares.
Other Information
MNR common shareholders should not return their stock certificates or send in other documents evidencing ownership of MNR common shares with the proxy card. If the merger is completed and you are a MNR shareholder whose MNR common shares are evidenced by stock certificates, the exchange agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your MNR common shares evidenced by stock certificates for the EQC common shares to be issued to you pursuant to the merger.

PROPOSALS SUBMITTED TO MNR SHAREHOLDERS
MNR Merger Proposal
(Proposal 1 on the MNR Proxy Card)
MNR is asking its shareholders to approve the merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding the MNR Merger Proposal and the merger, see the information about the merger and the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” beginning on page 53 and “The Merger Agreement” beginning on page 116. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
As discussed in the section entitled “The Merger—Recommendation of the MNR Board of Directors and Its Reasons for the Merger” after careful consideration, the MNR Board unanimously (i) determined that the merger is advisable and in the best interests of MNR, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein, and (iii) authorized the execution and delivery by MNR of the merger agreement.
Pursuant to the merger agreement, approval of the MNR Merger Proposal is a condition to the consummation of the merger. If the MNR Merger Proposal is not approved, the merger will not occur.
MNR is requesting that MNR shareholders approve the MNR Merger Proposal.
Vote Required
Approval of the MNR Merger Proposal requires the affirmative vote of holders of at least two-thirds of the MNR common shares outstanding on the record date. For purposes of this vote, an abstention or failure to vote, or a failure to provide your broker or other nominee with voting instructions, will have the same effect as a vote “AGAINST” the MNR Merger Proposal.
Recommendation of the MNR Board of Directors
The MNR Board unanimously recommends that MNR shareholders vote FOR the MNR Merger Proposal.
MNR Compensation Proposal
(Proposal 2 on the MNR Proxy Card)
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, MNR is required to provide its shareholders with an opportunity to cast an advisory (non-binding) vote on certain compensation that may be paid or become payable to MNR’s five executive officers, as determined in accordance with Item 402(t) of Regulation S-K, that is based upon or otherwise relates to the proposed merger and the other transactions contemplated by the merger agreement, as discussed in the section entitled “The Merger— Interests of MNR’s Directors and Executive Officers in the Merger — Qualification of Payments and Benefits to MNR’s Named Executive Officers,” including the footnotes to the tables in such section and the associated narrative discussion.
MNR is asking its shareholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the executive officers of Monmouth Real Estate Investment Corporation in connection with the merger and the other transactions contemplated by the merger agreement, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the joint proxy statement/prospectus entitled “The Merger—Interests of MNR’s Directors and Executive Officers in the Merger,” including the footnotes to the table in such section and the associated narrative discussion, is hereby APPROVED.”
The vote on the MNR Compensation Proposal is a vote separate and apart from the vote on the proposal to approve the merger and the other transactions contemplated by the merger agreement. Because the vote on the MNR Compensation Proposal is advisory only, it will not be binding on either MNR or EQC, regardless of whether the merger is completed. Accordingly, if the MNR Merger Proposal is approved at the MNR special meeting and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote by MNR shareholders on the MNR Compensation Proposal.

Vote Required
Approval of the MNR Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal. For purposes of this vote, an abstention or failure to vote, or a failure to provide your broker or other nominee with voting instructions, will have no effect, provided a quorum is otherwise present.
Recommendation of the MNR Board of Directors
The MNR Board unanimously recommends that MNR shareholders vote FOR the MNR Compensation Proposal.
MNR Adjournment Proposal
(Proposal 3 on the MNR Proxy Card)
MNR shareholders are being asked to approve a proposal that will authorize the MNR Board to adjourn the MNR special meeting one or more times to another date, time, place, or format, if necessary or appropriate, including to permit solicitation of additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement if there are not sufficient votes at the time of the MNR special meeting to approve the merger and the other transactions contemplated by the merger agreement.
If, at the MNR special meeting, the number of MNR common shares present or represented by proxy and voting for the approval of the MNR Merger Proposal is insufficient to approve such proposal, MNR intends to adjourn the MNR special meeting to another place, date or time in order to enable the MNR Board to solicit additional proxies for approval of the MNR Merger Proposal, including the possible solicitation of proxies from MNR shareholders who have previously voted.
Vote Required
Approval of the MNR Adjournment Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal. For purposes of this vote, an abstention or failure to vote, or a failure to provide your broker or other nominee with voting instructions, will have no effect.
Recommendation of the MNR Board of Directors
The MNR Board unanimously recommends that MNR shareholders vote FOR the MNR Adjournment Proposal.
Other Business
No business may be brought before the MNR special meeting except as set forth in the notice.

THE MERGER
The following is a description of the material aspects of the merger. While EQC and MNR believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to EQC shareholders and MNR shareholders. EQC and MNR encourage EQC shareholders and MNR shareholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the merger.
Background of the Merger
As a matter of course, the MNR Board, together with MNR management and MNR’s outside advisors, has regularly reviewed and evaluated MNR’s strategic direction, financial performance, business plans, and operations in an effort to maximize value to its shareholders. In so doing, MNR has identified, and at times pursued, potential strategic opportunities, including potential acquisitions, divestitures, business combinations, and other transactions.
After market close on December 1, 2020, Blackwells Capital LLC (“Blackwells”), a shareholder of MNR, delivered a letter from Jason Aintabi, Blackwells’ Founder and Chief Investment Officer, to Eugene Landy, Chairman of the MNR Board, and Michael Landy, President and Chief Executive Officer of MNR, communicating an unsolicited, non-binding preliminary proposal to acquire all of the outstanding common shares of MNR in an all-cash transaction at a price of $16.75 per share (the “Initial Blackwells Proposal”). The Initial Blackwells Proposal, which was later made public by Blackwells, stated, among other things, that it was subject to completion of due diligence and customary closing conditions. The Initial Blackwells Proposal further stated that Blackwells expected to finance the proposed acquisition with a combination of debt and equity, relying on Blackwells’ internal resources and limited partner commitments for the equity portion, and noting that Blackwells had engaged Deutsche Bank Securities Inc. (“DBSI”) to arrange debt financing. An attached letter from DBSI stated that DBSI was highly confident of its ability to arrange the necessary debt financing. Blackwells did not provide any information regarding its internal resources or limited partner commitments necessary to fund the $972 million equity portion of the purchase price. Blackwells also provided a due diligence request list along with a proposed exclusivity letter requesting MNR to negotiate with Blackwells on an exclusive basis until February 5, 2021. On December 1, 2020, the date of the Initial Blackwells Proposal, MNR common shares had closed at $14.80 per share on the NYSE.
The following day, Michael Landy sent Mr. Aintabi’s letter to the MNR Board, along with a note from Eugene Landy expressing his preliminary view that, based on the proposed price and MNR’s growth prospects, the proposal was not in the best interests of MNR and indicating that a special MNR Board meeting would be scheduled to discuss the proposal. Michael Landy also made MNR’s long-time financial advisor, CSCA, and MNR’s outside Maryland corporate counsel, Venable LLP (“Venable”), aware of the Initial Blackwells Proposal.
On December 3, 2020, Michael Landy received a telephone call from Mr. Aintabi, during which Mr. Landy informed Mr. Aintabi that the Blackwells proposal would be considered by the MNR Board.
On December 8, 2020, a special meeting of the MNR Board was held to discuss the Initial Blackwells Proposal. In addition to members of MNR management, in attendance at the meeting were representatives of CSCA and Venable. The MNR Board received a presentation from CSCA addressing, among other things, CSCA’s preliminary valuation of MNR, its preliminary analysis of the Initial Blackwells Proposal, and valuation perspectives for the industrial REIT sector. The MNR Board, along with MNR’s outside advisors, discussed the Initial Blackwells Proposal in detail. In its discussion, the MNR Board considered, among other things, the value of the Initial Blackwells Proposal in relation to the valuation analysis performed by CSCA, the fact that the absence of any committed equity or debt financing made it highly uncertain that Blackwells could consummate a transaction of this size, and the complexity of a going-private transaction, taking into account that Blackwells had no public record of having consummated an acquisition of a public company. The MNR Board also took note that entering into the exclusivity agreement requested by Blackwells would preclude MNR from exploring potential alternative transactions. The MNR Board then considered the value of the Initial Blackwells Proposal relative to the value of MNR based on MNR’s growth prospects and the positive outlook for the industrial REIT sector. The MNR Board believed that MNR’s acquisition pipeline and its long-standing relationships with tenants and merchant builders to source future acquisitions and expansions, together with MNR’s access to debt and equity, made MNR well-positioned to continue to participate in the anticipated growth of the industrial real estate sector. Following that discussion, the MNR Board unanimously determined that the Initial Blackwells Proposal was not in the best interests of MNR and directed management to convey the MNR Board’s determination to Blackwells. On December 10, 2020, Eugene Landy delivered a letter to Mr. Aintabi informing Mr. Aintabi of the MNR Board’s determination.
On December 16, 2020, MNR entered into an engagement letter with CSCA under which CSCA would provide general advisory services. MNR decided to engage CSCA based on, among other things, CSCA’s substantial experience in the REIT industry and MNR’s long-standing relationship with CSCA.
On December 17, 2020, Mr. Aintabi telephoned Michael Landy and informed him that Blackwells intended to submit a revised proposal.
After market close on December 18, 2020, Blackwells delivered its revised proposal to Eugene Landy and Michael Landy offering to pay $18.00 per share in cash to acquire all of the outstanding common shares of MNR (the “Revised Blackwells Proposal”) and otherwise under substantially the same terms and conditions as the Initial Blackwells Proposal. On December 18, 2020, the date of the Revised Blackwells Proposal, MNR common shares had closed at $16.99 per share on the NYSE.
On December 20, 2020, Michael Landy sent the Revised Blackwells Proposal to the full MNR Board, along with a note from Eugene Landy expressing his view that the Revised Blackwells Proposal was not in the best interests of MNR in light of MNR’s growth prospects and indicating that the Revised Blackwells Proposal would be discussed at the upcoming MNR Board meeting scheduled for January 14, 2021.
Later on December 20, 2020, Bloomberg News published an article reporting that Blackwells had offered to acquire MNR for $18.00 per share in cash.
On December 21, 2020, Blackwells issued a press release disclosing the Revised Blackwells Proposal, including the full text of Mr. Aintabi’s December 18, 2020 letter that accompanied the Revised Blackwells Proposal. Following publication of the Bloomberg News article and Blackwells’ press release, the price of MNR’s common shares increased $0.72 per share to a closing price of $17.71 per share on December 21, 2020.
Also on December 21, 2020, MNR publicly disclosed its receipt of the two proposals from Blackwells, stating that, consistent with its fiduciary duties and in consultation with its financial and legal advisors, the MNR Board would consider the Revised Blackwells Proposal at its next meeting, which, as noted below, occurred on January 14, 2021.
On December 22, 2020, CSCA received an inquiry from a large private investment firm primarily focused on global real estate, which we refer to as “Bidder A”, indicating an interest in exploring a potential acquisition of MNR.
On December 23, 2020, prior to receiving any response from MNR regarding the Revised Blackwells Proposal, Blackwells delivered a written notice to MNR, stating that it intended to nominate a slate of four director candidates, including Allison Nagelberg, MNR’s former general counsel, for election at MNR’s 2021 annual meeting of shareholders and to submit six non-binding proposals to be voted on by MNR shareholders at the 2021 annual meeting. This was the first time that MNR learned that Ms. Nagelberg was working with Blackwells.
On December 29, 2020, Land & Buildings Capital Growth Fund, LP (“Land & Buildings”), a shareholder of MNR, delivered a written notice to MNR indicating its intention to nominate its own slate of four director candidates for election at MNR’s 2021 annual meeting and to submit one non-binding proposal to be voted on by MNR shareholders at the 2021 annual meeting.
On December 31, 2020, MNR publicly disclosed the nomination notices received from Blackwells and Land & Buildings. On July 20, 2021, Land & Buildings delivered a written notice to MNR to inform MNR that it was withdrawing its nomination notice.
On January 6, 2021, MNR and CSCA received inquiries from Mr. Aintabi and DBSI, Blackwells’ financial advisor, respectively, seeking to arrange a meeting between DBSI and CSCA. MNR did not respond to Mr. Aintabi’s inquiry and, at MNR’s direction, CSCA did not respond to DBSI’s inquiry.
On January 13, 2021, MNR formally engaged J.P. Morgan as an additional financial advisor to MNR in connection with a possible decision by the MNR Board to explore strategic alternatives. MNR engaged

J.P. Morgan based on J.P. Morgan’s substantial industry knowledge, its experience with strategic alternatives processes for other real estate companies and MNR’s prior experience working with J.P. Morgan. MNR also entered into an additional engagement letter with CSCA dated as of January 13, 2021, expanding the scope of CSCA’s engagement to include advising and assisting in connection with a potential strategic alternatives review process.
On January 14, 2021, at its regular quarterly board meeting, the MNR Board considered, among other things, the Revised Blackwells Proposal. In addition to members of MNR management, in attendance for portions of the meeting were representatives of CSCA, J.P. Morgan, Venable, MNR’s proxy advisor, Okapi Partners, and MNR’s investor relations advisor, Joele Frank. CSCA made a presentation to the MNR Board analyzing the Revised Blackwells Proposal utilizing various financial methodologies. In addition, CSCA, Okapi Partners and Joele Frank made a joint presentation relating to the MNR Board nominations and shareholder proposals submitted by Blackwells and Land & Buildings in late December 2020, and Venable reviewed the duties of the MNR Board under Maryland law with respect to evaluating shareholder nominations and proposals.
Following the presentations, the MNR Board further discussed the Revised Blackwells Proposal, noting that the absence of committed equity or debt financing made a potential transaction with Blackwells highly uncertain, and that Blackwells had no public record of having previously consummated an acquisition of a public company. The MNR Board also compared the increased per share price proposed by Blackwells against the value of MNR, including MNR’s growth prospects and the positive outlook for the industrial sector, taking into account the analysis provided by CSCA with respect to the Revised Blackwells Proposal. In addition, the MNR Board considered Blackwells’ selection of MNR’s former general counsel as one of Blackwells’ nominees to be an adversarial action by Blackwells, raising, in MNR’s view, both legal and ethical concerns. Following the discussion, the MNR Board unanimously determined that the Revised Blackwells Proposal was not in the best interests of MNR and directed MNR’s management to inform Blackwells and to issue a press release announcing its determination.
During the meeting, the MNR Board also determined, following a presentation by representatives of J.P. Morgan, that it would be in the best interests of MNR to explore potential strategic alternatives, including a potential sale of MNR. To better enable the MNR Board to undertake that review, the MNR Board decided to form a Strategic Alternatives Committee, consisting of four directors, K.C. Conway and Scott Robinson (each an independent director) and Michael Landy and Kevin Miller, that could more efficiently manage and oversee the day-to-day review process and make recommendations to the MNR Board.
Also at the January 14, 2021 board meeting, the MNR Board and MNR’s New Jersey counsel engaged in a lengthy discussion regarding the nomination by Blackwells of MNR’s former general counsel, Ms. Nagelberg, for election to the MNR Board. The MNR Board discussed Ms. Nagelberg’s legal and ethical obligations as its former general counsel, including pursuant to her professional duties owed to MNR and her contractual arrangements with MNR, with respect to confidential information she had obtained in such capacity. Following the discussion, the MNR Board appointed a litigation committee, consisting of two directors (Neal Herstik and Samuel Landy), to review the circumstances of Ms. Nagelberg’s nomination and to pursue and oversee legal action against Ms. Nagelberg and Blackwells.
On January 14, 2021, following the MNR Board meeting, Eugene Landy sent a letter to Mr. Aintabi stating that the MNR Board had reviewed the Revised Blackwells Proposal with its legal and financial advisors and had determined that it was not in the best interests of MNR and its stockholders. Mr. Landy also informed Mr. Aintabi that the MNR Board had decided to explore potential strategic alternatives to maximize shareholder value and had retained J.P. Morgan and CSCA to assist and advise the MNR Board in that review.
Also on January 14, 2021, MNR publicly disclosed the MNR Board’s determinations to reject the Revised Blackwells Proposal and to conduct a review of MNR’s potential strategic alternatives. Shortly following MNR’s announcement, representatives of Bidder A contacted both CSCA and J.P. Morgan to reiterate Bidder A’s interest in exploring a potential transaction. On January 15, 2021, Blackwells issued a press release expressing, among other things, its support for MNR’s strategic alternatives process while demanding that the MNR Board create a special committee of independent directors, unaffiliated with the Landy family, to oversee the process. The press release also contained information regarding its director nominees to the MNR Board.

Shortly after the January 14, 2021 MNR Board meeting, at the request of the MNR Board, and with the assistance of J.P. Morgan and CSCA, MNR management began preparing a Confidential Information Memorandum to be provided to potential counterparties to a strategic transaction. During this period, J.P. Morgan and CSCA also received inquiries from a number of parties interested in participating in the strategic alternatives process.
On January 19, 2021, MNR management held an organizational meeting with J.P. Morgan and CSCA to discuss the strategic alternatives process.
Also on January 19, 2021, the MNR Board received a letter from Land & Buildings requesting that the MNR Board immediately appoint Land & Buildings’ director nominees to the MNR Board and to the Strategic Alternatives Committee. Subsequently on January 26, 2021, Land & Buildings issued a press release regarding its director nominees to the MNR Board.
On January 20, 2021, MNR commenced legal proceedings in the Superior Court of New Jersey, Chancery Division, Monmouth County (the “Court”), seeking injunctive relief and money damages against Ms. Nagelberg and Blackwells alleging that Ms. Nagelberg was in violation of her contractual, fiduciary and ethical obligations to MNR as a result of, among other things, serving as a Blackwells director nominee, and also alleging that Blackwells wrongfully induced Ms. Nagelberg’s wrongful actions. On February 1, 2021, at the direction of the MNR Board’s litigation committee, MNR rejected a request from Ms. Nagelberg for advancement of certain expenses incurred by her in connection with the legal proceedings. On February 17, 2021, Blackwells filed its response to MNR’s application for preliminary injunctive relief. On February 19, 2021, Ms. Nagelberg filed an answer to MNR’s complaint, as well as counterclaims against MNR seeking indemnification and advancement of expenses pursuant to the terms of her agreements with MNR and MNR’s charter and bylaws. On March 8, 2021, the Court heard arguments on MNR’s application for a preliminary injunction and denied MNR’s motion. On March 22, 2021, MNR requested leave to appeal the denial of its motion for a preliminary injunction, and Blackwells and Ms. Nagelberg filed an opposition to MNR’s motion on April 1, 2021. MNR’s motion for leave to appeal was denied on April 15, 2021. On April 1, 2021, Ms. Nagelberg moved for summary judgment on her counterclaim for advancement expenses. Discovery in the case is ongoing. Ms. Nagelberg’s motion for summary judgment on her counterclaim for advancement was scheduled to be heard on July 23, 2021, but has been adjourned by the court with no new date set.
On February 1, 2021, MNR and its advisors finalized a non-disclosure agreement to be circulated to potential counterparties. In addition, on February 1, 2021, at the request of MNR management, J.P. Morgan and CSCA provided MNR management with a draft list of approximately 90 potential counterparties, including financial sponsors, real estate investment trusts, sovereign wealth funds, pension funds, real estate managers and other financial and strategic investors that J.P. Morgan and CSCA believed could potentially have an interest in a transaction with MNR and likely would have the capability to consummate such a transaction. In response to the concerns regarding Blackwells previously expressed by the MNR Board and MNR management, the list prepared by J.P. Morgan and CSCA did not include Blackwells. Subsequently, based on feedback from MNR management, the advisors added the names of several additional potential counterparties to the draft list.
Later on February 1, 2021, a meeting of the Strategic Alternatives Committee was convened. In attendance at the meeting were members of MNR management, representatives of J.P. Morgan, CSCA and Venable. Michael Landy, along with representatives of CSCA, J.P. Morgan and Venable, provided an overview of the process being undertaken to explore strategic alternatives. The Strategic Alternatives Committee reviewed and discussed the list of approximately 90 potential counterparties that had been assembled by J.P. Morgan and CSCA with input from MNR management, noting that the list included numerous credible strategic and financial bidders, including Bidder A and various other parties that had contacted MNR or its advisors to express interest in a potential transaction. The committee also discussed the relevant considerations regarding the potential inclusion of Blackwells in the process, including those concerns previously discussed by the MNR Board as described above. Following this discussion, the Strategic Alternatives Committee determined not to include Blackwells among the potential counterparties to be contacted and approved the proposed list.
On February 2, 2021, pursuant to the direction of the Strategic Alternatives Committee, an informational teaser and related materials to be sent to potential counterparties were finalized by MNR management with the assistance of J.P. Morgan and CSCA, after which J.P. Morgan, CSCA and Michael Landy began contacting potential counterparties on the list approved by the committee.

On February 5 and 6, 2021, Michael Landy contacted several of the potential counterparties with whom Mr. Landy had existing relationships, including David Helfand, EQC’s Chief Executive Officer, to inquire as to whether the potential counterparty would be interested in participating in the strategic alternatives process. Mr. Landy had previously met Mr. Helfand when Mr. Helfand was serving as an executive of another real estate investment trust, Equity LifeStyle Properties, Inc. (NYSE: ELS). On February 7 and 11, 2021, Messrs. Landy and Helfand had follow-up conversations regarding EQC’s evaluation of a possible transaction, and Mr. Helfand expressed interest in participating in the strategic alternatives process.
On February 8, 2021, MNR received a letter from Blackwells demanding that MNR commence legal action against its directors based upon alleged breaches of fiduciary duties arising from the MNR Board’s failure to appoint a committee comprised solely of independent directors to evaluate the Revised Blackwells Proposal and in authorizing the commencement of legal proceedings against Ms. Nagelberg and Blackwells. The letter was sent the next day to the MNR Board by MNR’s general counsel with a note stating that a MNR Board meeting would be scheduled to discuss the letter.
On February 12, 2021, MNR engaged Stroock & Stroock & Lavan LLP (“Stroock”) to act as legal counsel to MNR and the MNR Board in connection with the strategic alternatives process.
During the first few weeks of February, pursuant to the direction of MNR’s Strategic Alternatives Committee, J.P. Morgan, CSCA and Michael Landy continued to contact potential counterparties on the list approved by the Strategic Alternatives Committee and had follow-up conversations with various potential counterparties, including EQC. Notably, several potential counterparties reported that they had been previously approached by Blackwells, beginning in the summer of 2020, to discuss the possibility of collaborating with Blackwells to acquire MNR. One of these counterparties stated to MNR’s advisors that it had been solicited by Blackwells to participate in a consortium that would provide equity financing for an acquisition of MNR and that Blackwells had claimed (wrongly) to be in direct negotiations with MNR to acquire MNR. These various reports underscored the concerns about Blackwells expressed by members of the MNR Board, including concerns regarding Blackwells’ ability to consummate an acquisition of MNR and the general credibility of Blackwells as a counterparty given the veracity of Blackwells’ statements described above regarding being in direct negotiations with MNR.
Between February 2 and March 5, 2021, MNR and its advisors negotiated and executed non-disclosure agreements (each a “Non-Disclosure Agreement” and collectively, the “Non-Disclosure Agreements”) with 36 potential counterparties that were contacted as part of the strategic alternatives review process, including with EQC and Bidder A, as well as with a publicly-traded REIT that owns and leases industrial and logistics properties throughout the United States, which we refer to as “Bidder B,” and a private owner and operator of industrial real estate in the United States, which we refer to as “Bidder C.” The 36 Non-Disclosure Agreements contained customary standstill provisions, nine of which expired by their terms upon MNR’s execution of the Merger Agreement or shortly thereafter. For the remaining 26 Non-Disclosure Agreements entered into with potential counterparties other than EQC, following execution of the Merger Agreement, MNR notified the counterparties that MNR was granting an irrevocable waiver of the standstill restrictions to permit the counterparties to submit a proposal, inquiry or indication of interest regarding a possible transaction to the MNR Board and to make a public announcement of any such proposal, inquiry or indication of interest, so long as, in any such case, such counterparties do not engage in discussions or negotiations, or enter into any agreements or understandings, whether or not legally enforceable, with any third party (excluding the counterparty’s affiliates and representatives) with respect to any such proposal, inquiry or indication of interest. Accordingly, all of the other 35 counterparties that entered into Non-Disclosure Agreements currently are free to make a public or private proposal to acquire or merge with MNR.
On February 15, 2021, MNR’s general counsel contacted Blackwells’ outside counsel to acknowledge receipt of Blackwells’ February 8, 2021 demand letter and advise them that the request would be considered by the MNR Board.
Beginning on February 17, 2021, access to an electronic data site containing the Confidential Information Memorandum and other non-public MNR information was provided to each of the 36 potential counterparties who entered into a Non-Disclosure Agreement with MNR. On February 19, 2021, pursuant to instructions from the Strategic Alternatives Committee, J.P. Morgan and CSCA posted on the data site a process letter, which was made available to the 36 potential counterparties, inviting them to submit preliminary proposals by March 16, 2021 (the “Round 1 Bid Deadline”).

During the first week of March 2021, MNR management and MNR’s financial advisors participated in due diligence meetings with EQC and Bidder A. MNR management and its financial advisors also had discussions and exchanged correspondence during this period with several other bidders, including Bidder B and Bidder C.
On March 8, 2021, a special meeting of the MNR Board convened for the purpose of considering Blackwells’ February 8, 2021 demand letter. In addition to members of MNR management, in attendance at the meeting were representatives of Stroock. Following a discussion of the demand letter, the MNR Board approved the formation of a “demand review committee” consisting of two independent directors, Brian Haimm and Sonal Pande, to review and consider Blackwells’ allegations and thereafter report to the MNR Board. This committee subsequently engaged the law firm of McDermott, Will & Emery LLP to provide legal advice and assistance in connection with the committee’s review. Since that time, the demand review committee investigated the allegations in the Blackwells demand letter. That investigation has concluded, and the demand review committee is in the process of completing its report. As that report will reflect, the demand review committee has determined in its business judgment that pursuit of the litigation set forth in the Blackwells demand letter would not be in the best interest of Monmouth and its shareholders, and, accordingly, the demand review committee will recommend to the MNR Board that it not institute such litigation.
On various occasions between January and March 2021, Blackwells and its advisors, contacted MNR and its advisors seeking Blackwells’ inclusion in the strategic alternatives process. At the direction of the Strategic Alternatives Committee, in view of the decision not to include Blackwells in the process for the reasons described above, MNR and its advisors did not respond to such contacts.
On March 10, 2021, Blackwells delivered a letter to the MNR Board expressing, among other things, Blackwells’ disappointment that they had not been invited to participate in MNR’s strategic alternatives review process. Noting that Blackwells was one of MNR’s largest shareholders, the letter stated that Blackwells had completed extensive due diligence and underwriting for a potential transaction to take MNR private, and that Blackwells was prepared to expeditiously negotiate a transaction. Blackwells noted that, following MNR’s public announcement of the strategic alternatives review process, Blackwells, directly or through its legal and financial advisors, had attempted on multiple occasions to contact MNR’s financial and legal advisors as well as Michael Landy, but had received no response. Blackwells also criticized MNR for having commenced the lawsuit against Blackwells and Ms. Nagelberg.
On March 12, 2021, MNR responded to Blackwells’ March 10 letter, stating, among other things, that the MNR Board had unanimously determined at its meeting on January 14, 2021, after careful analysis and consultation with its financial and legal advisors, that Blackwells’ proposal to acquire MNR at a price of $18.00 per share in cash was not in the best interests of MNR, and that nothing had transpired subsequent to the January MNR Board meeting to change the Board’s perspective. MNR’s March 12, 2021 letter also stated that Blackwells was free to submit another proposal.
On March 14, 2021, Michael Landy had a telephone conversation with Mr. Helfand during which Mr. Helfand indicated that EQC intended to propose a stock-for-stock exchange and expressed the view that an all-stock offer would allow MNR shareholders to continue to participate, on a tax efficient basis, in the growth of the industrial real estate sector and the benefits of the combined company, including a stronger financial profile and enhanced portfolio diversification over time.
In advance of the bid deadline, Michael Landy also spoke with representatives of Bidder A, who expressed a strong interest in the MNR portfolio and indicated they intended to submit a competitive proposal.
On March 16, 2021, a regular meeting of the EQC Board convened, during which Mr. Helfand and David Weinberg, EQC’s Executive Vice President and Chief Operating Officer, updated the EQC Board on a number of potential investment opportunities, including MNR. After discussion, the EQC Board indicated that it was supportive of EQC submitting the proposal to MNR.
On March 16, 2021 (the Round 1 Bid Deadline), MNR received four preliminary, non-binding proposals from EQC, Bidder A, Bidder B, and Bidder C. The proposal submitted by EQC represented the only all-stock transaction and provided for an exchange of each MNR common share for 0.571 EQC common shares, representing an implied value of $16.22 per MNR common share based on the trading price of EQC’s common shares at the time of EQC’s March 16 proposal. The proposal submitted by Bidder A contemplated an all-cash transaction with an offer price of $18.30 per share. Bidder A’s proposal stated that investment funds under

Bidder A’s control would commit the equity necessary to fund the transaction and that Bidder A planned to arrange approximately $2.5 billion of new debt but that Bidder A’s proposal would not be subject to any financing contingency as Bidder A was confident in its ability to finance a transaction. The proposal submitted by Bidder B contemplated an all-cash transaction with an offer price of $19.25 per share. Similar to Bidder A’s proposal, Bidder B’s proposal stated that there would be no financing contingency associated with Bidder B’s proposal and that, concurrently with the execution of a definitive acquisition agreement, Bidder B expected to enter into a definitive agreement with a global commercial bank for committed bridge financing in an amount sufficient to fund the transaction at closing, and attached a letter from the bank stating that the bank was highly confident of its ability to place such financing. The proposal submitted by Bidder C contemplated an all-cash transaction with an offer price of $19.50 per share. Bidder C’s proposal stated that Bidder C expected to finance the transaction with a combination of debt and equity and that internal resources as well as limited partner commitments would fund the equity portion and noted that Bidder C was highly confident that Bidder C could finance the transaction. None of the four preliminary proposals received by MNR addressed the ability of MNR to pay dividends in respect of its common shares during the period between the execution of a definitive agreement and the closing. On March 16, 2021, MNR’s common shares closed at $18.27 per share.
Between March 16 and March 18, 2021, Michael Landy and/or representatives of J.P. Morgan and CSCA spoke with each of the four bidders to discuss their preliminary proposals. During the call with EQC on March 18, 2021, Mr. Helfand acknowledged that EQC would give consideration to enhancing its offer during the next stage of the process based on EQC’s review of additional information made available to the bidders.
On March 19, 2021, a meeting of MNR’s Strategic Alternatives Committee was convened to discuss the four preliminary proposals. In addition to members of MNR management, in attendance at the meeting were representatives of J.P. Morgan, CSCA and Stroock. MNR’s financial advisors made a presentation with respect to the four proposals and responded to questions from the committee. Following a discussion and given the reputation and experience of each of the bidders as leading firms primarily focused on owning and operating global real estate, the committee instructed J.P. Morgan and CSCA to invite each of EQC, Bidder A, Bidder B and Bidder C to continue to participate in the next stage of the strategic alternatives process. The committee noted that, as an all stock-transaction, the EQC proposal represented the only one of the four preliminary proposals that would provide MNR’s shareholders with the ability to participate in the continued growth of the industrial REIT sector on a tax efficient basis. The committee asked J.P. Morgan and CSCA to convey to EQC that EQC’s continued participation in the process was based on the committee’s understanding that EQC had indicated it would consider significantly improving its proposal in the next stage of the process.
On March 19, 2021, as requested by the Strategic Alternatives Committee, J.P. Morgan and CSCA contacted each of EQC, Bidder A, Bidder B and Bidder C to inform them that they were invited to participate in the next stage of the bidding process and, in the case of EQC, reiterating the committee’s understanding that EQC had expressed a willingness to consider significantly improving its proposal.
On March 22, 2021, the financial advisor to Bidder B contacted MNR’s financial advisors to request permission for Bidder B to partner with another potential investor, a sovereign wealth fund that had entered into a Non-Disclosure Agreement with MNR in February but had not submitted a proposal prior to the Round 1 Bid Deadline. Bidder B’s financial advisor indicated that this investor was a party to an existing joint venture with Bidder B to invest in industrial real estate. In an effort to enable Bidder B to improve its proposal, MNR approved the request and Bidder B was so notified.
On March 29, 2021, a videoconference was held to discuss due diligence matters among MNR management, J.P. Morgan, CSCA and representatives of EQC.
Also on March 29, 2021, pursuant to the direction of the Strategic Alternatives Committee, J.P. Morgan and CSCA distributed a letter (the “Round 2 Bid Letter”) to the four bidders inviting the submission of final proposals by April 20, 2021 (the “Round 2 Bid Deadline”).
On March 31, 2021, an in-person due diligence meeting took place at MNR’s executive offices among MNR management, Bidder A and their respective financial advisors. Around the time of this March 31 meeting, Bidder A expressed a desire, in conversations with Michael Landy and MNR’s financial advisors, to keep MNR management in place in the combined company but did not propose any specific employment arrangements.

Also on March 31, 2021, Blackwells delivered a letter to the MNR Board criticizing the MNR Board for pursuing a series of initiatives that Blackwells claimed were inconsistent with a public company board’s fundamental duties and calling upon the MNR Board to, among other things, engage with Blackwells and drop the litigation against Blackwells and Ms. Nagelberg. On April 9, 2021, MNR’s counsel responded to the Blackwells letter, and, on April 13, 2021, Blackwells’ counsel sent a reply.
On April 1, 2021, a regular quarterly meeting of the MNR Board was held which members of MNR management and representatives of J.P. Morgan, CSCA and Stroock attended. The MNR Board received an update from the Strategic Alternatives Committee and MNR’s legal and financial advisors on the status of the strategic alternatives review process. The MNR Board also adopted resolutions declaring MNR’s regular quarterly cash dividend of $0.18 per share on its common shares, payable on June 15, 2021 to common shareholders of record as of May 17, 2021, and its regular quarterly cash dividend of $0.3828125 per share on MNR’s Series C preferred stock, also payable on June 15, 2021 to holders of record as of May 17, 2021. Later in the day on April 1, 2021, MNR announced the MNR Board’s declaration of these quarterly dividends in a press release.
During April, Bidder B and Bidder C requested and received permission to speak with certain third-parties as potential sources of equity capital.
Beginning on April 4, 2021, Mr. Helfand initiated two conversations with Michael Landy to discuss EQC’s proposed plans for MNR’s existing employees, including offering MNR employees employment for a minimum of one year and severance thereafter. Mr. Helfand indicated to Michael Landy that he expected that the EQC management team would run the combined company and that there would be no continuing management roles for either Eugene Landy or Michael Landy.
On April 7, 2021, a bid form of merger agreement prepared by Stroock on behalf of MNR was provided to the four bidders.
Before the Round 2 Bid Deadline, various telephone calls and e-mails were exchanged between MNR and its advisors, on the one hand, and representatives of each of EQC, Bidder A, Bidder B and Bidder C, regarding diligence and process matters. Additionally, during this period, EQC, Bidder A and Bidder B conducted tours of a large number of MNR’s properties.
On April 9, 2021, representatives of EQC’s legal counsel, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), contacted Stroock to discuss several questions relating to the bid form of merger agreement and shortly thereafter followed up and delivered an issues list. Also, on several occasions between April 12 and the Round 2 Bid Deadline, representatives of Stroock and Fried Frank, as well as Venable LLP, MNR’s Maryland REIT tax counsel, had telephone discussions regarding various tax, transaction structure and diligence-related matters.
Also on April 9, 2021, a videoconference was held to discuss due diligence items among MNR, its financial advisors and Bidder B.
Because EQC’s proposal contemplated a stock-for-stock transaction in which MNR shareholders would become shareholders of EQC, on April 9, 2021, MNR and EQC entered into a reverse non-disclosure agreement, and shortly thereafter EQC provided MNR and its advisors with access to a virtual data site containing non-public information about EQC to facilitate MNR’s due diligence on EQC.
On April 12, 2021, a follow-up videoconference was held to discuss additional diligence items among MNR, its advisors and Bidder A.
Also on April 12, 2021, Bidder B informed J.P. Morgan that Bidder B was contemplating partnering with a multi-national financial services company in connection with its proposal, and Bidder B was granted permission by MNR to work with this potential partner.
On April 14, 2021, Stroock and counsel to Bidder A held a conference call to discuss the draft merger agreement, including certain comments Bidder A’s counsel planned to include in their markup. Also on April 14, 2021, a follow-up videoconference was held to discuss additional due diligence items among MNR, its financial advisors and representatives of Bidder A.
On April 15, 2021, a special meeting of the EQC Board was convened for the purpose of considering EQC’s submission of a revised proposal to MNR. In addition to members of EQC management, in attendance at the meeting were representatives of EQC’s financial advisor, Goldman Sachs, and Fried Frank. During the meeting,

Fried Frank provided an overview of the EQC Board’s fiduciary duties and summarized the due diligence process and findings as well the terms of the draft merger agreement under negotiation. Goldman Sachs then delivered a presentation discussing, among other things, MNR’s business, and its preliminary financial analysis of a potential combination of EQC and MNR. Following a presentation from EQC’s management team and discussion, the EQC Board expressed unanimous support for submitting the revised proposal.
On April 15, 2021, Bidder B requested permission from MNR to speak to a large foreign pension fund as an additional source of equity capital and that request was granted.
During April, Michael Landy and Mr. Helfand exchanged a number of telephone calls and e-mails regarding EQC’s proposal and its overall vision for the combined company. Mr. Helfand advised Mr. Landy that EQC intended to significantly expand MNR’s portfolio utilizing EQC’s strong balance sheet to build a major industrial public REIT.
On April 19, 2021, Mr. Helfand informed Michael Landy that he intended to send a letter outlining the unique merits of EQC’s offer, including providing MNR’s shareholders with the ability to participate in the continued growth of the industrial REIT sector through a tax efficient, stock-for-stock exchange. Mr. Landy received Mr. Helfand’s letter later on April 19, 2021 and forwarded it to the other members of the Strategic Alternatives Committee for their review and consideration.
On April 20, 2021 (the Round 2 Bid Deadline), EQC and Bidder B delivered revised proposals along with comments on the bid form of merger agreement to MNR and its advisors. Bidder A also submitted comments on the bid form of merger agreement on April 20, 2021 and the following morning, April 21, 2021, submitted its revised proposal, specifying the per share price being offered by Bidder A. Bidder C did not submit a proposal. On April 20, 2021 MNR’s common shares closed at $18.23 per share.
EQC’s revised proposal provided for an all-stock transaction in which each MNR common share would be exchanged for 0.6638 EQC common shares. This revised proposal had a base price of $19.15 per share based on EQC’s closing stock price of $28.85 per share on April 20, 2021 and, when added to MNR’s previously declared common stock dividend of $0.18 per share to be payable June 15, 2021 (after the merger agreement was expected to be signed), would result in an effective price of $19.33 per share of MNR stock in light of EQC’s expressed willingness to refrain from paying a matching pre-merger cash dividend to EQC’s common stockholders in respect of MNR’s previously declared dividend. Under EQC’s proposal, the MNR Board would have the right to designate two individuals to be added to the combined company’s board, and the combined company would be managed by EQC’s current management team. In addition, EQC would offer MNR’s existing employees one year of employment and two years of severance upon termination (consistent with MNR’s change-of-control severance plan adopted in January 2021). EQC’s offer letter stated that the offer was not contingent upon securing any debt financing or any additional diligence, and was subject only to confirmatory due diligence, finalization of transaction documents, and approval of the final definitive merger agreement by EQC’s Board, as well as approval of the issuance of EQC shares in the merger by the affirmative vote of at least a majority of the votes cast by EQC shareholders on the proposal.
Bidder A’s revised proposal consisted of an all-cash offer, on behalf of a private REIT affiliated with Bidder A that invests in income-producing real estate, to acquire all of the common shares of MNR for a stated price of $19.00 per share. Bidder A’s revised proposal prohibited the payment of any dividends to holders of MNR’s common shares between signing and closing of the merger agreement, which would include MNR’s previously declared dividend of $0.18 per share payable on June 15, 2021, other than dividends necessary to maintain MNR’s REIT qualification, and required that the stated price of $19.00 per share be reduced by the amount of any such REIT qualification dividends paid between signing and closing. Bidder A’s offer contained no financing contingencies and stated that all financing for the transaction would be fully committed prior to execution of definitive transaction documents, explaining that commitments for debt financing and an equity bridge had been obtained by Bidder A from a global commercial bank, to supplement equity to be provided by the acquiring REIT and thereby ensure that the transaction would not be subject to any risk of future fundraising. Bidder A’s offer letter attached highly confident letters from its bank with respect to both the debt financing and the equity bridge and Bidder A indicated that commitment letters for both facilities were in near final form and would be finalized prior to April 26, 2021. Bidder A stated that Bidder A’s offer had received full approval from Bidder A’s investment committee and no further approvals or due diligence would be required.

Bidder B’s revised proposal consisted of an all-cash offer to acquire all of the common shares of MNR at a price of $18.50 per share. Bidder B’s offer prohibited the payment of any dividends to holders of MNR’s common shares between signing of the merger agreement and the closing of the merger, notwithstanding that the MNR Board had previously declared an $0.18 per share dividend payable on June 15, 2021. Bidder B’s offer letter stated that Bidder B had completed substantially all of its due diligence and noted that, simultaneously with entering into definitive documentation regarding the transaction, Bidder B would enter into a committed bridge financing with a global commercial bank in an amount sufficient to fund the transaction at closing, and enclosed a draft of a financing commitment letter from this bank. In addition to requiring final approval of the offer from Bidder B’s Board of Trustees, Bidder B’s offer letter noted that, as discussed with MNR and its financial advisors, Bidder B intended to enter into a joint venture with two institutional investors concurrently with the closing of the transaction and accordingly would require execution of a joint venture agreement with the two investors prior to entering into definitive documentation with MNR, a process which Bidder B expected would be completed within two weeks after notification to Bidder B that its transaction terms were acceptable.
On April 21, 2021, a meeting of the Strategic Alternatives Committee was convened to review and discuss the revised proposals. In addition to members of MNR management, in attendance at the meeting were representatives of J.P. Morgan, CSCA, and Stroock. MNR’s legal and financial advisors made presentations regarding the revised proposals and the committee discussed and compared the proposals at length. Following the discussion, the committee determined, after consultation with MNR’s advisors, that in light of the competitive nature of the bids, an additional round of bidding was advisable, and it was agreed that each of EQC, Bidder A and Bidder B should be invited to submit “best and final” offers the following week, which would require that any necessary financing be in place by May 2, 2021.
On April 22, 2021, as instructed by the Strategic Alternatives Committee, J.P. Morgan and CSCA contacted EQC, Bidder A and Bidder B to request best and final proposals from each party by 12:00 pm, Eastern Time, on Wednesday, April 28, 2021 (the “Final Bid Deadline”).
On April 23, 2021, a special meeting of the MNR Board was convened for the purpose of discussing the revised proposals that had been submitted in the Round 2 process. In addition to members of MNR management, in attendance at the meeting were representatives of J.P. Morgan, CSCA and Stroock. Following presentations by MNR’s advisors summarizing the revised proposals, the Strategic Alternatives Committee and the advisors updated the MNR Board and reported that the Strategic Alternatives Committee had determined to ask each of EQC, Bidder A, and Bidder B to submit best and final proposals by April 28, 2021.
Also on April 23, 2021, Bidder B informed J.P. Morgan that it was withdrawing from the process, explaining that it was not in a position to improve their proposal and would not have sufficient time to negotiate and secure equity commitments from its joint venture partners needed to enter into a binding merger agreement by the Final Bid Deadline or shortly thereafter.
During late April and continuing through May 4, 2021, Stroock, J.P. Morgan and CSCA continued to conduct reverse due diligence on behalf of MNR with respect to EQC and its business.
On April 25, 2021, Stroock delivered revised drafts of the merger agreement to Fried Frank and to Bidder A’s counsel. Between April 26 and 30, 2021, telephone discussions were held among representatives of Stroock, MNR’s Maryland REIT tax counsel, and Fried Frank, EQC’s legal counsel, concerning certain tax aspects of the merger agreement.
Because EQC’s proposal offered a stock-for-stock transaction in which MNR shareholders would become shareholders of EQC, after discussion with MNR’s advisors, the MNR Board invited EQC’s management team to address the MNR Board on April 28, 2021 regarding EQC’s strategy and business plan for the combined company following the proposed merger.
On April 28, 2021 (the Final Bid Deadline), EQC and Bidder A each submitted best and final proposals. EQC’s final proposal consisted of an all-stock offer with 0.67 EQC shares to be issued in exchange for each MNR common share, resulting in a base offer price of $19.08 per share based on EQC’s closing stock price of $28.48 on April 27, 2021. In addition, EQC’s final proposal (including the draft merger agreement submitted therewith) provided for up to $0.36 of additional value to MNR shareholders by allowing MNR to pay the $0.18 per share regular quarterly common dividend that had been declared in April 2021, and by allowing MNR to declare and pay an additional $0.18 regular quarterly common dividend (which, as noted below, the MNR Board later declared on July 1, 2021), without EQC declaring or paying a matching pre-merger cash dividend to EQC’s shareholders. As with its prior proposal, EQC provided that the MNR Board would have the right to designate two individuals to be added to the combined company’s board and that the combined company would be managed by EQC’s current management team. EQC would offer MNR’s existing employees one year of employment and two years of severance upon termination. EQC’s offer letter stated that EQC’s offer was not contingent upon securing any debt financing and was subject only to limited confirmatory due diligence, finalization of transaction documents, and approval of the final definitive merger agreement by EQC’s Board, as well as approval of the issuance of EQC shares in the merger by the affirmative vote of at least a majority of the votes cast on the proposal by EQC common shareholders.
Bidder A’s final proposal was an all-cash offer to acquire all of MNR’s common shares at a stated price of $19.51 per share. However, Bidder A’s proposal provided that the per share price to be paid in the merger would be reduced by the amount of any dividends declared or paid by MNR on its common shares between signing and closing of the merger agreement, including MNR’s previously announced $0.18 per share quarterly common dividend payable on June 15, 2021. Bidder A’s offer contained no financing contingencies and stated that commitments for debt financing and an equity bridge had been obtained by Bidder A from a global commercial bank, to supplement equity to be provided by the acquiring entity within Bidder A and thereby ensure that the transaction would not be subject to any risk of future fundraising. Bidder A’s offer letter was accompanied by executed commitment letters from this bank with respect to both the debt financing and the equity bridge. Bidder A’s proposal letter stated that Bidder A’s proposal had received full approval from Bidder A’s investment committee and no further approvals or due diligence would be required.
Also on April 28, 2021, several meetings of the Strategic Alternatives Committee and the MNR Board were held to discuss the final proposals received from EQC and Bidder A. In addition to members of MNR management, in attendance at the meetings were representatives of J.P. Morgan, CSCA, Stroock and MNR’s special Maryland outside counsel. The first meeting of the Strategic Alternatives Committee was held at 4:00 p.m. Eastern Time, at which MNR’s financial and legal advisors made presentations to the Strategic Alternatives Committee regarding the two final proposals, including the relative advantages and disadvantages of each. Among other potential benefits, the committee took into consideration that EQC’s all-stock proposal would provide MNR shareholders the opportunity to participate in the benefits of the combined company led by a highly-regarded management team, including Sam Zell and David Helfand, that EQC had a strong balance sheet and was well-positioned to capitalize on anticipated continued growth of the industrial REIT sector, and that EQC’s proposal provided a tax efficient transaction for MNR shareholders who desire to hold their investment while MNR shareholders desiring liquidity could elect to sell their EQC common shares on the open market. The committee took into account that EQC’s offer afforded additional value to MNR shareholders by allowing MNR shareholders to receive MNR’s previously announced quarterly common dividend of $0.18 per share payable on June 15, 2021, without EQC declaring or paying a matching pre-merger cash dividend to EQC’s common shareholders. The committee also considered that EQC’s intention to cash out MNR’s $550 million in Series C preferred stock in connection with the merger for $25.00 per share plus accrued dividends would create immediate savings for the combined company of approximately $34 million per year. The committee also took into consideration the potential risks of EQC’s proposal, including (among other considerations) the fact that the transaction would require the approval of EQC’s shareholders and the potential risk of a decline in EQC’s stock price following the announcement of the transaction, resulting in a reduction in the market value of the consideration to MNR’s common shareholders, as well as uncertainty relating to EQC’s future dividend policy following the closing of the merger. After discussion with MNR’s financial and legal advisors, the Strategic Alternatives Committee adjourned further discussion of the two final bids until after EQC’s presentation to the MNR Board.
A full MNR Board meeting then convened at 5:30 p.m. Eastern Time. The MNR Board meeting began with presentations by MNR’s financial and legal advisors with respect to the final proposals that had been received from EQC and Bidder A. There was a discussion of the final proposals as well as a discussion of the legal duties of directors under Maryland law. At approximately 7:00 p.m. Eastern Time, by invitation, Sam Zell, Chairman of the EQC Board, David Helfand, EQC’s President and Chief Executive Officer, and David Weinberg, EQC’s Executive Vice President and Chief Operating Officer, joined the meeting. The EQC representatives made a presentation regarding their plans and goals for the combined company and answered questions from MNR’s directors. The EQC representatives reiterated, as previously communicated to MNR, that EQC intended to build upon the existing MNR platform to create a leading industrial REIT to capitalize on the anticipated substantial future growth in the industrial REIT sector. They also noted that, as part of EQC’s strategic transformation, EQC management planned to dispose of EQC’s remaining commercial office properties.
Following this discussion, the EQC representatives left the meeting and it was agreed that the independent members of the MNR Board would have an opportunity to meet with counsel to discuss the final proposals from EQC and Bidder A without any members of MNR management or the Landy family present. The independent members engaged in a discussion of the proposals and addressed questions to MNR’s outside counsel. Following such discussion, the full MNR Board then reconvened at approximately 8:00 p.m. Eastern Time and it was determined that the MNR Board meeting would be adjourned so that the Strategic Alternatives Committee could meet to consider making a recommendation to the MNR Board, which would then be presented for a vote by the MNR Board at 8:30 p.m. Eastern Time. Immediately after adjournment of the MNR Board meeting, the Strategic Alternatives Committee convened to discuss the two final proposals with representatives of J.P. Morgan, CSCA and Stroock in attendance. In evaluating the two competing final proposals, the committee considered, among other things, the terms of each offer and the analyses presented by MNR’s financial advisors, the extent to which continued payment of dividends by MNR prior to closing would impact the consideration received by MNR shareholders, the potential for continued growth in the industrial real estate sector, EQC’s growth strategy for the combined company as presented to the MNR Board and the funds EQC will have available to execute on such strategy, as well as the optionality presented by an all-stock transaction whereby MNR shareholders desiring to continue to participate in the long-term growth of the industrial sector could elect to retain the EQC common shares to be issued in connection with the merger on a tax efficient basis while MNR shareholders desiring liquidity could elect to sell their EQC common shares on the open market. The committee members concluded that these factors, taken together, made EQC’s stock-for-stock proposal superior to the cash proposal made by Bidder A. After discussion, the committee unanimously determined to recommend to the MNR Board that EQC’s offer be accepted and that MNR’s advisors be directed to work to finalize a definitive merger agreement with EQC for presentation to the MNR Board for final approval.
At 8:30 p.m. Eastern Time on April 28, a second meeting of the MNR Board was convened, during which the Strategic Alternatives Committee presented its recommendation that the EQC draft merger agreement and final proposal be accepted by the MNR Board, subject to finalizing documentation. The MNR Board unanimously approved the committee’s recommendation.
Later on April 28, 2021, Michael Landy telephoned Mr. Helfand to notify him that the MNR Board had determined to proceed with the EQC proposal. The following day, Mr. Landy and representatives of J.P. Morgan advised Bidder A that the MNR Board had determined to accept another offer.
Between April 28 and May 4, 2021, Michael Landy, and representatives from J.P. Morgan, CSCA, Stroock, EQC, Goldman Sachs and Fried Frank negotiated the merger agreement, and final confirmatory due diligence was completed. During this period, Michael Landy and EQC representatives had further discussions about the future roles of Eugene Landy and Michael Landy following the merger and it was determined that the employment of Eugene Landy and Michael Landy would terminate as of the effective time of the merger.
On April 30, 2021, the MNR Board met again to hear presentations by J.P. Morgan and CSCA with respect to their preliminary valuation analyses of the economic terms of the proposed transaction with EQC. The J.P. Morgan and CSCA representatives noted that each firm would update its preliminary analysis as appropriate before the MNR Board’s final meeting to consider approval of the merger agreement.
On May 3, 2021, Mr. Helfand contacted Michael Landy and said that, in light of an existing business relationship that EQC had with Craig Hatkoff, one of Blackwells’ MNR Board nominees, EQC was seeking MNR’s permission to contact Mr. Hatkoff to discuss MNR. Michael Landy consented and Mr. Helfand telephoned Mr. Hatkoff to discuss MNR and to open a line of communication with Blackwells. Later that evening Mr. Helfand advised Mr. Landy that Mr. Helfand had spoken with Mr. Hatkoff.
On May 4, 2021, a special meeting of the EQC Board was convened to consider approval of the merger agreement. In addition to members of EQC management, in attendance at the meeting were representatives of Goldman Sachs and Fried Frank. During the meeting, Fried Frank provided an overview of fiduciary duties and summarized the terms of the proposed final merger agreement. Representatives of Goldman Sachs then reviewed with the EQC Board its financial analysis summarized below under “The Merger—Opinion of EQC’s Financial Advisor” and delivered to the EQC Board an oral opinion, subsequently confirmed by delivery of a written opinion, dated May 4, 2021, to the EQC Board and attached to this joint proxy statement/prospectus as Annex B, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the assumptions made, procedures followed, factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to EQC. Following a presentation from EQC’s management team and discussion, the EQC Board unanimously adopted resolutions that had been circulated prior to the meeting approving the merger agreement and related matters.
On May 4, 2021, a special meeting of the MNR Board was convened to consider approval of the merger agreement. In addition to members of MNR management, in attendance at the meeting were representatives of J.P. Morgan, CSCA and Stroock. J.P. Morgan and CSCA first reviewed their financial analyses of the exchange ratio provided for in the merger agreement, updated as appropriate since the MNR Board meeting on April 30, 2021. Following its presentation, J.P. Morgan delivered to the MNR Board its oral opinion, confirmed later that day by delivery of a written opinion dated May 4, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to MNR’s common shareholders. Following its presentation, CSCA delivered to the MNR Board its oral opinion, confirmed later that day by delivery of a written opinion dated May 4, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by CSCA in preparing its opinion, that the consideration to be received by MNR’s common shareholders in the proposed merger with EQC was fair, from a financial point of view, to MNR’s common shareholders. Stroock then reviewed with the MNR Board the key terms of the proposed final merger agreement, including the consideration to be paid to the MNR shareholders, the ability of MNR to pay two quarterly dividends of $0.18 each to its common shareholders without EQC declaring or paying a matching pre-merger cash dividend to EQC’s common shareholders, the tax treatment of the merger, the right of the MNR Board to appoint two persons to join the EQC Board following the merger, and the commitment of EQC to employ MNR’s existing employees, other than Eugene Landy and Michael Landy, for at least one year following the merger. Stroock noted that several issues relating to the merger agreement remained open but were expected to be resolved that evening. Following discussion, the MNR Board unanimously adopted resolutions that had been circulated prior to the meeting approving the merger agreement and related matters.
Late in the evening on May 4, 2021, MNR and EQC entered into the merger agreement and issued a joint press release regarding the execution of the merger agreement.
On July 1, 2021, the MNR Board declared a regular quarterly common dividend of $0.18 per share, payable on September 15, 2021. In the event that the merger is completed before September 15, 2021, the dividend payment will be accelerated and paid immediately prior to the effective time of the merger as agreed by EQC and MNR under the terms of the merger agreement. Accordingly, upon consummation of the merger, MNR common shareholders will have received, as a result of MNR’s two most recent dividend payments, $0.36 per share in cash in addition to the merger consideration to be paid by EQC without EQC having paid a matching pre-merger cash dividend to EQC’s shareholders.
From time to time, beginning on or around June 8, 2021, representatives of EQC, Mr. Hatkoff and Mr. Aintabi have discussed, among other things, their respective views on the proposed transaction between EQC and Monmouth, including EQC’s perspectives on the merits and strategic logic of the proposed transaction and EQC’s plans for the Combined Company. These discussions remain ongoing.
On July 2, 2021, EQC filed with the SEC a registration statement on Form S-4 under the Securities Act, relating to the merger with MNR. The registration statement contained a preliminary version of this joint proxy statement/prospectus.
On July 8, 2021, after the close of the market, J.P. Morgan and CSCA received a letter from Bidder A addressed to Mr. Eugene Landy setting forth an unsolicited acquisition proposal for MNR (the “July 8 Proposal”). Under the terms of the July 8 Proposal, which qualified as a “Takeover Proposal” for purposes of the merger agreement between MNR and EQC, Bidder A offered to acquire all of MNR’s outstanding common shares for net cash consideration of approximately $18.70 per share, reflecting a stated per share purchase price of $19.51 per share, reduced by (i) the termination fee payable by MNR to EQC of $62,161,697, or approximately $0.63 per share, if MNR were to decide to terminate the merger agreement with EQC and accept the July 8 Proposal and (ii) the $0.18 per share dividend on MNR’s common shares previously declared by the MNR Board on July 1, 2021 and payable on or before September 15, 2021. As was the case with Bidder A’s final proposal submitted on April 28, 2021 as part of MNR’s strategic alternatives review process, the July 8 Proposal was accompanied by executed commitment letters from a global commercial bank with respect to Bidder A’s contemplated debt financing and an equity bridge, as well as a proposed form of merger agreement. The July 8 Proposal further stated that Bidder A had obtained all necessary internal approvals and had completed its due diligence. On July 8, 2021 MNR’s common shares closed at $18.55 per share.
On July 9, 2021, Mr. Michael Landy forwarded the July 8 Proposal to the members of the MNR Board and requested their availability for a special meeting on July 12, 2021 to discuss the July 8 Proposal.
Also on July 9, 2021, MNR provided oral and written notice to EQC of Bidder A’s July 8 Proposal as required under the terms of the merger agreement with EQC.
Beginning on July 11, 2021, Stroock and counsel to Bidder A held several conference calls to clarify the terms of the July 8 Proposal, including questions regarding the commitment letters and the proposed form of merger agreement submitted by Bidder A with the July 8 Proposal.
On July 12, 2021, a special meeting of the MNR Board was convened for the purpose of discussing the July 8 Proposal. In addition to members of MNR management, also in attendance at the meeting were representatives of J.P. Morgan, CSCA, Okapi Partners and Stroock. MNR’s financial and legal advisors made presentations regarding the July 8 Proposal, which, among other things, summarized the key terms of the July 8 Proposal, compared such terms with the terms of the EQC merger agreement, summarized MNR’s rights and obligations under the merger agreement with EQC with respect to the July 8 Proposal and outlined potential alternative responses as well as potential next steps with respect to the July 8 Proposal. Following discussion among the MNR Board and the advisors regarding the July 8 Proposal, the meeting was adjourned to afford the MNR Board an opportunity to further consider the July 8 Proposal prior to making a determination on a response to the July 8 Proposal.
Also on July 12, 2021, following the closing of trading on the NYSE, MNR issued a press release disclosing its receipt of the July 8 Proposal and the material terms of the July 8 Proposal. The press release indicated that the MNR Board was evaluating the proposal, that no determinations had been made and that the MNR Board intended to respond to the July 8 Proposal in due course. On July 12, 2021, MNR’s common shares closed at $19.00 per share.
At 4:00 p.m. Eastern Time on July 15, 2021, the special meeting of the MNR Board that began on July 12 was reconvened for the purpose of further discussing the July 8 Proposal and determining what action to take in response to the July 8 Proposal. In addition to members of MNR management, in attendance at the meeting were representatives of J.P. Morgan, CSCA, Stroock, MNR’s special Maryland outside counsel, Okapi Partners, and Joele Frank. The MNR Board heard presentations by J.P. Morgan and CSCA with respect to both the transaction with EQC and the July 8 Proposal, after which Stroock reviewed the material terms of the July 8 Proposal. In addition, representatives of Okapi Partners made a presentation with respect to the special meeting of shareholders that would be held to vote on the merger agreement with EQC and the solicitation of proxies in connection with such special meeting.
Following the presentations, a discussion ensued amongst the members of the MNR Board regarding how MNR should respond to the July 8 Proposal. During the discussion, the MNR Board considered, among other things, that numerous strategic opportunities and benefits of the pending merger with EQC remained unchanged, including EQC’s growth strategy for the Combined Company, the financial resources at EQC’s disposal to execute on such strategy, and the optionality presented by EQC’s all-stock transaction whereby MNR common shareholders would receive shares of a publicly-traded company as the merger consideration. The MNR Board also took note that the July 8 Proposal would provide MNR common shareholders with less consideration than the final proposal Bidder A submitted on April 28, 2021 as part of the strategic alternatives review process. Following such discussion, the MNR Board reached a unanimous conclusion that the merger with EQC would provide greater value to MNR shareholders than the July 8 Proposal and that the terms of the July 8 Proposal would not provide a basis for discussions regarding a potential transaction between Bidder A and MNR. The Board began a discussion of a possible response letter to the July 8 Proposal when representatives of J.P. Morgan and CSCA interrupted to report that a letter had just been received from Bidder A addressed to Mr. Eugene Landy setting forth an amendment to the July 8 Proposal. The amendment reflected an increase of $0.18 per share in the consideration that would be paid for the MNR common shares, resulting in a net cash consideration of $18.88 per share, reflecting a stated purchase price of $19.51 per share reduced by the termination fee of $62,161,697, or approximately $0.63 per share, if MNR were to decide to terminate the merger agreement with EQC and accept the amended July 8 Proposal. The increase resulted from Bidder A’s decision that the consideration offered in the July 8 Proposal would no longer be reduced by the $0.18 per share dividend on MNR’s common shares previously declared by the MNR Board on July 1, 2021 and payable on or before September 15, 2021. Other than this increase, the other material aspects of the July 8 Proposal were unchanged. Based on the amendment to the July 8 Proposal, the MNR Board determined, in consultation with MNR’s advisors, that it would be most appropriate not to respond to the original July 8 Proposal and that instead the MNR Board would reconvene at a later date to discuss the amended July 8 Proposal and make a decision with respect to a response. Later on July 15, 2021, Bidder A’s counsel delivered to Stroock an updated proposed form of merger agreement reflecting the amendment as well as an updated draft of the disclosure schedules to the merger agreement.
On July 16, 2021, MNR issued a press release disclosing its receipt of the amendment to the July 8 Proposal. On July 16, 2021, MNR’s common shares closed at $19.23 per share.
Between July 16, 2021 and July 20, 2021, MNR’s advisors had several telephone conversations with representatives of Bidder A and its counsel relating to the amended July 8 Proposal.
On July 21, 2021, Starwood Capital Group (“Starwood”) issued a press release in which it confirmed that its affiliate, Starwood Real Estate Income Trust, Inc., had submitted the amended July 8 Proposal. In the press release, Starwood urged the MNR Board to declare the amended July 8 Proposal a ‘superior proposal’ under the terms of MNR’s merger agreement with EQC and to proceed to finalize a transaction with Starwood.
Also on July 21, 2021, at 2:00 p.m., Eastern Time, a special meeting of the MNR Board was convened for the purpose of discussing the July 8 Proposal, as amended by the letter received from Starwood on July 15, 2021, and determining a response. In addition to members of MNR management, in attendance at the meeting were representatives of J.P. Morgan, CSCA, Stroock and MNR’s special Maryland outside counsel. The MNR Board heard presentations by J.P. Morgan and CSCA with respect to both the transaction with EQC and the amended July 8 Proposal, after which Stroock reviewed the material terms of the amended July 8 Proposal. Following the presentations, a discussion ensued, during which members of the MNR Board took note of many of the same considerations that had been discussed at the July 15 meeting of the MNR Board and at previous MNR Board meetings, and expressed the view that the numerous strategic opportunities and benefits of the pending merger with EQC remained unchanged. The MNR Board noted that the July 8 Proposal, even as amended, would provide MNR common shareholders with less consideration than the final proposal Starwood had submitted on April 28, 2021 as part of the strategic alternatives review process and that the net consideration being offered by Starwood was less than the then-current trading price of MNR common shares. Following such discussion, the MNR Board unanimously determined that the pending merger with EQC represents the best opportunity to maximize value for MNR common shareholders and that the terms set forth in the amended July 8 Proposal would not provide a basis for discussions regarding a transaction with Starwood. The MNR Board then unanimously reaffirmed its support for, and recommendation in favor of, MNR’s pending merger with EQC. On July 21, 2021, MNR’s common shares closed at $19.10 per share.
On July 22, 2021, MNR delivered a letter to Starwood informing Starwood of the MNR Board’s determination. That same day, MNR issued a press release disclosing the MNR Board’s response to the amended July 8 Proposal and reaffirming its support for the merger with EQC.
Recommendation of the EQC Board of Trustees and its Reasons for the Merger
In evaluating the merger, the EQC Board consulted with its legal and financial advisors and EQC’s management and, after consideration, the EQC Board has unanimously determined that the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger, are advisable and in the best interests of EQC and its shareholders. The EQC Board has unanimously approved the merger agreement and the merger, including the issuance of EQC common shares in connection with the merger.

In approving the merger and recommending that EQC shareholders vote to approve the issuance of EQC common shares in connection with the merger, the EQC Board considered various factors supporting its decision, including the following material factors described below:
•
The Transaction Delivers Significant Strategic and Financial Benefits. The EQC Board believes that the merger will provide a number of significant potential strategic and financial benefits, including the following:

•
Attractive Entry Point into the Industrial Sector to Build a Long-Term Business: The merger provides EQC shareholders an attractive entry point into the industrial sector as well as a platform to build a leading industrial business, a fast-growing sector with robust long-term fundamentals driven by the growth of e-commerce.

•
High-Quality Modern Portfolio: The MNR portfolio is comprised of newer properties, consisting of single tenant, net-leased industrial assets, the vast majority of which are leased to investment grade companies or their subsidiaries with long weighted average lease terms. The portfolio is primarily located in the Eastern United States with locations near airports, seaports, transportation hubs, and situated within or near major population centers, positioning the portfolio well to serve both the first and last mile of the supply chain. With a weighted average building age of 9.9 years,[1] much of the portfolio consists of Class A logistics facilities with modern building features.

•
Scale, Stability and Potential for Significant Growth: The MNR portfolio generates a base of strong stable cash flows, and the merger provides the Combined Company the opportunity to build a leading industrial business with approximately $5 billion of balance sheet capacity for future acquisitions that the EQC Board believes will provide long-term net asset value accretion to shareholders.

•
Fully-Funded Growth Strategy: The Combined Company’s growth strategy is not dependent on raising additional equity capital. After closing, the Combined Company is expected to have approximately $2.4 billion of pro forma cash on the balance sheet, as well as four office properties totaling 1.5 million square feet that are planned to be sold over time with the proceeds reinvested into new industrial acquisitions.

•
Improved Balance Sheet: In connection with the merger, EQC will cash out MNR’s $550 million Series C preferred stockholders for $25.00 per share plus accrued dividends, which will create immediate savings for the Combined Company of approximately $34 million per annum. Going forward, the Combined Company anticipates having a strong balance sheet and a conservative financing strategy with long-term leverage targets in line with the industrial REIT sector.

•
Improved Access to Capital: Given the Combined Company’s leadership team, its history of conservative balance sheet management and the intention to grow the portfolio, the Combined Company is expected to benefit from improved access to capital as it considers opportunities for debt financing to provide flexibility and lower borrowing costs. In addition, after closing, the increase in shares outstanding for the Combined Company is expected to provide increased liquidity for shareholders.

•
Increased Diversification Over Time: With approximately $5 billion of balance sheet capacity, the Combined Company has the opportunity to make investments in industrial real estate assets where strong fundamentals offer compelling risk-adjusted returns and opportunities for long-term value creation. The Combined Company currently plans to diversify its tenant base and industry concentrations as the industrial portfolio grows.

•
Strong Corporate Governance and Leadership: EQC’s commitment to strong corporate governance that promotes transparency as well as alignment with and accountability to shareholders will continue at the Combined Company. Sam Zell will remain the Chairman of the Board of Trustees of the Combined Company, which will continue to be led by EQC’s President and Chief Executive Officer David Helfand and the existing EQC senior management team. Following completion of

[1]	As of March 31, 2021 and excludes the 60,400 square foot Carlstadt property which was sold on April 15, 2021.

the merger, the board of trustees of the Combined Company will consist of (i) all of the members of the EQC Board serving immediately prior to the effective time of the merger and (ii) Michael P. Landy and Sonal Pande, who have been designated by the MNR Board to serve on the board of trustees of the Combined Company following the completion of the merger in accordance with the terms of the merger agreement.
•
Fixed Exchange Ratio. The EQC Board also considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of EQC common shares or MNR common shares, provides certainty as to the respective pro forma ownership of the Combined Company.

•
Opinion of Financial Advisor. The EQC Board considered the oral opinion of Goldman Sachs delivered to the EQC Board on May 4, 2021, subsequently confirmed by delivery of a written opinion, dated May 4, 2021, to the EQC Board, and attached to this joint proxy statement/prospectus as Annex B, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion as set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to EQC; for additional information, see the section entitled “The Merger—Opinion of EQC’s Financial Advisor” and the full text of the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.

•
EQC and MNR Commitment to Completing the Merger. The EQC Board considered the commitment on the part of both parties to complete the merger as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the shareholder approvals needed to complete the merger would be obtained in a timely manner.

The EQC Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the following material factors:
•	the risk of diverting management focus and resources from other strategic opportunities while working to implement the merger;
•
the risk that, notwithstanding EQC’s and MNR’s commitment to completing the merger, the merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on the trading price of EQC common shares and operating results, particularly in light of the costs incurred in connection with the proposed transaction;

•
the risk that, under the terms of the merger agreement, EQC must reimburse MNR for its expenses up to $10.0 million in the event the merger agreement is terminated because EQC’s shareholders fail to approve the issuance of EQC common shares in connection with the merger;

•
the risk associated with the fact that the merger represents a strategic transition for EQC’s business into the industrial sector, and, while the Combined Company expects to have access to the appropriate resources, relationships and expertise to manage and grow the business, there can be no assurance of success;

•	the risk that the Combined Company may not be able to find attractive sale opportunities for the remaining office properties in connection with EQC’s strategic transition into the industrial sector;
•	the risk that the anticipated strategic and financial benefits of the merger may not be realized;
•	the risk of other potential challenges in integrating the two companies and their respective operations;
•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the merger and the costs of integrating the businesses of EQC and MNR;
•
the restrictions on the conduct of EQC’s business prior to the completion of the merger, which could delay or prevent EQC from undertaking certain actions it would otherwise take with respect to its business absent the pending completion of the merger; and

•	other matters described under the section “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
This discussion of the foregoing information and material factors considered by the EQC Board in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the EQC Board in evaluating the merger agreement and the merger, including the issuance of EQC common shares and the payment of cash consideration to the MNR preferred shareholders in connection with the merger, and the complexity of these matters, the EQC Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the EQC Board may have given different weight to different factors. The EQC Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement and the merger, including the issuance of EQC common shares and the payment of cash consideration to the MNR preferred shareholders in connection with the merger.
This explanation of the reasoning of the EQC Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.
After careful consideration, for the reasons set forth above, the EQC Board unanimously recommends that EQC shareholders vote FOR the EQC Issuance Proposal, and FOR the EQC Adjournment Proposal.
Recommendation of the MNR Board of Board of Directors and its Reasons for the Merger
In evaluating the merger, the MNR Board consulted with MNR’s management and its legal and financial advisors and, after careful consideration, the MNR Board unanimously determined that the merger is advisable and in the best interests of MNR, approved the merger agreement and the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions set forth therein, and authorized the execution and delivery by MNR of the merger agreement. In determining that the merger is advisable and in the best interests of MNR, in approving the merger agreement and the transactions contemplated thereby, in authorizing the execution and delivery by MNR of the merger agreement, and in recommending that MNR shareholders vote to approve the merger and the other transactions contemplated by the merger agreement, the MNR Board considered various factors that it viewed as supporting its decisions, including the following material factors:
•
the receipt of EQC common shares as merger consideration provides MNR common shareholders with the opportunity to maintain an ownership stake in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

○
shareholders of the Combined Company will have the opportunity to benefit as the Combined Company seeks to build a leading industrial real estate business and thereby to continue to participate in the long-term growth of the industrial real estate sector;

○
the income stability of the Combined Company’s property portfolio, which is expected to consist of MNR’s 122 properties and EQC’s four office properties based on the expected timing for closing of the merger and the expected timing for two of MNR’s pending acquisitions, coupled with EQC’s sponsorship, management expertise and strong balance sheet, is expected to provide shareholders of the Combined Company with stable recurring cash flows and significant financial resources to pursue future acquisitions;

○
EQC is well-positioned to execute on the Combined Company’s growth strategy, which is not dependent on raising additional debt or equity capital, as the Combined Company is expected to have approximately $2.4 billion of cash on its balance sheet following the closing of the merger;

○
MNR’s common shareholders are expected to benefit from a strengthened balance sheet, as MNR’s outstanding Series C preferred stock will be paid off in connection with the merger, resulting in immediate preferred dividend savings of approximately $34 million per year;

○
shareholders of the Combined Company will benefit from increased tenant and industry diversification, as EQC plans to broaden MNR’s tenant base and reduce MNR’s industry concentrations as the portfolio grows;

○	the Combined Company is expected to have significant cost of capital advantages as a result of its strong balance sheet and access to liquidity; and
○
MNR’s common shareholders are expected to benefit from a significant increase in market liquidity given the Combined Company’s expected $5.5 billion public equity market capitalization based on the closing price of EQC’s common shares on May 4, 2021 of $28.95 per share or approximately $5.1 billion, based on the closing price of EQC’s common shares on July 20, 2021 of $27.07 per share, the latest practicable trading day before the date of this joint proxy statement/prospectus.

•
the EQC common shares to be issued in the merger had an implied value per MNR common share of $19.40 based on the closing price of EQC common shares on the NYSE on May 4, 2021, the day the merger agreement was entered into and publicly announced;

•
the merger agreement permits MNR to continue to pay MNR’s common shareholders regular quarterly cash dividends of up to $0.18 per MNR common share through consummation of the merger, and, because EQC has agreed not to declare or pay any equalizing dividends to its common shareholders with respect to (i) the regular quarterly common dividend of $0.18 per share previously declared by the MNR Board and paid on June 15, 2021 and (ii) the regular quarterly common dividend of $0.18 per share declared by the MNR Board on July 1, 2021 and payable on September 15, 2021 (unless the merger is completed prior to

September 15, 2021, in which case the dividend payment will be accelerated and paid immediately prior to the effective time of the merger), these two quarterly $0.18 per share cash dividend payments further enhance value for MNR common shareholders;
•
the exchange ratio in the merger is fixed and will not fluctuate as a result of changes in the market value of MNR common shares or EQC common shares, which provides certainty as to the pro forma percentage ownership of MNR common shareholders in the Combined Company and limits the impact of external factors on the merger;

•
the common stock consideration, consisting of EQC common shares, which will be listed for trading on the NYSE, will continue to provide liquidity for MNR common shareholders desiring to monetize their investment after the merger;

•
the financial analyses presented to the MNR Board by each of J.P. Morgan and CSCA and the May 4, 2021 oral opinions delivered by J.P. Morgan and CSCA to the MNR Board, which were confirmed by delivery of written opinions dated May 4, 2021, to the effect that, as of May 4, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan and CSCA in preparing their respective opinions, the exchange ratio in the merger (in the case of J.P. Morgan) or the common stock consideration to be received by MNR common shareholders pursuant to the merger agreement (in the case of CSCA) was fair, from a financial point of view, to MNR common shareholders, as more fully described below in the section entitled “The Merger—Opinions of MNR’s Financial Advisors” beginning on page 78 of this joint proxy statement/prospectus and as set forth in the full text of the respective fairness opinions, which are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus;

•
the robust pre-signing strategic alternatives sale process conducted by J.P. Morgan and CSCA at the direction and under the supervision of the Strategic Alternatives Committee of the MNR Board, which involved outreach to more than 90 qualified potential interested parties, including financial sponsors, real estate investment trusts, sovereign wealth funds, pension funds, real estate managers and other financial and strategic investors, the execution of non-disclosure agreements with 36 potential counterparties, and the receipt of first round indications of interest from four potential counterparties, second round proposals from three potential counterparties and “best and final” proposals from each of EQC and Bidder A;

•
the merger is intended to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt by MNR common shareholders of EQC common shares in the merger on a tax-efficient basis;

•
immediately following the closing of the merger, the EQC Board will consist of ten trustees, two of whom will be persons designated by the MNR Board, which will provide former MNR common shareholders with continuing representation on the EQC Board;

•	the quality, breadth and experience of EQC’s senior management team, which has successfully completed and integrated other acquisitions;
•
favorable conditions for sale transactions in the industrial real estate market generally, including prices for assets being at or near historical highs while capitalization rates are at or near historical lows, the moderate interest rate environment and the possibility that interest rates may rise in the near future;

•
information with respect to the business, operating results, financial condition and future plans of EQC, including the substantial amount of cash on its balance sheet and EQC’s intention to sell its office properties and focus its activities on industrial real estate following the merger;

•
the approval of the merger by the holders of at least two-thirds of the outstanding MNR common shares required by Maryland corporation law and the approval of the issuance of EQC common shares in the merger by at least a majority of the votes cast on the proposal by EQC shareholders as required by NYSE rules;

•
the ability of the MNR Board under the merger agreement, under certain specified circumstances, to consider an alternative proposal and the right of the MNR Board, under certain specified circumstances, to withdraw its recommendation and to terminate the merger agreement following such withdrawal in order to enter into an agreement with respect to a Superior Proposal, subject to payment by MNR of an approximately $62 million termination fee, as well as the right of the MNR Board, under certain specified circumstances, to withdraw its recommendation following the occurrence of an Intervening Event;

•
the commitment on the part of each of MNR and EQC to complete the merger as reflected in their respective obligations under the terms of the merger agreement, the fact that there are no financing or diligence conditions to consummation of the merger, the absence of any required material governmental consents (other than the Form S-4 Registration Statement of which this joint proxy statement/prospectus is a part being declared effective by the SEC), the fact that the November 24, 2021 outside date under the merger agreement should allow sufficient time to complete the merger, the belief that the shareholder approvals required to complete the merger would be obtained in a timely manner, and the fact that MNR is entitled to specific performance of EQC’s obligations under the merger agreement;

•	the other terms of the merger agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the merger agreement;
•	the proposed terms of the merger and the merger agreement as compared to the proposals received from other bidders, including Bidder A; and
•
the course of negotiations with EQC, which were conducted at arm’s length and during which the MNR Board and the MNR Strategic Alternatives Committee were advised by MNR’s legal and financial advisors.

The MNR Board also considered a variety of risks and other potentially negative factors in considering the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the following material factors:
•
that, because the exchange ratio is fixed in the merger agreement and will not fluctuate as a result of changes in the market value of MNR common shares or EQC common shares, a decline in the value of EQC common shares unmatched by a similar decline in the value of MNR common shares, or an increase in the value of MNR common shares without a similar increase in the value of EQC common shares, would reduce the relative value of the EQC common shares received by MNR common shareholders in the merger;

•
the risk that the dividend per share expected to be paid by the Combined Company following the consummation of the merger may be significantly lower than the dividend per share historically paid by MNR;

•	that, following the merger, MNR would no longer exist as a stand-alone public company and MNR shareholders would not participate in any future growth MNR might have achieved on a stand-alone basis;
•
the risk that the strategic, financial and other benefits to the MNR shareholders expected to result from the merger might not be fully realized or realized at all, including as a result of possible changes in the real estate market or the industrial real estate business affecting the markets in which EQC will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•	the risk that an alternative transaction or different strategic alternative potentially could be more beneficial to MNR shareholders than the proposed merger with EQC;
•
that, under the terms of the merger agreement, MNR must pay EQC an approximately $62 million termination fee if the merger agreement is terminated under certain circumstances or if an alternative transaction is consummated under certain circumstances following termination of the merger agreement, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to MNR shareholders;

•
that the terms of the merger agreement place limitations on the ability of MNR to initiate or solicit, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal (as defined below) or engage in or otherwise participate in any discussions or negotiations that would reasonably be expected to lead to a Takeover Proposal (as defined below), or provide any access to its properties, books or records or any non-public information to any person relating to MNR or any of its subsidiaries in connection with the foregoing;

•
the risk that the required approval of MNR shareholders and/or EQC shareholders for the merger and the other transactions contemplated by the merger agreement (in the case of MNR shareholders) or the issuance of EQC common shares in the merger (in the case of EQC shareholders) may not be obtained;

•	the risk that one or more of the other conditions to the parties’ obligations to complete the merger will not be satisfied or waived;
•
the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger and the risk that if the merger is not completed, MNR’s employees will have expended extensive time and efforts to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, which would adversely affect MNR’s business;

•	the possibility that the merger may not be completed, or may be unduly delayed, for reasons beyond the control of MNR or EQC;
•
provisions in the merger agreement restricting operation of MNR’s business during the period between the signing of the merger agreement and consummation of the merger may delay or prevent MNR from undertaking business opportunities that may arise or other actions MNR would otherwise take with respect to its operations absent the pending completion of the merger;

•	the expenses to be incurred in connection with the merger;
•
MNR’s obligation under the merger agreement to reimburse EQC for up to $10.0 million of transaction expenses incurred by EQC if the merger is not completed due to the failure of MNR shareholders to approve the merger and the other transactions contemplated by the merger agreement;

•	the fact that under Maryland law, MNR shareholders are not entitled to dissenters or appraisal rights in connection with the merger; and
•	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 22 of this joint proxy statement/prospectus.

This discussion of the foregoing information and material factors considered by the MNR Board in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the MNR Board in evaluating the merger agreement and the transactions contemplated by it, and the complexity of these matters, the MNR Board did not find it practicable to, and did not attempt to, quantify, rank, or otherwise assign relative weight to those factors. In addition, different members of the MNR Board may have given different weight to different factors. The MNR Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.
This explanation of the reasoning of the MNR Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30 of this joint proxy statement/prospectus.
After careful consideration, for the reasons set forth above, the MNR Board unanimously recommends that MNR shareholders vote FOR the MNR Merger Proposal, FOR the MNR Compensation Proposal, and FOR the MNR Adjournment Proposal.
Opinion of EQC’s Financial Advisor
At a meeting of the EQC Board, Goldman Sachs, delivered to the EQC Board its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 4, 2021, to the EQC Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to EQC.
The full text of the written opinion of Goldman Sachs, dated May 4, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the EQC Board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of EQC common shares should vote with respect to the issuance of EQC common shares in connection with the merger or any other matter.
In connection with delivering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	the annual reports to shareholders and Annual Reports on Form 10-K of EQC and MNR for the five fiscal years ended December 31, 2020 and September 30, 2020, respectively;
•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of EQC and MNR;
•	certain other communications from EQC and MNR to their respective shareholders;
•	certain publicly available research analyst reports for EQC and MNR;
•
certain internal financial analyses and forecasts for MNR prepared by its management (shown by the management of EQC on a pro forma basis for the sale of a specified asset, using EQC’s projection for the specified asset) and approved for Goldman Sachs’ use by EQC, which we refer to as the “MNR Forecasts;”

•
certain internal financial analyses and forecasts for EQC on a stand-alone and pro forma basis, giving effect to the merger, in each case, as prepared by the management of EQC and approved for Goldman Sachs’ use by EQC, which we refer to collectively, together with the MNR Forecasts, as the “Forecasts;” and

•
certain operating synergies projected by the management of EQC to result from the merger, as approved for Goldman Sachs’ use by EQC, which we refer to as the “Synergies” for purposes of this section “ —Opinion of EQC’s Financial Advisor.”

Goldman Sachs also held discussions with members of the senior management of EQC regarding their assessment of the past and current business operations, financial condition and future prospects of EQC and MNR and the strategic rationale for, and the potential benefits of, the merger; reviewed the reported price and trading activity for EQC common shares and MNR common shares; compared certain financial and stock market information for EQC and MNR with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate investment trusts industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of the EQC Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the EQC Board that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of EQC. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of EQC or MNR or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on EQC or MNR or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion did not address the underlying business decision of EQC to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to EQC; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to EQC, as of the date of its written opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of EQC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of EQC and MNR, or any class of such persons in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which EQC common shares or MNR common shares would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on EQC and MNR, or the merger, or as to the impact of the merger on the solvency or viability of EQC and MNR or the ability of EQC and MNR to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the EQC Board in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of EQC common shares should vote with respect to the issuance of EQC common shares in connection with the merger or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Goldman Sachs to the EQC Board in connection with rendering to the EQC Board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman

Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 3, 2021, the last completed trading day prior to the meeting of the EQC Board on May 4, 2021, and is not necessarily indicative of current or future market conditions.
Illustrative Discounted Cash Flow Analysis—EQC Stand-alone
Using the Forecasts for EQC on a stand-alone basis, which we refer to as the “EQC Stand-alone Forecasts,” Goldman Sachs performed an illustrative discounted cash flow analysis on EQC on a stand-alone basis. Using discount rates ranging from 6.0% to 8.0%, reflecting estimates of EQC’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the unlevered free cash flows to be generated by EQC on a stand-alone basis, for the period from April 1, 2021 to December 31, 2023 as reflected in the EQC Stand-alone Forecasts and (ii) a range of illustrative terminal values for EQC, which were calculated by applying exit terminal year earnings before interest income (including any dividend income from securities) and expense, taxes, depreciation and amortization, which we refer to as “EBITDA,” multiples ranging from 15.0x to 19.0x, to a terminal year estimate of EBITDA, to be generated by EQC, as reflected in the EQC Stand-alone Forecasts and adjusted to exclude general and administrative costs (which analysis implied perpetuity growth rates ranging from 1.0% and 4.0%). Goldman Sachs derived the discount rates referenced above by application of Capital Asset Pricing Model, which we refer to as “CAPM,” which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the historical trading multiples of certain publicly traded corporations in the REIT industry.
Goldman Sachs derived a range of illustrative enterprise values for EQC by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for EQC the amount of net debt (defined as debt less cash) and preferred equity of EQC as of March 31, 2021, in each case, as provided by the management of EQC, to derive a range of illustrative equity values for EQC on a stand-alone basis. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of EQC, as provided by the management of EQC, to derive a range of illustrative present values per EQC common share on a stand-alone basis of $27.60 to $29.16.
Illustrative Discounted Cash Flow Analysis—MNR Stand-alone
Using the MNR Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of MNR on a stand-alone basis. Using discount rates ranging from 5.0% to 7.0%, reflecting estimates of MNR’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the unlevered free cash flows to be generated by MNR on a stand-alone basis for the period from April 1, 2021 to December 31, 2025, as reflected in the MNR Forecasts, and (ii) a range of illustrative terminal values for MNR, which were calculated by applying exit terminal year EBITDA multiples ranging from 18.0x to 22.0x, to a terminal year estimate of EBITDA to be generated by MNR, as reflected in the MNR Forecasts (which analysis implied perpetuity growth rates ranging from 0.1% to 3.0%). Goldman Sachs derived the discount rates referenced above by application of CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the historical trading multiples of MNR and certain publicly traded corporations in the REIT industry, which we refer to collectively as the “Selected Public Companies.”
Goldman Sachs derived a range of illustrative enterprise values for MNR by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for MNR the net debt (defined as debt less cash as of March 31, 2021 and estimated value of securities portfolio as of May 3, 2021) and preferred equity as of March 31, 2021, in each case, as provided by the management of

MNR and approved by EQC management for use by Goldman Sachs, to derive a range of illustrative equity values for MNR. Goldman Sachs then divided the range of illustrative equity values it derived for MNR on a stand-alone basis by the number of fully diluted outstanding shares of MNR, as provided by MNR management and approved by EQC management for use by Goldman Sachs, to derive a range of illustrative present values per share ranging from $12.40 to $21.75.
Illustrative Discounted Cash Flow Analysis—Combined Company
Using the Forecasts for the Combined Company on a pro forma basis, which we refer to as the “Combined Company Forecasts,” Goldman Sachs performed an illustrative discounted cash flow analysis of the Combined Company. Using discount rates ranging from 5.0% to 7.0%, reflecting estimates of the Combined Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2021 (i) estimates of the Combined Company’s unlevered free cash flows to be generated by the Combined Company for the period from April 1, 2021 to December 31, 2024 and (ii) a range of illustrative terminal values for the Combined Company, which were calculated by applying exit terminal year EBITDA multiples ranging from 23.0x to 27.0x, to a terminal year estimate of EBITDA to be generated by the Combined Company, as reflected in the Combined Company Forecasts (which analysis implied perpetuity growth rates ranging from 1.1% to 3.7%). Goldman Sachs derived the discount rates referenced above by application of CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the trading multiples of MNR and the Selected Public Companies. Goldman Sachs derived a range of illustrative enterprise values for the Combined Company by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Combined Company the net debt (defined as debt less cash as of March 31, 2021 and value of MNR’s securities portfolio as of May 3, 2021) and preferred equity as of March 31, 2021 on a pro forma basis, in each case, as provided by the management of EQC, to derive a range of illustrative equity values for the Combined Company. Goldman Sachs then divided the range of illustrative equity values it derived for the Combined Company by the number of fully diluted outstanding shares of the Combined Company, which took into account the exchange ratio, as provided by the management of EQC, to derive a range of illustrative present values per share ranging from $26.10 to $33.60.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to MNR, EQC, or the merger.
Goldman Sachs prepared these analyses for purposes of providing its opinion to the EQC Board as to the fairness from a financial point of view to EQC, as of the date of its written opinion, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of EQC, MNR, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The exchange ratio was determined through arm’s-length negotiations between EQC and MNR and was approved by the EQC Board. Goldman Sachs provided advice to EQC during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to EQC or the EQC Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

As described above, Goldman Sachs’ opinion to the EQC Board was one of many factors taken into consideration by the EQC Board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the EQC Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this joint proxy statement/prospectus.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of EQC, MNR and any of their respective affiliates and third parties or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to EQC in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, all of which is contingent upon consummation of the merger, and EQC has agreed to reimburse certain of its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Except for the engagement by EQC in connection with the merger pursuant to the engagement letter described below, during the two-year period ended May 4, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by EQC and/or MNR and/or their respective affiliates to provide financial advisory and/or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to EQC, MNR and their respective affiliates for which its Investment Banking Division may receive compensation.
The EQC Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter dated May 4, 2021, EQC engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between EQC and Goldman Sachs provides for a transaction fee of $16.0 million, all of which is contingent upon consummation of the merger. In addition, EQC agreed to reimburse Goldman Sachs for certain of its expenses and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinions of MNR’s Financial Advisors
Opinion of J.P. Morgan
Pursuant to an engagement letter, MNR retained J.P. Morgan to serve as a financial advisor to MNR in connection with the merger. In connection with this engagement, MNR requested that J.P. Morgan evaluate the fairness, from a financial point of view, to MNR’s common shareholders of the exchange ratio of 0.67 EQC common shares to be issued in the merger for each MNR common share.
At the meeting of the MNR Board on May 4, 2021, J.P. Morgan rendered its oral opinion to the MNR Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the merger was fair, from a financial point of view, to MNR’s common shareholders. J.P. Morgan confirmed its May 4, 2021 oral opinion by delivering its written opinion, dated May 4, 2021, to the MNR Board that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to MNR’s common shareholders.
The full text of the written opinion of J.P. Morgan, dated May 4, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. MNR’s common shareholders are urged to read J.P. Morgan’s opinion in its entirety. J.P. Morgan’s opinion was addressed to the MNR Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of MNR, or as to the underlying decision by MNR to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The J.P. Morgan opinion does not constitute a recommendation to any shareholder of MNR as to how such shareholder should vote with respect to the merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated May 4, 2021 of the merger agreement;
•	reviewed certain publicly available business and financial information concerning MNR and EQC and the industries in which they operate;
•
compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of MNR and EQC with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of MNR common shares and EQC common shares and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of MNR and EQC relating to the respective businesses, as discussed more fully under “—Certain MNR Unaudited Prospective Financial Information” beginning on page 97 of this joint proxy statement/prospectus, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which we refer to as the “Synergies” for purposes of this section “ —Opinions of MNR’s Financial Advisors—Opinion of J.P. Morgan”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of MNR and EQC with respect to certain aspects of the merger, and the past and current business operations of MNR and EQC, the financial condition and future prospects and operations of MNR and EQC, the effects of the merger on the financial condition and future prospects of MNR and EQC, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by MNR and EQC or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with MNR, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of MNR or EQC under any state or federal laws relating to bankruptcy, insolvency, or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by MNR’s management as to the expected future results of operations and financial condition of MNR and EQC to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the executed merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by MNR and EQC in the merger agreement are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to MNR with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory, or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on MNR or EQC or on the contemplated benefits of the merger.
The projections furnished to J.P. Morgan were prepared by MNR’s management, as discussed more fully under “—Certain MNR Unaudited Prospective Financial Information” beginning on page 97 of this joint proxy statement/prospectus. MNR does not publicly disclose internal management projections of the type provided to

J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of MNR’s management or EQC’s management, as applicable, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “—Certain MNR Unaudited Prospective Financial Information” beginning on page 97 of this joint proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio in the merger to MNR’s common shareholders, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of MNR or as to the underlying decision by MNR to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons, relative to the exchange ratio applicable to MNR’s common shareholders in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which MNR common shares or EQC common shares will trade at any future time.
The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between MNR and EQC, and the decision to enter into the merger agreement was solely that of the MNR Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the MNR Board in its evaluation of the merger and should not be viewed as determinative of the views of the MNR Board or MNR’s management with respect to the merger or the exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the MNR Board on May 4, 2021 and in the financial analysis presented to the MNR Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the MNR Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of MNR and EQC with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by MNR and EQC, as applicable.
The companies selected by J.P. Morgan with respect to MNR were as follows:
•	STAG Industrial, Inc.
•	Lexington Realty Trust
The companies selected by J.P. Morgan with respect to EQC were as follows:
•	Cousins Properties Incorporated
•	Highwoods Properties, Inc.
•	Piedmont Office Realty Trust, Inc.
•	Franklin Street Properties Corp.
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of MNR and EQC, as applicable. However, certain of these companies may have characteristics that are materially different from those of MNR and EQC, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect MNR and EQC, as applicable.
Using publicly available information, J.P. Morgan calculated, (i) for each selected company with respect to MNR, the ratios of (a) the company’s price per common share to the consensus equity research analyst estimates for the company’s adjusted funds from operations (“AFFO”) per common share for the year ending December 31, 2021 (the “P/2021E AFFO”); (b) the company’s price per common share to the consensus equity research analyst estimates for the company’s funds from operations (“FFO”) per common share for the year ending December 31, 2021 (the “P/2021E FFO”), and (c) consensus equity research analyst estimates for the company’s in-place cash net operating income for the year ending December 31, 2021 to consensus equity research analyst estimates for the company’s implied real estate value (the “Implied Capitalization Rate”), and (ii) for each selected company with respect to EQC, the Implied Capitalization Rate.
For MNR, based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 18.25x – 23.25x, 16.25x – 22.75x and 5.0% – 5.5% for P/2021E AFFO, P/2021E FFO and the Implied Capitalization Rate, respectively. After applying such ranges to the projected AFFO for MNR for the year ending December 31, 2021, the projected FFO for MNR for the year ending December 31, 2021 and the projected in-place cash net operating income for MNR for the year ending December 31, 2021, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for the common shares of MNR:
	Implied Per Share Equity Value
	Low	High
MNR P/2021E AFFO	$15.25	$19.25
MNR P/2021E FFO	$14.25	$20.00
MNR Implied Capitalization Rate	$15.00	$18.25
The ranges of implied per share equity value for MNR common shares were compared to (i) the 30-day unaffected volume-weighted average price of MNR common shares of $15.43 as of December 18, 2020 and (ii) the implied per share consideration (based on the closing price of EQC common shares on May 3, 2021) of $19.28.
For EQC, based on the results of the analysis described above, J.P. Morgan selected a reference range of 5.2% – 7.1% for the Implied Capitalization Rate. After applying such range to the projected cash net operating income for EQC for the year ending December 31, 2021, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.25) for shares of EQC common shares:
	Implied Per Share Equity Value
	Low	High
EQC Implied Capitalization Rate	$26.50	$28.00
The range of implied per share equity value for EQC common shares was compared to the closing share price of EQC common shares of $28.78 on May 3, 2021, the trading day immediately preceding the date of J.P. Morgan’s written opinion, dated May 4, 2021.
Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined the May 2018 acquisition (the “Gramercy Acquisition”) by The Blackstone Group LP (“Blackstone”) of Gramercy Property Trust (“Gramercy”), a target company engaged in a business which J.P. Morgan judged to be sufficiently analogous to the business of MNR or aspects thereof. Neither Blackstone nor Gramercy is identical to MNR or EQC and the Gramercy Acquisition is not identical to the merger. However, the Gramercy Acquisition was selected, among other reasons, since Gramercy, for purpose of J.P. Morgan’s analysis, shares similar business characteristics with MNR based on business sector participation, operational characteristics, and financial metrics. This analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the Gramercy Acquisition as compared to the merger.

Using publicly available information, J.P. Morgan calculated the ratio of Gramercy’s in-place net operating income for the forward twelve month period to the implied real estate value of the Gramercy Acquisition based on company filings, information obtained from FactSet Research Systems and public news sources. After applying such rate to MNR’s forward cash net operating income, inclusive of estimated income from in-contract acquisitions and currently in-progress expansion projects, this analysis indicated an implied per share equity value (rounded to the nearest $0.25) of $12.00 for MNR common shares.
The estimate of implied per share equity value for MNR common shares was compared to (i) the 30-day unaffected volume-weighted average price of MNR common shares of $15.43 as of December 18, 2020 and (ii) the implied per share consideration (based on the closing price of EQC common shares on May 3, 2021) of $19.28.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for both MNR common shares and EQC common shares. J.P. Morgan calculated the unlevered free cash flows that MNR and EQC are expected to generate during fiscal years 2021E through 2025E (as set forth in the section entitled “—Certain MNR Unaudited Prospective Financial Information,” which was discussed with, and approved by, the MNR Board for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for MNR and EQC at the end of this period by applying perpetual growth rates ranging from 1.75% to 2.25%, in the case of MNR, and 2.00% to 2.50%, in the case of EQC, based on guidance provided by MNR’s management, to estimates of the net operating income for each of MNR and EQC at the end of fiscal-year 2025E, as provided in the MNR management projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of March 31, 2021 using discount rates ranging from 6.25% to 6.75% for MNR, and 6.50% to 7.00% for EQC, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of MNR and EQC, respectively. For each of MNR and EQC, the present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for each company as of March 31, 2021.
Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for MNR common shares and EQC common shares:
	Implied Per Share Equity Value
	Low	High
MNR Discounted Cash Flow	$12.75	$20.50
EQC Discounted Cash Flow	$27.75	$29.00
The range of implied per share equity values for MNR common shares was compared to (i) the 30-day unaffected volume-weighted average price of MNR common shares of $15.43 as of December 18, 2020, the trading day immediately preceding the first public announcement of Blackwells’ offer to purchase MNR, and (ii) the implied per share consideration (based on the closing price of EQC common shares on May 3, 2021) of $19.28. The range of implied per share equity values for EQC common shares was compared to the closing share price of EQC common shares of $28.78 on May 3, 2021, the trading day immediately preceding the date of J.P. Morgan’s written opinion, dated May 4, 2021.
Implied Relative Value Analysis. J.P. Morgan compared the results for MNR to the results for EQC with respect to the implied capitalization rate and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for MNR to the highest equity value per share for EQC to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for MNR to the lowest equity value per share for EQC to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:
Implied Exchange Ratios
	Low	High
Implied Capitalization Rate	0.536x	0.689x
Discounted Cash Flow	0.440x	0.739x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio of 0.6445x on May 3, 2021, the trading day immediately preceding the date of J.P. Morgan’s written opinion, dated May 4, 2021 and (ii) the exchange ratio of 0.670x, as contemplated in the merger agreement.
Discounted Cash Flow-Based Value Creation Analysis. J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of MNR common shares that compared the estimated implied equity value of MNR common shares on a stand-alone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of former MNR common shareholders’ ownership in the Combined Company, pro forma for the merger.
J.P. Morgan calculated the pro forma implied equity value of MNR common shares by (1) adding the sum of (a) the implied equity value of MNR on a stand-alone basis of approximately $1,596 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of MNR described above, (b) the implied equity value of EQC on a stand-alone basis of approximately $3,487 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of EQC described above and (c) the estimated value of Synergies, as reflected in estimates MNR’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of $115 million, (2) subtracting the estimated transaction expenses of $96 million and (3) multiplying such result by the pro forma equity ownership of the Combined Company by the existing holders of MNR common shares of 34.9%. This analysis indicated that the merger implied pro forma equity value for such holders of $1,779 million, which represents accretion in value of $183 million, or 11.5% compared to the stand-alone equity value of MNR. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by MNR’s management and described above.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either MNR or EQC. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to MNR or EQC, as applicable, and the Gramercy Acquisition, the selected transaction reviewed as described in the above summary, was not identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of MNR or EQC, as applicable. The Gramercy Acquisition was similarly chosen because its participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to MNR and EQC, as applicable, and the Gramercy Acquisition compared to the merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise MNR with respect to the merger and deliver an opinion to the MNR Board with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with MNR, EQC and the industries in which they operate.
For financial advisory services rendered in connection with the merger, MNR has agreed to pay J.P. Morgan an estimated fee of approximately $15 million, $3 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the merger. In addition, MNR has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have not had any other material financial advisory or other material commercial or investment banking relationships with MNR, or any material financial advisory or other material commercial or investment banking relationships with EQC. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common shares of each of MNR and EQC. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of MNR or EQC for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding the date of its opinion, the aggregate fees recognized by J.P. Morgan from each of MNR and EQC were less than $50,000.
Opinion of CSCA
CSCA was engaged by MNR to serve as a financial advisor in connection with the merger. On May 4, 2021, the MNR Board engaged CSCA to render an opinion, as of the date thereof, as to the fairness, from a financial point of view, to MNR’s common shareholders of the common stock consideration of 0.67 EQC common shares to be received in the merger by the holders of MNR common shares for each MNR common share. On May 4, 2021, CSCA rendered its oral opinion (which was subsequently confirmed in writing by delivery of CSCA’s written opinion dated May 4, 2021) to the MNR Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the common stock consideration to be received by the holders of MNR common shares was fair, from a financial point of view to MNR’s common shareholders.
The full text of CSCA’s written opinion, dated as of May 4, 2021, is attached as Annex D to this joint proxy statement/prospectus. CSCA’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CSCA in rendering its opinion. You are encouraged to read CSCA’s opinion carefully in its entirety. The following is a summary of CSCA’s opinion and the methodology that CSCA used to render its opinion. This summary is qualified in its entirety by reference to the full text of CSCA’s opinion.
CSCA’s opinion, the issuance of which was approved by CSCA’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, is addressed to the MNR Board and addresses only the fairness, from a financial point of view, to the holders of MNR’s common shares of the common stock consideration to be received by the holders of MNR common shares in the merger.
In arriving at its opinion, CSCA reviewed and considered such financial and other matters as CSCA deemed relevant and appropriate under the circumstance. CSCA’s procedures, investigations, and financial analysis with respect to the preparation of its opinion included, among other things, the following:
•
Reviewed the (i) audited financial information for MNR for the twelve-month periods ended September 30, 2018, 2019, and 2020, respectively, (ii) draft financial information for MNR for the three-month and six-month periods ended March 31, 2021, respectively, as provided on April 29, 2021, (iii) unaudited financial information for MNR for the three-month and six-month periods ended March 31, 2020, and (iv) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of MNR, all of the foregoing as prepared and provided by MNR management;

•
Reviewed the (i) audited financial information for EQC for the twelve-month periods ended December 31, 2018, 2019, and 2020, respectively, (ii) draft financial information for EQC for the three-month period ended March 31, 2021 as provided on April 27, 2021, (iii) unaudited financial information for EQC for the three-month period ended March 31, 2020, and (iv) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization of EQC, all of the foregoing as prepared and provided by EQC management;

•
Reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information of MNR, including but not limited to the Annual Report filed on Form 10-K for the fiscal year ended September 30, 2020 and related supplementary financial information thereto, and the Quarterly Report on Form 10-Q and related supplementary information for each of the fiscal quarters ended December 31, 2020, June 30, 2020 and March 31, 2020;

•
Reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information of EQC, including but not limited to the Annual Report filed on Form 10-K for the fiscal year ended December 31, 2020 and related supplementary financial information thereto, and the Quarterly Report on Form 10-Q and related supplementary information for each of the fiscal quarters ended September 30, 2020, June 30, 2020 and March 31, 2020;

•
Reviewed other non-public financial and operating information of MNR, including detailed 5-year financial projections prepared by management, information relating to its existing leases, existing debt and related prepayment penalties, historical capital expenditures and related projections, historical re-leasing history and related projections, pending property acquisitions (as to which there can be no assurance of such acquisitions closing) and related leases and financing, among others, as discussed more fully under “—Certain MNR Unaudited Prospective Financial Information” beginning on page 97 of this joint proxy statement/prospectus;

•
Reviewed other non-public financial and operating information relating to EQC's commercial real estate assets, including but not limited to rent rolls and 10-year property level projections for its office portfolio, among others;

•	Reviewed drafts of the merger agreement, the most recent draft dated May 3, 2021, and each of MNR and EQC’s disclosure schedules thereto, the most recent draft dated May 4, 2021;
•
Compared certain publicly available financial information of MNR with similar publicly available information of other comparable publicly traded industrial and net lease REITs, as CSCA deemed relevant to its analyses;

•
Compared certain publicly available and non-publicly available financial information of EQC with publicly available information of other comparable publicly traded office REITs, as CSCA deemed relevant to its analyses;

•	Reviewed the terms, to the extent publicly available, of certain comparable transactions, and compared such terms to the terms of the merger, as CSCA deemed relevant to its analysis;
•	Reviewed the stock price history of each of MNR and EQC and compared such prices to the terms of the merger, as CSCA deemed relevant to its analysis;
•	Performed various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
•
Performed such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of its opinion, including its knowledge of the REIT, industrial and office real estate sectors, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering its opinion, CSCA assumed, without independently verifying or confirming, at the direction of MNR, that the terms of the merger will conform in all material respects with those set forth in the merger agreement and the disclosure schedules thereto. CSCA also assumed that the merger agreement and the disclosure schedules thereto provided to it in draft form would ultimately be executed in final form consistent in all material respects with the most recent drafts provided and that the merger and all related transactions described in or contemplated by the merger agreement and the disclosure schedules thereto occur in all material respects as described in and contemplated by such documents. CSCA also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the merger will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the merger will be satisfied without any material modification or waiver thereof. CSCA also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger would be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on any of MNR, Merger Sub or EQC or the contemplated merger, except as provided in the merger agreement or the disclosure schedules thereto.
For purposes of its opinion, CSCA, with the MNR Board’s consent, assumed and relied upon, without independent verification, and was advised by management of MNR as to, the accuracy and completeness of all projections provided by management of MNR and all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and /or discussed with CSCA and the financial statements and forecasts as provided by management of MNR. With respect to financial information, at MNR’s direction, CSCA assumed without independent verification that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of MNR) on a basis that reflects the best currently available estimates and good faith judgments of the management of MNR, (ii) such financial information and projections are a reasonable basis to evaluate MNR, and at the direction of MNR, CSCA relied upon such financial information and projections for purposes of its analyses and its opinion and (iii) there has been no material adverse change in the assets, financial condition, business or prospects of MNR. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA also assumed that as to all legal matters pertaining to MNR, MNR has been appropriately advised by MNR’s legal counsel.
CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of the information provided to CSCA, nor did it express any opinion with respect thereto. CSCA relied upon the assurances of the management of MNR that management is not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate, or misleading. CSCA did not perform any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of MNR or EQC and CSCA did not attempt to assess or value any of the intangible assets of MNR or EQC; nor did CSCA obtain nor was CSCA furnished with any such valuations, audits or appraisals. In addition, CSCA did not evaluate, or obtain the evaluations of, the solvency or fair value of MNR or EQC under any state or federal laws relating to bankruptcy, insolvency, or similar matters. CSCA expressed no opinion as to the prices at which EQC common shares or MNR common shares would trade following the announcement or consummation of the merger. CSCA’s opinion should not be viewed as providing any assurance that the market value of the EQC common shares to be received by holders of MNR common shares after the announcement or consummation of the merger will be equal to or in excess of the value of MNR common shares owned by such holders at any time prior to the announcement or consummation of the merger.
For the purposes of its analyses and review, CSCA made numerous assumptions based on its judgment and experience and without seeking independent verification with respect to industry performance, general business, economic, market and financial conditions and other matters, any of which are beyond the control of MNR or any other parties to the merger agreement. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
CSCA did not express any opinion with respect to any alternatives to the merger or other strategic alternatives that may be available to MNR or otherwise. CSCA’s opinion also did not address the merits of the underlying decision by MNR to engage in the merger or the manner in which to effect the merger or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to MNR. Further,

CSCA was not engaged to, and did not, independently assess or consider, and its opinion does not address, any tax, regulatory, legal, and accounting matters relating to the merger agreement and the disclosure schedules thereto, the merger, or the consequences of the merger on MNR, EQC or any shareholder of MNR or shareholder of EQC.
CSCA’s opinion was limited to the fairness, from a financial point of view, to the holders of MNR common shares of the common stock consideration to be received by the holders of MNR common shares in the merger and no opinion or view is expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director, or employee of any party to the merger, or class of such persons, relative to the common stock consideration.
CSCA’s opinion was necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they existed as the date of the CSCA opinion, May 4, 2021, and which could be evaluated, and the information made available to CSCA, on and as of the date of the CSCA opinion. CSCA does not have any obligation and accepts no responsibility to update, revise, or reaffirm its opinion, for subsequent developments which may affect its opinion, and it expressly disclaims any responsibility to do so. CSCA is not required to update its opinion as a consequence of any changes in projections, financial information, MNR performance, or other circumstances.
In arriving at its opinion, CSCA did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered by it and in the context of the circumstances of the particular transaction. Accordingly, CSCA believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by CSCA in preparing its opinion to the MNR Board. The summary of CSCA’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying CSCA’s opinion.
For the purposes of its analyses and review, CSCA made numerous assumptions based on various quantitative and qualitative judgments and determinations, and without seeking independent verification, with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MNR or any other parties to the merger and the other transactions contemplated by the merger agreement and the adaptation and application of these methods to the unique facts and circumstances presented. No company, business, or transaction considered in CSCA’s analyses and review is identical to MNR, EQC, or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions considered in CSCA’s analyses and reviews. None of MNR, EQC, CSCA, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses, or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, CSCA’s analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. In order to fully understand the financial analyses and reviews used by CSCA, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of CSCA’s analyses and reviews. Accordingly, CSCA believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying CSCA’s analyses and opinion.
The following is a summary of the material financial analyses performed by CSCA in connection with the preparation of its opinion and reviewed with the MNR Board on May 4, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by CSCA.
For purposes each of the following analyses, CSCA compared the results of each analysis to the common stock consideration of 0.67 EQC common shares for each MNR common share to be received by the holders of MNR common shares in the merger.
Selected Comparable Companies Analysis
CSCA performed separate selected comparable companies analyses for each of MNR and EQC in which CSCA reviewed and compared financial and operating data relating to each of MNR and EQC and the selected publicly-traded companies listed below.
MNR. In performing the selected comparable companies analysis for MNR, CSCA reviewed financial and operating data for publicly-traded, internally-managed REITs with significant concentrations of single-tenant industrial properties that CSCA, based on its experience in the REIT industry, deemed comparable to MNR (the “Industrial Peer Group”).
The selected comparable companies with respect to MNR were:
•	W.P. Carey Inc.;
•	STAG Industrial, Inc.;
•	Lexington Realty Trust; and
•	Broadstone Net Lease, Inc.
CSCA calculated and compared various financial multiples and ratios for MNR and the Industrial Peer Group. CSCA noted that while the selected comparable companies included in the Industrial Peer Group shared similar attributes, none were directly comparable to MNR, and other companies might be considered as comparable that are not set forth in the discussion that follows.
As part of its selected comparable company analysis for MNR, CSCA calculated and analyzed for each applicable company: (i) the implied cash capitalization rate for the Industrial Peer Group (“Implied Cash Capitalization Rate”) utilizing cash net operating income (“NOI”) as reported by the Industrial Peer Group; (ii) the ratio of its price per share as of May 3, 2021 to its calendar year 2021 estimated FFO per share based on consensus analyst estimates available to CSCA (“Price / CY 2021E FFO”); (iii) the ratio of its price per share as of May 3, 2021 to its calendar year 2021 estimated AFFO per share based on consensus analyst estimates available to CSCA (“Price / CY 2021E AFFO”); and (iv) the implied applicable premium or discount to NAV based on consensus analyst estimates available to CSCA (“Prem/(Disc.) to NAV”).
Industrial Peer Group	Low	Mean	Median	High
Implied Cash Capitalization Rate	6.1%	5.7%	5.7%	5.3%
Price / CY 2021E FFO	14.1x	16.3 x	16.4 x	18.4 x
Price / CY 2021E AFFO	15.5 x	17.5 x	16.9 x	20.6 x
Prem/(Disc.) to NAV	6.6%	12.9%	13.7%	17.8%
CSCA applied the Industrial Peer Group’s metrics to the corresponding metrics of MNR to calculate the implied equity value per share.
	MNR Metrics	Industrial Peer Group Metrics	Implied Equity Value Per Share
Implied Cash Capitalization Rate	$170	5.3% - 6.1%	$11.85 - $16.28
Price / CY 2021E FFO	$0.87	14.1x – 18.4x	$12.35 - $16.09
Price / CY 2021E AFFO	$0.83	15.5x – 20.6x	$12.91 - $17.11
Prem/(Disc.) to NAV	$16.90	6.6% - 17.8%	$17.97 - $19.85

EQC. In performing the selected comparable companies analysis for EQC, CSCA reviewed financial and operating data for publicly-traded office REITs that CSCA, based on its experience in the REIT industry deemed comparable to EQC (the “Office Peer Group”).
The selected comparable companies with respect to EQC were:
•	Cousins Properties Incorporated;
•	Highwoods Properties, Inc.;
•	Corporate Office Properties Trust;
•	Brandywine Realty Trust; and
•	Piedmont Office Realty Trust, Inc.
CSCA calculated and compared various financial multiples and ratios for EQC and the Office Peer Group. CSCA noted that while the selected comparable companies included in the Office Peer Group shared similar attributes, none were directly comparable to EQC, and other companies might be considered as comparable that are not set forth in the discussion that follows.
As part of its selected comparable company analysis for EQC, CSCA calculated and analyzed for each applicable company the implied cash capitalization rate for the Office Peer Group (“Implied Cash Capitalization Rate”) utilizing the cash NOI reported by the Office Peer Group.
Office Peer Group	Low	Mean	Median	High
Implied Cash Capitalization Rate	7.3%	6.4%	6.2%	5.7%
CSCA applied the Office Peer Group’s metrics to EQC’s CY 2021E cash NOI, as provided by EQC management, to calculate the range of implied gross real estate values. To determine the implied equity values for EQC, CSCA added certain tangible assets and subtracted certain tangible liabilities, each based on information provided by EQC management.
	EQC Metric	Office Peer Group Metrics	Implied Equity Value Per Share
Implied Cash Capitalization Rate	$30	5.7% - 7.3%	$26.23 - $27.13
CSCA used the range of implied equity values per share for MNR and compared them to EQC’s 5-day volume-weighted average price (“VWAP”) of $28.65 as of May 3, 2021, to calculate the following implied exchange ratios, as compared to the common stock consideration:
	MNR Implied Equity Value Per Share	Implied Exchange Ratio	Common Stock Consideration
High	$19.85	0.6928 x
Low	$11.85	0.4138 x	0.67 x
CSCA noted that on the basis of the selected comparable companies analysis, the common stock consideration of 0.67 EQC common shares for each MNR common share was within the range of implied exchange ratios.
Selected Precedent Transactions Analysis
CSCA reviewed and compared the purchase prices and financial multiples paid in selected other transactions that CSCA, based on its experience with merger and acquisition transactions, deemed relevant. CSCA chose such transactions with a focus on U.S. target companies based on, among other things, the similarity of the applicable target companies in the transactions to MNR including, but not limited to, concentrations of single-tenant industrial or other analogous assets. CSCA reviewed the following transactions:
Date Announced	Acquiror	Target
May 2018	The Blackstone Group LP	Gramercy Property Trust
July 2015	Global Logistics Properties Limited	Industrial Income Trust Inc.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of each of MNR and the companies included in the selected precedent transaction analysis. Although none of the selected transactions is directly comparable to the merger and while there may be other precedent transactions that may be considered comparable, the target companies in the selected transactions were companies that, for purposes of analysis, may be considered similar to MNR.
Accordingly, for the above selected transactions, based on information from SEC filings and FactSet, CSCA calculated and reviewed the implied cash capitalization rates paid in such transactions. The following table sets forth the results of such analysis:
Precedent Transactions	High	Low
Implied Cash Capitalization Rate	5.1%	6.1%
CSCA applied the range of implied cash capitalization rates from the selected precedent transactions to MNR’s pro forma cash NOI to calculate the range of implied gross real estate values. To determine the implied equity values for MNR, CSCA added certain tangible assets and subtracted certain tangible liabilities, each based on information provided by MNR management. The following table sets forth the results of such analyses.
	MNR Metric	Implied Cash Capitalization Rates	Implied Equity Value Per Share
Implied Cash Capitalization Rate	$170	5.1% - 6.1%	$11.73 - $17.32
CSCA used the range of implied equity values per share for MNR and compared them to EQC’s 5-day volume-weighted average price of $28.65 as of May 3, 2021, to calculate the following implied exchange ratios, as compared to the common stock consideration:
	Implied Equity Value Per Share	MNR Exchange Ratio	Implied Common Stock Consideration
High	$17.32	0.6046 x
Low	$11.73	0.4093 x	0.67 x
CSCA noted that on the basis of the selected precedent transactions analysis, the common stock consideration of 0.67 EQC common shares for each MNR common share was above the range of the implied exchange ratios.
Capitalization Rate Valuation Analysis
CSCA performed separate capitalization rate valuation analyses for each of MNR and EQC as described below.
MNR. In performing the capitalization rate valuation analysis for MNR, CSCA utilized a range of property-level cash capitalization rates selected by CSCA and informed from a variety of sources including, but not limited to, the Industrial Peer Group, precedent transactions, industry research, among other sources. An estimated range of real estate values was calculated by applying a range of cash capitalization rates from 4.75% to 5.50% to MNR’s pro forma cash NOI, as provided by MNR management. To determine the implied equity values for MNR, CSCA added certain tangible assets and subtracted certain tangible liabilities, each based on information provided by MNR management. The following table sets forth the results of such analyses.
	MNR Metric	Implied Cash Capitalization Rates	Implied Equity Value Per Share
Capitalization Rate Valuation Analysis - MNR	$170	4.75% - 5.50%	$14.90 - $19.81

EQC. In performing the capitalization rate valuation analysis for EQC, CSCA utilized a range of property-level cash capitalization rates selected by CSCA and informed from a variety of sources including, but not limited to, the Office Peer Group, industry research, among other sources. An estimated range of real estate values was calculated by applying a range of cash capitalization rates from 4.50% to 6.00% to EQC’s CY 2021E cash NOI, as provided by EQC management. To determine the implied equity values for EQC, CSCA added certain tangible assets and subtracted certain tangible liabilities, each based on information provided by EQC management. The following table sets forth the results of such analyses.
	EQC Metric	Implied Cash Capitalization Rates	Implied Equity Value Per Share
Capitalization Rate Valuation Analysis - EQC	$30	4.50% - 6.00%	$26.94 - $28.29
CSCA used the range of implied equity values per share for MNR and EQC to calculate the following implied exchange ratios, as compared to the common stock consideration:
	MNR Implied Equity Value Per Share	EQC Implied Equity Value Per Share	Implied Exchange Ratio	Common Stock Consideration
High	$19.81	$28.29	0.7354 x
Low	$14.90	$26.94	0.5267 x	0.67 x
CSCA noted that on the basis of the capitalization rate valuation analysis, the common stock consideration of 0.67 EQC common shares for each MNR common share was within the range of the implied exchange ratios.
Premiums Paid Analysis
CSCA analyzed publicly available financial data for selected transactions involving selected publicly-traded companies in the REIT industry. For each of the transactions, CSCA reviewed, among other things, the ratio of the target company’s share premium or discount to the closing stock price as of (i) 1 day, (ii) 5 days, (iii) 2 weeks, and (iv) 30 days prior to the date each transaction was announced or a news report, management commentary, public filing, or other public disclosure regarding such transaction occurred. CSCA then calculated the 25th percentile, median, mean, and 75th percentile of the premiums paid for each respective time period.
CSCA then applied the range of premiums/discounts of the comparable transactions to the closing stock price of MNR common shares through the last unaffected date of December 18, 2020, representing the final trading day before the public disclosure of an unsolicited proposal to acquire MNR and the subsequent announcement regarding MNR’s exploration of strategic alternatives (the “Unaffected Date”). The following table sets forth the results of such analyses.
	MNR Metrics	Premium Range (25th to 75th Percentile)	Implied Equity Value Per Share
1-Day	$16.99	12.4% - 19.7%	$19.10 - $20.34
5-Day	$16.16	12.1% - 21.0%	$18.12 - $19.55
2-Week	$15.22	12.0% - 23.5%	$17.04 - $18.80
30-Day	$14.16	15.9% - 26.7%	$16.40 - $17.94
CSCA used the range of implied equity values per share for MNR and compared them to EQC’s 5-day VWAP of $28.65 as of May 3, 2021, to calculate the following implied exchange ratios, as compared to the common stock consideration:
	MNR Implied Equity Value Per Share	Implied Exchange Ratio	Common Stock Consideration
High	$20.34	0.7100x
Low	$16.40	0.5726x	0.67x
CSCA noted that on the basis of the premiums paid analysis, the common stock consideration of 0.67 EQC common shares for each MNR common share was within the range of the implied exchange ratios.

Discounted Cash Flow Analysis
CSCA performed separate discounted cash flow analyses for each of MNR and EQC on a stand-alone basis.
MNR. CSCA performed a discounted cash flow analysis by calculating the estimated present value as of March 31, 2021 of (i) estimates of unlevered free cash flow for MNR from April 1, 2021 through December 31, 2025, as reflected in MNR management forecasts and (ii) a range of terminal values of MNR based on annualized EBITDA excluding dividend and interest income and straight-line rent as of December 2025. For purposes of its analysis, CSCA utilized a range of discount rates from 6.00% to 6.50%, which CSCA derived utilizing the capital asset pricing model which requires certain company-specific inputs, including MNR’s capital structure weightings, the cost of long-term debt, and a beta for MNR, as well as certain financial metrics for the United States financial markets generally. The estimated terminal value of MNR was calculated by applying a selected range of EBITDA multiples of 18.0x to 22.0x, selected based on CSCA’s professional judgment and the historical multiples of the Industrial Peer Group, among others.
CSCA derived ranges of illustrative enterprise values for MNR by adding the ranges of present values it derived as described above. The range of resulting enterprise values CSCA derived for MNR were then adjusted for balance sheet items, including subtracting net debt (defined as debt less cash), adding securities holdings and subtracting preferred equity, to calculate implied equity values per share. The following table sets forth the results of such analyses.
Terminal Value Range	Discount Rate	Implied Equity Value Per Share
18.0 x – 22.0 x	6.00% - 6.50%	$12.75 - $19.86
EQC. CSCA performed a discounted cash flow analysis by calculating the estimated present value as of March 31, 2021 of (i) estimates of unlevered free cash flow for EQC from April 1, 2021 through December 31, 2025, as reflected in EQC management property forecasts and (ii) a range of terminal values of EQC based on CY 2026E EBITDA. CSCA noted that the forecast provided by EQC management assumed a static business model reflecting the ownership of its four office properties and related assumptions, and no further assumptions were made regarding any investment of excess cash. For purposes of its analysis, CSCA utilized discount rates ranging from 6.75% to 7.25%, which CSCA derived utilizing the capital asset pricing model which requires certain EQC-specific inputs, including EQC’s target capital structure weightings, the cost of long-term debt, and a beta for EQC, as well as certain financial metrics for the United States financial markets generally. The estimated terminal value of EQC was calculated by applying a selected range of EBITDA multiples of 14.0x to 16.0x, selected based on CSCA’s professional judgment and the historical multiples of the Office Peer Group, among others.
CSCA derived ranges of illustrative enterprise values for EQC by adding the ranges of present values it derived above. The range of resulting enterprise values CSCA derived for EQC were then adjusted for balance sheet items, including adding cash and cash equivalents and subtracting preferred equity, to calculate implied equity values per share. The following table sets forth the results of such analyses.
Terminal Value Range	Discount Rate	Implied Equity Value Per Share
14.0 x – 16.0 x	6.75% - 7.25%	$26.83 - $27.43
CSCA used the range of implied equity values per share for MNR and EQC to calculate the following implied exchange ratios, as compared to the common stock consideration:
	MNR Implied Equity Value Per Share	EQC Implied Equity Value Per Share	Implied Exchange Ratio	Common Stock Consideration
High	$19.86	$27.43	0.7401 x
Low	$12.75	$26.83	0.4649 x	0.67 x
CSCA noted that on the basis of the discounted cash flow analysis, the common stock consideration of 0.67 EQC common shares for each MNR common share was within the range of the implied exchange ratios.

Other Factors
CSCA also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the Historical Trading Analysis described below.
Historical Trading Analysis
CSCA reviewed historical trading prices of MNR common shares for the 52-week period ended December 18, 2020, the Unaffected Date, noting the range of low to high closing prices of $8.97 to $17.10. CSCA also noted that over the 12-month and 6-month periods up to December 18, 2020, MNR common shares traded at VWAPs of $13.81 and $14.58, respectively. CSCA further noted that following December 18, 2020, through May 3, 2021, MNR common shares traded within a range of low to high closing prices of $16.23 to $18.66.
CSCA reviewed historical trading prices of EQC common shares during the 52-week period ended May 3, 2021, noting the range of low to high closing prices of $25.79 to $30.76, with historical prices having been adjusted for the $3.50 special dividend paid in October 2020. CSCA also noted that over the 12-month and 6-month periods ended May 3, 2021, EQC common shares traded at VWAPs of $27.85 and $27.69, respectively, as adjusted for the special dividend paid in October 2020.
CSCA also reviewed the relative exchange ratio of MNR and EQC based on historical trading prices since December 2019, as adjusted for special dividends in the case of EQC. CSCA noted that through December 18, 2020, the average exchange ratio was 0.548, 0.533, and 0.498 for the prior 3-months, 6-months, and 12-months. CSCA also noted that following December 18, 2020, through May 3, 2021, the average exchange ratio was 0.631.
General
The exchange ratio was determined through arm’s-length negotiations between the MNR Board and EQC and was approved by the MNR Board. CSCA provided advice to MNR during these negotiations. CSCA did not, however, recommend any specific exchange ratio to MNR or the MNR Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.
As described above, CSCA’s opinion to the MNR Board was one of many factors taken into consideration by the MNR Board in making its determination to approve the merger agreement.
CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise.
CSCA is acting as non-exclusive financial advisor to MNR in connection with the merger and will receive a non-contingent fee from MNR for its services of $1.0 million which became payable upon the delivery of CSCA’s opinion. In addition, MNR has agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of its engagement by MNR and the rendering of CSCA’s opinion. Pursuant to the terms of the engagement, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to its opinion subsequent to the delivery of its opinion. CSCA will also receive a success fee, which is contingent upon the consummation of the merger, equal to 0.70% of the transaction value, which is estimated to be approximately $13 million. The opinion fee paid to CSCA will be fully credited against the success fee. Pursuant to a separate advisory agreement with MNR dated December 8, 2020, CSCA has and will receive quarterly retainers from MNR until such agreement is terminated. In addition, CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement. In the two years preceding the date of its opinion, CSCA has provided certain financial advisory services for MNR, having recognized $100,000 for such services. CSCA may in the future provide investment banking and advisory services to EQC for which it may receive customary fees and reimbursement of expenses in the future.

Certain EQC Unaudited Prospective Financial Information
EQC does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, EQC’s management prepared and provided to the EQC Board in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and to its financial advisor Goldman Sachs, including in connection with Goldman Sachs’ financial analysis described above under the section entitled “—Opinion of EQC’s Financial Advisor,” certain unaudited prospective financial information with respect to (i) EQC for calendar years 2021 through 2023 on a stand-alone basis and without giving effect to the merger, (ii) MNR for calendar years 2021 through 2025 on a stand-alone basis and without giving effect to the merger and (iii) the Combined Company for calendar years 2021 through 2024 on a pro forma basis giving effect to the merger (collectively, the “EQC management forecasts”).
The below summary of the EQC management forecasts is included for the purpose of providing EQC shareholders and MNR shareholders access to certain nonpublic information that was provided to EQC, the EQC Board and Goldman Sachs in connection with the proposed merger and the other transactions contemplated by the merger agreement. Such information may not be appropriate for other purposes and is not included to influence the voting decision of any EQC shareholder or MNR shareholder.
The EQC management forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The inclusion of the EQC management forecasts should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the EQC management forecasts. The EQC management forecasts included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, EQC’s management.
Although presented with numeric specificity, this prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to EQC’s business) that are inherently subjective and uncertain and are beyond the control of EQC and will be beyond the control of the Combined Company. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to EQC’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Risk Factors” beginning on page 22 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30. This unaudited prospective financial information also reflects numerous variables, expectations, and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. EQC shareholders and MNR shareholders are urged to review the most recent SEC filings of EQC for a description of its reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in EQC’s Annual Report on Form 10-K for the year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which are incorporated by reference into this joint proxy statement/prospectus.
None of EQC, MNR or their respective officers, trustees, directors, affiliates, advisors, or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.
NEITHER EQC, NOR, AFTER COMPLETION OF THE MERGER, THE COMBINED COMPANY, UNDERTAKES ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE

BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
EQC and MNR may calculate certain non-GAAP financial metrics, including EBITDA, FFO, AFFO, and Unlevered Free Cash Flows using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions(s) of the financial advisor(s) to EQC and MNR may not be directly comparable to one another.
EQC has not made and does not make any representation to MNR, any EQC shareholder or any MNR shareholder, in the merger agreement or otherwise, concerning the below unaudited prospective financial information or regarding the ultimate performance of EQC, MNR or the Combined Company compared to the unaudited prospective financial information, including that the projected results will ultimately be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, EQC urges all EQC shareholders and MNR shareholders not to place undue reliance on such information and to review EQC’s most recent SEC filings for a description of EQC’s reported financial results.
Neither Ernst &Young LLP nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Ernst &Young LLP contained in EQC’s Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of EQC. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the dates on which it was prepared.
The portion of the EQC management forecasts relating to EQC (on a stand-alone basis) reflects its 100% ownership interest in each of its properties and were, for the period from January 1, 2021 through December 31, 2023, based on numerous variables and assumptions made by EQC management, including, but not limited to, the following:
•	total net operating income of approximately $32 million in 2021, $41 million in 2022 and $47 million in 2023;
•	interest income at an annual interest rate of 0.2%;
•	general and administrative expense of approximately $31 million in each of 2021 and 2022 and $32 million in 2023;
•	capital expenditure of approximately $16 million in 2021, $22 million in 2022 and $14 million in 2023;
•	no property acquisitions or dispositions in the projected period; and
•	no issuances or repayment of common equity, preferred equity or debt in the projected period.
The portion of the EQC management forecasts relating to MNR (on a stand-alone basis) reflect MNR’s pro rata interest in its properties and were, for the period from January 1, 2021 through December 31, 2025, prepared by MNR management and shown by EQC management on a pro forma basis for the sale of a specified asset, using EQC management’s projection for the specified asset, based on numerous various and assumptions made by MNR management, including, but not limited to, the following:
•	total net operating income growth of 10.8% in 2022, 8.0% in 2023, 7.5% in 2024 and 6.7% in 2025;
•	general and administrative expense of approximately $10 million in each of 2021, 2022 and 2023, and approximately $11 million in each of 2024 and 2025;

•
acquisitions and expansion projects of $222 million in 2021, $238 million in 2022, $225 million in each of 2023 and 2024, $169 million in 2025, at an average capitalization rate of 5.6% in 2021, 5.4% in 2022 and 5.0 – 5.5% in 2023 to 2025 for acquisitions and 10% stabilized yields on cost for expansion projects;

•
the issuance of $100 million in unsecured notes in 2021 at an annual interest rate of 2.50% and new secured debt each year representing approximately 65% of acquisition costs at an annual interest rate of 2.75%;

•
redemption of 6.125% Series C Preferred Stock of $225 million in 2021, $100 million in each of 2022 to 2024 and $25 million in 2025 and the issuance of new preferred equity of $150 million in 2021, $19 million in 2022 and $75 million in each of 2023 to 2025; and

•	the issuance of new common shares of approximately $60 million in 2021, $101 million in 2022, $110 million in 2023 and $125 million in each of 2024 and 2025.
The portion of the EQC management forecasts related to the Combined Company (on a pro forma basis giving effect to the merger) reflect its pro rata interest in the properties and were, for the period from April 1, 2021 through December 31, 2024, based on numerous variables and assumptions made by EQC management, including, but not limited to, the following:
•	an assumed closing date for the merger of March 31, 2021;
•	the issuance of 66.1 million EQC common shares as merger consideration;
•	the assumption by EQC of MNR’s existing debt;
•	the cash out of MNR’s 6.125% Series C Preferred Stock using EQC’s cash on balance sheet at closing, resulting in an interest savings of $34 million per year;
•	$96 million of transaction costs funded with cash on balance sheet at closing;
•	the sale of EQC’s office properties in 2022 for gross proceeds of $750 million and MNR’s securities portfolio post completion of the merger;
•	general and administrative expense of approximately $41 million in 2021, $39 million in 2022, $32 million in 2023 and annual growth of 2.5% thereafter for the projected period;
•
contracted acquisitions of $119 million in 2021 and $80 million in 2022, at an average capitalization rate of 5.8%, and new acquisitions of industrial properties of $1.6 billion in each of 2022 and 2023 and $600 million in 2024, all at a capitalization rate of 4.5% with same-store net operating income growth of 3.5% per year; and

•	no issuance of new common equity or preferred equity.
The EQC management forecasts were provided to the EQC Board and EQC’s financial advisor, Goldman Sachs, and approved for Goldman Sachs’ use by the EQC Board.
EQC on a Stand-alone Basis
The following table presents a summary of EQC management forecasts relating to EQC (on a stand-alone basis) for the calendar years 2021 through 2023.
($ thousands)	2021	2022	2023
Net Operating Income(1)	$31,588	$41,140	$46,686
EBITDA(2)	901	9,788	14,366
Adjusted EBITDA(3)	7,760	16,629	21,217
Funds from Operations(“FFO”)(4)	(876)	8,062	12,729
Unlevered Free Cash Flow(5)	(16,790)	(15,082)	(103)
(1)	Net operating income as used by EQC is a non-GAAP measure and is defined as income from real estate including lease termination fees received from tenants less property operating expenses.
(2)	Earnings before interest income (including any dividend income from securities) and expense, taxes, depreciation and amortization, which we refer to as EBITDA.

(3)	Adjusted EBITDA defined as EBITDA plus interest income and dividend income from securities.
(4)
FFO, or Funds from Operations, is calculated in accordance with standards established by the National Association of Real Estate Investment Trusts, or Nareit. Nareit defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and the portion of these items related to equity investees and non-controlling interests.

(5)
Unlevered Free Cash Flow was arithmetically derived from the EQC management forecasts by making adjustments (including straight-line rent adjustment, income tax expense, capital expenditure, acquisitions and dispositions) to EBITDA and provided by EQC management to Goldman Sachs and approved for Goldman Sachs’ use by the EQC Board.

MNR on a Stand-alone Basis
The following table presents a summary of the EQC management forecasts relating to MNR (on a stand-alone basis) for the calendar years 2021 through 2025.
($ thousands)	2021	2022	2023	2024	2025
Net Operating Income(1)	$161,150	$178,494	$192,746	$207,117	$220,908
EBITDA(1)	151,581	168,524	182,277	196,124	209,508
Adjusted EBITDA(1)	156,964	172,780	185,405	198,126	210,664
FFO(1)	86,347	103,040	117,973	132,224	145,715
Unlevered Free Cash Flow(2)	(75,303)	(74,175)	(47,581)	(33,753)	35,853
(1)	See definitions of terms in the footnotes to the above table regarding the EQC management forecasts relating to EQC on a Stand-alone Basis.
(2)	See definition of term in the footnote to the above table regarding EQC’s estimated unlevered free cash flow.
Combined Company on a Pro Forma Basis Giving Effect to the Merger
The following table presents a summary of the EQC management forecasts relating to the Combined Company (on a pro forma basis giving effect to the merger and the sale of a specified asset, using EQC management’s valuation for the specified asset) for the calendar years 2021 through 2024.
($ thousands)	2021	2022	2023	2024
Net Operating Income(1)	$190,728	$247,042	$291,579	$341,747
EBITDA(1)	150,041	208,191	259,258	308,618
Adjusted EBITDA(1)	155,735	212,625	261,614	308,976
FFO(1)	110,283	166,432	208,655	244,658
Unlevered Free Cash Flow(2)	(9,852)	(824,252)	(1,398,594)	(329,888)
(1)	See definitions of terms in the footnotes to the above table regarding the EQC management forecasts relating to EQC on a Stand-alone Basis.
(2)	See definition of term in the footnote to the above table regarding EQC’s estimated unlevered free cash flow.
Certain MNR Unaudited Prospective Financial Information
While MNR has from time to time provided limited guidance to investors in its regular earnings press releases and other investor materials with respect to certain financial results and operational metrics for the then-current fiscal year, MNR has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or results of operations due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the merger, prior to the execution of the merger agreement, MNR management prepared and provided to the MNR Board, and to MNR’s financial advisors, J.P. Morgan and CSCA, for their use and reliance in connection with their respective financial analyses and opinions, certain nonpublic, internal financial projections regarding MNR’s future operations for the fiscal years ending September 30, 2021, September 30, 2022, September 30, 2023, September 30, 2024 and September 30, 2025 and for the calendar years ending December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 (referred to as the “MNR multi-year projected financial information”). As described below, the MNR multi-year projected financial information was also made available to EQC and its financial advisor, Goldman Sachs, as well as certain other prospective counter parties who entered into a non-disclosure agreement as part of the process. For more information, see the section entitled “— Opinions of MNR’s Financial Advisors.” MNR has included below a summary of the MNR multi-year projected financial information for the purpose of providing shareholders and investors access to certain nonpublic information that was furnished to J.P. Morgan, CSCA and Goldman Sachs in connection with the merger. Such information may not be appropriate for other purposes, and is not included to influence your voting decision with respect to the proposals set forth in this joint proxy statement/prospectus to be voted on by MNR shareholders and EQC shareholders. The inclusion of this summary should not be regarded as an indication that MNR management or anyone who received the MNR multi-year projected financial information then considered, or now considers, them to be a reliable prediction of future events, and the MNR multi-year projected financial information should not be relied upon as such. This information is not fact and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the MNR multi-year projected financial information.
The MNR multi-year projected financial information was not prepared with a view toward public disclosure, and does not necessary comply with published guidelines established by the SEC or by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of MNR management, was prepared on a reasonable basis and reflects the assumptions and estimates available at the time the MNR multi-year projected financial information was prepared. The MNR multi-year projected financial information involves significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in MNR’s historical GAAP financial statements. The MNR multi-year projected financial information included in this section of the joint proxy statement/prospectus have been prepared by, and are the responsibility of, MNR management. Neither PKF O’Connor Davies, LLP (“PKF”), MNR’s independent registered public accounting firm, nor any other independent accountant has examined, compiled or performed any procedures with respect to the MNR multi-year projected financial information or any assumptions underlying the MNR multi-year projected financial information and, accordingly, PKF does not express an opinion or any other form of assurance on the MNR multi-year projected financial information or its achievability, and assumes no responsibility for, and disclaims any association with respect to, the MNR multi-year projected financial information or the assumptions underlying the MNR multi-year projected financial information. The report of PKF contained in MNR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which is incorporated by reference into this joint proxy statement/prospectus, relates to MNR’s historical financial information and does not extend to the MNR multi-year projected financial information or any other prospective financial information. Furthermore, the MNR multi-year projected financial information does not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, the MNR multi-year projected financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to MNR’s business) that are inherently subjective and uncertain and are beyond the control of MNR’s management. Important factors that may affect actual results and cause the MNR multi-year projected financial information to not be achieved include, but are not limited to, risks and uncertainties relating to MNR’s business (including MNR’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business, economic, competitive, regulatory and financial market conditions and other factors described in the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” and the risks described in the periodic reports filed by MNR with the SEC, which reports can be found as described under “Where You Can Find More Information.” The MNR multi-year projected financial information also reflects numerous variables, expectations and assumptions available at the time the MNR multi-year projected financial information was prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the MNR multi-year projected financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. MNR shareholders and EQC shareholders are urged to review the most recent SEC filings of MNR for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in MNR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.
The inclusion of a summary of the MNR multi-year projected financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of MNR, EQC or their respective officers, directors, affiliates, advisors or other representatives considered the MNR multi-year projected financial information to necessarily be predictive of actual future events, and the MNR multi-year projected financial information should not be relied upon as such nor should the information contained in the MNR multi-year projected financial information be considered appropriate for other purposes. None of MNR, EQC or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the MNR multi-year projected financial information.
MNR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE MNR MULTI-YEAR PROJECTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE MNR MULTI-YEAR PROJECTED FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MNR MULTI-YEAR PROJECTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE. SINCE THE MNR MULTI-YEAR PROJECTED FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
MNR and EQC may calculate certain non-GAAP financial metrics, including NOI, EBITDA, FFO and AFFO, using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to MNR and EQC may not be directly comparable to one another.
MNR has not made and makes no representation to any MNR stockholder or EQC stockholder in the merger agreement or otherwise concerning the MNR multi-year projected financial information or regarding MNR’s ultimate performance compared to the information contained in the MNR multi-year projected financial information or that the projected results will be achieved.
MNR Multi-Year Projected Financial Information
The following table sets forth selected unaudited prospective financial information representing MNR management’s evaluation of MNR’s estimated standalone future financial performance based on an internal financial model that MNR has historically used in connection with its annual budgeting and strategic planning process. MNR management commenced preparation of the MNR multi-year projected financial information on or about December 3, 2020 based solely on the information available to MNR management at that time. The MNR multi-year projected financial information was finalized on February 14, 2021. The MNR multi-year projected financial information was based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: (1) Cash NOI, Adjusted EBITDA (ex. Interest/Dividend Income), FFO and AFFO per share projections based on MNR’s business plan for 2021 through 2025; (2) acquisitions at initial cash capitalization rates of 5.0% to 5.9%; (3) general and administrative expense at approximately 5% of total income; (4) new debt issued at an interest rate ranging from approximately 1.6% to 2.75%; and (5) AFFO payout ratio at approximately 75% or higher. The MNR multi-year projected financial information does not give effect to the merger. The MNR multi-year projected financial information was provided to the MNR Board and to J.P. Morgan, CSCA, Goldman Sachs and EQC and a summary is presented in the following table, with all figures rounded to the nearest million, except per share data. MNR management directed J.P. Morgan and CSCA to use and rely upon the MNR multi-year projected financial information for purposes of their respective opinions and related financial analyses. For more information, see “— Background of the Merger.”
	Fiscal Year Ending September 30,
	2021E	2022E	2023E	2024E	2025E
	($ in millions, except per share values)
Cash Net Operating Income (Cash NOI)(1)	$153	$173	$187	$202	$217
Adjusted EBITDA (ex. Interest/Dividend Income)(2)	$147	$165	$179	$193	$207
FFO per Share(3)	$0.84	$0.96	$1.05	$1.12	$1.18
AFFO per Share(4)	$0.80	$0.93	$1.03	$1.10	$1.16

	Calendar Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E
	($ in millions, except per share values)
Cash Net Operating Income (Cash NOI)(1)	$159	$177	$191	$206	$219
Adjusted EBITDA (ex. Interest/Dividend Income)(2)	$152	$169	$183	$196	$210
FFO per Share(3)	$0.87	$0.99	$1.07	$1.14	$1.19
AFFO per Share(4)	$0.83	$0.96	$1.05	$1.12	$1.17
(1)
MNR defines net operating income (“NOI”) as Net Income (Loss), as such term is defined under GAAP, attributable to MNR’s common stockholders, plus preferred dividends, general and administrative expenses, non-recurring costs relating to MNR’s strategic alternative process and proxy fight (including litigation and certain other non-routine costs), depreciation, amortization of capitalized lease costs and intangible assets and interest expense, including amortization of financing costs, unrealized holding (gains) or losses arising during the periods, less dividend income, gain on sale of securities transactions, and lease termination income. The components of NOI consist of recurring rental and reimbursement revenue, less real estate taxes and operating expenses, such as insurance, utilities, and repairs and maintenance. MNR defines Cash NOI as NOI as adjusted to exclude the impact of certain GAAP adjustments included in rental revenue, such as straight-line rent adjustments and amortization of above-market intangible lease assets and below-market lease intangible liabilities.

(2)
MNR defines adjusted EBITDA (“Adjusted EBITDA”) as Net Income (Loss) attributable to MNR’s common stockholders, plus preferred dividend expense, interest expense, including amortization of financing costs, depreciation, amortization of capitalized lease costs and intangible assets, and unrealized holding losses arising during the relevant period, less gain on sale of securities transactions and gain on sale of real estate investments. The Adjusted EBITDA item set forth in the tables above also excludes interest and dividend income.

(3)
MNR defines funds from operations (“FFO”) as such term is defined by The National Association of Real Estate Investment Trusts (Nareit). Nareit defines FFO as net income attributable to common shareholders, as defined under GAAP, excluding extraordinary items, as defined under GAAP, gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization. Included in the Nareit FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of Nareit FFO to make an election to include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, MNR has elected to exclude unrealized gains and losses from its investments in marketable equity securities from our FFO calculation. Nareit created FFO as a non-GAAP supplemental measure of REIT operating performance.

(4)
MNR defines adjusted funds from operations (“AFFO”) as FFO as adjusted to exclude stock-based compensation expense, depreciation of corporate office tenant improvements, amortization of deferred financing costs, gains on the sale of securities, lease termination income, non-recurring costs relating to MNR’s strategic alternative process & proxy fight (including litigation and certain other non-routine costs), effect of non-cash GAAP straight-line rent adjustments and less recurring capital expenditures. Recurring capital expenditures are defined as all capital expenditures that are recurring in nature, excluding capital expenditures related to expansions at MNR’s existing properties or capital expenditures that are incurred in conjunction with obtaining a new lease or a lease renewal.

Interests of EQC’s Trustees and Executive Officers in the Merger
None of EQC’s trustees or executive officers is party to an arrangement with EQC, or participates in any EQC plan, program, or arrangement, that provides such trustee or executive officer with financial incentives that are contingent upon the consummation of the merger.
Interests of MNR’s Directors and Executive Officers in the Merger
In considering the recommendation of the MNR Board to approve the merger and the other transactions contemplated by the merger agreement, MNR shareholders should be aware that directors and executive officers of MNR have certain interests in the merger that may be different from, or in addition to, the interests of MNR’s shareholders generally, including the receipt of consideration in exchange for cancellation of outstanding unvested MNR equity awards, the receipt of contractual severance and/or transaction bonus payments by certain MNR executive officers, the continued employment of certain MNR executive officers following the closing of the merger, the right to continued indemnification and insurance coverage, and, for two MNR directors, service as trustees of the Combined Company. The MNR Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the execution of the merger agreement and in making its recommendation that MNR’s common shareholders vote to approve the merger and the other transactions contemplated by the merger agreement. These interests include the interests described below in this section. The transactions contemplated by the merger agreement will constitute a “change in control,” “change of control” or term of similar meaning for purposes of the Company’s executive compensation arrangements, including the benefit plans and agreements described below.

Directors and Executive Officers
The following table lists the directors and executive officers of MNR:
Name	Positions
Kiernan Conway	Independent Director
Daniel D. Cronheim	Independent Director
Catherine B. Elflein	Independent Director
Brian H. Haimm	Lead Independent Director
Neal Herstik	Independent Director
Matthew I. Hirsch	Independent Director
Eugene. W. Landy	Founder, Chairman of the Board and Director
Michael P. Landy	President, Chief Executive Officer and Director
Samuel A. Landy	Director
Kevin S. Miller	Chief Financial Officer, Chief Accounting Officer and Director
Richard P. Molke	Vice President of Asset Management
Gregory T. Otto	Independent Director
Sonal Pande	Independent Director
Michael D. Prashad	General Counsel and Corporate Secretary
Scott L. Robinson	Independent Director
Like other holders of MNR common shares, MNR’s directors and executive officers will receive the merger consideration of 0.67 EQC common shares for each of their MNR common shares, if any. In addition each outstanding stock option and unvested restricted stock award, if any, held by the MNR directors and executive officers will be treated as described below upon completion of the merger. The treatment described below will apply to all holders of stock options and unvested restricted stock awards, including MNR’s executive officers and non-employee directors and other employees of MNR holding stock options and unvested restricted stock awards.
Treatment of MNR Equity Awards
Stock Options
The merger agreement provides that, prior to the effective time of the merger, the MNR Board or the appropriate MNR Board committee will adopt a resolution providing that, at the effective time of the merger, each MNR stock option issued pursuant to a MNR equity incentive plan, whether vested or unvested, will be canceled and the holder thereof will then become entitled to receive, in full satisfaction of the rights of such holder with respect to such stock option, the common stock consideration of 0.67 EQC common shares in respect of each net option share covered by such stock option. The number of net option shares is calculated by dividing (i) the aggregate intrinsic value of such stock option less applicable tax withholdings by (ii) the volume weighted average price per share of MNR common shares on the NYSE for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date of the merger. For purposes of this calculation, the aggregate intrinsic value of such stock option will equal the amount, if any, by which such volume weighted average price per share of MNR common shares exceeds the per share exercise price of such option, multiplied by the number of MNR common shares subject to such option.
Restricted Stock Awards
The merger agreement provides that, prior to the effective time of the merger, the MNR Board or the appropriate MNR Board committee will adopt a resolution providing that, at the effective time of the merger, each unvested MNR restricted stock award issued pursuant to a MNR equity incentive plan will be canceled and the holder thereof will then become entitled to receive, in full satisfaction of the rights of such holder with respect to such award, the common stock consideration of 0.67 EQC common shares in respect of each net share covered by such restricted stock award. The number of net shares is calculated by dividing (i) the aggregate value of such restricted stock award less applicable tax withholdings by (ii) the volume weighted average price per share of MNR common shares on the NYSE for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date of the merger. For purposes of this calculation, the aggregate value of such restricted stock award will equal such volume weighted average price per share of MNR common shares multiplied by the number of MNR common shares subject to such restricted stock award.
Value of Outstanding MNR Equity Awards
The table below sets forth the number of MNR common shares subject to unvested MNR restricted stock awards and MNR stock options, whether vested or unvested, held by MNR’s five executive officers and MNR’s directors as of June 15, 2021, and the estimated aggregate values, on a pre-tax basis, of such unvested MNR restricted stock awards and MNR stock options, whether vested or unvested, as of such date, assuming a per MNR common share price of $19.07 (which equals the average closing price of MNR common shares over the first five business days following May 4, 2021, i.e., the date on which the merger was publicly announced, consistent with the assumptions utilized for Item 402(t) disclosure herein). In connection with the merger, each MNR option and each MNR restricted stock award will be canceled and the holders thereof shall receive 0.67 EQC shares for the number of net option shares in respect of such MNR stock option and the number of net restricted shares in respect of such MNR restricted stock award, respectively. The per MNR common share price for purposes of calculating the consideration payable to the holders of the MNR stock options and the MNR restricted stock awards may differ from $19.07, and the actual price per MNR common share will be calculated based on the volume weighted average per share of MNR common share on the NYSE for the five consecutive dates immediately preceding the fifth trading day prior to the closing of the merger. It should be noted that prior to the actual effective time of the merger, certain of the restricted stock awards shown in the table may become vested in accordance with their terms, and additional restricted stock may be issued in payment of dividends on outstanding restricted stock awards. The actual amounts of EQC common shares to be received by an executive officer or director of MNR following the merger in respect of such executive officer’s or director’s outstanding equity awards will depend on the outstanding MNR stock options (after taking into account the exercise price of the applicable stock option) and unvested MNR restricted stock awards held by such individuals as of the effective time of the merger, and the volume weighted average per share of MNR common share on the NYSE for the five consecutive dates immediately preceding the fifth trading day prior to the closing of the merger. The actual value of the EQC common shares to be received by an executive officer or director will depend upon the then-current trading price of EQC’s common shares. In addition, although the table shows the estimated gross value of the unvested MNR restricted stock awards and MNR stock options, whether vested or unvested, held by MNR’s executive officers and directors, these individuals will actually receive EQC common shares representing the aggregate value of the unvested MNR restricted stock awards and unvested MNR stock options net of applicable tax withholding obligations.
	MNR Unvested Restricted Stock Awards			MNR Stock Options
	Number of Unvested MNR Restricted Shares (#)*	Aggregate Value of Unvested MNR Restricted Shares ($)*	Number of EQC Shares Issuable in Respect of Unvested MNR Restricted Shares (#)*	Number of Vested and Unvested MNR Stock Options (#)	Aggregate Value of Vested and Unvested MNR Stock Options ($)*	Net Option Shares (Prior to the Application of Taxes) (#)*	Number of EQC Shares Issuable in Respect of Net Option Shares (#)*
MNR Executive Officers
Eugene W. Landy	10,724	204,509	7,185	520,000	2,949,700	154,678	103,634
Michael P. Landy	23,594	449,935	15,808	—	—	—	—
Kevin S. Miller	485	9,246	325	65,978	338,474	17,749	11,892
Michael D. Prashad	—	—	—	45,000	235,350	12,341	8,269
Richard P. Molke	—	—	—	30,000	162,900	8,542	5,723
MNR Non-Employee Directors
Kiernan Conway	—	—	—	—	—	—
Daniel D. Cronheim	485	9,246	325	—	—	—	—
Catherine B. Elfein	485	9,246	325	—	—	—	—

	MNR Unvested Restricted Stock Awards			MNR Stock Options
	Number of Unvested MNR Restricted Shares (#)*	Aggregate Value of Unvested MNR Restricted Shares ($)*	Number of EQC Shares Issuable in Respect of Unvested MNR Restricted Shares (#)*	Number of Vested and Unvested MNR Stock Options (#)	Aggregate Value of Vested and Unvested MNR Stock Options ($)*	Net Option Shares (Prior to the Application of Taxes) (#)*	Number of EQC Shares Issuable in Respect of Net Option Shares (#)*
Brian H. Haimm	485	9,246	325	—	—	—	—
Neal Herstik	485	9,246	325	—	—	—	—
Matthew I. Hirsch	485	9,246	325	—	—	—	—
Samuel A. Landy	485	9,246	325	—	—	—	—
Gregory T. Otto	—	—	—	—	—	—	—
Sonal Pande	—	—	—	—	—	—	—
Scott L. Robinson	485	9,246	325	—	—	—	—
*For purposes of this table, the numbers and values in respect of shares have been rounded to the nearest whole number.
For purposes of this table, the value and net number (prior to tax withholding) of unvested restricted shares and vested and unvested MNR stock options have assumed a $19.07 per MNR common share price. As such, the aggregate value in the above table for (i) unvested MNR restricted stock awards (prior to the application of tax withholding) is equal to $19.07 times the number of net restricted shares in respect of each MNR restricted stock award, and (ii) vested and unvested MNR stock options (prior to the application of tax withholdings) is equal to $19.07 times the number of net option shares (which calculation takes into account the exercise price of such option) in respect of each MNR stock option.
The amount of EQC shares estimated in the table results from such net restricted stock value or net stock option value (prior to the application of tax withholding), first by dividing such value by $19.07 and then multiplied by the exchange ratio of 0.67.
For more information on the equity holdings of MNR’s directors and executive officers, see the table entitled “The Merger—Security Ownership of MNR’s Directors and Executive Officers and Current Beneficial Owners” beginning on page 108 of this joint proxy statement/prospectus.
Directors’ and Officers’ Indemnification and Insurance
In connection with the merger, MNR’s directors and officers will receive certain insurance and indemnification under the merger agreement. For specific terms, see “The Merger Agreement—Covenants and Agreements—Directors’ and Officers’ Indemnification and Insurance” beginning on page 130 of this joint proxy statement/prospectus.
New Members of the Combined Company’s Board of Trustees
Following completion of the merger, the board of trustees of the Combined Company will be expanded to 10 members, consisting of (i) all of the members of the EQC Board serving immediately prior to the effective time of the merger, and (ii) Michael P. Landy and Sonal Pande, who have been designated by the MNR Board to serve on the board of trustees of the Combined Company following the completion of the merger in accordance with the terms of the merger agreement, to serve until the next annual meeting of the shareholders of the Combined Company (and until their successors qualify and are duly elected).
Management Arrangements
Transaction Bonus Program
In connection with the merger, MNR intends to establish a cash transaction bonus program for its employees with an aggregate value of up to $2,000,000. Bonuses under this program will be payable at, or shortly prior to, the closing of the merger. The transaction bonus program is intended to reward certain executives and employees of MNR for the focus and resources they provided with respect to the merger and assist in retaining key employees through the closing of the merger. Executive officers, other than Eugene Landy and Michael Landy, will be eligible to receive awards under such program, but the recipients of such awards and their respective award amounts have not yet been determined.
Employment Agreements
MNR is a party to employment agreements with each of Eugene Landy, Michael Landy, and Kevin Miller that provide certain benefits upon termination of employment in connection with a change in control of MNR (which would include the merger). It is expected that the employment of Eugene Landy and Michael Landy will terminate at the effective time of the merger. The employment of Kevin Miller is expected to continue following the merger but may terminate at a later time.
Upon any termination of Eugene Landy’s employment for any reason, Mr. Landy’s employment agreement provides for aggregate termination payments of $500,000, payable to Mr. Landy in installments of $100,000 per year for five years. Eugene Landy is also entitled to disability payments in the event of his disability (as defined in his employment agreement) in an annual amount equal to his base salary for a period of three years following such disability. The employment agreement additionally provides for a death benefit of $500,000, payable to Eugene Landy’s designated beneficiary. In addition, upon the termination of Mr. Landy’s employment, following, or as a result of, certain types of transactions that lead to a significant increase in MNR’s market capitalization, the employment agreement provides that Mr. Landy is entitled to receive a grant of between 35,000 and 65,000 MNR common shares, depending on the amount of the increase in MNR’s market capitalization. Based on the terms of the merger, it has been determined that this provision will result in Mr. Landy receiving a grant of 50,000 MNR common shares in connection with the termination of his employment as a result of the merger. In addition, if Eugene Landy’s employment terminates following, or as a result of, any such transaction, his employment agreement provides that all of his outstanding options to purchase MNR common shares will become immediately vested, and he will be entitled to continue to receive benefits under MNR’s health insurance and similar plans for one year. In the event of a change in control, Mr. Landy is also entitled to receive a lump sum payment of $2,500,000, provided that the sale price is at least $10 per share of MNR common shares. For purposes of Mr. Landy’s employment agreement, a change of control is defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of MNR’s assets, and would include the merger. Payment of Eugene Landy’s change of control payment is to be made simultaneously with the closing of the transaction, and only in the event that the transaction closes. Following termination of his employment, which is expected in connection with the merger, Mr. Landy will remain entitled to the disability, severance, death and pension benefits provided for therein.
Upon a termination of Michael Landy’s employment without “cause” or by Mr. Landy for “good reason”, Mr. Landy’s employment agreement provides that his severance package will consist of his base salary as in effect immediately prior to his termination plus his Annual Cash Bonus Target (as defined in the employment agreement) for the remaining term of the agreement (inclusive of any renewals), plus the cost of medical, dental and/or vision benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, also referred to as COBRA, for up to 18 months after his termination of employment for Mr. Landy (and his spouse and eligible dependents who were covered immediately prior to Mr. Landy’s termination of employment). The agreement further provides that if Michael Landy’s employment with MNR is terminated either by MNR without “cause” or by Mr. Landy for “good reason”, within eighteen months after a change of control, in addition to the payments of base salary and Annual Cash Bonus Target, all of Mr. Landy’s unvested and outstanding equity awards will automatically vest effective immediately prior to such termination of employment. Michael Landy’s employment agreement defines “cause” to mean a termination of his employment by reason of a good faith determination by a majority of the MNR Board that Mr. Landy, by engaging in fraud or willful misconduct, (i) failed to substantially perform his duties to MNR (if not due to death or disability) or (ii) has engaged in conduct the consequences of which are materially adverse to MNR, monetarily or otherwise. The agreement defines “good reason” to mean the occurrence of any of the following, without Michael Landy’s consent: (A) a material diminution in title, responsibilities, duties or authority; (B) a material reduction in base salary; (C) mandatory relocation of more than 50 miles; or (D) MNR’s breach of the employment agreement or any other material agreement between MNR and Mr. Landy. Because Michael Landy’s employment is expected to terminate in connection with the merger in a manner that qualifies him for severance under the terms of his employment agreement, the termination of Mr. Landy’s employment would result in the payment of the aforementioned benefits.

Upon a termination of Mr. Miller’s employment without “cause” or by Mr. Miller for “good reason”, Mr. Miller’s employment agreement provides that he will be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s base salary as of the date of termination, paid monthly over the remaining term of the agreement. In the event of a merger, sale or change of voting control (with certain limited exceptions), Mr. Miller has the right to extend and renew his employment agreement so that the expiration date will be three years from the date of the merger, sale or change of voting control. Mr. Miller’s employment agreement defines “cause” to mean a termination of Mr. Miller’s employment by reason of a good faith determination by a majority of the MNR Board that Mr. Miller, by engaging in fraud or willful misconduct, (i) failed to substantially perform his duties with MNR (if not due to death or disability) or (ii) has engaged in conduct the consequences of which are materially adverse to MNR, monetarily or otherwise. The agreement defines “good reason” to mean the occurrence of any of the following, without Mr. Miller’s consent: (A) a material diminution in responsibilities, duties or authority; (B) a material reduction in base salary; (C) Mr. Miller being required to work substantially at a location outside a 50-mile radius from MNR’s current location; or (D) MNR’s breach of the employment agreement or any other material agreement between MNR and Mr. Miller. As a result of the merger, Mr. Miller will be entitled to extend and renew his employment agreement. Following the merger, if Mr. Miller’s employment were to terminate without cause or if he incurs circumstances that constitute “good reason” and he were to elect to terminate his employment on that basis, the termination of Mr. Miller’s employment would result in the payment of the aforementioned benefits.
Change in Control Severance Plan
Each of MNR’s executive officers and employees, other than Eugene Landy, Michael Landy, and Kevin Miller, participates in the Change-in-Control Severance Plan that was adopted by the MNR Board in January 2021 (the “CIC Plan”).
Pursuant to the CIC Plan, upon a termination without “cause” within twelve months following the effective time of the merger, each participating MNR employee (including Messrs. Prashad and Molke, the two MNR executive officers who participate in the CIC Plan) would be entitled to receive a lump-sum cash payment in an amount equal to two times the employee’s annual base salary and payment or reimbursement of premiums for healthcare continuation coverage under COBRA for such employee and such employee’s dependents for so long as they remain eligible for such coverage or until they obtain other health care coverage, if earlier. In the event it is not possible to provide COBRA coverage on a subsidized basis, the employee would receive a lump sum equal to the value of such subsidy, as determined in the reasonable discretion of EQC, assuming that the applicable employee remained eligible for 18 months of COBRA coverage. The employee’s receipt of severance is subject to the execution and non-revocation of a general release of claims, and compliance with a customary non-disparagement covenant relating to the employer and its affiliates. For purposes of the CIC plan, “cause” means any of the following: (i) a participant’s continued failure to satisfactorily perform his duties to MNR (or a successor), other than as a result of the participant’s total or partial incapacity due to physical or mental illness; (ii) any willful act or omission by a participant constituting dishonesty, fraud or other malfeasance against MNR (or a successor); (iii) a participant’s commission of a felony under the laws of the United States or any state thereof or any other jurisdiction in which MNR (or a successor) conducts business; or (iv) a participant’s breach of any of the material policies of MNR (or a successor) including without limitation being under the influence of illicit drugs or alcohol at work or on MNR’s (or a successor’s) premises.
In connection with the merger, all MNR employees covered by the CIC Plan will be entitled to benefits under the CIC Plan for the twelve month period following the merger, in accordance with the terms of the CIC Plan. In addition, EQC has agreed to continue to honor the CIC Plan if a participating employee is terminated without cause between the twelfth (12th) month anniversary of the effective time of the merger and the thirteenth (13th) month anniversary of the effective time of the merger.
Parachute Payments
To the extent that any payments or benefits that an executive officer of MNR is or becomes entitled to receive in connection with the merger would constitute a “parachute payment” for purposes of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, MNR anticipates working with the applicable executive officer so that the executive officer would either (i) accept the aggregate payments and benefits without any cutback and with the application of taxes or (ii) accept a lesser amount that would result in no portion of the aggregate payments and benefits being subject to the excise tax, whichever would result in the receipt by the executive officer of the greatest amount of aggregate payments and benefits on an after-tax basis.

Quantification of Payments and Benefits to MNR’s Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation that may be paid or become payable to MNR’s five executive officers that is based on or otherwise relates to the transactions contemplated under the merger agreement.
The amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur, and do not reflect compensation actions that could occur after the date of this joint proxy statement/prospectus and before the closing of the merger. As a result, the actual amounts, if any, which may become payable to an executive officer may differ in material respects from the amounts set forth below. Furthermore, in accordance with Item 402(t) of Regulation S-K, for purposes of calculating such amounts, MNR has assumed:
•	a closing date for the merger of June 15, 2021;
•	the consummation of the merger constitutes a “change in control” for purposes of each applicable plan or agreement;
•
a qualifying termination of the executive officer’s employment (e.g., a termination by MNR without “cause” or by the executive officer for “good reason”, or in the case of Eugene Landy, any termination of his employment, in connection with the change in control), on June 15, 2021); and

•
a price per MNR common share of $19.07, which equals the average closing price of MNR common shares over the first five business days following May 4, 2021, the date on which the merger was publicly announced.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Eugene W. Landy	500,000	374,159	52,916	3,453,500	4,380,575
Michael P. Landy	3,739,869	449,935	128,919	—	4,318,723
Kevin S. Miller	1,719,900	9,246	44,100	—	1,773,246
Michael D. Prashad	550,000	—	40,191	—	590,191
Richard P. Molke	550,000	—	68,998	—	618,998
(1)
The amounts in this column represent the cash severance to which MNR’s executive officers may become entitled under his employment agreement or pursuant to the CIC Plan, as applicable, with MNR, as described in the section above entitled “Management Agreements” beginning on page 116 of this joint proxy statement/prospectus.

The following table separately quantifies each component of cash severance (as described in that column of the above table entitled “Cash”) which the executive officers may become entitled to receive upon a termination of employment by MNR or EQC without cause or by the executive officer for good reason, or, with respect to Eugene Landy, any termination of employment, in each case, under the terms of the applicable agreement or plan in connection with a change in control.
Name	Salary Severance ($)	Bonus Severance ($)	Total Cash Severance ($)
Eugene W. Landy	500,000	—	500,000
Michael P. Landy	2,734,869	1,005,000	3,739,869
Kevin S. Miller	1,719,900	—	1,719,900
Michael D. Prashad	550,000	—	550,000
Richard P. Molke	550,000	—	550,000
(2)
The amounts in this column represent the amounts payable pursuant to the merger agreement to each MNR executive officer in respect of the unvested MNR restricted stock awards and unvested MNR stock options held by such executive officer as of June 15, 2021, as described in the section above entitled “Treatment of MNR Equity Awards” beginning on page 101 of this joint proxy statement/prospectus. The amounts shown are based on the equity award holdings of each such executive officer on June 15, 2021, but do not include vested stock options and the merger consideration paid in respect of cancellation thereof. The amounts shown do not take into account any dividends, additional issuances, vesting events or forfeitures of equity-based awards following June 15, 2021.

The following table estimates the value, on a pre-tax basis and based on a price per share of MNR common shares of $19.07, which is equal to the average closing price of MNR common shares over the first five business days following May 4, 2021, the date on which the merger was publicly announced, of (i) the unvested MNR restricted stock awards held by MNR executive officers that may be cancelled and converted into the right to consideration pursuant to the merger agreement, (ii) the unvested stock options (after taking into account the applicable exercise price of the applicable stock option) held by MNR executive officers that may be cancelled and converted into the right to consideration pursuant to the merger agreement, and (iii) the vested stock options (after taking into account the applicable exercise price of the applicable stock option) held by MNR executive officers, in each case as if the completion of the merger had occurred on June 15, 2021. Although the table estimates the gross value of the MNR stock options (whether vested or unvested) and unvested MNR restricted stock awards held by MNR’s executive officers, MNR’s executive officers will actually receive the aggregate value of the MNR stock options (whether vested or unvested) and unvested MNR restricted stock awards net of applicable tax withholding obligations.
Name	Number of Unvested Shares of Restricted Stock (#)*	Value of Unvested Shares of Restricted Stock ($)*	Number of Shares Subject to Unvested Stock Options (#)	Value of Unvested Options ($)	Number of Shares Subject to Vested Options (#)	Value of Vested Options ($)	Total (Unvested Awards) ($)*	Total (Vested and Unvested Awards) ($)*
Eugene W. Landy	10,724	204,509	65,000	169,650	455,000	2,780,050	374,159	3,154,209
Michael P. Landy	23,594	449,935	—	—	0	—	449,935	449,935
Kevin S. Miller	485	9,246	—	—	65,978	338,474	9,246	347,720
Michael D. Prashad	—	—	—	—	45,000	235,350	—	235,350
Richard P. Molke	—	—	—	—	30,000	162,900	—	162,900
*	For purposes of this table, the numbers and values in respect of shares have been rounded to the nearest whole number.
(3)
The amounts in this column represent the estimated value of the continued health care coverage benefits following termination of employment without cause to which each MNR executive officer, other than Mr. Miller, may become entitled under his employment agreement or the CIC Severance Plan, as applicable, as described in the section above entitled “Management Agreements” beginning on page 103 of this joint proxy statement/prospectus. Additionally, the amounts reflect a lump-sum payment equal to the executive officer’s accrued but unused vacation to which they would be entitled upon termination in accordance with the terms of their respective employment agreements, in the case of Eugene Landy, Michael Landy and Mr. Miller, or the terms of MNR’s vacation policy for employees, in the case of Messrs. Molke and Prashad.

The following table separately estimates the value of each component of perquisites or other benefits that MNR’s executive officers may become entitled to receive upon a termination of the executive officer’s employment by MNR or EQC without cause, or by the executive officer for good reason, or, with respect to Eugene Landy, any termination of his employment, in each case, under the terms of the applicable agreement or plan in connection with a change in control. The merger would constitute a change of control for purposes of each of the applicable agreements.
Name	COBRA/HealthCare Continuation ($)	Accrued Vacation ($)	Total Perquisites/Other Benefits ($)
Eugene W. Landy	11,521	41,394	52,916
Michael P. Landy	58,793	70,125	128,918
Kevin S. Miller	—	44,100	44,100
Michael D. Prashad	19,037	21,154	40,191
Richard P. Molke	47,844	21,154	68,998
(4)
The amount in this column with respect to Eugene Landy represent the transaction bonus to which he is entitled under his employment agreement with MNR as described in the section above entitled “Management Agreements” beginning on page 103 of this joint proxy statement/prospectus. Upon the effective time of the merger, pursuant to his employment agreement, Eugene Landy is entitled to (i) a lump-sum payment of $2,500,000 (provided that the sale price is at least $10 per share of MNR common shares, which condition will be satisfied with respect to the merger) and (ii) if the merger results in a significant increase in MNR’s market capitalization, a grant of between 35,000 and 65,000 MNR common shares. For purposes of this disclosure, it has been assumed that Mr. Landy will be entitled to receive 50,000 MNR common shares pursuant to the provision described in clause (ii) of the preceding sentence, and the value of such shares is based on a per share price of MNR common shares of $19.07, which is equal to the volume weighted average closing price of MNR common shares over the first five trading days following May 4, 2021, the date of public announcement of the merger. This column does not reflect any transaction bonus payments to executives under the Transaction Bonus Program as the recipients of such bonus payments are not known at the time of filing of this joint proxy statement / prospectus with the SEC.

The following table separately quantifies the value of each component of transaction bonuses that MNR’s executive officers may become entitled to receive in connection with the merger.
Name	Cash Transaction Bonus Payments ($)	Equity Transaction Bonus Payments ($)	Total “Other” Payments ($)
Eugene W. Landy	2,500,000	953,500	3,453,500
Michael P. Landy	—	—	—
Kevin S. Miller	—	—	—
Michael D. Prashad	—	—	—
Richard P. Molke	—	—	—

To the extent that any payments or benefits that a named executive officer, or NEO, is or becomes entitled to receive in connection with the merger would constitute a “parachute payment” for purposes of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, MNR anticipates working with the applicable NEO so that the applicable NEO would either (i) accept the aggregate payments and benefits without any cutback and with the application of taxes, or (ii) accept a lesser amount that would result in no portion of the aggregate payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever would result in the receipt by the NEO of the greatest amount of aggregate payments and benefits on an after-tax basis. However, for purposes of the table set forth above and elsewhere in this section, MNR has not taken into account any potential reduction in payments or benefits as a result of this “best pay” cutback provision and, accordingly, has disclosed the full value of each executive officer’s payments and benefits.
Security Ownership of MNR’s Directors and Executive Officers and Current Beneficial Owners
The following table lists information with respect to the beneficial ownership of MNR common shares and MNR Series C preferred stock as of June 15, 2021 by: (i) each person known by MNR to beneficially own more than 5% of MNR’s common shares; (ii) each of MNR’s directors; (iii) each of MNR’s executive officers; and (iv) all of MNR’s executive officers and directors as a group.
Unless otherwise indicated, the address of each of the persons named below is c/o Monmouth Real Estate Investment Corporation, Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, New Jersey 07733. In determining the number and percentage MNR common shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within 60 days of June 15, 2021 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding MNR common shares for that person and are not deemed outstanding for that purpose for all other shareholders.
	MNR Common Shares		MNR Series C Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Shares Outstanding(2)	Amount and Nature of Beneficial Ownership(1)	Percentage of Preferred Stock Outstanding(3)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355(4)	9,828,774	10.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(5)	9,445,810	9.6%
Wasatch Financial Advisors 505 Wakara Way, 3rd Floor Salt Lake City, UT 84108(6)	9,295,215	9.5%
Kiernan Conway	976	*
Daniel D. Cronheim(7)	182,601	*	2,550	*
Catherine B. Elflein(8)	17,496	*
Brian H. Haimm(9)	16,679	*
Neal Herstik(10)	24,901	*	2,800	*
Matthew I. Hirsch(11)	80,097	*
Eugene W. Landy(12)	2,178,295	2.2%
Michael P. Landy(13)	806,129	*
Samuel A. Landy(14)	347,455	*
Kevin S. Miller(15)	152,141	*
Richard P. Molke(16)	35,714	*	10,000	*
Gregory T. Otto	5,310	*
Sonal Pande	227	*
Michael D. Prashad(17)	47,524	*
Scott L. Robinson(18)	10,207	*
Directors and Executive Officers as a group(20)	3,968,758	4.0%	15,720	*
*	Less than 1%.
(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, MNR believes that the persons named in the table have sole voting and investment power with respect to MNR common shares listed.

(2)	Based on the number of MNR common shares outstanding on June 15, 2021, which was 98,302,207 shares.
(3)	Based on the number of shares of MNR Series C preferred stock outstanding on June 15, 2021, which was 21,985,616 shares.
(4)	Based on Schedule 13G filed with the SEC on June 10, 2021.
(5)	Based on Schedule 13G filed with the SEC on February 4, 2021.
(6)	Based on Schedule 13G filed with the SEC on February 9, 2021.
(7)
Includes (a) 485shares of unvested MNR restricted stock; (b) 86,269MNR common shares held in a trust for Mr. Cronheim’s two minor family members, to which he has sole dispositive and voting power; and (c) 71,411 MNR common shares pledged in a margin account.

(8)	Includes 485 shares of unvested MNR restricted stock; and (b) 3,500 MNR common shares owned jointly with Ms. Elflein’s husband.
(9)	Includes 485shares of unvested MNR restricted stock.
(10)
Includes (a) 485 shares of unvested MNR restricted stock and (b) 1,600 MNR common shares owned by Mr. Herstik’s wife. As of June 15, 2021, Mr. Herstik also owned 2,400 shares of MNR Series C preferred stock and 400 shares of MNR Series C preferred stock are owned by the Gross, Truss & Herstik Profit Sharing Plan, over which Mr. Herstik has shared voting power and shared dispositive power.

(11)	Includes (a) 485shares of unvested MNR restricted stock; and (b) 3,441 MNR common shares owned by Mr. Hirsch’s wife.
(12)
Includes (a) 10,724 shares of unvested MNR restricted stock; (b) 97,914 MNR common shares owned by Mr. Eugene Landy’s wife; (c) 201,427 MNR common shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (d) 168,294 MNR common shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (e) 13,048 MNR common shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (f) 194,405 MNR common shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (g) 43,748 MNR common shares held by Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; (h) 32,866 MNR common shares held by Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (i) 499,451 MNR common shares pledged in a margin account; and (j) 474,017 MNR common shares pledged as security for loans. Includes 455,000 MNR common shares issuable upon the exercise of stock options that are exercisable within 60 days of June 15, 2021. Excludes 65,000 MNR common shares issuable upon the exercise of a stock option not exercisable within 60 days of June 15, 2021.

(13)
Includes (a) 23,594 shares of unvested MNR restricted stock; (b) 42,587 MNR common shares owned by Mr. Michael Landy’s wife; (c) 190,032 MNR common shares held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act; (d) 53,000 MNR common shares held by EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power; (e) 34,228 MNR common shares held in the UMH 401(k) Plan for Mr. Landy’s benefit; and (f) 226,725 MNR common shares pledged in a margin account.

(14)
Includes (a) 485 shares of unvested MNR restricted stock; (b) 25,484 MNR common shares owned by Mr. Samuel Landy’s wife; (c) 22,379 MNR common shares held by the Samuel Landy Family Limited Partnership, over which Mr. Landy has shared voting power and shared dispositive power; (d) 53,000 MNR common shares held in EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power; (e) 18,385 MNR common shares pledged in a margin account; (f) 181,454 MNR common shares pledged as security for a loan; and (g) 64,482 MNR common shares held in the UMH 401(k) Plan for Mr. Landy’s benefit. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power, but no dispositive power, over the 197,104 MNR common shares held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the MNR common shares held by the UMH 401(k) Plan, except for the 64,482 MNR common shares held by the UMH 401(k) Plan for his benefit.

(15)
Includes (a) 485 shares of unvested MNR restricted stock; and (b) 2,665 MNR common shares held in the UMH 401(k) Plan for Mr. Miller’s benefit; and (c) 65,978 MNR common shares issuable upon the exercise of a stock option that is exercisable within 60 days of June 15, 2021.

(16)
Includes (a) 5,185 MNR common shares held in the UMH 401(k) Plan for Mr. Molke’s benefit; (b) 30,000 MNR common shares issuable upon the exercise of a stock option that is exercisable within 60 days of June 15, 2021 and (c) 10,000 shares of MNR Series C preferred stock pledged in a margin account.

(17)
Includes (a) 2,034 MNR common shares held in the UMH 401(k) Plan for Mr. Prashad’s benefit and (b) 45,000 MNR common shares issuable upon the exercise of a stock option that is exercisable within 60 days of June 15, 2021.

(18)	Includes 485 shares of unvested MNR restricted stock.
(19)	Includes beneficial ownership by all of MNR’s current directors and executive officers.
Regulatory Approvals Required for the Merger
EQC and MNR are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the merger or the other transactions contemplated by the merger agreement, other than the requirement that the Form S-4 Registration Statement, of which this joint proxy statement/prospectus forms a part, be declared effective by the SEC.
Material U.S. Federal Income Tax Considerations
The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of MNR common shares and of the ownership and disposition of the Combined Company common shares received in the merger.
This summary is for general information purposes only and is not tax advice. The information in this summary is based on:
•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;
•	the legislative history of the Code;
•	administrative interpretations and practices of the IRS; and
•	court decisions;
in each case, as of the date of this joint proxy statement/prospectus.
In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this summary. Any such change could apply retroactively to transactions preceding the date of the change. EQC and MNR have not requested and do not intend to request a ruling from the IRS regarding the federal income tax consequences of the merger or the Combined Company’s qualification as a REIT, and the statements in this joint proxy statement/prospectus are not binding on the IRS or any court. Thus, EQC and MNR can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax laws other than federal income tax laws.
This summary assumes you hold MNR common shares and, following the merger, the Combined Company common shares as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:
•	banks, insurance companies, and other financial institutions;
•	tax-exempt organizations or governmental organizations;
•	S corporations, partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors therein);
•	persons who hold MNR common shares (or, following the merger, the Combined Company common shares) pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons subject to the alternative minimum tax;
•	regulated investment companies, mutual funds and REITs;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and investors therein);
•	brokers or dealers in stock and securities, commodities or currencies;
•	traders in securities that elect to apply a mark-to-market method of accounting;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•
persons holding MNR common shares (or, following the merger, the Combined Company common shares) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell MNR common shares (or, following the merger, the Combined Company common shares) under the constructive sale provisions of the Code;
•	persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement;

•	persons that are not United States holders; or
•	United States persons whose functional currency is not the U.S. dollar.
When we use the term “U.S. holder,” we mean a holder of MNR common shares or, following the merger, the Combined Company common shares who, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or entity treated as a corporation, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds MNR common shares or, following the merger, the Combined Company common shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for U.S. federal income tax purposes holding MNR common shares or, following the merger, the Combined Company common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF THE COMBINED COMPANY COMMON SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Consequences of the Merger
It is a condition to the completion of the merger that Fried, Frank, Harris, Shriver & Jacobson LLP (or other nationally recognized tax counsel to EQC) and Stroock & Stroock & Lavan LLP (or other nationally recognized tax counsel to MNR) each render a written opinion to its client to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Fried, Frank, Harris, Shriver & Jacobson LLP, and Stroock & Stroock & Lavan LLP are providing opinions to EQC and MNR, respectively, to the same effect in connection with the filing of this joint proxy statement/prospectus. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by EQC and MNR regarding factual matters (including those contained in the tax representation letters provided by EQC and MNR), and covenants undertaken by EQC and MNR. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this joint proxy statement/prospectus will be amended and recirculated.
Provided the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger will be as follows:
•	MNR will not recognize any gain or loss as a result of the merger.

•
A U.S. holder of MNR common shares will not recognize any gain or loss upon receipt of the Combined Company common shares in exchange for its MNR common shares in connection with the merger, except with respect to cash received in lieu of any fractional Combined Company common share, as discussed below.

•
A U.S. holder will have an aggregate tax basis in the Combined Company common shares it receives in the merger equal to the U.S. holder’s aggregate tax basis in its MNR common shares surrendered pursuant to the merger, reduced by the portion of the U.S. holder’s tax basis in its MNR common shares surrendered in the merger that is allocable to any fractional Combined Company common share. If a U.S. holder acquired any of its MNR common shares at different prices and/or at different times, Treasury Regulations provide that the tax basis and holding period of each block of Combined Company common shares received by such U.S. holder in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of MNR common shares exchanged for Combined Company common shares. U.S. holders that acquired different blocks of MNR common shares at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among the Combined Company common shares received in the merger.

•
The holding period of the Combined Company common shares received by a U.S. holder in connection with the merger will include the holding period of the MNR common shares surrendered in connection with the merger.

•
Cash received by a U.S. holder in lieu of a fractional Combined Company common share in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by the Combined Company for cash, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if, at the effective time of the merger, the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. shareholders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of MNR common shares generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the merger, such holder held 5% or more, by vote or value, of the total outstanding MNR common shares. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the MNR common shares surrendered pursuant to the merger (both as determined immediately before the surrender of shares), the date of the merger, and the name and employer identification number of EQC, MNR and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”
Backup Withholding
Certain holders of MNR common shares may be subject to backup withholding with respect to any cash received in the merger. Backup withholding generally will not apply, however, to a holder of MNR common shares that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9, or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be claimed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Opinions from Counsel Regarding REIT Qualification of MNR and EQC
It is a condition to the obligation of EQC to complete the merger that EQC receive a written opinion from Venable LLP (or other nationally recognized tax counsel to MNR) to the effect that, commencing with MNR’s taxable year that ended on September 30, 2008, MNR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation prior to the date of such opinion has enabled, and its proposed method of operation will continue to enable, MNR to continue to meet the requirements for qualification and taxation as a REIT under the Code through the time at which the merger becomes effective. The opinion of Venable LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on customary representations contained in an officer’s certificate executed by MNR.
It is a condition to the obligation of MNR to complete the merger that MNR receive a written opinion from Fried, Frank, Harris, Shriver & Jacobson LLP (or other nationally recognized tax counsel to EQC) to the effect that, commencing with EQC’s taxable year that ended December 31, 2016, EQC has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current organization and its current and proposed method of operation will enable EQC to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Fried, Frank, Harris, Shriver & Jacobson LLP (or such other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on customary representations contained in an officer’s certificate executed by EQC and an officer’s certificate executed by MNR.
Neither of the opinions described above will be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Tax Liabilities and Attributes Inherited from MNR
If MNR failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, MNR would be liable for (and the Combined Company would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates, and, assuming the merger qualified as a “reorganization” within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of MNR by the close of the taxable year in which the merger occurs and would be subject to tax on the built-in gain on each MNR asset existing at the time of the merger if the Combined Company were to dispose of the MNR asset in a taxable transaction during the five-year period following the merger. Such tax would be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if MNR qualified as a REIT at all relevant times, the Combined Company similarly would be liable for other unpaid taxes (if any) of MNR (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the merger the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from MNR, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from MNR. As a result, the nature of the assets that the Combined Company acquires from MNR and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.
Qualification as a REIT requires MNR to satisfy numerous requirements, some on an annual basis and others on a quarterly basis. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which are not entirely within the control of MNR.

Material U.S. Federal Income Tax Considerations Applicable to Holders of the Combined Company Common Shares
For a summary of the material U.S. federal income tax considerations applicable to holders of the Combined Company common shares regarding the ownership and disposition of the Combined Company common shares received in the merger and the tax treatment of the Combined Company as a REIT, please read the discussion under the heading “Material U.S. Federal Income Tax Considerations” included in the Current Report on Form 8-K filed by EQC with the SEC on July 2, 2021.
Accounting Treatment of the Merger
EQC prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the cost accumulation and allocation model under which the cost of the acquisition is allocated to the assets acquired and liabilities assumed.
Exchange of Shares in the Merger
EQC will appoint Equiniti Trust Company as the exchange agent to handle the payment and delivery of the common stock consideration, the preferred stock consideration, and any cash payments to be delivered in lieu of fractional shares.
Not later than three business days after the effective time of the merger, EQC will cause the exchange agent to provide each record holder of MNR common shares and each holder of MNR Series C preferred stock, a letter of transmittal and instructions explaining how to surrender stock certificates or book-entry shares, as applicable, to the exchange agent in exchange for the common stock consideration or preferred stock consideration, as applicable, that such holder is entitled to receive as a result of the merger.
Upon surrender to the exchange agent of MNR common shares or MNR Series C preferred stock, as the case may be, in accordance with the terms of the materials and instructions to be provided by the exchange agent, the holder of such shares will be entitled to receive the common stock consideration or preferred stock consideration, as applicable. No fraction of an EQC common share will be issued in connection with the merger, and in lieu thereof any holder of MNR common shares that would otherwise have been entitled to receive a fraction of EQC common shares will be paid cash (without interest) in an amount specified in the merger agreement.
Holders of MNR common shares should not tender their MNR common stock certificates or submit their book entry shares to the exchange agent unless and until they receive from the exchange agent the notice and transmittal materials and instructions described in the preceding paragraph. EQC shareholders need not take any action with respect to their stock certificates or book-entry shares.
Dividends
The merger agreement permits EQC to continue to declare and pay quarterly cash dividends on its outstanding preferred stock in an amount equal to $0.40625 per share and distributions reasonably necessary for EQC to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law). The merger agreement permits MNR to declare and pay quarterly cash dividends on the outstanding MNR common shares in an amount not exceeding $0.18 per share, quarterly cash dividends on its outstanding Series C preferred stock in an amount equal to $0.3828125 per share and distributions reasonably necessary for MNR to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law).
In the event that a distribution with respect to MNR common shares or EQC common shares permitted under the merger agreement has a record date prior to the effective time of the merger and has not been paid prior to the closing date of the merger, such distribution will be paid to the holders of such shares on the closing date immediately prior to the effective time of the merger.
In the event that either MNR or EQC declares or pays any dividend or other distribution that is reasonably necessary to maintain its status as a REIT under the Code (other than regular quarterly cash dividends) the other party will be entitled to declare and pay a matching dividend based on the exchange ratio. Additionally, if MNR declares or pays any regular quarterly cash dividend or other distribution on its common shares (other than the regular quarterly cash dividend of $0.18 per share paid to MNR common shareholders on June 15, 2021 and the regular quarterly cash dividend of $0.18 per share declared by the MNR Board on July 1, 2021 and payable on September 15, 2021, unless the merger is completed prior to September 15, 2021, in which case the dividend payment will be accelerated and paid immediately prior to the effective time of the merger) EQC will be entitled to declare and pay a dividend to the holders of EQC common shares in an amount per EQC common share equal to the quotient obtained by dividing the dividend declared by MNR with respect to each MNR common share by the exchange ratio.
Listing of EQC Common Shares
It is a condition to each party’s obligation to complete the merger that the EQC common shares to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. EQC has agreed to use its reasonable best efforts to have the application for the listing of the EQC common shares accepted by the NYSE prior to the effective time of the merger.
Delisting and Deregistration of MNR Common Shares and MNR Series C Preferred Stock
After the merger is completed, the MNR common shares and MNR Series C preferred stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Litigation Relating to the Merger
Beginning on July 2, 2021, purported shareholders of MNR filed three lawsuits challenging disclosures related to the merger, against combinations of MNR, the members of the MNR Board, EQC, and Merger Sub as defendants. (Wang v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-05475 (S.D.N.Y.) (filed July 2, 2021); Whitfield v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-05875 (S.D.N.Y.) (filed July 9, 2021); and Wallace v Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-03982 (E.D.N.Y.) (filed July 14, 2021) (collectively, the “Complaints”)). The Complaints each allege, among other things, that MNR and the individual defendants violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and that the individual defendants violated Section 20(a) of the Exchange Act by preparing and disseminating a registration statement relating to the merger that misstates or omits certain allegedly material information.
Each of the Complaints seek, among other things, injunctive relief enjoining the consummation of the merger, or, if the merger is consummated, rescission or rescissory damages, and an award of the plaintiff’s costs, including attorneys’ and experts’ fees. MNR believes that all of the claims asserted in the Complaints are without merit and intends to defend against them vigorously. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the defense of the actions will be successful. If any of these lawsuits is successful, the lawsuit(s) could prevent or delay completion of the merger and result in costs to MNR and EQC. Additional lawsuits arising out of the merger may also be filed in the future.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a shareholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the merger agreement that is important to you. EQC and MNR urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about EQC or MNR. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by certain information each of EQC and MNR filed with the SEC prior to the date of the merger agreement, as well as by certain disclosure schedules each of the parties delivered to the other in connection with the signing of the merger agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this joint proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of EQC and MNR files with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 162.
EQC and MNR acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.
Form, Effective Time and Closing of the Merger
The merger agreement provides for the combination of EQC and MNR, through the merger of MNR with and into Merger Sub, a subsidiary of EQC, with Merger Sub surviving the merger as the Surviving Entity, upon the terms and subject to the conditions set forth in the merger agreement. EQC, Merger Sub, and MNR are collectively referred to herein as the parties.
The merger agreement provides that the closing of the merger will take place at 10:00 a.m., New York City time, remotely by electronic exchange of documents and signatures on the second business day following the date on which the last of the conditions to closing of the merger (described below under “—Conditions to Completion of the Merger”) have been satisfied or waived (other than conditions that by their terms cannot be satisfied until the closing of the merger; provided that closing of the merger will be subject to the satisfaction or waiver of those conditions), unless another time, date or place is agreed to by the parties in writing.
On the closing date of the merger, the parties will file duly executed articles of merger with the State Department of Assessments and Taxation of Maryland (the “SDAT”). The merger will become effective when the articles of merger are accepted for record by the SDAT or at such later date and time as may be agreed by the parties and specified in the articles of merger.
Operating Agreement of the Surviving Entity
At the effective time of the merger, the operating agreement of Merger Sub will be amended and restated in its entirety in form and substance reasonably satisfactory to EQC and MNR and, as so amended and restated, will be the operating agreement of the Surviving Entity, until thereafter amended in accordance with its terms and applicable law, subject to provisions under the merger agreement regarding indemnification (see “—Covenants and Agreements—Directors’ and Officers’ Insurance and Indemnification” beginning on page 130 for more information).
Trustees and Officers of the Combined Company
As of the effective time of the merger, each of the directors and officers of MNR will resign and the officers of EQC, at the effective time of the merger, will be the officers of the Combined Company.

Under the merger agreement, following completion of the merger, the board of trustees of the Combined Company will be expanded to 10 members, consisting of (i) all of the members of the EQC Board serving immediately prior to the effective time of the merger, and (ii) two individuals designated by the MNR Board in accordance with the terms of the merger agreement, to serve until the next annual meeting of the shareholders of the Combined Company (and until their successors qualify and are duly elected).
See “Trustees and Management of the Combined Company After the Merger” on page 138 for more information.
Merger Consideration; Effects of the Merger
Common Stock Consideration
At the effective time of the merger and by virtue of the merger, each MNR common share issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.67 of a newly issued EQC common share; provided that, any MNR common share owned by EQC, Merger Sub or any of their subsidiaries issued and outstanding immediately prior to the effective time of the merger will be canceled and no consideration will be paid in exchange therefor.
Preferred Stock Consideration
At the effective time of the merger and by virtue of the merger, each share of MNR Series C preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $25.00 plus all accumulated and unpaid dividends to (but excluding) the closing date of the merger. Prior to the effective time of the merger, EQC will deposit with the appointed exchange agent, for payment to holders of MNR Series C preferred stock prior to such time, an amount in cash equal to the preferred stock consideration payable in the merger.
Treatment of MNR Equity Awards
For more information regarding treatment and valuation of MNR equity awards, see “The Merger—Interests of Directors and Executive Officers of MNR in the Merger—Treatment of MNR Equity Awards” beginning on page 101.
MNR Stock Options
Under the merger agreement, at the effective time of the merger, each MNR stock option, whether vested or unvested, that is outstanding as of immediately prior to the effective time of the merger, will be canceled and converted into the right to receive the common stock consideration in respect of each net option share covered by such stock option. The number of net option shares is calculated by dividing (i) the aggregate intrinsic value of such stock option less applicable tax withholdings by (ii) the volume weighted average price per MNR common share on the NYSE for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date of the merger.
MNR Restricted Stock Awards
Under the merger agreement, at the effective time of the merger, each unvested MNR restricted stock award issued that is outstanding as of immediately prior to the effective time of the merger, will be canceled and the holder thereof will then become entitled to receive the common stock consideration in respect of each net share covered by such restricted stock award. The number of net shares is calculated by dividing (i) the aggregate value of such restricted stock award less applicable tax withholdings by (ii) the volume weighted average price per MNR common share on the NYSE for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date of the merger.
Adjustment to Common Stock Consideration
If, between the date of the merger agreement and the effective time of the merger, the MNR common shares or EQC common shares are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities or any similar transaction having the effect of any of the foregoing, the common stock consideration will be adjusted appropriately to provide the holders of MNR common shares, MNR stock options and MNR restricted stock awards the same economic effect as contemplated by the merger agreement prior to such action and as so adjusted will, from and after the date of such event, be the common stock consideration.
Shareholder Appraisal Rights in the Merger
No dissenters’ or appraisal rights, or rights of objecting shareholders will be available to holders of MNR common shares or shares of MNR Series C preferred stock with respect to the merger or the other transactions contemplated by the merger agreement.
Procedures for Surrendering MNR Common Shares and MNR Series C Preferred Stock
In accordance with the merger agreement, EQC will appoint an exchange agent reasonably acceptable to MNR to handle the payment and delivery of the common stock consideration, the preferred stock consideration, and any cash payments to be delivered in lieu of fractional shares. At or prior to the effective time of the merger, EQC will deposit, with the exchange agent, EQC common shares and cash in the respective amounts sufficient to pay the aggregate common stock consideration, the aggregate preferred stock consideration and such cash in lieu of fractional shares to be paid in connection with the merger (such shares and cash amounts, the “Exchange Fund”). Not later than three business days after the effective time of the merger, EQC will cause the exchange agent to provide each record holder of MNR common shares and each holder of MNR Series C preferred stock, a letter of transmittal and instructions explaining how to surrender stock certificates or non-certified shares represented by book-entry (the “book-entry shares”), as applicable, to the exchange agent in exchange for the common stock consideration or preferred stock consideration, as applicable, that such holder is entitled to receive as a result of the merger.
Each holder of MNR common shares or MNR Series C preferred stock that surrenders its stock certificates to the exchange agent together with a duly completed letter of transmittal and such other documents as may be reasonably required by the exchange agent in accordance with the terms of the materials and instructions provided by the exchange agent, and each holder of MNR common shares or MNR Series C preferred stock that holds book-entry shares, will receive the common stock consideration or preferred stock consideration, as applicable, due to such shareholder (including cash in lieu of any fractional shares).
After the effective time of the merger, each stock certificate or book-entry share that previously represented MNR common shares or shares of MNR Series C preferred stock will only represent the right to receive the common stock consideration or preferred stock consideration into which those MNR common shares or shares of MNR Series C preferred stock have been converted, as applicable.
No fraction of an EQC common share will be issued in connection with the merger, and in lieu thereof any holder of MNR common shares who would otherwise have been entitled to receive a fraction of an EQC common share will be paid cash (without interest) in an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the volume weighted average price of EQC common shares for the five consecutive trading days immediately preceding the fifth trading day prior to the closing date.
Withholding
All payments under the merger agreement will be paid without interest and subject to applicable withholding requirements.
Representations and Warranties
The merger agreement contains a number of representations and warranties made by EQC and Merger Sub, on the one hand, and MNR, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and will be brought down at closing for purposes of determining whether the conditions to closing are satisfied, but will not survive the effective time of the merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information with respect to each of EQC and MNR filed with the SEC prior to the date of the merger agreement or set forth in the disclosure schedules delivered in connection with the merger agreement.

Representations and Warranties of MNR
The merger agreement includes representations and warranties by MNR relating to, among other things:
•	due incorporation, valid existence, good standing and qualification to conduct business;
•	corporate power and authority, due authorization and enforceability of the merger agreement;
•	absence of governmental consents, approvals and filings;
•
absence of any conflict with or violation of organizational documents or applicable laws, the absence of any violation or breach of, or default or consent requirements under, certain agreements and the absence of any creation or imposition of a lien;

•	capitalization;
•	subsidiaries;
•	SEC documents, internal controls, compliance with the Sarbanes-Oxley Act and the absence of off-balance sheet arrangements;
•	financial statements;
•	accuracy of information supplied for the Form S-4 registration statement of which this joint proxy statement/prospectus forms a part;
•	absence of certain changes since December 31, 2020;
•	absence of material undisclosed liabilities;
•	compliance with laws and permits;
•	litigation;
•	insurance matters;
•	real property;
•	receipt of fairness opinions from J.P. Morgan and CSCA;
•	tax matters, including qualification of MNR as a REIT;
•	employee benefit plans and ERISA;
•	employees and labor matters;
•	environmental matters;
•	intellectual property;
•	material contracts;
•	investment banker, broker, finder or other similar fees;
•	inapplicability of takeover statutes; and
•	absence of material undisclosed related party transactions.
Representations and Warranties of EQC and Merger Sub
The merger agreement includes representations and warranties by EQC and Merger Sub relating to, among other things:
•	due incorporation, valid existence, good standing and qualification to conduct business;
•	corporate power and authority, due authorization and enforceability of the merger agreement;
•	absence of governmental consents, approvals and filings;
•
absence of any conflict with or violation of organizational documents or applicable laws, the absence of any violation or breach of, or default or consent requirements under, certain agreements and the absence of any creation or imposition of a lien;

•	capitalization and interim operations of Merger Sub;
•	SEC documents, internal controls, compliance with the Sarbanes-Oxley Act and the absence of off-balance sheet arrangements;
•	financial statements;
•	accuracy of information supplied for the Form S-4 registration statement of which this joint proxy statement/prospectus forms a part;
•	absence of certain changes since December 31, 2020;
•	absence of material undisclosed liabilities;
•	compliance with laws and permits;
•	litigation;
•	insurance matters;
•	real property;
•	receipt of a fairness opinion from Goldman Sachs;
•	tax matters, including qualification of EQC as a REIT;
•	employee benefit plans and ERISA;
•	employees and labor matters;
•	environmental matters;
•	material contracts;
•	investment banker, broker, finder or other similar fees;
•	absence of material undisclosed related party transactions;
•	inapplicability of takeover statutes;
•	ownership of MNR common shares;
•	absence of status as an “interested stockholder” under Maryland law;
•	solvency; and
•	sufficiency of funds.
Definition of “Material Adverse Effect”
Many of the representations of the parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any fact, circumstance, change, event, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition, business or results of operations of EQC and its subsidiaries, taken as a whole, or MNR and its subsidiaries, taken as a whole, as applicable, or (ii) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, EQC or MNR, as applicable, from consummating the merger before November 24, 2021 (the Outside Date).
However, with respect to clause (i) above, none of the following will be deemed to constitute a material adverse effect or will be considered in determining whether a material adverse effect has occurred:
•	changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States;
•	national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism);

•	changes that are the result of factors generally affecting the real estate industry or the geographic areas in which EQC and its subsidiaries or MNR and its subsidiaries, as applicable, operate;
•
any loss of, or adverse change in, the relationship of EQC or any of its subsidiaries, or MNR or any of its subsidiaries, as applicable, with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties solely caused by the identity of MNR or EQC, as applicable, the execution of the merger agreement or the announcement, negotiation, existence or performance of the transactions contemplated by the merger agreement;

•
changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable law or interpretation or application of any of the foregoing after the date of the merger agreement;

•	any failure by EQC or MNR to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period;
•	the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the EQC common shares or MNR common shares, as applicable, on the NYSE;
•	effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events;
•
any change or announcement of a potential change in the credit rating of EQC or any of its subsidiaries or any of their securities, or MNR or any of its subsidiaries or any of their securities, as applicable;

•
compliance by EQC or MNR, as applicable, with the terms of the merger agreement, including the failure of EQC or MNR to take any action as a result of restrictions on the conduct of business in the merger agreement, or any actions taken, or failure to take any action, which the other party has requested in writing; or

•
any shareholder litigation or threatened shareholder litigation, in each case, arising from allegations of a breach of duty or similar obligations in connection with the merger agreement or the transactions contemplated thereby.

provided that: (A) the exceptions in the first, second, third, and eighth bullet points above will apply only to the extent such event, change, circumstance or effect does not (1) relate only to (or have the effect of relating only to) EQC and its subsidiaries, or MNR and its subsidiaries, as applicable, or (2) disproportionately adversely affect EQC and its subsidiaries, taken as a whole, or MNR and its subsidiaries, taken as a whole, as applicable, compared to other companies of similar size operating in the same industry and in similar geographic areas in which EQC and its subsidiaries, or MNR and its subsidiaries, as applicable, operate; and (B) the exceptions in the sixth, seventh and ninth bullet points above will not preclude a determination that any event, change, circumstance or effect underlying such failure, suspension, decline, change or announcement, as the case may be, has resulted in, or contributed to, a material adverse effect.
Covenants and Agreements
Conduct of Business of MNR Pending the Merger
MNR has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with EQC’s consent (which consent will not be unreasonably withheld) or as otherwise contemplated, required or permitted by the merger agreement, or required by law MNR has agreed that it will maintain the status of MNR as a REIT and will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects, preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, governmental entities, and others with whom it conducts material business and maintain its material assets and properties in adequate working condition (ordinary wear and tear excepted).

Without limiting the generality of the foregoing, MNR has also agreed that, except with EQC’s consent (which consent will not be unreasonably withheld) or as otherwise contemplated, required or permitted by the merger agreement, or required by law MNR will not, and will not permit any of its subsidiaries to, directly or indirectly:
•	amend or propose or agree to amend, in any material respect, any of its organizational documents or waive the stock ownership limit under the charter of MNR;
•
declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (A) the declaration and payment by MNR of regular quarterly cash dividends on its outstanding MNR common shares in an amount not exceeding $0.18 per share and (B) the declaration and payment by MNR of quarterly cash dividends on the outstanding MNR Series C preferred stock in an amount equal to $0.3828125 per share; provided that notwithstanding the restriction on dividends and other distributions in this bullet point, (i) MNR and its subsidiaries will be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for MNR to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law), and (ii) in the event EQC declares or pays any cash dividend or distribution on its common shares that is reasonably necessary for EQC to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law), MNR will be entitled to declare and pay a dividend to the holders of MNR common shares in an amount per MNR common share equal to the product obtained by multiplying the dividend declared by EQC with respect to each EQC common share by the exchange ratio;

•
adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in lieu of, or in substitution for, shares of its capital stock;

•
(A) repurchase, redeem or otherwise acquire any shares of the capital stock of MNR or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding tax obligations in respect of MNR restricted stock awards outstanding as of the date of the merger agreement or awarded after the date of the merger agreement in accordance with their terms and MNR’s incentive plans in effect on the date of the merger agreement or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities;

•
issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of MNR or any of its subsidiaries, except for the issuance of MNR common shares in connection with the exercise of options or the vesting or settlement of other equity or equity-linked awards outstanding as of the date of the merger agreement;

•	merge or consolidate with any other person or acquire any material assets or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person;
•
sell, lease, license, subject to a material lien, except for certain permitted liens, or otherwise dispose of any assets (excluding cash and cash equivalents for payables arising in the ordinary course), or any product lines or businesses of MNR or any of its subsidiaries (including capital stock or other equity interests of any subsidiary of MNR) except for dispositions of immaterial assets (other than real property) that are obsolete, surplus, uneconomical or otherwise no longer useful in the business of MNR and its subsidiaries for a purchase price that, in each case, represents the market value of such asset in all material respects and for amounts not to exceed $25,000 in the aggregate;

•	make any loans, advances or capital contributions to any other person;
•
create, incur, guarantee or assume any indebtedness (excluding trade payables arising in the ordinary course), except for indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of the merger agreement;

•	make or commit to make capital expenditures other than (A) in conjunction with emergency repairs or (B) as required by law, provided, in each case, that MNR provides prompt written notice to EQC;
•
except as required by contracts in effect prior to the execution and delivery of the merger agreement or MNR’s benefit plans, (A) increase the compensation or other benefits payable or provided to MNR’s directors or employees (provided that, in lieu of paying mid-year bonuses to employees consistent with past practice, MNR will be permitted to pay special transaction bonuses to employees at or prior to the closing of the merger in an aggregate amount not to exceed $2,000,000); (B) enter into any employment, bonus, change of control, severance or retention agreement with any employee of MNR; (C) establish, adopt, or enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries; (D) amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except to make changes of an administrative nature that would not result in a material increase in cost to MNR or as is required to comply with Section 409A of the Code; or (E) terminate the employment of any MNR employee, other than for “cause”;

•
(A) settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the effective time of the merger;

•
(A) modify or amend in any materially adverse respect or terminate any material contract (other than any termination or renewal in accordance with the terms of any existing material contract that occurs automatically without any action other than notice of renewal), (B) enter into any successor agreement to an expiring material contract that changes the terms of the expiring material contract in a way that is materially adverse to MNR or any of its subsidiaries or (C) enter into any new agreement that would have been considered a material contract if it were entered into at or prior to the date of the merger agreement;

•	except as required by applicable law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;
•
enter into any tax protection agreement; make, change or rescind any material election relating to taxes; change a material method of tax accounting; file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of taxes; knowingly surrender any right to claim any material tax refund; give or request any waiver of a statute of limitations with respect to any material tax return, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve MNR’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any MNR subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	terminate, cancel, amend or modify any insurance policies covering MNR or any of its subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
•	enter into any new line of business;
•
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause MNR to fail to qualify as a REIT or any MNR subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of MNR or any of its subsidiaries;
•	incur any expenses in connection with the merger agreement and the transactions contemplated by the merger agreement or pay any expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement in excess of the amounts set forth in the disclosure schedules delivered in connection with the merger agreement, in each case without providing EQC with reasonable advance notice and consulting with EQC regarding incurring or paying such expenses in excess of such amounts;
•
(A) modify or amend the engagement letters entered into with J.P. Morgan and/or CSCA to increase the compensation payable by MNR thereunder or (B) enter into any new contract with J.P. Morgan or CSCA; or

•	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
However, nothing in the merger agreement prohibits MNR from taking any action that, in the reasonable judgment of the MNR Board, is reasonably necessary for (i) MNR to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, including making dividend or other distribution payments to MNR shareholders in accordance with the merger agreement or (ii) MNR to establish or maintain an exemption from registration as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
Further, subject to providing reasonable advance written notice to EQC, nothing in the merger agreement prevents MNR or any of its subsidiaries from taking any commercially reasonable action in response to any measure enacted or recommended by a governmental entity in connection with or in response to COVID-19 that would otherwise violate or breach the merger agreement.
Conduct of Business of EQC Pending the Merger
EQC has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the merger or the valid termination of the merger agreement. In general, except with MNR’s consent (which consent will not be unreasonably withheld) or as otherwise contemplated, required or permitted by the merger agreement, or required by law, EQC has agreed that it will maintain the status of MNR as a REIT and will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects, preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, governmental entities, and others with whom it conducts material business and to maintain its material assets and properties in adequate working condition (ordinary wear and tear excepted).
Without limiting the generality of the foregoing, EQC has also agreed that, except with MNR’s consent (which consent will not be unreasonably withheld) or as otherwise contemplated, required or permitted by the merger agreement, or required by law, EQC will not, and will not permit any of its subsidiaries to, directly or indirectly:
•
amend or propose or agree to amend any of its organizational documents in such a manner that would cause holders of MNR common shares that receive EQC common shares pursuant to the merger to be treated differently than other holders of EQC common shares;

•
declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its common shares, except for (A) the declaration and payment by EQC of quarterly cash dividends on its outstanding preferred stock in an amount equal to $0.40625 per share and (B) dividends or distributions by any wholly owned EQC subsidiary to EQC or to any other wholly owned EQC subsidiary; provided that notwithstanding the restriction on dividends and other distributions in this bullet point, (i) EQC and its subsidiaries will be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for EQC to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law) and (ii) in the event MNR declares or pays any cash dividend or distribution on its common shares (other than regular quarterly cash dividends) that is reasonably necessary for MNR to maintain its status as a REIT under the Code (or applicable state law) and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law), or in the event MNR declares or pays any regular quarterly cash dividend or distribution on its common shares, other than the regular quarterly common dividend of $0.18 per share paid on June 15, 2021 and the regular quarterly common dividend of $0.18 per share declared by the MNR Board on July 1, 2021 and payable on September 15, 2021 (unless the merger is completed prior to September 15, 2021, in which case the dividend payment will be accelerated and paid immediately prior to the effective time of the merger), EQC will be entitled to declare and pay a dividend to the holders of EQC common shares in an amount per EQC common share equal to the quotient obtained by dividing the dividend declared by MNR with respect to each MNR common share by the exchange ratio;
•
adjust, split, combine or reclassify any of its common shares or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in lieu of, or in substitution for, its common shares; provided that, for the avoidance of doubt, the foregoing will not prohibit any conversion of its Series D preferred shares in accordance with its terms;

•
repurchase, redeem or otherwise acquire any of its common shares or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding tax obligations in respect of MNR restricted stock awards outstanding as of the date of the merger agreement in accordance with their terms and MNR’s incentive plans in effect on the date of the merger agreement;

•	except as required by applicable law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;
•
enter into any tax protection agreement; make, change or rescind any material election relating to taxes; change a material method of tax accounting; file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of taxes; knowingly surrender any right to claim any material tax refund; give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve EQC’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any EQC subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	enter into any new line of business;
•
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause EQC to fail to qualify as a REIT or any EQC subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	adopt a plan of complete or partial liquidation or dissolution with respect to EQC or resolutions providing for or authorizing such a liquidation or dissolution;
•
take any action that would reasonably be expected to (A) result in any condition to the merger set forth in the merger agreement not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the merger or any other transactions contemplated by the merger agreement; or

•	authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
However, nothing in the merger agreement will prohibit EQC from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the EQC Board, such action or inaction is reasonably necessary for EQC (i) to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the merger or to avoid incurring entity level income or excise taxes under the Code, including making dividend or other distribution payments to EQC shareholders in accordance with the merger agreement or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that EQC or any EQC subsidiary be registered as an investment company under the Investment Company Act.

Further, nothing in the merger agreement will prevent EQC or any of its subsidiaries from taking or failing to take any commercially reasonable action in response to any measure enacted or recommended by a governmental entity in connection with or in response to COVID-19 that would otherwise violate or breach the merger agreement, subject to providing reasonable advance written notice to MNR.
Preparation of Joint Proxy Statement/Prospectus and Form S-4
MNR and EQC agreed to jointly prepare and cause to be filed with the SEC this joint proxy statement and EQC agreed to prepare, together with MNR, and file with the SEC a registration statement on Form S-4 (of which this joint proxy statement/prospectus forms a part) with respect to the issuance of EQC common shares in the merger. Each of MNR and EQC agreed to use its reasonable best efforts to have this joint proxy statement/prospectus cleared by the SEC, the Form S-4 (of which this joint proxy statement/prospectus forms a part) declared effective by the SEC, and to keep the Form S-4 effective as long as necessary to complete the merger. Each of MNR and EQC agreed to use reasonable best efforts to cause this joint proxy statement/prospectus to be distributed to the shareholders of MNR and the shareholders of EQC, as applicable.
MNR Shareholders Meeting; EQC Shareholders Meeting
As promptly as reasonably practicable after the staff of the SEC advises that it has no further comments on the joint proxy statement/prospectus and the Form S-4 or that MNR may commence distribution of the joint proxy statement/prospectus, MNR agreed to (i) duly call, give notice of, convene and hold a meeting of the holders of MNR common shares in accordance with the organizational documents of MNR for the purpose of obtaining the MNR shareholder approval of the merger agreement and such other matters as the MNR Board may decide; and (ii) except in the event the MNR Board has made a Recommendation Withdrawal (as defined below), include in the joint proxy statement/prospectus the MNR Board’s recommendation that the holders of MNR common shares approve the merger and the other transactions contemplated by the merger agreement (the “MNR Board Recommendation”).
As promptly as reasonably practicable after the staff of the SEC advises that it has no further comments on the joint proxy statement/prospectus and the Form S-4 or that EQC may commence distribution of the joint proxy statement/prospectus, EQC agreed to (i) duly call, give notice of, convene and hold a meeting of the holders of EQC common shares in accordance with the organizational documents of EQC for the purpose of obtaining the EQC shareholder approval of the issuance of EQC common shares in the merger and such other matters as the EQC Board may decide; and (ii) include in the joint proxy statement/prospectus the EQC Board’s recommendation that the holders of EQC common shares approve the issuance of the EQC common shares contemplated by the merger agreement.
No Solicitation and Recommendation Withdrawal
MNR has agreed that it will, and will cause its subsidiaries and the directors, officers and employees of MNR and its subsidiaries to, and will direct and use its reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any Takeover Proposal (as defined below).
MNR further agreed that, except as described below, it will not, and will cause its subsidiaries and the directors, officers and employees of MNR and its subsidiaries not to, and will direct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly, (i) initiate or solicit, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) engage in or otherwise participate in any discussions or negotiations that would reasonably be expected to lead to a Takeover Proposal, or provide any access to its properties, books or records or any non-public information to any person relating to MNR or any of its subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar contract with respect to a Takeover Proposal, (iv) agree to, approve, endorse, declare advisable, recommend or consummate any Takeover Proposal or (v) authorize, commit to, agree or publicly propose to do any of the foregoing (except to notify such person the applicable provisions of the merger agreement). However, the merger agreement permits MNR to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person if the MNR Board determines in good faith, after consultation with MNR’s outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the MNR Board’s statutory duties under applicable law and absent such action by MNR, the applicable provisions would prevent any person or group from making a Takeover Proposal privately to the MNR Board, so long as MNR provides prompt written notice to EQC of any such action.
Notwithstanding the restrictions set forth above, at any time prior to obtaining approval of the merger by MNR’s common shareholders, in response to an unsolicited written Takeover Proposal received after the date of the merger agreement which did not arise as a result of a breach, in any material respect, of MNR’s non-solicitation obligations, (i) MNR and its representatives may contact the person or group of persons making such Takeover Proposal to clarify the terms and conditions thereof and (ii) if the MNR Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would, or would be reasonably likely to, be inconsistent with its statutory duties under applicable law, MNR and its representatives may (A) furnish information with respect to MNR and its subsidiaries to the person or group of persons making such Takeover Proposal, provided that (1) prior to so furnishing such information MNR has entered into a confidentiality agreement with such person or group of persons on terms not less restrictive in the aggregate to such person or group of persons than the provisions of the confidentiality agreement between MNR and EQC are to EQC and (2) all such information has previously been provided or made available to EQC or its representatives or is provided or made available to EQC or its representatives prior to or substantially concurrently with the time it is provided to such person or group of persons; and (B) participate in discussions or negotiations with the person or group of persons making such Takeover Proposal and its representatives regarding such Takeover Proposal.
Except as described below, neither the MNR Board nor any committee thereof will (i) withdraw (or modify or qualify in a manner adverse to EQC) the MNR Board Recommendation, (ii) fail to include the MNR Board Recommendation in the joint proxy statement, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), or (iv) allow MNR or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract (other than a confidentiality agreement in accordance with the immediately preceding paragraph) providing for, with respect to, or in connection with, any Takeover Proposal; provided, however, that (A) the delivery by MNR, the MNR Board or any committee thereof of any notice specified below will not be deemed to be or constitute a Recommendation Withdrawal and (B) the provision of factual information by MNR to its shareholders will not be deemed to be or constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or inconsistent with the MNR Board Recommendation in any material respect.
Notwithstanding anything to the contrary above, at any time prior to obtaining the approval of the merger by MNR’s common shareholders, and subject in each case to the prior compliance with the next paragraph, (i) the MNR Board may make a Recommendation Withdrawal following the occurrence of an Intervening Event (as defined below) if the MNR Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its statutory duties under applicable law; or (ii) without limiting the effect of the proviso in the immediately preceding paragraph and the immediately preceding clause (i) and the rights provided for thereunder, in response to a written Takeover Proposal that the MNR Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal (as defined below), MNR may make a Recommendation Withdrawal and/or terminate the merger agreement and, concurrently with such termination, may enter into a definitive agreement with respect to such Superior Proposal, provided that MNR cannot terminate the merger agreement pursuant to this provision unless MNR pays to EQC the termination fee as described below prior to or concurrently with such termination.
Notwithstanding anything to the contrary contained in the merger agreement, the MNR Board may not make a Recommendation Withdrawal or terminate the merger agreement pursuant to the provisions described in the preceding paragraph, unless (i) if such Recommendation Withdrawal is not being made as a result of a Superior Proposal, MNR has provided to EQC three business days’ prior written notice advising EQC that the MNR Board intends to take such action and specifying the reasons therefor in reasonable detail or (ii) if such Recommendation Withdrawal or termination is being made as a result of a Takeover Proposal that the MNR

Board determines to be a Superior Proposal, (A) MNR has provided to EQC three business days’ prior written notice advising EQC that the MNR Board intends to take such action and specifying the reasons therefor in reasonable detail as well as the material terms and conditions of any Superior Proposal (including the identity of the person making such Superior Proposal and copies of all documents or correspondence evidencing such Superior Proposal), (B) during such three business day period, if requested by EQC, MNR has engaged in good faith negotiations with EQC regarding any amendment to the merger agreement proposed in writing by EQC and (C) at the end of such three business day period such Takeover Proposal continues to constitute (in the good faith judgment of the MNR Board after consultation with its financial advisors and outside legal counsel) a Superior Proposal.
MNR will as promptly as practicable (and in any event within 24 hours after receipt) advise EQC orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the person making the Takeover Proposal. MNR will thereafter keep EQC reasonably informed on a current basis of the status of any such Takeover Proposal (including any material change to the terms thereof).
Nothing contained in the merger agreement will prohibit MNR or the MNR Board from (i) taking and disclosing to the shareholders of MNR a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of MNR if the MNR Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its statutory duties under applicable law or (iii) informing any person of the existence of the provisions contained in the merger agreement with respect to non-solicitation and Recommendation Withdrawal; provided that any Recommendation Withdrawal may only be made in accordance with the above; it being understood that a “stop, look and listen” communication to the shareholders of MNR pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of MNR) will not be deemed to be or constitute a Recommendation Withdrawal.
For purposes of the merger agreement:
•
“Intervening Event” means a material event, occurrence, development or change in circumstances with respect to MNR and its subsidiaries, taken as a whole, that occurred or arose after the date of the merger agreement, which was unknown to, nor reasonably foreseeable by, the MNR Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the MNR Board) as of the date of the merger agreement and becomes known to or by the MNR Board prior to the time MNR common shareholder approval of the merger is obtained; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of MNR common shares or the fact that MNR meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact will not be excluded by this clause (ii)).

•
“Takeover Proposal” means any inquiry, proposal or offer from any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than EQC or any of its subsidiaries) relating to, in a single transaction or series of transactions, (i) any direct or indirect purchase or other acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than EQC or any of its subsidiaries) of MNR common shares representing more than twenty percent (20%) of the MNR common shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of MNR common shares outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the consolidated assets of MNR and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving MNR as a result of which the holders of MNR common shares immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of MNR or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.
•
“Superior Proposal” means any unsolicited bona fide written Takeover Proposal that did not result from a breach, in any material respect, of MNR’s non-solicitation obligations that the MNR Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the person making the proposal and all of the other terms, conditions and other aspects of such Takeover Proposal and the merger agreement that the MNR Board (or any committee thereof) deems relevant, to be (i) more favorable to MNR’s shareholders from a financial point of view than the transactions contemplated by the merger agreement (including, if applicable, any revisions to the merger agreement made or proposed in writing by EQC in accordance with the provisions described above) and (ii) reasonably likely of being consummated on the terms so proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Takeover Proposal will be deemed to be references to “50%”.

Access to Information
The merger agreement requires MNR, on the one hand, and EQC, on the other, to cause each of their respective subsidiaries to provide to the other reasonable access during normal business hours to their properties, books, records, contracts and personnel, a copy of each report, schedule and other document filed, furnished, published or announced by it pursuant to the requirements of federal or state securities laws or any governmental entity and all other information concerning its business, properties and personnel as the other party may reasonably request.
Reasonable Best Efforts
Subject to the terms and conditions of the merger agreement, each of MNR, EQC and Merger Sub has agreed to use reasonable best efforts to take the actions and to do the things necessary, proper or advisable under the merger agreement and applicable laws and regulations to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable, including (i) using reasonable best efforts to take, or cause to be taken, the actions necessary to cause the conditions to the closing of the merger set forth in the merger agreement to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits contemplated by the merger agreement, and (iii) taking the reasonable steps to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits.
If any objections are asserted with respect to the transactions contemplated by the merger agreement under any applicable law or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated by the merger agreement in violation of any applicable law, each of MNR, EQC and Merger Sub will use its reasonable best efforts to resolve any such objections or challenges as such governmental entity or private party may have to such transactions under such applicable law so as to permit consummation of the transactions contemplated by the merger agreement on the terms set forth in the merger agreement as soon as reasonably practicable.
Employee Matters
Under the merger agreement, EQC has agreed that:
•
until the first anniversary of the effective time of the merger, the Surviving Entity will provide, or cause to be provided, continued employment (except in the case of termination for cause) for those individuals who were employees of MNR and its subsidiaries immediately prior to the effective time of the merger, other than Eugene Landy and Michael Landy, and will provide, or cause to be provided, each such continuing employee with (i) a base salary or base wages at an annual rate that is no less than the annual rate of the base salary or base wages provided to such continuing employee immediately prior to the date of the merger agreement, (ii) an annual bonus and other cash-based incentive compensation target that is no less than the annual bonus and other cash-based incentive compensation target compensation provided to such continuing employee immediately prior to the date of the merger agreement, (iii) a long-term equity incentive compensation opportunity with a value that is not less than any long term equity incentive compensation provided to such continuing employee immediately prior to the date of the merger agreement, and (iv) employee benefits that are, in the good faith judgment of EQC, either (A) in the aggregate no less favorable than the employee benefits provided by MNR or the applicable MNR subsidiary to the continuing employees immediately prior to the date of the merger agreement or (B) substantially comparable to the employee benefits provided by EQC or the applicable EQC subsidiary to similarly situated employees of EQC or the applicable EQC subsidiary;
•
the Surviving Entity will (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Entity that a continuing employee is eligible to participate in to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such continuing employee under the analogous MNR benefit plan in which such continuing employee participated, (ii) provide each continuing employee with credit for any co-payments and deductibles paid prior to the effective time of the merger (to the same extent such credit was given under the analogous MNR benefit plan) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service with MNR and any of its subsidiaries for purposes of eligibility to participate and vesting and level of benefits to the same extent such service was recognized by MNR or any of its subsidiaries under the analogous MNR benefit plan in which such continuing employee participated immediately prior to the effective time of the merger;

•	except as otherwise agreed to in writing between EQC and an employee of MNR, EQC will cause the Surviving Entity to honor the existing MNR employment agreements and all obligations thereunder; and
•
any continuing employee who is not a party to an existing employment agreement with MNR or one of its subsidiaries and whose employment is terminated by EQC without cause between the twelve month anniversary and the thirteen month anniversary of the effective time of the merger will be entitled to severance pay and benefits no less favorable than the severance pay and benefits such continuing employee would have been entitled to pursuant to MNR’s existing severance plan and otherwise on the same terms and conditions as set forth in such existing severance plan.

In addition, to the extent requested in writing by EQC at least 20 days prior to the effective time of the merger, MNR will take all actions that may be necessary to terminate participation in its existing 401(k) plan. If MNR terminates participation in accordance with the preceding sentence, (i) prior to the effective time of the merger and thereafter (as applicable), MNR and EQC will take any and all actions as may be required to permit each continuing employee to make rollover contributions of “eligible rollover distributions” in the form of cash, or notes or a combination thereof, in an amount equal to the full account balance distributed or distributable to such continuing employee from the existing 401(k) plan to EQC’s 401(k) plan and (ii) each continuing employee will become a participant in EQC’s 401(k) plan on the closing date.
Expenses
Except for the expense reimbursements described below, whether or not the merger is consummated, all expenses incurred in connection with the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses.
Directors’ and Officers’ Indemnification and Insurance
To the fullest extent permitted by law, from and after the effective time of the merger, EQC will, and will cause the Surviving Entity to, indemnify, defend and hold harmless (and advance expenses, provided the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) the present and former directors and officers of MNR and its subsidiaries, and any fiduciaries under any MNR benefit plan, against any and all costs or expenses, judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the effective time of the merger, including the approval of the merger agreement or the transactions contemplated thereby or arising out of or pertaining to the transactions contemplated thereby, whether asserted or claimed prior to, at or after the effective time of the merger.
From and after the effective time of the merger, EQC, the Surviving Entity and the above-referenced indemnified parties will cooperate in the defense of any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the effective time of the merger, or acts or omissions occurring at or prior to the effective time of the merger for which indemnification could be sought by an indemnified party pursuant to the provisions described in the preceding paragraph. EQC and the Surviving Entity will not settle, compromise or consent to the entry of any judgment with respect to any actual or threatened claim, action, suit, proceeding or investigation described in the preceding sentence unless: (i) such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim; (ii)(A) such settlement, compromise or consent does not provide for any acknowledgement of fault or wrongdoing by any indemnified party and (B) the Surviving Entity reaffirms in writing its obligations to each indemnified party under the merger agreement; or (iii) each indemnified party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably withheld).
The organizational documents of the Surviving Entity will include provisions for indemnification, advancement of expenses and exculpation of the indemnified parties on the same basis as set forth in the organizational documents of MNR in effect on the date of the merger agreement. The Surviving Entity will, and EQC will cause the Surviving Entity to, maintain in effect the provisions in its organizational documents providing for indemnification, advancement of expenses and exculpation of indemnified parties, as applicable, with respect to the facts or circumstances occurring at or prior to the effective time of the merger, to the fullest extent permitted from time to time under applicable law, which provisions will not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnified parties’ indemnification rights thereunder.
The Surviving Entity will, and EQC will cause the Surviving Entity to, maintain with reputable and financially sound carriers the extension of MNR’s existing directors’ and officers’ liability insurance policy, for a claims reporting or discovery period (whichever is greater) of six years from and after the effective date of the merger with respect to any claim arising from facts or events that existed or occurred at or prior to the effective time of the merger with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under MNR’s existing directors’ and officers’ liability insurance policy.
Public Announcements
MNR and EQC have agreed, subject to certain exceptions, that they will consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the merger agreement; provided that such consultation prior to public statements is only required to the extent practicable.
Notification
MNR and EQC have agreed to give prompt notice to the other of (i) any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated thereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a material adverse effect, (ii) any matter (including a breach of any representation, warranty, covenant or agreement contained in the merger agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to closing set forth in the merger agreement and (iii) any action, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the transactions contemplated by the merger agreement.

Dividends
In the event that a distribution with respect to MNR common shares or EQC common shares permitted under the merger agreement has a record date prior to the effective time of the merger that has not been paid prior to the closing date of the merger, such distribution will be paid to the holders of such shares on the closing date immediately prior to the effective time of the merger.
In the event that either MNR or EQC declares or pays any dividend or other distribution that is reasonably necessary for MNR or EQC, as applicable, to maintain its status as a REIT under the Code (other than regular quarterly cash dividends), it will provide the other party with at least fifteen days advance written notice prior to taking such action, and such other party will be entitled to declare and pay a dividend per share (i) in the case of MNR, to the holders of MNR common shares in an amount per MNR common share equal to the product obtained by multiplying (x) the dividend declared by EQC with respect to each EQC common share by (y) the exchange ratio or (ii) in the case of EQC, to holders of EQC common shares in an amount per EQC common share equal to the quotient obtained by dividing (x) the dividend declared by MNR with respect to each MNR common share by (y) the exchange ratio.
In the event that MNR declares or pays any regular quarterly cash dividend or other distribution on its common shares (other than (i) the regular quarterly common dividend of $0.18 per share paid on June 15, 2021 and (ii) the regular quarterly common dividend of $0.18 per share declared by the MNR Board on July 1, 2021 and payable on September 15, 2021 (unless the merger is completed prior to September 15, 2021, in which case the dividend payment will be accelerated and paid immediately prior to the effective time of the merger)) MNR will provide EQC with at least fifteen days advance written notice prior to taking such action, and EQC will be entitled to declare and pay a dividend per share to holders of EQC common shares in an amount per EQC common share equal to the quotient obtained by dividing (x) the dividend declared by MNR with respect to each MNR common share by (y) the exchange ratio.
Takeover Statutes
MNR and EQC have agreed to use their respective reasonable best efforts (i) to take all action necessary so that no takeover statute becomes applicable to the merger or any of the other transactions contemplated by the merger agreement and (ii) if any such takeover statute becomes applicable to any of the foregoing, to take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to eliminate or minimize the effect of such takeover statute or the restrictions in the organizational documents of MNR and EQC on the merger and the other transactions contemplated by the merger agreement.
Tax Matters
Each of EQC and MNR agreed to use its reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering tax representation letters as stated in the merger agreement.
MNR agreed to distribute cash to its shareholders in its taxable year ending with the merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the merger (taking into account all distributions made by MNR prior to the effective time of the merger) such that MNR will not be subject to tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the merger.
Upon EQC’s written request, MNR will use its reasonable best efforts to (i) cause any MNR subsidiary to (A) convert into a limited liability company (or other entity that is disregarded as an entity separate from MNR for U.S. federal income tax purposes), (B) merge with and into a disregarded entity, and/or (C) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the effective time of the merger, for U.S. federal income tax purposes, such subsidiary is a disregarded entity (and would be a disregarded entity without regard to its status as a qualified REIT subsidiary), and (ii) provide such cooperation and assistance as EQC may reasonably request to cause MNR and its subsidiaries to engage in restructuring transactions prior to the effective time of the merger, including the formation of a new MNR subsidiary, the contribution of the equity interests of a MNR subsidiary to another MNR subsidiary, or causing any MNR subsidiary to merge with and into MNR, subject in each case to certain limitations.

Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants and agreements related to:
•
each of MNR and EQC taking all steps reasonably necessary to cause the transactions contemplated by the merger agreement and any other dispositions of equity securities of MNR or acquisitions of equity securities of EQC in connection with the transactions contemplated by the merger agreement by each individual who is a director or executive officer of MNR or EQC to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
EQC using its reasonable best efforts to cause, prior to the effective time of the merger, the EQC common shares to be issued pursuant to the merger agreement to be approved for listing, upon official notice of issuance, on the NYSE;

•
each of the parties cooperating with each other in taking, or causing to be taken, all actions necessary to delist the MNR common shares from the NYSE and terminate its registration under the Exchange Act after the effective time of the merger;

•
MNR delivering to EQC on or prior to the date of the MNR special meeting a letter identifying all persons who are “affiliates” of MNR for purposes of Rule 145 under the Securities Act and using all reasonable efforts to cause each person identified as an “affiliate” in such letter to deliver a written agreement, in form and substance reasonably acceptable to EQC, in connection with restrictions on affiliates under Rule 145; and

•
each of MNR and EQC (i) notifying the other party of any shareholder litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement, (ii) keeping the other party reasonably informed with respect to the status thereof, (iii) giving the other party the opportunity to reasonably participate in (but not control) the defense of any such litigation, and considering in good faith the other party’s advice with respect to such litigation, and (iv) not settling or agreeing to settle any such litigation without the other party’s prior written consent (which consent will not be unreasonably withheld).

Conditions to Completion of the Merger
Mutual Closing Conditions
The respective obligations of MNR, EQC and Merger Sub to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing date, of the following conditions:
•	EQC shareholders approve the issuance of EQC common shares in connection with the merger by the affirmative vote of at least a majority of the votes cast on the proposal;
•
MNR shareholders approve the merger and the other transactions contemplated by the merger agreement by the affirmative vote of at least two-thirds of the MNR common shares outstanding on the record date;

•	the EQC common shares to be issued in connection with the merger being authorized for listing on the NYSE, subject only to official notice of issuance;
•	the Form S-4 registration statement becoming effective under the Securities Act and not being the subject of any stop order or proceeding seeking a stop order;
•	the absence of any law or order preventing or prohibiting the merger; and
•	the absence of any pending, threatened, or outstanding investigation or challenge by any governmental entity with respect to the transactions contemplated by the merger agreement.
Additional Closing Conditions for the Benefit of EQC and Merger Sub
The obligations of EQC and Merger Sub to effect the merger are further subject to the satisfaction or, to the extent permitted by law, waiver by EQC, on or prior to the closing date, of the following additional conditions:
•	the accuracy as of the date of the merger agreement and the closing date (or, in the case of representations and warranties that by their terms were made specifically as of the date of the merger agreement or another specified date, the accuracy as of such date) of representations and warranties made in the merger agreement by MNR regarding certain matters, including its organization and subsidiaries, corporate authority, capitalization, absence of certain changes and brokers and finders’ fees, (except in the case of representations and warranties regarding capitalization, for de minimis inaccuracies);
•
the accuracy of all other representations and warranties made in the merger agreement by MNR that by their terms were made specifically as of the date of the merger agreement or another specified date as of such date, and the accuracy of all other representations and warranties made in the merger agreement by MNR as of the date of the merger agreement and as of the closing date (in each case, disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except for any such inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as defined above) on MNR and would not reasonably be expected to materially impair, materially delay or prevent MNR from consummating the merger before November 24, 2021;

•	the performance or compliance by MNR in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing of the merger;
•	the absence of a material adverse effect with respect to MNR since May 4, 2021;
•	receipt by EQC of an officer’s certificate signed by an executive officer of MNR certifying that the closing conditions described in the four preceding bullet points have been satisfied;
•
receipt by EQC of a written opinion of Venable LLP or other nationally recognized tax counsel to MNR, dated as of the closing date, to the effect that, for MNR’s taxable year ended September 30, 2008 and through its taxable year ended September 30, 2020, MNR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of such opinion has enabled, and its proposed method of operation will continue to enable, MNR to meet the requirements for qualification and taxation as a REIT through the effective time of the merger; and

•
receipt by EQC of a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other nationally recognized tax counsel to EQC, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of MNR
The obligations of MNR to effect the merger are further subject to the satisfaction or, to the extent permitted by law, waiver by MNR, on or prior to the closing date, of the following additional conditions:
•
the accuracy as of the date of the merger agreement and the closing date (or, in the case of representations and warranties that by their terms were made specifically as of the date of the merger agreement or another specified date, the accuracy as of such date) of certain representations and warranties made in the merger agreement by EQC and Merger Sub regarding certain matters, including its organization and subsidiaries, corporate authority, capitalization, absence of certain changes and brokers and finders’ fees (except in the case of representations and warranties regarding capitalization, for de minimis inaccuracies);

•
the accuracy of all other representations and warranties made in the merger agreement by EQC and Merger Sub that by their terms were made specifically as of the date of the merger agreement or another specified date as of such date, and the accuracy of all other representations and warranties made in the merger agreement by EQC and Merger Sub as of the date of the merger agreement and as of the closing date (in each case, disregarding any materiality or material adverse effect qualifications contained in such representations and warranties), except for any such inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect” (as defined above) on EQC and would not reasonably be expected to materially impair, materially delay or prevent EQC from consummating the merger before November 24, 2021;

•
the performance or compliance by each of EQC and Merger Sub in all material respects with all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing of the merger;

•	the absence of a material adverse effect with respect to EQC since May 4, 2021;
•	receipt by MNR of an officer’s certificate signed by an executive officer of EQC certifying that the closing conditions described in the four preceding bullet points have been satisfied;
•
receipt by MNR of a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other nationally recognized tax counsel to EQC, dated as of the closing date, to the effect that, commencing with EQC’s taxable year that ended on December 31, 2016, EQC has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and its current and proposed method of operation will enable EQC to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

•
receipt by MNR of a written opinion of Stroock & Stroock & Lavan LLP or other nationally recognized tax counsel to MNR, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement
Termination by Mutual Agreement
The merger agreement may be terminated at any time by the mutual written consent of EQC and MNR in a written instrument, either before or after approval by MNR common shareholders or approval by EQC common shareholders.
Termination by Either EQC or MNR
The merger agreement may also be terminated prior to the effective time of the merger by either EQC or MNR if:
•	the merger is not consummated on or before November 24, 2021;
•
any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action becomes final and non-appealable (provided that the right to terminate the merger agreement on this basis is not available to a party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by the merger agreement is a principal cause of the application or imposition of such order or other action);

•
the requisite holders of MNR common shares do not vote to approve the merger and the other transactions contemplated by the merger agreement at the MNR special meeting or at any adjournment or postponement thereof; or

•	the requisite holders of EQC common shares do not vote to approve the issuance of EQC common shares in the merger at the EQC special meeting or at any adjournment or postponement thereof.
Termination by EQC
The merger agreement may also be terminated by EQC prior to the effective time of the merger if:
•
MNR breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (i) is reasonably incapable of being cured by MNR by November 24, 2021 or (ii) if reasonably capable of being cured, has not been cured by MNR within 45 days following written notice to MNR from EQC or Merger Sub of such breach, and, in each case, would result in a failure of any closing condition to the merger (provided that EQC will not have the right to terminate the merger agreement pursuant to this provision if EQC is then in material breach of any representation, warranty, covenant or agreement in the merger agreement); or

•
prior to the MNR common shareholders having voted upon approval of the merger and the other transactions contemplated by the merger agreement at the MNR special meeting, (i) the MNR Board resolves to or effects a Recommendation Withdrawal, (ii) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal is commenced by a person who is not EQC or an affiliate of EQC and the MNR Board does not publicly announce, within ten business days after the commencement of such tender or exchange offer, that MNR recommends rejection of such tender or exchange offer or (iii) MNR materially breaches its obligations or agreements with respect to the MNR special meeting or non-solicitation.

Termination by MNR
The merger agreement may also be terminated by MNR prior to the effective time of the merger if:
•
EQC or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (A) is reasonably incapable of being cured by EQC or Merger Sub, as the case may be, by November 24, 2021 or (B) if reasonably capable of being cured, has not been cured by EQC or Merger Sub, as the case may be, within 45 days following written notice to EQC or Merger Sub, as the case may be, from MNR of such breach, and, in each case, would result in a failure of any closing condition to the merger (provided that MNR will not have the right to terminate the merger agreement pursuant to this provision if MNR is then in material breach of any representation, warranty, covenant or agreement in the merger agreement); or

•
prior to obtaining the requisite approval of the MNR common shareholders for the merger and the other transactions contemplated by the merger agreement at the MNR special meeting, in response to a written Takeover Proposal, the MNR Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Takeover Proposal constitutes a Superior Proposal.

Effect of Termination
In the event that EQC or MNR terminates the merger agreement, the obligations of the parties will terminate, except that certain provisions in the merger agreement, including the covenants relating to confidentiality and the provisions relating to termination, termination fees, expense reimbursements, governing law, and injunctive relief will survive such termination. No such termination, however, will relieve either EQC or MNR from any liabilities or damages arising out of any willful and material breach of the merger agreement.
Termination Fee and Expense Reimbursement
MNR has agreed to pay EQC a termination fee in the amount of an approximately $62.2 million if the merger agreement is terminated:
•
by either MNR or EQC because (i) the merger is not consummated on or before November 24, 2021 or (ii) the requisite approval of MNR common shareholders for the merger and the other transactions contemplated by the merger agreement is not obtained, or by EQC because MNR breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, and in any such case (A) a Takeover Proposal was publicly proposed or announced by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) after the date of the merger agreement and not withdrawn or abandoned as of such termination or as of the time of the MNR special meeting, and (B) within twelve months of such termination MNR consummates a Takeover Proposal or enters into a definitive agreement for a Takeover Proposal that is subsequently consummated (within such twelve-month period or within six months thereafter) with the person or “group” that publicly proposed or announced the Takeover Proposal in sub-clause (A); provided that each reference to “20%” or “80%” in the definition of “Takeover Proposal” will be deemed to be a reference to “50%”;

•
by MNR, prior to obtaining the requisite approval of MNR common shareholders for the merger and the other transactions contemplated by the merger agreement, in response to a written Takeover Proposal that the MNR Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal; or

•
by EQC, prior to the common shareholders of MNR having voted upon approval of the merger and the other transactions contemplated by the merger agreement at the MNR special meeting, in response to (i) the MNR Board resolving to or effecting a Recommendation Withdrawal, (ii) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal being commenced by a person who is not EQC or an affiliate of EQC, if the MNR Board does not publicly announce, within ten business days after the commencement of such tender or exchange offer, that MNR recommends rejection of such tender or exchange offer or (iii) MNR materially breaching its obligations or agreements with respect to the MNR special meeting or the non-solicitation of Takeover Proposals.

The termination fee, if payable by MNR, may be reduced to the extent necessary to maintain EQC’s qualification as a REIT under the Code. Should any amount of the fee be unpaid because of REIT requirements, MNR will place the unpaid amount of the fee in escrow and will not release any portion thereof to EQC unless and until EQC receives a reasoned opinion from its outside counsel or accountant or a ruling from the IRS providing that EQC’s receipt of the unpaid fee will not impact its qualification as a REIT under the Code. The obligations of MNR to pay any unpaid portion of the fee will terminate on December 31, 2024. Amounts remaining in escrow after the obligation of MNR to pay the fee terminates will be released to MNR.
If the merger agreement is terminated by MNR or EQC because (i) the approval of the MNR common shareholders required for the merger and the other transactions contemplated by the merger agreement is not obtained or (ii) the approval of the EQC common shareholders required for the issuance of EQC common shares in connection with the merger is not obtained, then MNR (in the case of clause (i)) or EQC (in the case of clause (ii)) will reimburse the other party and its affiliates for all of their out-of-pocket fees and expenses actually incurred or accrued in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement, in an amount not to exceed $10,000,000.
Miscellaneous Provisions
Amendment
The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors or board of trustees, provided that, after the approval of the merger and the other transactions contemplated by the merger agreement by MNR shareholders or approval of the issuance of EQC common shares in connection with the merger by EQC shareholders, no amendment will be permitted to be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without obtaining such further approval.
Extension; Waiver
Prior to the effective time of the merger, EQC and Merger Sub on the one hand, and MNR on the other hand, may extend the time for performance of any obligations or other acts of the other party, or waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement, including any inaccuracies in the other party’s representations and warranties in the merger agreement.
Specific Performance
The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.
Governing Law
The merger agreement is governed by the laws of the State of Maryland, without regard to conflicts of law principles.

TRUSTEES AND MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER
Following completion of the merger, the board of trustees of the Combined Company will be expanded to 10 members, consisting of (i) the eight members of the EQC Board serving immediately prior to the effective time of the merger, Sam Zell, Ellen-Blair Chube, Martin L. Edelman, David A. Helfand, Peter Linneman, Mary Jane Robertson, Gerald A. Spector and James A. Star, continuing as trustees of the Combined Company, and (ii) Michael P. Landy and Sonal Pande, who have been designated by the MNR Board to serve on the board of trustees of the Combined Company following the completion of the merger in accordance with the terms of the merger agreement, to serve until the next annual meeting of the shareholders of the Combined Company (and until their successors qualify and are duly elected). Sam Zell will continue to serve as Chairman of the board of trustees of the Combined Company.
The executive officers of EQC immediately prior to the effective time of the merger will continue to serve as the executive officers of the Combined Company, with David Helfand continuing to serve as President and Chief Executive Officer of the Combined Company. For more information with respect to EQC, see “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in EQC’s Annual Report on Form 10-K for the year ended December 31, 2020. For more information with respect to MNR, see “The Merger—Security Ownership of MNR’s Directors and Executive Officers and Current Beneficial Owners” beginning on page 108 of this joint proxy statement/prospectus.

DESCRIPTION OF EQC’S CAPITAL SHARES
General
The following description is a summary of certain provisions of EQC’s capital shares as of the date of this prospectus. This summary does not completely describe our capital shares. For a complete description of our capital shares, we refer you to the EQC Declaration of Trust and the EQC Bylaws, each of which is incorporated by reference in this prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 162.
The description of EQC’s capital stock in this section applies to the capital stock of the Combined Company after the merger. See “Comparison of Rights of the EQC Shareholders and the MNR Shareholders” beginning on page 144 for additional information.
The EQC Declaration of Trust currently provides that it may issue up to 350,000,000 common shares of beneficial interest, par value $0.01 per share, and 50,000,000 preferred shares of beneficial interest, par value $0.01 per share, 15,180,000 of which have been classified and designated as EQC Series D preferred shares. As of June 15, 2021 121,921,850 EQC common shares and 4,915,196 EQC Series D preferred shares were issued and outstanding.
Both Maryland law and the EQC Declaration of Trust provide that no EQC shareholder will be personally liable for any of EQC’s debts or obligations solely as a result of that shareholder’s status as a shareholder. The EQC Declaration of Trust further provides that EQC has the power to indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his or her being or having been a shareholder and to reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability.
Common Shares
The following description of EQC common shares sets forth certain general terms and provisions of EQC common shares. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the EQC Declaration of Trust and EQC Bylaws. The EQC common shares are listed on the NYSE under the symbol “EQC”.
All outstanding EQC common shares are duly authorized, fully paid and nonassessable. Holders of EQC common shares are entitled to receive dividends when, as and if declared by the EQC Board out of assets legally available for the payment of dividends. They also will be entitled to share ratably in EQC’s assets legally available for distribution to shareholders in the event of its liquidation, dissolution, or winding up, after payment of or adequate provision for all of its known debts and liabilities. These rights are subject to the preferential rights of any other class or series of shares and to the provisions of the EQC Declaration of Trust regarding restrictions on transfer of shares.
Subject to the provisions of any class or series of outstanding shares and to the provisions of the EQC Declaration of Trust regarding restrictions on ownership and transfer of shares, each outstanding EQC common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of EQC common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that in an uncontested election the holders of a majority of the votes cast can elect all of the trustees then standing for election.
Holders of EQC common shares have no preference, conversion, exchange, sinking fund, redemption, or appraisal rights and have no preemptive rights to subscribe for any securities of EQC. Subject to the restrictions on transfer of shares contained in the EQC Declaration of Trust and to the ability of the EQC Board to create common shares with differing voting rights, all common shares have equal dividend, liquidation and other rights.
Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. The EQC Declaration of Trust provides that a merger, consolidation, share exchange or the transfer of all or substantially all of EQC may be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon. All other matters permitting or requiring action by shareholders must be approved by the affirmative vote of the holders of shares representing a majority of the total number of votes cast by shares then outstanding and entitled to vote thereon, provided, however, that the election of a trustee in a contested election, which is an election in which the number of nominees for election is greater than the number to be elected at the meeting, shall be by the affirmative vote of shares representing a plurality of the total number of share votes cast by shares then outstanding and entitled to vote thereon. The EQC Declaration of Trust permits two-thirds of the trustees to amend the EQC Declaration of Trust from time to time to qualify as a REIT under the Code after written notice to the shareholders, without the affirmative vote or written consent of shareholders.
The EQC Declaration of Trust authorizes the EQC Board to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series. Prior to issuance of shares of each class or series, the EQC Board is required by the Maryland REIT Law and the EQC Declaration of Trust to set for each such class or series, subject to the provisions of the EQC Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, the EQC Board could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.
Power to Increase Authorized Shares and Classify, Reclassify and Issue Additional Shares
To permit EQC increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, the EQC Declaration of Trust allows the EQC Board at any time, and from time to time, without shareholder approval, to amend the EQC Declaration of Trust to increase or decrease the aggregate number of shares or shares of any class EQC has authority to issue. In addition, the EQC Board is authorized to issue additional common shares or preferred shares and to classify or reclassify unissued preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which EQC’s securities may be listed or traded. Although EQC has no present intention of doing so, EQC could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests. As noted above, holders of EQC common shares do not have preemptive rights, which means they have no right to acquire any additional shares that EQC may issue at a subsequent date.
Restrictions on Ownership and Transfer.
In order for EQC to qualify as a REIT under the Code, its shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of EQC’s outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities).
Because the EQC Board believes that it is essential for EQC to qualify as a REIT, the EQC Declaration of Trust, subject to certain exceptions, contains restrictions on the number of common shares that a person may own. The EQC Declaration of Trust provides that:
•
no person, other than an excepted holder (as defined in the EQC Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of EQC’s issued and outstanding common or preferred shares;

•
no excepted holder (as defined in the EQC Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, shares in excess of an excepted holder limit established by the EQC Board;

•	no person shall beneficially or constructively own EQC common shares that would result in EQC being “closely held” under Section 856(h) of the Code;
•
no person shall beneficially own shares that would result in EQC otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the EQC owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by EQC (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause EQC to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

•	no person shall transfer EQC common shares if such transfer would result in EQC common shares being owned by fewer than 100 persons.
The EQC Board may waive the 9.8% ownership limit for common and preferred shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the EQC Board that are satisfactory to the EQC Board, in its sole discretion, to establish that such person’s ownership in excess of the 9.8% ownership limit for common and preferred shares, would not jeopardize EQC’s qualification as a REIT.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of EQC shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to EQC and provide EQC with such other information as we may request in order to determine the effect of such transfer on EQC’s status as a REIT. Any person who would have owned excess shares in a proposed or attempted transaction shall give at least (15) days prior written notice to EQC and provide EQC with such other information as it may request in order to determine the effect of such transfer on EQC’s status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then the EQC Declaration of Trust provides that the EQC Board shall be authorized to deem the shares automatically transferred to a charitable trust (as defined in the EQC Declaration of Trust) or void ab initio, in which case the intended transferee shall acquire no rights in the excess shares. The EQC Board or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, without limitation, causing EQC to redeem the shares. The foregoing restrictions on transferability and ownership will not apply if the EQC Board determines that it is no longer in EQC’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
All certificates representing EQC shares will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of EQC shares, including common shares, will be required to give written notice to EQC within 30 days after the end of each taxable year and within 3 days after a request from EQC stating the name and address of such owner, the number of shares beneficially owned, and a description of the manner in which such shares are held. Each such owner shall provide to EQC additional information as EQC may request in order to determine the effect, if any, of such beneficial ownership on EQC’s status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to EQC such information as it may request, in good faith, in order to determine its status as a REIT and to comply with applicable law or the requirements of any taxing authority or governmental authority or to determine such compliance. These ownership limitations could delay, deter, or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of EQC’s shareholders.
Transfer Agent and Registrar. The transfer agent and registrar for the EQC common shares is Equiniti Trust Company.
6.50% Series D Cumulative Convertible Preferred Shares
The following description of EQC Series D preferred shares sets forth certain general terms and provisions of EQC Series D preferred shares. This description is not complete and is in all respects subject to and qualified in its entirety by reference to the EQC Declaration of Trust, the applicable articles supplementary that describes the terms of the EQC Series D preferred shares and the EQC Bylaws. The EQC Series D preferred shares are validly issued, fully paid and nonassessable.
The EQC Series D preferred shares are listed on the NYSE under the symbol “EQCpD”.

Ranking. The EQC Series D preferred shares rank, with respect to dividend rights and rights upon EQC’s liquidation, dissolution, or winding-up:
•	senior to all classes or series of common shares and to any other class or series of the stock expressly designated as ranking junior to the EQC Series D preferred shares;
•	on parity with any class or series of EQC’s shares expressly designated as ranking on parity with the EQC Series D preferred shares; and
•	junior to any other class or series of stock expressly designated as ranking senior to the EQC Series D preferred shares.
Dividend Rate and Payment Date. Each EQC Series D preferred share accrues dividends of 6.50% per annum of the liquidation amount, or $1.625 per EQC Series D preferred share per year, payable in equal quarterly payments. Dividends on the EQC Series D preferred shares accrue whether or not EQC has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.
Conversion Rights; EQC Comversion Opion. The EQC Series D preferred shares are convertible, at the holder’s option, into EQC common shares at a conversion rate of 0.6585 common shares per Series D preferred share, which is equivalent to a conversion price of $37.97 per common share. Additionally, if EQC common shares trade at or above the then applicable conversion price, EQC may, at its option, convert some or all of the Series D preferred shares into EQC common shares at the then applicable conversion rate. If a fundamental change occurs, which generally will be deemed to occur upon a change in control or a termination of trading of EQC’s common shares (or other equity securities into which the EQC Series D preferred shares are then convertible), holders of EQC Series D preferred shares will have a special right to convert their EQC Series D preferred shares into a number of common shares at a liquidation preference of $25.00 per share, plus accrued and unpaid distributions, divided by 98% of the average closing market price of the common shares for a specified period before such event is effective, unless EQC exercises its right to repurchase these EQC Series D preferred shares for cash, at a purchase price equal to 100% of their liquidation preference, plus accrued and unpaid distributions.
Liquidation Preference. In the event of EQC’s voluntary or involuntary liquidation, dissolution or winding up of its affairs, the holders of EQC Series D preferred shares will be entitled to be paid out of assets legally available for distribution to EQC shareholders, liquidating distributions in cash or property at fair market value as determined by the EQC Board equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions (whether or not declared) through the date of payment. The holders of EQC Series D preferred shares are entitled to receive this liquidating distribution before the distribution of any assets to holders of EQC common shares or any other shares of beneficial interest that rank junior to the EQC Series D preferred shares as to payments upon liquidation, dissolution or winding up. The rights of holders of EQC Series D preferred shares to receive their liquidation preference is subject to the proportionate rights of each parity series, and the preferential rights of the holders of any series of shares which is senior to the EQC Series D preferred shares.
No Maturity, Sinking Fund, or Mandatory Redemption. The Series D preferred shares have no stated maturity date and EQC is not required to redeem the Series D preferred shares at any time. Accordingly, the Series D preferred shares will remain outstanding indefinitely, unless EQC decides, at its option, to exercise its redemption right or, under circumstances where the holders of the Series D preferred shares have a conversion right, such holders decide to convert the Series D preferred shares into common shares. The Series D preferred shares are not subject to any sinking fund.
Voting Rights. Holders of EQC Series D preferred shares generally have no voting rights. However, if EQC is in arrears on dividends on EQC Series D preferred shares for six or more quarterly periods, whether or not consecutive, holders of EQC Series D preferred shares (voting separately as a class with the holders of all other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at the next annual meeting and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on the EQC Board until all unpaid dividends with respect to EQC Series D preferred shares have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, EQC may not make certain material and adverse changes to the terms of the EQC Series D preferred shares, including the authorization, creation or increase in EQC common shares ranking senior to the EQC Series D preferred shares with respect to distribution rights or payments upon EQC’s liquidation, dissolution or winding up, without the affirmative vote of the holders of at least two-thirds of the outstanding Series D preferred shares (voting separately as a class).
Transfer Agent and Registrar. The transfer agent and registrar for the EQC Series D preferred shares is Equiniti Trust Company.

COMPARISON OF RIGHTS OF THE EQC SHAREHOLDERS AND THE MNR SHAREHOLDERS
The rights of MNR shareholders are currently governed by and subject to the provisions of the Maryland General Corporation Law, which we refer to as the MGCL, and the charter and bylaws of MNR. Upon consummation of the merger, the rights of the former MNR shareholders who receive EQC common shares will be governed by the Maryland REIT Law and the Declaration of Trust and Bylaws of EQC, rather than the charter and bylaws of MNR.
The following is a summary of the material differences between the rights of EQC shareholders (which will be the rights of shareholders of the Combined Company following the merger) and MNR shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the EQC common shares subject to issuance in the merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law; (ii) the EQC Declaration of Trust; (iii) the MNR charter; (iv) the EQC Bylaws; and (v) the MNR Bylaws.
This section does not include a complete description of all differences among the rights of EQC shareholders and MNR shareholders, nor does it include a complete description of the specific rights of such shareholders.
Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of EQC and MNR, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference.”
	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
Corporate Governance
EQC is a Maryland real estate investment trust that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of EQC shareholders are governed by the Maryland REIT Law, the EQC Declaration of Trust, and the EQC Bylaws.
MNR is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes. The rights of MNR shareholders are governed by the MGCL, the MNR charter and the MNR Bylaws.

Authorized Capital Stock
EQC is authorized to issue up to 350,000,000 common shares of beneficial interest, par value $0.01 per share, and 50,000,000 preferred shares of beneficial interest, par value $0.01 per share, 15,180,000 of which have been classified and designated as EQC Series D preferred shares.

At June 15, 2021, 121,921,850 EQC common shares were issued and outstanding.

At June 15, 2021, 4,915,196 EQC Series D preferred shares were issued and outstanding. The EQC Board is authorized to classify any unissued

MNR is authorized to issue up to 300,000,000 shares of common stock, $0.01 par value per share, 26,600,000 shares of Series C preferred stock, $0.01 par value per share, and 200,000,000 shares of excess stock, $0.01 par value per share.

At June 15, 2021, 98,302,207 MNR common shares, 21,985,616 shares of MNR Series C preferred stock and no shares of MNR excess stock were issued and outstanding.

Preferred Stock. The MNR Board is authorized to issue shares of any class of stock, and to classify or

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time in one or more series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for such class or series.

reclassify any unissued shares of stock by setting or changing the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such shares of stock.

Voting Rights
Common Shares. Each outstanding EQC common share entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of trustees and, except as provided with respect to any other class or series of stock, the holders of such common shares will possess the exclusive voting power.

Preferred Shares. Holders of EQC Series D preferred shares generally have no voting rights. However, if EQC is in arrears on dividends on any series of preferred stock for six or more quarterly periods, whether or not consecutive, holders of EQC Series D preferred shares (voting separately as a class with the holders of all other classes or series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote at the next annual meeting and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on the EQC Board until all unpaid dividends with respect to any series of preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

In addition, EQC may not make certain material and adverse changes to the terms of the EQC Series D

Common Shares. Each outstanding MNR common share entitles the holder to one vote on all matters submitted to a vote of shareholders.

Preferred Stock. Holders of MNR Series C preferred stock generally have no voting rights. However, if MNR is in arrears on dividends on any outstanding shares of Series C preferred stock for six or more quarterly periods, whether or not consecutive, holders of such series (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will have the exclusive power to vote for the election of two additional directors, until all dividends accumulated on the outstanding shares of Series C preferred stock for past periods and the then-current period have been fully paid. In addition, MNR may not (i) amend, alter or repeal any provision of the MNR charter so as to materially and adversely affect any right, preference privilege or voting power of the Series C preferred stock; or (ii) authorize, create, issue, or increase the authorized or issued amount of any class or series of capital stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or winding up, that is senior to the

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
preferred shares without the affirmative vote of the holders of at least two-thirds of the outstanding EQC Series D preferred shares (voting separately as a class).
Series C preferred stock, reclassify any authorized stock into such stock or create, authorize or issue any obligation or security convertible or exchangeable into, or evidencing the right to purchase any stock, that is senior to the Series C preferred stock, without the approval of the holders of at least two-thirds of the outstanding shares of Series C preferred stock and any class or series ranking on parity with the Series C preferred stock with which the holders of Series C preferred stock are entitled to vote together as a single class on such matter (voting together as a single class).

Cumulative Voting
Holders of EQC common shares do not have the right to cumulate their votes with respect to the election of trustees, which means that in an uncontested election the holders of a majority of the votes cast can elect all of the trustees then standing for election.
MNR shareholders do not have the right to cumulate their votes.

Size of the Board of Trustees / Directors
The EQC Declaration of Trust provides that the number of trustees shall never be less than three nor more than 13, with the number of trustees established by the EQC Board, as provided in the EQC Declaration of Trust. The current size of the EQC Board is eight.

The MNR charter and the MNR Bylaws provide for the minimum number of directors pursuant to the MGCL, with a maximum of 15 directors. The MNR Bylaws require MNR to have at least three independent directors, as defined in the MNR charter. The number of directors shall be established by a vote of the majority of the MNR Board, as provided in the MNR charter and the MNR Bylaws. The current size of the MNR Board is 13.

Classified Board and Term of Trustees / Directors	The EQC Board is not classified. The EQC trustees hold office until the next succeeding annual meeting of shareholders and until their successors qualify and are duly elected.
The MNR Board (except for the directors elected by the holders of any one or more series of preferred stock as described above) is divided into three classes, Class I, Class II, and Class III. The term of MNR directors of each class is for three years and until their successors qualify and are duly elected. The

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

unclassified directors elected by the holders of shares of MNR Series C preferred stock will hold office until the next succeeding annual meeting of shareholders and until their successors qualify and are duly elected (provided that any such director’s term of office shall terminate upon the payment by MNR of dividends accumulated on the outstanding shares of MNR Series C preferred stock for all past dividend periods and the then-current dividend period).

Election of Trustees / Directors
A majority of all the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee in an uncontested election. In a contested election (which is an election in which the number of nominees for election is greater than the number to be elected at the meeting), trustees will be elected by a plurality of the votes cast.
The plurality of all votes cast at a meeting at which a quorum is present is sufficient to elect a director.

Removal of Trustees / Directors
Subject to the rights of holders of any series of preferred shares, a trustee may be removed at any time with or without cause by the vote or consent of holders of shares representing two-thirds of the total votes entitled to be cast generally in the election of trustees.

Subject to the rights of holders of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Filling Vacancies of Trustees / Directors
Any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, or by a majority of votes cast by shareholders at a special meeting.

Any trustee on the EQC Board who is elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred and until a successor is elected and qualifies.

Except as may be provided by the MNR Board in setting the terms of any class or series of preferred stock, any vacancies on the MNR Board may be filled by the affirmative vote of a majority of the remaining directors in office, whether or not sufficient to constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term in which the vacancy occurred.

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

Amendment of Declaration of Trust / Charter
The EQC Declaration of Trust provides that EQC generally cannot amend its Declaration of Trust unless declared advisable by the EQC Board and approved by the affirmative vote of holders of common shares representing a majority of the total number of votes authorized to be cast on the matter (notwithstanding a higher vote otherwise required by Maryland REIT Law).

However, two-thirds of the EQC trustees may, after written notice to shareholders, amend the Declaration of Trust without the vote or consent of shareholders if in good faith they deem it necessary to conform the Declaration of Trust to the requirements of the REIT provisions of the Code, but the Trustees shall not be liable for failing to do so.

In addition, the EQC Board may at any time, and from time to time, without shareholder approval, amend the EQC Declaration to increase or decrease the aggregate number of shares or the number of shares of any class that the Trust has authority to issue.

The MNR charter provides that MNR reserves the right to amend the charter upon approval of the MNR Board and the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

Bylaw Amendments
The EQC Bylaws may be altered, amended, or repealed by the vote of a majority of the entire EQC Board or by the affirmative vote of a majority of all the shares outstanding and entitled to be cast on the matter.
The MNR Board has the exclusive power to make, repeal, alter, amend, and rescind the MNR Bylaws by vote of a majority of the entire MNR Board.

Mergers, Consolidations, Conversion, Dissolution, Statutory Share Exchanges or Sales of Substantially all Assets
Mergers, consolidations, conversions, dissolutions, statutory share exchanges, or sales of substantially all assets shall be valid only if declared advisable by the EQC Board and approved by the affirmative vote of holders of EQC common shares representing a majority of all the shares then outstanding and entitled to vote on the matter; except for a

In addition to approval by the MNR Board, pursuant to the MGCL, a proposed merger, consolidation, or sale of substantially all the assets of MNR requires approval by the affirmative vote of holders of MNR common shares representing at least two-thirds of all the votes entitled to be cast on the proposal.

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
merger that may be approved pursuant to the provisions of the Maryland REIT Law by a majority of the EQC Board without a vote of the shareholders.

Ownership Limitations
With certain limited exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of EQC’s issued and outstanding common or preferred shares.

The EQC Board may waive the 9.8% ownership limit for common and preferred shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the EQC Board that are satisfactory to the EQC Board, in its sole discretion, to establish that such person’s ownership in excess of the 9.8% ownership limit for common and preferred shares, would not jeopardize EQC’s qualification as a REIT.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limit are automatically transferred to a trust for the benefit of a charitable beneficiary or void ab initio, in which case the intended transferee shall acquire no rights in the excess shares. The purported transferee has no right to receive dividends or other distributions on or vote such shares. The EQC Board or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, without limitation, purchasing such shares for cash.

With certain limited exceptions, no person may beneficially or constructively own more than 9.8% of the outstanding MNR common shares.

In the event of a transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, such transfer shall be void ab initio and the transferee shall acquire no rights in such excess shares.

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
Annual Meetings of Shareholders
An annual meeting of the shareholders for the election of trustees and the transaction of any other business shall be held each year, after the delivery of the annual report, at a convenient place or location and on proper notice, on a date and at the time, as set by the EQC Board.
The annual meeting of MNR shareholders shall be held at a date and time set by the MNR Board.

Special Meetings of Shareholders
A special meeting of EQC shareholders may be called by the chairman of the EQC Board, the chief executive officer or president, a majority of the EQC Board or upon the written request of shareholders entitled to cast not less than 10% of all the votes entitled to be cast at any such special meeting of shareholders.

A special meeting of MNR shareholders may be called by the chairman of the MNR Board, the president, a majority of the MNR Board by a vote at a meeting or in writing with or without a meeting and shall be called by the secretary upon the written request of shareholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting.

A request for a special meeting shall state the purpose of such meeting and the matters proposed to be acted on at such meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals
The EQC Bylaws provide that nominations for election to the EQC Board and the proposal of business to be considered by the shareholders at the annual meeting may be made only:

 • pursuant to the notice of an
annual meeting;
 • by the EQC Board; or
 • by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the EQC Bylaws.

In general, notice of shareholder nominations or business proposals for an annual meeting must be delivered

The MNR Bylaws provide that nominations for election to the MNR Board may be made only:

 • by or at the direction of the
MNR Board; or
 • by a MNR shareholder who (i) is a shareholder of record on the date of giving the notice, on the record date for determining shareholders entitled to vote at the annual meeting, and on the date of the annual meeting and (ii) complies with the notice procedures set forth in the
MNR Bylaws.

The MNR Bylaws provide that the proposal of business to be considered by the shareholders may be made only:

Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s proxy statement, unless the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding year’s annual meeting, in which case notice must be delivered not later than the 120th day prior to the annual meeting, or, if later, the tenth day following the day on which the public announcement of the date of the meeting is first made.

Notice of shareholders nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the close of business on the later of the 90th day prior to the meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

 • pursuant to the notice of a meeting given by or at the
direction of the MNR Board;
 • by or at the direction of the
MNR Board; or
 • by a MNR shareholder who (i) is a shareholder of record on the date of giving the notice, on the record date for determining shareholders entitled to vote at the annual meeting, and on the date of the annual meeting and (ii) complies with the notice procedures set forth in the
MNR Bylaws.

In general, notice of shareholder nominations or business for an annual meeting must be delivered to the secretary not less than 90 days nor more than 120 days prior to the first anniversary of mailing of the notice for the preceding year’s annual meeting, unless the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice must be delivered not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which the public announcement of the date of the meeting is first made.

Notice of shareholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than the later of the close of business on 90th day prior to the special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting.

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
Notice of Shareholder Meetings
The EQC Bylaws provide that not less than 10 nor more than 90 days before each meeting of shareholders, EQC shall give notice to each shareholder entitled to vote at such meeting, and to each shareholder not entitled to vote but who is entitled to notice of the meeting, written or electronic notice stating the time and place of the meeting, and in the case of a special meeting or as otherwise may be required by Maryland law, the purpose for which the meeting is called. The notice shall be given by mail, by presenting it to such shareholder personally, by leaving it at the shareholder’s residence or usual place of business or by any other means permitted by Maryland law.

The MNR Bylaws provide that not less than 10 nor more than 90 days before each meeting of shareholders, MNR shall give written notice to each shareholder entitled to vote at such meeting, and to each shareholder not entitled to vote who is entitled to notice of the meeting, stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose for which the meeting is called. The notice shall be given by mail, by presenting it to such shareholder personally, by leaving it at the shareholder’s residence or usual place of business or by electronic mail or any other electronic means.

State Anti-Takeover Statutes
Maryland law provides that holders of “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, or by officers or trustees who are also employees of EQC are excluded from the shares entitled to vote on the matter.

“Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power.

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, or by officers or directors who are also employees of MNR are excluded from the shares entitled to vote on the matter.

“Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power.

Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of outstanding control shares, subject to certain exceptions. A control share acquisition does not include shares acquired in a merger, consolidation, or share exchange if the corporation or entity is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws.

EQC’s Bylaws contain a provision exempting any and all acquisitions of its common shares from the control shares provisions of Maryland law described above. However, the EQC Board may opt to make these provisions applicable to EQC at any time by amending or repealing this provision in the future, and may do so on a retroactive basis.

Maryland law prohibits certain “business combinations” between EQC and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (i) any person who beneficially owns 10% or more of the voting power of EQC’s shares; or(ii) an affiliate or associate of EQC who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of EQC’s shares.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of outstanding control shares, subject to certain exceptions. A control share acquisition does not include shares acquired in a merger, consolidation, or share exchange if the corporation or entity is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws.

As permitted under Maryland law, the MNR Bylaws provide that MNR has elected not to be governed by the provisions of the control share acquisition statute. However, the MNR Board may opt to make these provisions applicable to MNR at any time by amending or repealing this provision in the future, and may do so on a retroactive basis.

Maryland law prohibits certain “business combinations” between MNR and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (i) any person who beneficially owns 10% or more of the voting power of MNR’s shares; or (ii) an affiliate or associate of MNR who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of MNR’s shares.

Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

After the five-year prohibition, any business combination between EQC and an interested shareholder generally must be recommended by the EQC Board and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of EQC’s outstanding shares, and (ii) two-thirds of the votes entitled to be cast by holders of EQC shares other than shares held by the interested stockholder or its affiliates or associates.

The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the EQC Board prior to the time that the interested shareholder becomes an interested shareholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements.

The EQC Board has approved a resolution that exempts EQC from the provisions of the Maryland business combination statute described above but may opt to make these provisions applicable to EQC in the future.

After the five-year prohibition, any business combination between MNR and an interested shareholder generally must be recommended by the MNR Board and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of MNR’s outstanding shares, and (ii) two-thirds of the votes entitled to be cast by holders of MNR shares other than shares held by the interested stockholder or its affiliates or associates.

The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the MNR Board prior to the time that the interested shareholder becomes an interested shareholder or the business combination satisfies certain minimum price, form of consideration and procedural requirements.

As permitted under Maryland law, the MNR charter provides that the MNR Board has elected to rely on the provisions of Subtitle 6 of Title 3 of the MGCL relating to business combinations with interested shareholders or affiliates of interested shareholders, except that certain specified transactions are exempted from such provisions.

Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) that any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority requirement for the calling of a shareholder-requested special meeting of shareholders.

Through provisions in the MNR charter and MNR Bylaws unrelated to the statute, MNR already has a two-thirds vote requirement for the removal of directors, has a majority requirement for shareholder-requested special meetings, and vests in the board of directors the sole power to fix the number of directorships, provided that the number is not less than the minimum number required by Maryland law and not greater than 15. The MNR charter provides that, except as may be provided by the MNR Board in setting the terms of any series of preferred stock, any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

Shareholder Rights Plan	EQC does not have a shareholder rights plan in effect.	MNR does not have a shareholder rights plan in effect.

Liability and Indemnification of Trustees / Directors and Officers	The EQC Declaration of Trust contains provisions limiting, to the maximum extent permitted by Maryland law in effect from time to time, the liability of trustees or officers of EQC to EQC or its
The MNR charter contains provisions that eliminate the liability of MNR’s directors and officers to MNR and its shareholders for money damages to the maximum extent that Maryland law in effect from time to time

Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders

shareholders for money damages. Under Maryland law, trustees or officers of EQC will not have any liability to EQC or its shareholders for money damages other than liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established in a judgment or other final adjudication as being material to the cause of action.

The EQC Declaration of Trust permits EQC, and the EQC Bylaws obligate EQC, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse or advance reasonable expenses in advance of final disposition of a proceeding to (i) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a trustee or officer of EQC and at EQC’s request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

EQC may, with the approval of the EQC Board, indemnify and advance expenses to any person who served a predecessor of EQC in any of the capacities described above and to any employee or agent of EQC or a predecessor of EQC. The EQC Bylaws specify that any indemnification or payment or permits. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or officer (a) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services or (b) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding.

The MNR charter and MNR Bylaws obligate MNR, to the maximum extent that Maryland law in effect from time to time permits, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of MNR, or at MNR’s request any other entity, and who was, is made, or threatened to be made, a party to any threatened or actual suit, investigation or other proceeding, including administrative actions, by reason of their actions as director or officer. MNR may, with the approval of the MNR Board, provide such indemnification to other employees and agents, whether serving MNR or at MNR’s request any other entity.

	Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
reimbursement of the expenses as described above will be made in accordance with the procedures provided by the MGCL for directors of Maryland corporations.

Distributions
The EQC Bylaws provide that the EQC Board may authorize dividends and other distributions upon EQC common shares, subject to provisions of law and the EQC Declaration of Trust. Before payment of any dividends or other distributions, the EQC Board may set aside out of the assets of EQC available for dividends or other distributions such sum or sums as the EQC Board may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of EQC or for such other purposes as the EQC Board shall determine. The EQC Board may modify or abolish any such reserve.

The MNR Bylaws provide that the MNR Board may authorize dividends and other distributions upon MNR’s shares, subject to provisions of law and the MNR charter.

The MNR charter provides that before payment of any dividends to the holders of common shares, MNR must satisfy any preferential dividends or requirements with respect to redemption rights and preferences on any then outstanding preferred stock.

Arbitration
Under the EQC Bylaws, actions brought by a shareholder against EQC or any trustee, officer, manager, agent or employee of EQC, including derivative and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in the EQC Bylaws.

The MNR Bylaws provide that unless MNR consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of MNR, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of MNR to MNR or to the shareholders of MNR, (c) any action asserting a claim against MNR or any director or officer or other employee of MNR arising pursuant to any provision of the MGCL or the MNR charter or Bylaws, or (d) any action asserting a claim against MNR

Rights of EQC Shareholders (which will be the rights of shareholders of the Combined Company following the merger)	Rights of MNR Shareholders
or any director or officer or other employee of MNR that is governed by the internal affairs doctrine.

SHAREHOLDER PROPOSALS
2022 EQC Annual Meeting of Shareholders
If the merger is completed, MNR shareholders will become shareholders of EQC. EQC’s first regularly scheduled annual meeting of shareholders following the completion of the merger will occur in 2022. A date has not been set for EQC’s 2022 annual meeting of shareholders. Any shareholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act at EQC’s 2022 annual meeting of shareholders must be received at EQC’s principal executive offices on or before December 29, 2021, in order to be considered for inclusion in EQC’s proxy statement for its 2022 annual meeting of shareholders, provided that if EQC holds its 2022 annual meeting on a date that is more than 30 days before or after June 23, 2022, shareholders must submit proposals for inclusion in EQC’s 2022 proxy statement within a reasonable time before EQC begins to print its proxy materials. Under Rule 14a-8, EQC is not required to include shareholder proposals in its proxy materials unless conditions specified in the rule are met.
In addition, any EQC shareholder who wishes to propose a nominee to the EQC Board or propose any other business to be considered by EQC shareholders (other than a shareholder proposal included in EQC’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of the EQC Bylaws, which are on file with the SEC and may be obtained from EQC investor relations upon request. These notice provisions require that nominations of persons for election to the EQC Board and the proposal of business to be considered by EQC shareholders for the 2022 annual meeting must be received no earlier than November 29, 2021 and no later than 5:00 p.m., Central Time, December 29, 2021. However, in the event that EQC’s 2022 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2021 annual meeting, notice by the shareholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of the meeting or the tenth day following the date of the first public announcement of the meeting.
2021 MNR Annual Meeting of Shareholders
MNR will not hold an annual meeting of shareholders in 2021 if the merger is completed because MNR will cease to exist upon completion of the merger. However, if the merger agreement is terminated for any reason, MNR expects to convene and hold an annual meeting of shareholders in 2021. A date has not been set for any such MNR 2021 annual meeting. In the event the merger agreement is terminated and MNR holds a 2021 annual meeting, MNR will make a public announcement of the annual meeting date, when determined.
In the event MNR holds a 2021 annual meeting, a shareholder desiring to present a proposal for inclusion in MNR’s proxy statement for such annual meeting must follow the procedures in Rule 14a-8 under the Exchange Act and deliver such proposal to MNR’s corporate secretary at MNR’s principal executive offices not later than a reasonable time before MNR begins to print and mail proxy materials for such annual meeting.
If MNR holds an annual meeting in 2021, under the MNR Bylaws, nominations of individuals for election to the MNR Board and proposals of other business to be considered by MNR’s shareholders at such annual meeting, may be made by a person who is a shareholder of record at the time of giving notice, as of the record date for such annual meeting and on the date of such annual meeting, if such shareholder gives written notice to MNR’s corporate secretary at MNR’s principal executive offices. The MNR Bylaws require that such notice be delivered (i) not earlier than the 120th day prior to the date of mailing of the notice for the 2021 annual meeting and (ii) not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of such annual meeting is first made. Additional information regarding the requirements for shareholder proposals and nominations is contained in the MNR Bylaws, a copy of which is on file with the SEC and may be obtained from MNR’s corporate secretary upon request and without charge.

LEGAL MATTERS
It is a condition to the merger that each of EQC and MNR receive a written opinion from Fried, Frank, Harris, Shriver & Jacobson LLP, and Stroock & Stroock & Lavan LLP, respectively, concerning the U.S. federal income tax consequences of the merger. The validity of the EQC common shares to be issued in the merger will be passed upon by Ballard Spahr LLP.

EXPERTS
The consolidated financial statements and schedule of EQC appearing in EQC’s Annual Report (Form 10-K) as of and for each of the three years in the period ended December 31, 2020, and the effectiveness of EQC’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements and schedule of MNR as of September 30, 2020 and 2019, and for each of the fiscal years in the three-year period ended September 30, 2020, and the report on the effectiveness of MNR’s internal control over financial reporting as of September 30, 2020, included in MNR’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of PKF O’Connor Davies, LLP, MNR’s independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
EQC and MNR each file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both EQC and MNR, which can be accessed at www.sec.gov. In addition, documents filed with the SEC by EQC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing EQC’s website at www.eqcre.com Documents filed with the SEC by MNR will be available free of charge by accessing MNR’s website at www.mreic.reit. Information included on the websites of EQC and MNR is not incorporated by reference into this joint proxy statement/prospectus.
EQC has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the EQC common shares to be issued in the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about EQC common shares. The rules and regulations of the SEC allow EQC and MNR to omit certain information included in the registration statement from this joint proxy statement/prospectus.
In addition, the SEC allows EQC and MNR to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or later filed. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the EQC or MNR documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.
This joint proxy statement/prospectus incorporates by reference the documents listed below that EQC has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about EQC, its financial condition or other matters.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
•	Current Reports on Form 8-K filed on March 1, 2021 and May 5, 2021 (other than documents or portions of those documents not deemed to be filed).
•	Proxy Statement for EQC’s 2021 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on April 27, 2021.
•
The description of EQC’s common shares included in the Registration Statement on Form 8-A filed with the SEC on November 8, 1986 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

In addition, EQC incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from EQC by requesting them in writing or by telephone at the following address:
Equity Commonwealth
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attention: Investor Relations
(312) 646-2801
Email: ir@eqcre.com
These documents are available from EQC without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
This joint proxy statement/prospectus also incorporates by reference the documents listed below that MNR has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about MNR, its financial condition or other matters.
•	Annual Report on Form 10-K for the fiscal year ended September 30, 2020.
•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2020 and March 31, 2021.
•
Current Reports on Form 8-K filed on January 14, 2021, May 5, 2021, May 6, 2021, July 13, 2021, July 19, 2021 and July 22, 2021 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for MNR’s 2020 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on March 31, 2020.
In addition, MNR incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the MNR special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or MNR will provide you with copies of these documents, without charge, upon written or oral request to:
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
Attention: Investor Relations
(732) 577-9996
Email: mreic@mreic.com
If you are a shareholder of EQC or a shareholder of MNR and would like to request documents, please do so by August 10, 2021, to receive them before the EQC special meeting or the MNR special meeting, as applicable. If you request any documents from EQC or MNR, such documents will be mailed to you by first class mail, or another equally prompt means, within one business day after EQC or MNR receives your request, as applicable.

If you have any questions about the merger or how to submit your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact D.F. King, EQC’s proxy solicitor, or Okapi, MNR’s proxy solicitor, at the following addresses and telephone numbers:
If you are an EQC shareholder: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 Call Toll-Free: (877) 783-5524 Call Collect: (212) 269-5550 Email: eqc@dfking.com	If you are a MNR shareholder: Okapi Partners LLC 1212 Avenue of the Americas, 24th Floor New York, NY 10036 Call Toll-Free: (877) 796-5274 Email: MNR@okapi.com
This document is a prospectus of EQC and is a joint proxy statement of EQC and MNR for the EQC special meeting and the MNR special meeting, respectively. Neither EQC nor MNR has authorized anyone to give any information or make any representation about the merger, EQC or MNR that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that EQC or MNR has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you different, additional, or inconsistent information, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
On May 4, 2021, Equity Commonwealth (“EQC”), a Maryland real estate investment trust, Monmouth Real Estate Investment Corporation (“Monmouth”), a Maryland corporation, and EQC Maple Industrial LLC (f/k/a RS18 LLC), a Maryland limited liability company and wholly owned subsidiary of EQC, entered into a definitive agreement and plan of merger (the “Merger Agreement”). Pursuant to and subject to the terms and conditions of the Merger Agreement, EQC will acquire Monmouth in an all-stock transaction (the “Merger”). The combined company after the Merger is herein referred to as the “Combined Company.” We encourage you to read the Merger Agreement carefully.
Under the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Monmouth (a “Monmouth common share”) that is issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive 0.67 (the “Exchange Ratio”) of a newly issued EQC common share of beneficial interest, par value $0.01 per share (an “EQC common share”), with cash paid in lieu of any fractional shares. In addition to the common dividend Monmouth paid on June 15, 2021, the Merger Agreement provides for Monmouth to declare and pay one additional regular quarterly common dividend of $0.18 per share without EQC paying a corresponding common dividend to its shareholders, which the Monmouth board of directors declared on July 1, 2021, payable on September 15, 2021 (unless the Merger is completed prior to September 15, 2021, in which case the dividend payment will be accelerated and paid immediately prior to the Effective Time as agreed by EQC and MNR under the terms of the Merger Agreement). In addition, at the Effective Time, each holder of Monmouth Series C preferred stock, par value $0.01 per share (the “Monmouth Series C preferred stock”), will receive an amount in cash equal to $25.00 per share plus accumulated and unpaid dividends.
Changes in the price of EQC common shares prior to the Merger will affect the market value of the merger consideration that holders of Monmouth common shares, options, and restricted stock awards will receive on the closing date of the Merger. Subject to the approval by EQC’s and Monmouth’s shareholders and the other closing conditions described in this proxy statement/prospectus, the Merger is expected to be consummated in the second half of 2021.
Based on current information, it is expected that former Monmouth common shareholders will own approximately 35% and current EQC common shareholders will own approximately 65% of the issued and outstanding common shares of the Combined Company after consummation of the Merger. After consideration of all applicable factors pursuant to the business combination accounting rules, we expect to treat the Merger as an asset acquisition under United States Generally Accepted Accounting Principles, and as a result, the direct transaction costs will likely be capitalized to the basis of the acquired properties.
Pro Forma Information
The following Unaudited Pro Forma Condensed Combined Financial Statements combine the historical consolidated financial statements of EQC and Monmouth (“Pro Forma Financial Statements”), including Pro Forma Balance Sheet and Statements of Operations.
On February 12, 2020, EQC, by and through its operating subsidiary, EQC Operating Trust, entered into a real estate sale agreement with Bellevue 108 Avenue Owner LLC (“Purchaser”), pursuant to which EQC agreed to sell to the Purchaser the building and land at 333 108th Avenue NE (“Tower 333”) in Bellevue, Washington, for a gross sale price of $401.5 million (the “Tower 333 Disposition”). The Tower 333 Disposition closed on March 12, 2020. As the Tower 333 Disposition is included in EQC’s consolidated results for the full year ended December 31, 2020, the Tower 333 Disposition is excluded in these Pro Forma Financial Statements.
The accompanying Pro Forma Balance Sheet at March 31, 2021 has been prepared as if the Merger had occurred as of March 31, 2021. The accompanying Pro Forma Statements of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020 have been prepared as if the Merger and the Tower 333 Disposition had occurred as of January 1, 2020.
During the period from January 1, 2020 to March 31, 2021, EQC and Monmouth acquired and disposed of various real estate assets. Other than the Tower 333 Disposition, none of the assets acquired and disposed of by the respective companies during this period, individually or in the aggregate, or acquisitions and dispositions considered probable of closing as of the date of this proxy statement/prospectus, exceeded the significance level that requires the presentation of pro forma financial information pursuant to Regulation S-X, Article 11. As such, the following Pro Forma Statements of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2020.
Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the accompanying notes.
The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. Under acquisition accounting, the total cost or total consideration exchanged is allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed, including an allocation to the individual buildings, land and lease intangibles, on a relative fair value basis. The total consideration and allocation of fair values to Monmouth's assets and liabilities has not been finalized and is subject to change and the actual amounts at the time the Merger is completed could vary materially from this pro forma information.
The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant adjustments that can be factually supported, are directly attributable to the Merger and the Tower 333 Disposition and are expected to have a continuing impact within the SEC regulations covering the preparation of pro forma financial statements, have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.
The pro forma information below should be read together with EQC’s and Monmouth’s publicly available historical consolidated financial statements and accompanying notes.
Merger Consideration
For purposes of the Unaudited Pro Forma Condensed Combined Financial Statements, EQC has assumed a preliminary total purchase price of approximately $2.4 billion for the Merger, which consists of EQC common shares issued in exchange for the Monmouth common shares and consideration paid for Monmouth Series C preferred stock (in millions, except price per share):
Number of EQC common shares to be issued to Monmouth common shareholders at March 31, 2021(1)	66.1
Multiplied by price of EQC common shares on July 15, 2021(2)	$27.15
Estimated fair value of EQC common shares to be issued	$1,795
Repayment of Monmouth Series C preferred stock	549
Estimated transaction costs(3)	77
Estimated aggregate consideration	$2,421
(1)
There were approximately 98.6 million fully-diluted Monmouth common shares issued and outstanding at March 31, 2021. The Monmouth shareholders will receive 0.67 of a newly issued EQC common share for each Monmouth common share that they owned on the closing date.

(2)
The estimated purchase price is based on the closing price of EQC common shares on July 15, 2021, the latest practicable date prior to the date of this proxy statement/prospectus. The final purchase price will be based on the price of EQC common shares as of the closing date, and therefore, will be different from the amount shown above. Based on a sensitivity analysis, a change in the EQC common share price of 10% would result in an approximate $200 million change in the estimated aggregate consideration.

(3)
For purposes of the pro forma information, estimated transaction costs for the Merger were included in the estimated aggregate consideration. These estimated transaction costs are estimated to be approximately $77 million and include costs associated with investment banker advisory fees, legal fees, and other costs. These costs will be capitalized by EQC given the Merger is anticipated to be accounted for as an asset acquisition. Consideration for unvested Monmouth common shares and options under Monmouth’s equity incentive plan that become fully vested at closing are included in the estimated fair value of EQC common shares to be issued.

Equity Commonwealth
Pro Forma Condensed Combined Balance Sheet
March 31, 2021
(Unaudited and in thousands)
	Historical (A)
	Equity Commonwealth	Monmouth	Monmouth Pro Forma Adjustments		Pro Forma Combined
ASSETS
Real estate properties:
Land	$44,060	$266,794	$239,492	(B)	$550,346
Buildings and improvements	361,107	1,945,880	686,809	(B)	2,993,796
	405,167	2,212,674	926,301		3,544,142
Accumulated depreciation	(147,034)	(321,047)	321,047	(C)	(147,034)
	258,133	1,891,627	1,247,348		3,397,108
Cash and cash equivalents	2,971,052	19,383	(710,829)	(D)	2,279,606
Marketable securities	—	131,654	—		131,654
Rents receivable	14,629	17,118	(14,383)	(E)	17,364
Lease intangible assets, net	—	20,563	215,704	(F)	236,267
Other assets, net	16,862	28,071	(6,785)	(G)	38,148
Total assets	$3,260,676	$2,108,416	$731,055		$6,100,147

LIABILITIES AND EQUITY
Mortgage notes payable, net	$—	$866,224	$47,160	(H)	$913,384
Loans payable	—	75,000	(75,000)	(D)	—
Accounts payable, accrued expenses and other	21,007	16,372	(3,268)	(I)	34,111
Lease intangible liabilities, net	—	—	113,660	(J)	113,660
Rent collected in advance	2,979	11,915	—		14,894
Distributions payable	5,072	2,805	—		7,877
Total liabilities	29,058	972,316	82,552		1,083,926

Shareholders’ equity:
Series D preferred shares	119,263	—	—		119,263
Series C preferred shares	—	549,640	(549,640)	(D)	—
Common shares	1,219	983	(322)	(K)	1,880
Additional paid in capital	4,295,226	588,049	1,206,261	(K)	6,089,536
Cumulative net income	3,804,930	—	(10,416)	(K)	3,794,514
Accumulated other comprehensive loss	—	(2,572)	2,572	(K)	—
Cumulative common distributions	(4,283,753)	—	—		(4,283,753)
Cumulative preferred distributions	(711,709)	—	—		(711,709)
Total shareholders’ equity	3,225,176	1,136,100	648,455		5,009,731
Noncontrolling interest	6,442	—	48	(K)	6,490
Total equity	3,231,618	1,136,100	648,503		5,016,221
Total liabilities and equity	$3,260,676	$2,108,416	$731,055		$6,100,147
See accompanying notes.

Equity Commonwealth
Pro Forma Condensed Combined Statement of Operations
Three Months Ended March 31, 2021
(Unaudited and in thousands, except per share amounts)
	Historical (A)
	Equity Commonwealth	Monmouth	Monmouth Pro Forma Adjustments		Pro Forma Combined
Revenues:
Rental revenue	$14,169	$39,246	$1,601	(L)	$55,016
Other revenue	682	7,119	—		7,801
Total revenues	14,851	46,365	1,601		62,817
Expenses:
Operating expenses	6,621	7,643	—	(M)	14,264
Depreciation and amortization	4,351	13,943	13,043	(N)	31,337
General and administrative	15,729	4,084	—	(M)	19,813
Total expenses	26,701	25,670	13,043		65,414
Interest and other income, net	1,843	3,835	—		5,678
Interest expense, including amortization of financing costs	—	(9,387)	2,339	(O)	(7,048)
Unrealized holding gains	—	19,186	—		19,186
(Loss) income before income taxes	(10,007)	34,329	(9,103)		15,219
Income tax expense	(31)	—	—		(31)
Net (loss) income	(10,038)	34,329	(9,103)		15,188
Net loss (income) attributable to noncontrolling interest	20	—	(40)	(P)	(20)
Net (loss) income attributable to Equity Commonwealth	(10,018)	34,329	(9,143)		15,168
Preferred distributions	(1,997)	(8,416)	8,416	(Q)	(1,997)
Net (loss) income attributable to Equity Commonwealth common shareholders	$(12,015)	$25,913	$(727)		$13,171

Weighted average common shares outstanding — basic	122,002	98,298			188,065	(S)
Weighted average common shares outstanding — diluted	122,002	98,496			188,989	(S)
Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$(0.10)	$0.26			$0.07
Diluted	$(0.10)	$0.26			$0.07
See accompanying notes.

Equity Commonwealth
Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2020 (A)
(Unaudited and in thousands, except per share amounts)
	Historical (A)
	Equity Commonwealth	Monmouth	Monmouth Pro Forma Adjustments		Tower 333 Pro Forma Adjustments		Pro Forma Combined
Revenues:
Rental revenue	$62,134	$141,583	$8,141	(L)	$(92)	(R)	$211,766
Other revenue	4,144	26,234	—		(55)	(R)	30,323
Total revenues	66,278	167,817	8,141		(147)		242,089
Expenses:
Operating expenses	28,858	27,081	—	(M)	(996)	(R)	54,943
Depreciation and amortization	19,329	49,850	58,095	(N)	(401)	(R)	126,873
General and administrative	33,233	9,718	10,416	(M)	—		53,367
Total expenses	81,420	86,649	68,511		(1,397)		235,183
Interest and other income, net	21,228	10,445	—		—		31,673
Interest expense, including amortization of financing costs	(620)	(36,376)	9,653	(O)	—		(27,343)
Gain on early extinguishment of debt	131	—	—		—		131
Gain on sale of properties	446,744	—	—		(194,662)	(R)	252,082
Unrealized holding losses	—	(77,380)	—		—		(77,380)
Income (loss) before income taxes	452,341	(22,143)	(50,717)		(193,412)		186,069
Income tax expense	(248)	—	—		—		(248)
Net income (loss)	452,093	(22,143)	(50,717)		(193,412)		185,821
Net (income) loss attributable to noncontrolling interest	(799)	—	230	(P)	351	(P)	(218)
Net income (loss) attributable to Equity Commonwealth	451,294	(22,143)	(50,487)		(193,061)		185,603
Preferred distributions	(7,988)	(26,474)	26,474	(Q)	—		(7,988)
Net income (loss) attributable to Equity Commonwealth common shareholders	$443,306	$(48,617)	$(24,013)		$(193,061)		$177,615

Weighted average common shares outstanding — basic	121,786	98,082					187,849	(S)
Weighted average common shares outstanding — diluted	126,606	98,164					189,432	(S)
Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$3.64	$(0.50)					$0.95
Diluted	$3.56	$(0.50)					$0.94
See accompanying notes.

Notes to the Pro Forma Condensed Combined Financial Statements
(Unaudited)
Preliminary Purchase Price Allocation
The following preliminary allocation of the Monmouth purchase price is based on the preliminary estimate of the relative fair value of the tangible and intangible assets acquired and liabilities assumed of Monmouth at March 31, 2021. The final determination of the allocation of the purchase price will be based on the relative fair value of such assets and liabilities as of the actual consummation date of the Merger and will be completed after the Merger is consummated. Such final determination of the purchase price may be significantly different from the preliminary estimates used in the pro forma financial statements.
The estimated purchase price of Monmouth of $2.4 billion (as calculated in the manner described above) is allocated to the tangible and intangible assets acquired and assumed liabilities based on the following preliminary basis at March 31, 2021 (dollar amounts in thousands):
Investments in real estate properties, net	$3,138,975
Cash and cash equivalents	19,383
Marketable securities	131,654
Rents receivable	2,735
Lease intangible assets, net	236,267
Other assets, net	21,286
Mortgage notes payable, net	(913,384)
Loans payable	(75,000)
Accounts payable, accrued expenses and other	(13,104)
Lease intangible liabilities, net	(113,660)
Rent collected in advance	(11,915)
Distributions payable	(2,805)
Total estimated purchase price, including transaction costs	$2,420,432
Historical Financial Statements
(A)	In order to conform to the current EQC presentation, we condensed and reclassified certain amounts presented in the historical financial statements of EQC and Monmouth.
Historical statements as of and for the three months ended March 31, 2021 reflect the unaudited condensed consolidated balance sheet and unaudited condensed consolidated statement of operations of EQC as contained in its historical unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q as of and for the quarterly period ended March 31, 2021 previously filed with the SEC on May 5, 2021. Historical statements as of and for the three months ended March 31, 2021 reflect the unaudited consolidated balance sheet and unaudited consolidated statement of income (loss) of Monmouth as contained in its historical unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q as of and for the quarterly period ended March 31, 2021 previously filed with the SEC on May 6, 2021.
Historical statements for the year ended December 31, 2020 reflect the audited consolidated statement of operations of EQC as contained in its historical audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the year ended December 31, 2020 previously filed with the SEC on February 11, 2021. Historical statements for the fiscal year ended December 31, 2020 reflect the audited consolidated statement of income (loss) of Monmouth as contained in its historical audited consolidated financial statements included in its Annual Report on Form 10-K as of and for the fiscal year ended September 30, 2020 previously filed with the SEC on November 23, 2020.
Monmouth Pro Forma Adjustments
Adjustments for Pro Forma Condensed Combined Balance Sheet:
(B)	Monmouth’s real estate assets have been adjusted based on the Preliminary Purchase Price Allocation at March 31, 2021 described above.

(C)	Monmouth’s historical accumulated depreciation balance is eliminated.
(D)	Monmouth’s Series C preferred stock is repaid, loans payable are repaid and transaction costs are paid.
(E)	Monmouth’s historical straight-line rent receivable balance is eliminated.
(F)	Adjustments to Monmouth’s historical balance of lease intangible assets, net are as follows (in thousands):
Elimination of previously acquired lease intangible assets	$(20,563)
Recognition of value of acquired lease intangible assets	236,267
Total	$215,704
The fair value of acquired lease intangible assets includes leasing commissions, foregone rent and above market leases. We recognize an asset for leasing commissions based on our estimate of the cost to lease space in the applicable markets. Foregone rent includes the value of the revenue and recovery of costs foregone during a reasonable lease-up period, as if the space was vacant, in each of the applicable markets. An asset was recognized for acquired leases with above market rents based on our estimate of current market rents in each of the applicable markets.
(G)	Adjustments to Monmouth’s historical balance of other assets are as follows (in thousands):
Elimination of capitalized lease costs	$(5,600)
Elimination of deferred financing costs related to the line of credit	(1,185)
Total	$(6,785)
(H)
Monmouth’s mortgage notes payable balances have been adjusted to their estimated fair value at March 31, 2021. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available to us for the issuance of debt with similar terms and remaining maturities.

(I)	Monmouth’s historical straight-line rent liability and interest rate swap liability balances are eliminated.
(J)	The fair value of lease intangible liabilities, net includes a liability for acquired leases with below market leases based on our estimate of current market rents in each of the applicable markets.
(K)
Adjustments represent the elimination of historical Monmouth balances, the issuance of EQC common shares in exchange for Monmouth common shares in the Merger and the recognition of transaction expenses related to compensation arrangements. The adjustment for the noncontrolling interest at March 31, 2021 is based on the noncontrolling interest ownership percentage in the fair value adjustments described above.

Adjustments for Pro Forma Condensed Combined Statements of Operations:
The pro forma adjustments to the Condensed Combined Statements of Operations assume that a purchase price allocation done as of January 1, 2020 was equivalent to amounts allocated based on the Preliminary Purchase Price Allocation done at March 31, 2021 and reflected in the Pro Forma Condensed Combined Balance Sheet.
(L)	Adjustments to rental revenue are as follows (in thousands):
	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of straight-line rent	$(1,049)	$(2,144)
Elimination of amortization of lease intangible assets	25	103
Recognition of straight-line rent	1,107	4,109
Recognition of amortization of lease intangible assets and liabilities	1,518	6,073
Total	$1,601	$8,141
For purposes of the above and below market rent adjustments, we estimated a weighted average remaining lease term associated with these leases of approximately seven years.

(M)	General and administrative expenses have been adjusted to recognize transaction expenses related to compensation arrangements.
The Merger may create corporate general and administrative as well as property operating cost savings. There can be no assurance that we will be successful in achieving cost savings. As these adjustments cannot be factually supported, we have not included any estimate of the expected future cost savings.
(N)	Adjustments to depreciation and amortization expense are as follows (in thousands):
	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of depreciation and amortization expense	$(13,943)	$(49,850)
Recognition of depreciation and amortization expense	26,986	107,945
Total	$13,043	$58,095
For purposes of this adjustment, we estimated the various components of the real estate acquired and used an estimated average useful life of 33 years for operating properties and an estimated weighted average remaining lease term associated with in-place leases at March 31, 2021 that approximated seven years.
(O)
We adjusted Monmouth’s interest expense based on the fair value of debt. The adjustment to interest expense includes the removal of Monmouth’s historical interest expense, including amortization of deferred financing costs, and calculation of interest expense based on the estimated fair value of acquired mortgage notes payable. The weighted average interest rate associated with the debt at fair value was 2.9% at March 31, 2021 (see note H).

(P)
For the three months ended March 31, 2021 and year ended December 31, 2020, an adjustment was made to reflect the unitholders’ ownership percentage of 0.13% and 0.12%, respectively, in the pro forma adjustments described.

(Q)	An adjustment was made to remove Monmouth’s historical preferred dividends because the Series C preferred stock will be paid off in connection with the transaction.
Tower 333 Disposition Pro Forma Adjustments
(R)	An adjustment was made to remove the historical combined revenues and expenses of Tower 333 for the year ended December 31, 2020 as if the disposition had occurred on January 1, 2020.
Combined Pro Forma Adjustments
(S)
The unaudited pro forma adjustments to shares outstanding used in the calculation of basic earnings per share and diluted earnings per share attributable to common shareholders, after giving effect to the Exchange Ratio for the Merger, were as follows (in thousands):

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Equity Commonwealth weighted average common shares outstanding - basic	122,002	121,786
Shares issued to Monmouth shareholders - pro forma basis(1)	66,063	66,063
Weighted average common shares outstanding - Basic	188,065	187,849

Equity Commonwealth weighted average common shares outstanding - diluted	122,002	126,606
Series D preferred stock	—	(3,237)
Securities no longer anti-dilutive	924	—
Shares issued to Monmouth shareholders - pro forma basis(1)	66,063	66,063
Weighted average common shares outstanding - Diluted	188,989	189,432
(1)	The pro forma weighted average shares outstanding assumes the issuance of shares of EQC common shares in connection with the Merger throughout all periods presented.

Annex A
AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 4, 2021

AMONG

EQUITY COMMONWEALTH,

RS18 LLC

AND

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2021 (this “Agreement”), is by and among Equity Commonwealth, a Maryland real estate investment trust (“Parent”), RS18 LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company” and, together with Parent and Merger Sub, each a “party” and collectively, the “parties”).
RECITALS
WHEREAS, the parties wish to effect a business combination in which the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “LLC Act”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (c) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration at the Company Stockholders Meeting (as defined herein), and (d) subject to Section 6.2, resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company and to include such recommendation in the Joint Proxy Statement/Prospectus (as defined herein);
WHEREAS, the Board of Trustees of Parent (the “Parent Board”) has (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (c) directed that the issuance of Parent Common Stock contemplated by this Agreement (the “Issuance”) be submitted for consideration at the Parent Stockholders Meeting (as defined herein), and (d) resolved to recommend approval of the Issuance by the shareholders of Parent and to include such recommendation in the Joint Proxy Statement/Prospectus (as defined herein);
WHEREAS, Parent, as the sole member and managing member of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, by written consent; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the LLC Act, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving entity of the Merger under the LLC Act (the “Surviving Entity”).
Section 1.2 Closing; Effective Time.
(a) Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents and signatures at 10:00 a.m., New York City time, on the second Business Day after the satisfaction or, to the extent permitted by Law, waiver of each of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall (i) file with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles of merger with respect to the Merger (the “Articles of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the MGCL and the LLC Act and (ii) make any other filings, recordings or publications required to be made by the parties under the MGCL and the LLC Act in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or at such later time as may be agreed by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).
Section 1.3 General Effects of the Merger . The Merger shall have the effects set forth in the applicable provisions of the MGCL and the LLC Act and this Agreement. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Entity.
Section 1.4 Operating Agreement of the Surviving Entity. At the Effective Time, the operating agreement of Merger Sub shall, by virtue of the Merger, be amended and restated in its entirety in form and substance reasonably satisfactory to Parent and the Company and, as so amended and restated, shall be the operating agreement of the Surviving Entity following the Effective Time until thereafter amended in accordance with its terms and applicable Law. This Section 1.4 shall be subject to the obligations of Parent and the Surviving Entity under Section 6.8.
Section 1.5 Directors and Officers of the Surviving Entity; Trustees of Parent.
(a) As of the Effective Time, each of the directors and officers of the Company shall resign and the officers of Merger Sub, at the Effective Time, if any, shall be the officers of the Surviving Entity until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Entity. From and after the Effective Time, Parent shall be the sole member and managing member of the Surviving Entity until changed in accordance with the Constituent Documents of the Surviving Entity and the LLC Act.
(b) From and after the Effective Time, Parent shall cause the Parent Board to be comprised of (i) the trustees of Parent as of immediately prior to the Effective Time and (ii) two (2) individuals designated by the Company Board prior to the Effective Time to serve until the next annual meeting of shareholders of Parent.
Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time, all of which shall be held by Parent, shall remain outstanding as limited liability company interests of the Surviving Entity, all of which shall continue to be held by Parent.
(b) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock”, and each, a “Company Common Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d)) shall be converted into the right to receive an amount of Parent Common Stock equal to the product of one Company Common Share multiplied by the Common Exchange Ratio (which Common Exchange Ratio is subject to adjustment as set forth in Section 1.8) (the “Common Stock Consideration” and together with the Preferred Stock Consideration, the “Merger Consideration”).
(c) All Company Common Shares (other than Company Common Shares to be canceled pursuant to Section 1.6(d)) shall be canceled and shall cease to exist, and each holder of a certificate theretofore representing any Company Common Shares (each, a “Certificate”) or non-certificated Company Common Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (i) the Common Stock Consideration upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.1(c), without interest (subject to any applicable withholding Tax specified in Section 2.2); and (ii) any dividends and other distributions in accordance with Section 2.1(g).

(d) Each Company Common Share owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of any such Person, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and cease to exist as of the Effective Time and no consideration shall be paid in exchange therefor.
(e) Each share of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Preferred Stock”, and each, a “Company Preferred Share”, and the Company Preferred Shares collectively with the Company Common Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Preferred Stock Consideration and shall be canceled and cease to exist, and each holder of a certificate theretofore representing any Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Consideration upon surrender of such certificates or book-entry shares.
Section 1.7 Treatment of Options and Other Company Equity Awards
(a) Prior to the Effective Time, the Company Board or the appropriate Company Board committee shall adopt a resolution providing that, at the Effective Time:
(i) each stock option issued pursuant to an Incentive Plan (each, an “Option”), whether vested or unvested, shall be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, the Common Stock Consideration in respect of each Net Option Share covered by such Option, without interest (which Net Option Share amount takes into account any applicable withholding Tax as provided in Section 2.2); and
(ii) each unvested restricted stock award issued pursuant to an Incentive Plan (each, a “Restricted Stock Award”), shall be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, the Common Stock Consideration in respect of each Net RS Share covered by such Restricted Stock Award, without interest (which Net RS Share amount takes into account any applicable withholding Tax as provided in Section 2.2).
(b) The parties agree that, following the Effective Time, no holder of an Option or a Restricted Stock Award or participant in any Incentive Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of the Company Subsidiaries or the Surviving Entity.
(c) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering Incentive Plans) shall adopt such resolutions and take such actions as are necessary or appropriate for the treatment of the Options and Restricted Stock Awards as provided in this Section 1.7.
Section 1.8 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the Company Common Stock or Parent Common Stock is changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities or any similar transaction or any transaction having the effect of any of the foregoing, the Common Stock Consideration shall be appropriately and proportionately adjusted to provide to the holders of Company Common Stock and the holders of Options and Restricted Stock Awards the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Common Stock Consideration.
Section 1.9 Appraisal Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders shall be available with respect to the Merger or to the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.
Section 1.10 Tax Treatment of the Merger. The parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code.

ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING
Section 2.1 Payment and Exchange of Certificates.
(a) Following the date of this Agreement and in any event not less than five (5) Business Days prior to the mailing of the Joint Proxy Statement/Prospectus to the stockholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for purposes of, among other things, paying the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, Book-Entry Shares, Company Preferred Shares, Options and Restricted Stock Awards, cash and certificates, or at Parent’s option, shares in book entry form, representing the shares of Parent Common Stock to be issued in the Merger, in the respective amounts sufficient to pay the aggregate Merger Consideration to which all holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards become entitled pursuant to Article I and such cash in lieu of fractional shares to be paid pursuant to Section 2.1(e) (the “Aggregate Merger Consideration”) (the Aggregate Merger Consideration and any proceeds thereof being hereinafter referred to as the “Exchange Fund”).
(b) The Exchange Agent shall invest the cash included in the Exchange Fund as directed in writing by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest and/or (iii) commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent at the Closing and shall be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount sufficient to fully satisfy such cash payment obligations.
(c) Promptly, and in any event no later than three (3) Business Days, following the Effective Time, Parent shall cause the Exchange Agent to provide to each Person that is a holder of record of Certificates or Book-Entry Shares as of the Effective Time notice advising such holders of the effectiveness of the Merger, which notice shall include: (i) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the applicable Certificates or Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) or the surrender of such Book-Entry Shares to the Exchange Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other evidence reasonably acceptable to Parent or the Exchange Agent, if any, of such surrender), as applicable; and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) or the Book-Entry Shares to the Exchange Agent in exchange for the Common Stock Consideration that such holder is entitled to receive as a result of the Merger. Promptly, and in any event no later than three (3) Business Days, following the Effective Time, Parent shall cause the Exchange Agent to provide to each Person that is a holder of record of a certificate representing Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry advising such holders of the effectiveness of the Merger, which notice shall include: (A) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the applicable certificates representing Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry shall pass only upon delivery of the certificates representing Company Preferred Shares (or affidavits of loss in lieu of the certificates, as provided in Section 2.1(f)) or the surrender of such non-certificated Company Preferred Shares to the Exchange Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such non-certificated Company Preferred Shares or such other evidence reasonably acceptable to Parent or the Exchange Agent, if any, of such surrender), as applicable; and (B) instructions for effecting the surrender of the certificates representing Company Preferred Shares (or affidavits of loss in lieu of the certificates representing Company Preferred Shares, as provided in Section 2.1(f)) or the non-certificated Company Preferred Shares to the Exchange Agent in exchange for the

Preferred Stock Consideration that such holder is entitled to receive as a result of the Merger. All such materials contemplated by this Section 2.1(c) shall reflect the terms of this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company.
(d) Upon surrender to the Exchange Agent of (i) Company Common Shares that are represented by Certificates, by physical surrender of such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) together with the above-described letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent in accordance with the terms of the materials and instructions provided by the Exchange Agent and (ii) Company Common Shares that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such Book-Entry Shares (or such other evidence, if any, of surrender with respect to such Book-Entry Shares), in each case, pursuant to such materials and instructions as contemplated by Section 2.1(c), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable to such holders, the Common Stock Consideration payable in respect of such Company Common Shares pursuant to Section 1.6(b) and Section 1.6(c). Upon surrender to the Exchange Agent of (i) a certificate theretofore representing any Company Preferred Shares, by physical surrender of such certificate (or affidavits of loss in lieu of such certificates, as provided in Section 2.1(f)) together with the above-described letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent in accordance with the terms of the materials and instructions provided by the Exchange Agent; and (ii) non-certificated Company Preferred Shares represented by book-entry, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such book-entry Company Preferred Shares (or such other evidence, if any, of surrender with respect to such book-entry Company Preferred Shares), in each case, pursuant to such materials and instructions as contemplated by Section 2.1(c), the holder of such certificate or book-entry share representing any Company Preferred Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable to such holders, the Preferred Stock Consideration payable in respect of such Company Preferred Shares pursuant to Section 1.6(e). If delivery of the Merger Consideration is to be made to a Person holding a Certificate or certificate representing Company Preferred Shares other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of delivery that the Certificate or certificate representing Company Preferred Shares so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate or certificate representing Company Preferred Shares must provide funds for payment of any transfer or other Taxes required by reason of delivery of the Merger Consideration to a Person other than the registered holder of the surrendered Certificate or certificate representing Company Preferred Shares or establish to the reasonable satisfaction of the Surviving Entity that all Taxes have been paid or are not applicable.
(e) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof any Company stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock, upon surrender of title to Company Common Shares for exchange, shall be paid upon such surrender (and after taking into account and aggregating Company Common Shares represented by all Certificates, Book-Entry Shares and Restricted Stock Awards surrendered by such holder), cash (without interest) in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such stockholder (after taking into account and aggregating all Company Common Shares represented by all Certificates, Book-Entry Shares and Restricted Stock Awards) would otherwise be entitled by (ii) the Reference Price.
(f) If a Certificate or certificate representing Company Preferred Shares has been lost, stolen or destroyed, Parent and the Surviving Entity will cause the Exchange Agent to accept an affidavit of that fact by the Person claiming such Certificate or certificate representing Company Preferred Shares to be lost, stolen or destroyed instead of the Certificate; provided that the Surviving Entity may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Entity a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Entity in a manner reasonably satisfactory to the Surviving Entity against any claim that may be made against the Surviving Entity with respect to the Certificate or certificate representing Company Preferred Shares claimed to have been lost, stolen or destroyed.

(g) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) with respect to the shares of Parent Common Stock issuable hereunder in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and included in the Exchange Fund to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.
(h) On or promptly after the Effective Time (but in any event not later than the first payroll date after the Effective Time), Parent and/or the Surviving Entity shall pay through their payroll systems (or deliver through an alternative method) the Common Stock Consideration to which holders of Options and Restricted Stock Awards are entitled pursuant to Section 1.7(a); provided, however, that in the case of any amounts that constitute non-qualified deferred compensation under Section 409A of the Code, Parent and/or the Surviving Entity shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.
(i) At any time which is more than one (1) year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been deposited with the Exchange Agent and has not been disbursed in accordance with this Article II (including interest and other income received by the Exchange Agent in respect of the funds made available to it), and after the Exchange Fund has been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or similar Laws) for payment of the Merger Consideration upon surrender of the Certificates, Book-Entry Shares, certificates representing Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry held by them, without any interest thereon. Any portion of the Exchange Fund deposited with the Exchange Agent remaining unclaimed by holders of Company Common Shares five (5) years after the Effective Time shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Entity, Parent, Merger Sub, any of their respective Affiliates or the Exchange Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered, in accordance with the terms of this Agreement, to Parent in accordance with the immediately preceding sentence or to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.
(j) From and after the Effective Time, the Surviving Entity shall not record on the stock transfer books of the Company or the Surviving Entity any transfers of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or certificates representing Company Preferred Shares (or effective affidavits of loss in lieu thereof) or Book-Entry Shares or non-certificated Company Preferred Shares represented by book-entry are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Company Common Shares or Company Preferred Stock, as applicable, represented thereby.
Section 2.2 Withholding Rights. Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations thereunder, or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any general disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (or other similar headings) or other general statements, in each case, to the extent predictive, cautionary or forward-looking in nature), or (y) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III.
Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and is in good standing with the SDAT. The Company and the Company Subsidiaries have all requisite corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as conducted on the date of this Agreement (the “Company Permits”), except for any powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where any failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for any jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each of its Significant Subsidiaries as in effect on the date of this Agreement.
Section 3.2 Corporate Authorization.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of the Merger, to obtaining the Requisite Company Stockholder Vote as contemplated by Section 6.2(a). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that consummation of the Merger is subject to approval of this Agreement by the Requisite Company Stockholder Vote, and to the filing with, and acceptance for record by, the SDAT of the Articles of Merger and the effectiveness of the Merger pursuant to the Articles of Merger and the MGCL.
(b) The Company Board, at a meeting duly called and held and at which a quorum of directors was present, has unanimously (i) approved and declared it advisable and in the best interests of the Company to enter into this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) resolved, subject to Section 6.3, to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the holders of Company Common Shares (such recommendation, the “Company Board Recommendation”) and that approval of this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration at the Company Stockholders Meeting.
(c) This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, the other parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”). The approval of this Agreement by the Requisite Company Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or approve the transactions to which the Company is a party contemplated hereby.
Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws, (c) compliance with any applicable requirements of the NYSE, (d) those consents, approvals or filings as may be required as a result of the business or identity of Parent or any of its Affiliates and (e) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of the Company or any Significant Subsidiary, (b) assuming receipt of the Requisite Company Stockholder Vote and compliance with the matters referred to in Section 3.3 and Section 4.3 (and assuming the accuracy and completeness of Section 4.3, violate or conflict with any provision of any applicable Law, Order or Company Permit), (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled, or require consent or waiver by any Person, under any Material Contract or (d) result in the creation or imposition of any Lien on or third party right in any asset of the Company or any of the Company Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 3.5 Capitalization.
(a) The authorized capital stock of the Company consists of (i) three hundred million (300,000,000) shares of Company Common Stock, par value $0.01 per share, (ii) twenty-six million six hundred thousand (26,600,000) shares of Company Preferred Stock, par value $0.01 per share, and (iii) two hundred million (200,000,000) shares of excess stock, par value $0.01 per share (“Excess Stock”). As of the close of business on May 4, 2021 (the “Company Capitalization Date”), (A) 98,301,860 Company Common Shares were issued and outstanding (inclusive of Restricted Stock Awards for 37,850 unvested Company Common Shares), (B) 21,985,616 Company Preferred Shares were issued and outstanding and (C) no shares of Excess Stock were issued and outstanding. As of the Company Capitalization Date, (1) Options to purchase an aggregate of 855,978 Company Common Shares (790,978 of which were exercisable) were issued and outstanding, and (2) 1,155,382 Company Common Shares were reserved and available for issuance pursuant to the Incentive Plans. All outstanding shares of capital stock of the Company have been, and all Company Common Shares that may be issued pursuant to any Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of Company Common Shares that have not yet been issued, will be) fully paid and nonassessable, and were not (or, in the case of Company Common Shares that have not yet been issued, will not be) issued in violation of the Constituent Documents of the Company. No Company Subsidiary or controlled Affiliate of the Company owns any Company Shares.
(b) Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). As of the date of this Agreement, there are no binding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
Section 3.6 Company Subsidiaries. Section 3.6 of the Company Disclosure Schedule lists, as of the date of this Agreement, each Subsidiary of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), its jurisdiction of incorporation, formation or domicile and its status for U.S. federal income tax purposes as (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”), (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary, (iv) a partnership, or (v) a disregarded entity. All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests (other than restrictions under the Securities Act and the Exchange Act). There are no outstanding (a) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (b) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (a) and (b) being referred to collectively as the “Company Subsidiary Securities”). As of the date of this Agreement, there are no binding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement. Each of the Company Subsidiaries is duly qualified, authorized or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, authorization or licensing necessary, except to the extent that any failure to be so qualified, authorized or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.7 Company SEC Filings, etc.
(a) The Company has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2019 (together with any documents furnished during such period by the Company to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to the date hereof, collectively, the “Company SEC Documents”). Each of the Company SEC Documents, as they may have been amended prior to the date of this Agreement, complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Company SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted, or with respect to Company SEC Documents filed subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such material disclosure made by management to the Company’s independent auditors and the audit committee of the Company Board since January 1, 2019.
(c) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Documents.
Section 3.8 Company Financial Statements. The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.9 Information Supplied. The information to be supplied by the Company in writing specifically for inclusion or incorporation in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Form S-4. The information to be supplied by the Company in writing specifically for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the shareholders of Parent in connection with the Parent Stockholders Meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders Meeting, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.10 Absence of Certain Changes or Events. Since December 31, 2020 (the “Latest Balance Sheet Date”), there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of the Company Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of the Latest Balance Sheet Date included in the Company SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since the Latest Balance Sheet Date in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the transactions contemplated hereby.
Section 3.12 Compliance with Laws.
(a) Since January 1, 2019, the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) All of the Company Permits of the Company and the Company Subsidiaries are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) There is no proceeding to which the Company or any Company Subsidiary is subject before any Governmental Entity pending or threatened regarding whether the Company or any of the Company Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the knowledge of the Company, threatened with respect to possible violations of any applicable Laws, except for proceedings or investigations relating to violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.13 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, pending against or threatened against any present or former officer or director of the Company or any Company Subsidiary in connection with which the Company or any Company Subsidiary has an indemnification obligation pursuant to its Constituent Documents or a written agreement, before any Governmental Entity (other than insurance claims litigation or arbitration), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.14 Insurance Matters. Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies held by, or for the benefit of, the Company and the Company Subsidiaries as of the date of this Agreement, which includes, without limitation, directors’ and officers’ liability insurance policies for the Company’s directors and officers (“D&O Insurance”). To the knowledge of the Company, (i) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (ii) all premiums due and payable thereon have been paid, (iii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and (iv) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals. To the knowledge of the Company, there is no material claim by the Company or any Company Subsidiary pending under any such insurance policies that has been denied or disputed by the insurer.
Section 3.15 Properties.
(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each real property currently owned (in whole or in part) or ground leased by the Company or any Company Subsidiary, together with the applicable Company Subsidiary owning or leasing such property. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned Company Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Entity and (ii) neither the Company nor any Company Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the knowledge of the Company, threatened with respect to any of the Company Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of any parking areas associated with the Company Properties.
(b) The Company has not received written notice of, nor does the Company have any knowledge of, any material latent defects or adverse physical conditions affecting any of the Company Properties or the improvements thereon.
(c) Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them and (ii) neither the Company’s nor the Company Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
Section 3.16 Opinions of Financial Advisors. The Company Board has received opinions from J.P. Morgan Securities LLC and CSCA Capital Advisors, LLC (the “Company Financial Advisors”), dated as of the date of this Agreement and addressed to the Company Board, to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Common Exchange Ratio (in the case of J.P. Morgan Securities LLC) or Common Stock Consideration to be received by the holders of Company Common Shares pursuant to this Agreement (in the case of CSCA Capital Advisors, LLC) is fair, from a financial point of view, to such holders (other than Parent and its Subsidiaries). The Company has been authorized by the Company Financial Advisors to include such opinions in their entirety in the Joint Proxy Statement/Prospectus.
Section 3.17 Taxes.
(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. The Company and each Company Subsidiary has timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after September 30, 2017 have been made available to Parent. Neither the Company nor any Company Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by such jurisdiction.
(b) The Company (i) for all taxable years from September 30, 2008 through September 30, 2020, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) since October 1, 2020 has been organized and operated in conformity with the requirements to qualify as a REIT under the Code (except for the requirement to file REIT tax returns that are not yet due or are subject to a valid extension of time). The current and proposed method of operation for the Company is expected to enable the Company to continue to meet the requirements for qualification as a REIT through and including the Company’s final taxable year ending with the Effective Time (assuming the Closing of the Merger in accordance with the terms of this Agreement), and the Company has not taken any action that would, or omitted to take any action the omission of which would, reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT is pending or, to the knowledge of the Company, threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any material amount of Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for any material amount of Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Company Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.
(f) Since their respective inceptions, (i) the Company and the Company Subsidiaries have not incurred (A) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or (B) any material liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) the Company has not, and none of the Company Subsidiaries have, incurred any material liability for Tax other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, the Company and the Company Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and the Company and the Company Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS service income” described in Section 857(b)(7) of the Code.
(g) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised, or to the knowledge of the Company threatened in writing to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is treated as a partnership for United States federal income tax purposes.
(i) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Company and the Company Subsidiaries) with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.
(l) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither the Company nor any Company Subsidiary has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).
(n) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(o) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to material Taxes.
(p) The Company does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q) Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(r) Taking into account all distributions to be made by the Company prior to the Effective Time, the Company will have distributed cash to its shareholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger, and the calculation of such amounts shall be provided to Parent for its review and comment.
(s) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.18 Employee Benefit Plans and Related Matters; ERISA.
(a) Section 3.18(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to ERISA. With respect to each such material Company Benefit Plan, the Company has made available to Parent a true and complete copy of such Company Benefit Plan, if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) any proposed amendments, (ii) all trust agreements, insurance contracts or other funding arrangements, (iii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iv) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (v) the most recent IRS determination or opinion letter, and (vi) all current summary plan descriptions.
(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Company Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan has been administered and operated in all material respects with its terms and with applicable Law, including ERISA and the Code, and, except in each case as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.
(c) Neither the Company nor any of the Company Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the past six (6) years sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (C) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).
(d) There are no claims pending, or to the knowledge of the Company, threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole. There are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened, by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.
(e) Except as provided in Section 1.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee, director or other service provider of the Company or any of the Company Subsidiaries, (ii) result in an obligation to fund benefits under any Company Benefit Plan or limit or restrict the right to merge, amend, terminate, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). No Company Benefit Plan provides for a gross up or indemnification for taxes due under Code Section 4999 or 409A.

Section 3.19 Employees; Labor Matters.
(a) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, and, to the knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any of the Company Subsidiaries in their capacity as such.
(b) Since January 1, 2019, there has not occurred or, to the knowledge of the Company, been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened in writing with respect to any employee of the Company or any of the Company Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company and the Company Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes.
Section 3.20 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Company Property that is reasonably likely to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any applicable Environmental Law.
Section 3.21 Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries own, license or otherwise possess sufficient rights to use Intellectual Property used in the respective businesses of the Company and each of the Company Subsidiaries as conducted on the date of this Agreement and (ii) all patents and all registrations for trademarks, service marks and copyrights owned by the Company or the Company Subsidiaries are valid and subsisting.
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no claims pending or threatened in writing by any Person alleging that the Company or the Company Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person and (ii) no Person is infringing the Intellectual Property owned by the Company or any of the Company Subsidiaries.
Section 3.22 Material Contracts.
(a) The Company has made available to Parent a true and complete copy of each Contract to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement, or by which the Company, any of the Company Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement, which (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) contains covenants of the Company or any of the Company Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area, in each case, in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or would bind Parent or its pre-Closing Affiliates after the Effective Time; (iii) pursuant to which the Company or any of the Company Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of the Company Subsidiaries) that is material to the business of the Company and the Company Subsidiaries, taken as a whole or (iv) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (A) any real property (including any Company Property or any portion thereof) or (B) any other asset of the Company or any Company Subsidiary with a fair market value or purchase price greater than $25,000. Each instrument of the type described in clauses (i) through (iv) of this Section 3.22(a) is referred to herein as a “Material Contract.” Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of each Material Contract.
(b) Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) a valid and binding obligation of the Company or the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except to the extent they have previously expired or terminated in accordance with their terms. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party is in material breach of or in material default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto.
Section 3.23 Brokers and Finders’ Fees. Except for the Company Financial Advisors, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries who is entitled to any fee or commission from the Company or any of the Company Subsidiaries in connection with the transactions to which the Company is a party contemplated hereby.
Section 3.24 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable as to the Company in the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. As to the Company, the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to the Company with regard to this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 3.25 Related Party Transactions. Except as described in the Company SEC Documents, no agreements, arrangements or understandings between the Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among the Company and the Company Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 3.26 No Other Representations and Warranties; Disclaimer.
(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Company Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or

Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information relating to Parent that may have been made available to the Company or any of its Affiliates or Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as (x) as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any general disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (or other similar headings) or other general statements, in each case, to the extent predictive, cautionary or forward-looking in nature), or (y) set forth in the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as set forth in this Article IV.
Section 4.1 Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Parent and Merger Sub has all requisite corporate, partnership, real estate investment trust, limited liability company or other similar powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to carry on its business as conducted on the date of this Agreement (the “Parent Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation or real estate investment trust and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Constituent Documents of Parent and Merger Sub as in effect on the date of this Agreement.
Section 4.2 Authorization.
(a) Each of Parent and Merger Sub have all necessary corporate, real estate investment trust, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of the Issuance, to obtaining the Requisite Parent Stockholder Vote as contemplated by Section 6.2(b). Parent, as the managing member of Merger Sub as of the date of this Agreement, has approved this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby have been duly authorized and approved by all necessary corporate, real estate investment trust, limited liability company or other similar action on the part of Parent and Merger Sub, and no other corporate, real estate investment trust, limited liability company or other similar action on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that the Issuance is subject to approval by the Requisite Parent Stockholder Vote.
(b) The Parent Board, at a meeting duly called and held and at which a quorum of trustees was present, has unanimously (i) approved and declared it advisable and in the best interests of Parent to enter into this Agreement and the transactions contemplated hereby, including the Merger and the Issuance, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby, including the Merger and the Issuance, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend approval of the Issuance by the shareholders of Parent (such recommendation, the “Parent Board Recommendation”) and that approval of the Issuance be submitted for consideration at the Parent Stockholders Meeting.

(c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The approval of the Issuance by the Requisite Parent Stockholder Vote is the only vote of the holders of any equity interests of Parent or Merger Sub necessary to approve this Agreement, the Merger, the Issuance or the transactions to which either Parent or Merger Sub is a party contemplated hereby.
Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws, (c) compliance with any applicable requirements of the NYSE, (d) those consents, approvals or filings as may be required as a result of the business or identity of the Company or any of its Affiliates and (e) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the Constituent Documents of Merger Sub, (b) assuming compliance with the matters referred to in Section 3.3 (and assuming the accuracy and completeness of Section 3.3) and Section 4.3, violate or conflict with any provision of any applicable Law or Order, (c) violate or conflict with or result in any breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under any Parent Material Contract or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 4.5 Capitalization; Interim Operations of Merger Sub.
(a) The Parent Common Stock required to be delivered by Parent as Common Stock Consideration, when so delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.
(b) The authorized capital shares of Parent consists of (i) 350,000,000 common shares of beneficial interest, $0.01 par value per share (the “Parent Common Stock”) and (ii) 50,000,000 preferred shares of beneficial interest, $0.01 par value per share (the “Parent Preferred Stock”). As of the close of business on May 4, 2021, (i) 121,921,850 shares of Parent Common Stock were issued and outstanding including 319,902 shares of restricted stock subject to certain transferability and forfeiture restrictions, (ii) 4,915,196 shares of Parent Preferred Stock were issued and outstanding, (iii) restricted stock units granted pursuant to the Parent option and restricted share plans and programs (collectively, the “Parent Incentive Plans”) in respect of an aggregate of 1,880,559 shares of Parent Common Stock were issued and outstanding, measured assuming “maximum” performance is achieved and (iv) 1,548,936 shares Parent Common Stock remain reserved and available for issuance pursuant to the Parent Incentive Plans. All outstanding shares of Parent Common Stock are, all Parent Common Stock that may be issued pursuant to any Parent Incentive Plan will be, when issued in accordance with the respective terms thereof, and all shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated by this Agreement, will be, when so issued, validly issued and outstanding, fully paid, non-assessable and not subject to preemptive rights.

(c) Except as set forth in Section 4.5(b), as of the date hereof, there are no outstanding (i) shares of beneficial interest or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of beneficial interest or voting securities of Parent or (iii) options or other rights to acquire from Parent, or other obligations of Parent to issue or pay cash valued by reference to, any shares of beneficial interest, voting securities or securities convertible into or exchangeable for shares of beneficial interest or voting securities of Parent (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Parent Securities”). As of the date of this Agreement, there are no binding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.
(d) The holders of the Parent Preferred Stock do not have the right to vote on the Issuance, the Merger or any other matter contemplated by this Agreement.
(e) Merger Sub (i) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (ii) has not conducted any business prior to the date of this Agreement and (iii) has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement. The sole member and manager of Merger Sub is Parent.
Section 4.6 Parent SEC Filings, etc.
(a) Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since January 1, 2019 (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to the date hereof, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as they may have been amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Document, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted, or with respect to Parent SEC Documents filed subsequent to the date hereof will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Parent of the Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of the Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. Parent has made available to Company any such material disclosure made by management to Parent’s independent auditors and the audit committee of the Parent Board since January 1, 2019.
(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.
Section 4.7 Parent Financial Statements. The consolidated financial statements (including all related notes thereto) of Parent included in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 4.8 Information Supplied. The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Form S-4. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the shareholders of Parent in connection with the Parent Stockholders Meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders Meeting, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.9 Absence of Certain Changes or Events. Since December 31, 2020, there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of December 31, 2020 included in the Parent SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since December 31, 2020 in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the transactions contemplated hereby.
Section 4.11 Compliance with Laws.
(a) Since January 1, 2019, the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) All of the Parent Permits of each Subsidiary of the Parent (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any such Parent Subsidiary is subject before a

Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c) There is no proceeding to which Parent or any Parent Subsidiary is subject before any Governmental Entity pending or threatened regarding whether any of the Parent Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the knowledge of Parent, threatened with respect to possible violations of, any applicable Laws, except for proceedings or investigations relating to violations or possible violations which would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.12 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity, (other than insurance claims litigation or arbitration arising in the ordinary course of business), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent or any of its Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.13 Insurance Matters. Section 4.13 of the Parent Disclosure Schedule sets forth a true and complete list of all material insurance policies held by, or for the benefit of Parent and the Parent Subsidiaries as of the date of this Agreement. To the knowledge of Parent, (a) all insurance policies maintained by Parent and the Parent Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, (c) Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and (d) no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals. To the knowledge of Parent, there is no material claim by Parent or any Parent Subsidiary pending under any such insurance policies that has been denied or disputed by the insurer.
Section 4.14 Title to Properties; Absence of Liens.
(a) Section 4.14(a) of the Parent Disclosure Schedule sets forth a true and complete list of each parcel of real property currently owned or ground leased by Parent or any Parent, together with the applicable Parent Subsidiary owning or leasing such property. Except as would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, Parent or a Parent Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned Parent Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the Parent Properties issued by any Governmental Entity and (ii) neither Parent nor any Parent Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the knowledge of Parent, threatened with respect to any of the Parent Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of Parent Properties or by the continued maintenance, operation or use of the parking areas associated with the Parent Properties.
(b) Parent has not received written notice of, nor does Parent have any knowledge of, any latent defects or adverse physical conditions affecting any of Parent Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (i) Parent and the Parent Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them and (ii) neither Parent’s nor the Parent Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.15 Opinion of Financial Advisor. The Parent Board has received an oral opinion from Goldman Sachs & Co. LLC to be confirmed by delivery of its written opinion, to the effect that, as of May 4, 2021, and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Common Exchange Ratio is fair, from a financial point of view, to Parent.
Section 4.16 Taxes.
(a) Parent and each Parent Subsidiary have timely filed with the appropriate Governmental Entity all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. Parent and each Parent Subsidiary have timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by Parent and each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2017 have been made available to the Company. Neither Parent nor any Parent Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where Parent or any Parent Subsidiary do not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Parent (i) for all taxable years from December 31, 2015 through December 31, 2020, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) since January 1, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code (except for the requirement to file REIT tax returns that are not yet due or are subject to a valid extension of time). The current and proposed method of operation for Parent is expected to enable Parent to continue to meet the requirements for qualification as a REIT, and Parent has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to result in Parent’s failure to qualify as a REIT, and no challenge to Parent’s status as a REIT is pending or, to the knowledge of Parent, threatened in writing.
(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any material amount of Taxes or material Tax Returns of Parent or any Parent Subsidiary; (ii) no deficiency for any material amount of Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any Parent Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Parent Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e) Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(f) Since their respective inceptions, (i) Parent and the Parent Subsidiaries have not incurred (A) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or (B) any material liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) Parent has not, and none of the Parent Subsidiaries have, incurred any material liability for Tax other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, Parent and the Parent Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and Parent and the Parent Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS income” described in Section 857(b)(7) of the Code.
(g) Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised, or to the knowledge of Parent threatened in writing to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Parent Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of interests in a Parent Subsidiary Partnership, Parent or any Parent Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is treated as a partnership for United States federal income tax purposes.
(i) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely Parent and the Parent Subsidiaries) with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.
(l) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(m) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).
(n) Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(o) Merger Sub is and has been since its formation a disregarded entity for U.S. federal income tax purposes.
(p) Parent does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q) Neither Parent nor any of the Parent Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(r) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.17 Employee Benefit Plans and Related Matters; ERISA.
(a) Section 4.17(a) of the Parent Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the material Parent Benefit Plans, including all Parent Benefit Plans subject to ERISA. With respect to each such material Parent Benefit Plan, Parent has made available to the Company a true and complete copy of such Parent Benefit Plan, if written, or a description of the material terms of such Parent Benefit Plan if not written, and to the extent applicable, (i) any proposed amendments, (ii) all trust agreements, insurance contracts or other funding arrangements, (iii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iv) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (v) the most recent IRS determination or opinion letter, and (vi) all current summary plan descriptions.
(b) Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Parent Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the knowledge of Parent, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Parent Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, and all contributions required to be made to any Parent Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent.
(c) Neither Parent nor any of the Parent Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the past six (6) years sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (C) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).

(d) There are no claims pending, or to the knowledge of Parent, threatened in writing with respect to any of the Parent Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no audits, inquiries or proceedings pending or, to Parent’s knowledge, threatened, by the IRS, DOL, or other Governmental Entity with respect to any Parent Benefit Plan.
(e)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee, director or other service provider of Parent or any of the Parent Subsidiaries, (ii) result in an obligation to fund benefits under any Parent Benefit Plan or limit or restrict the right to merge, amend, terminate, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). No Parent Benefit Plan provides for a gross up or indemnification for taxes due under Code Section 4999 or 409A.
Section 4.18 Employees; Labor Matters.
(a) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any collective bargaining agreement, and, to the knowledge of Parent, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Parent or any of the Parent Subsidiaries in their capacity as such.
(b) Since January 1, 2019, there has not occurred or, to the knowledge of Parent, been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Parent or any of the Parent Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Parent, threatened in writing with respect to any employee of Parent or any of the Parent Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c) Parent and the Parent Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes.
Section 4.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any of the Parent Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the knowledge of Parent, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the knowledge of Parent, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Parent Property that is reasonably likely to result in any material cost, liability or obligation of Parent or any Parent Subsidiary under any applicable Environmental Law.
Section 4.20 Material Contracts.
(a) Parent has made available to the Company a true and complete copy of each Contract to which Parent or any of the Parent Subsidiaries is a party as of the date of this Agreement or by which Parent, any of the Parent Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement, which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, a “Parent Material Contract”).
(b) Each Parent Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) a valid and binding obligation of Parent or the Parent Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except to the extent they have previously expired or terminated in accordance with their terms. Neither Parent nor any of the Parent

Subsidiaries nor, to the knowledge of Parent, any other party is in material breach of or in material default under any Parent Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto.
Section 4.21 Brokers and Finders’ Fees. Except for the Parent Financial Advisors, the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions to which Parent or Merger Sub is a party contemplated hereby.
Section 4.22 Related Party Transactions. Except as described in the Parent SEC Documents, no agreements, arrangements or understandings between Parent or any Parent Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Parent and the Parent Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.23 Takeover Statutes. The Parent Board has taken all action necessary to render inapplicable as to Parent in the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. As to Parent, no Takeover Statutes are applicable to Parent with regard to this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 4.24 Ownership of Company Common Shares. Neither Parent nor any of the Parent Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Stock or other securities of the Company (other than as contemplated by this Agreement).
Section 4.25 Interested Stockholder. At the time immediately preceding the date of this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates is, with respect to the Company, an “interested stockholder” as such term is defined in Section 3-601 of the MGCL.
Section 4.26 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, (ii) (a) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (b) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects, and (iii) any estimates, projections or forecasts of the Company or its Subsidiaries that have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Preferred Stock Consideration and the other amounts payable in accordance with this Agreement (including any repayment or refinancing of any indebtedness that may be required in connection with the Merger and the other transactions contemplated by this Agreement), the Surviving Entity and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.26, (i) the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (x) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (y) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (z) such Person does not have unreasonably small capital with which to conduct its business, (ii) “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (iii) the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.
Section 4.27 Sufficiency of Funds. Parent has, and will have available at the time of Closing and at all times prior to Closing, sufficient (a) cash, marketable securities, available lines of credit or (b) other sources of immediately available funds to deliver the aggregate amount of the Preferred Stock Consideration and to pay any other amounts required to be paid hereunder or incurred or otherwise payable by Parent, Merger Sub or the Surviving Entity in connection with the transactions contemplated hereby (including the funds necessary to effect any repayment or refinancing of indebtedness that may be required in connection with the Merger and the transactions contemplated by this Agreement and to pay all expenses of Parent and Merger Sub). There is no restriction on Parent’s use of such funds for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Each of Parent and Merger Sub acknowledges that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement (including payment of the Preferred Stock Consideration or the repayment or refinancing of any indebtedness referred to in the preceding sentence).
Section 4.28 No Other Representations and Warranties; Disclaimer.
(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Each of Parent and Merger Sub acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and the Company Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its Affiliates and Representatives have requested to review, (iii) has had access to the electronic data room maintained by the Company through IntraLinks, Inc. for purposes of the transactions contemplated hereby, (iv) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated hereby.
(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.
ARTICLE V
CONDUCT OF BUSINESS
Section 5.1 Conduct of Business by the Company.
(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1(a) of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld), the Company shall maintain the status of the Company as a REIT and shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts (i) to conduct its business in the ordinary course consistent with past practice in all material respects, (ii) to preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, including Governmental Entities, and others with which it has material business dealings and (iii) to maintain its material assets and properties in adequate working condition and good repair, ordinary wear and tear excepted.

(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1(b) of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any Company Subsidiaries to, directly or indirectly:
(i) amend or propose or agree to amend, in any material respect, any of its Constituent Documents or waive the stock ownership limit under the charter of the Company;
(ii) subject to Section 6.15, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (A) the declaration and payment by the Company of quarterly cash dividends on its outstanding Company Common Stock in an amount not exceeding $0.18 per share and (B) the declaration and payment by the Company of quarterly cash dividends on its outstanding Company Preferred Stock in an amount equal to $0.3828125 per share; provided that notwithstanding the restriction on dividends and other distributions in this Section 5.1(b)(ii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in lieu of, or in substitution for, shares of its capital stock;
(iv) (A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of the Company Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Restricted Stock Awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with their terms and the Incentive Plans in effect on the date of this Agreement or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities;
(v) issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, except for the issuance of Company Common Shares in connection with the exercise of Options or the vesting or settlement of other equity or equity-linked awards outstanding as of the date of this Agreement;
(vi) merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person, except for acquisitions set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule;
(vii) sell, lease, license, subject to a material Lien, except for a Permitted Lien, or otherwise dispose of any assets (excluding cash and cash equivalents for payables arising in the ordinary course), or any product lines or businesses of the Company or any Company Subsidiaries (including capital stock or other equity interests of any Company Subsidiary) except for (A) dispositions of immaterial assets (other than real property) that are obsolete, surplus, uneconomical or otherwise no longer useful in the business of the Company and the Company Subsidiaries for a purchase price that, in each case, represents the market value of such asset in all material respects and for amounts not to exceed $25,000 in the aggregate or (B) dispositions, leases or Liens set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule, which, in the case of dispositions of assets, shall be subject to a minimum sale amount set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule;
(viii) make any loans, advances or capital contributions to any other Person, except for loans, advances or capital contributions set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule;

(ix) create, incur, guarantee or assume any indebtedness (excluding trade payables arising in the ordinary course), except for indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule or as otherwise described in such section of the Company Disclosure Schedule;
(x) make or commit to make capital expenditures other than (A) in the individual amounts set forth in Section 5.1(b)(x) of the Company Disclosure Schedule, or (B) provided that the Company provides prompt written notice to Parent, (i) in conjunction with emergency repairs or (ii) as required by Law;
(xi) except as required by Contracts in effect prior to the execution and delivery of this Agreement or Company Benefit Plans or as permitted by Section 5.1(b)(xi) of the Company Disclosure Schedule, (A) increase the compensation or other benefits payable or provided to the Company’s directors or employees; (B) enter into any employment, bonus, change of control, severance or retention agreement with any employee of the Company; (C) establish, adopt, or enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries; (D) amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except to make changes of an administrative nature that would not result in a material increase in cost to the Company or as is required to comply with Section 409A of the Code; or (E) terminate the employment of any Company employee, other than for “cause”;
(xii) (A) settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding, except for any settlements or compromises set forth in Section 5.1(b)(xii) of the Company Disclosure Schedule, which settlements or compromises involve total aggregate payments of less than $500,000 in the aggregate or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;
(xiii) (A) modify or amend in any materially adverse respect or terminate any Material Contract (other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action other than notice of renewal), (B) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary or (C) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;
(xiv) except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;
(xv) enter into any Company Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvi) terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or any of the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
(xvii) enter into any new line of business;

(xviii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify as a REIT or any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
(xx) incur any Expenses in connection with this Agreement and the transactions contemplated by this Agreement or pay any Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement in excess of the amounts set forth in Section 5.1(b)(xx) of the Company Disclosure Schedule, in each case without providing Parent with reasonable advance notice and consulting with Parent regarding incurring or paying such Expenses in excess of such amounts;
(xxi) (A) modify or amend the engagement letters entered into with the Company Financial Advisors to increase the compensation payable by the Company thereunder or (B) enter into any new Contract with the Company Financial Advisors; or
(xxii) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the Company Board, such action or inaction is reasonably necessary (i) for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that the Company or any Company Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (ii), making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company in accordance with this Agreement or otherwise as permitted pursuant to Section 5.1(b)(ii).
(d) Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5.1), nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any commercially reasonable action in response to a COVID-19 Measure that would otherwise violate or breach this Agreement, which response shall not be deemed a breach of this Agreement; provided, however, that, to the extent reasonably practicable, the Company must provide reasonable advance written notice to Parent with reasonable detail of such response prior to such response.
Section 5.2 Conduct of Business by Parent.
(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.2(a) of the Parent Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld), Parent shall maintain the status of Parent as a REIT and shall, and shall cause each of the Parent Subsidiaries to, use commercially reasonable efforts (i) to conduct its business in the ordinary course consistent with past practice in all material respects, (ii) to preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, including Governmental Entities, and others with which it has material business dealings and (iii) to maintain its material assets and properties in adequate working condition and good repair, ordinary wear and tear excepted.
(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any

Governmental Entity, (y) as set forth in Section 5.2(b) of the Parent Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld), Parent shall not, and shall not permit any Parent Subsidiaries to, directly or indirectly:
(i) amend or propose or agree to amend any of its Constituent Documents in such a manner that would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock;
(ii) subject to Section 6.15, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its shares of beneficial interest, except for (A) the declaration and payment by Parent of quarterly cash dividends on its outstanding Parent Preferred Stock in an amount equal to $0.40625 per share and (B) dividends or distributions by any wholly owned Parent Subsidiary to Parent or to any other wholly owned Parent Subsidiary; provided that notwithstanding the restriction on dividends and other distributions in this Section 5.2(b)(ii), Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iii) adjust, split, combine or reclassify any of its shares of beneficial interest or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in lieu of, or in substitution for, its shares of beneficial interest; provided that, for the avoidance of doubt, the foregoing shall not prohibit any conversion of the Parent Preferred Stock in accordance with its terms;
(iv) repurchase, redeem or otherwise acquire any shares of beneficial interest of Parent or any of the Parent Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Restricted Stock Awards outstanding as of the date of this Agreement in accordance with their terms and the Incentive Plans in effect on the date of this;
(v) except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;
(vi) enter into any Parent Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(vii) enter into any new line of business;
(viii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Parent to fail to qualify as a REIT or any Parent Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(ix) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or resolutions providing for or authorizing such a liquidation or dissolution;

(x) take any action that would reasonably be expected to (A) result in any condition to the Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by this Agreement; or
(xi) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the Parent Board, such action or inaction is reasonably necessary (i) for Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Parent or any Parent Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i), making dividend or any other actual, constructive or deemed distribution payments to shareholders of Parent in accordance with this Agreement or otherwise as permitted pursuant to Section 5.2(b)(ii).
(d) Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5.2), nothing shall prevent Parent or any of its Subsidiaries from taking or failing to take any commercially reasonable action in response to a COVID-19 Measure that would otherwise violate or breach this Agreement, which response shall not be deemed a breach of this Agreement; provided, however, that to the extent reasonably practicable, Parent must provide reasonable advance written notice to the Company with reasonable detail of such response prior to such response.
Section 5.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Parent, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Effective Time, or (ii) the Company, directly or indirectly, the right to control or direct Parent or any of Parent Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations and (ii) Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Parent Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 Preparation of the Joint Proxy Statement/Prospectus and Form S-4.
(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC a joint proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) (x) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting and (y) to be mailed to the shareholders of Parent relating to the Parent Stockholders Meeting, and (ii) Parent shall prepare, together with the Company, and file with the SEC a registration statement on Form S-4 under the Securities Act (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall furnish to the Company all information relating to Parent as may be reasonably requested by the Company in connection with any such action and the preparation, filing and mailing of the Joint Proxy Statement/Prospectus and the Company shall furnish to Parent all information relating to the Company as may be reasonably requested by Parent in connection with any such action and the preparation and filing of the Joint Proxy Statement/Prospectus and the Form S-4. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Joint Proxy Statement/Prospectus and the Form S-4 or that the Company and Parent may commence mailing the Joint Proxy Statement/Prospectus, each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be distributed to the stockholders of the Company and the shareholders of Parent (as applicable). No filing of, or amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, as applicable, shall be made by the Company or Parent, as applicable, and no response to any comments of the SEC or its staff with respect thereto shall be submitted by the Company or Parent, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Joint Proxy Statement/Prospectus or Form S-4, as applicable, or any such response, comments reasonably proposed by either party. Both parties shall notify the other party promptly of the receipt of any comments from the staff of the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4, as applicable, and of any request by the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, or for additional information. The Company or Parent, as applicable, shall respond promptly to any comments or requests from the staff of the SEC and shall supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Form S-4.
(b) None of the information supplied or to be supplied by the Company or Parent for inclusion or incorporation by reference into (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of distribution to stockholders of the Company, at the time of the Company Stockholders Meeting to be held in connection with the Merger, at the date of distribution to shareholders of Parent and at the time of the Parent Stockholders Meeting to be held in connection with the Issuance, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; providing, that, in each case of (i) and (ii), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein. If at any time prior to obtaining the Requisite Company Stockholder Vote or the Requisite Parent Stockholder Vote any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, distributed to the stockholders of the Company and to the shareholders of Parent.
(c) Each of the Company and Parent shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. Parent and the Company shall make any other necessary filings with respect to the Merger under the Securities Act and Exchange Act and the rules and regulations thereunder.
(d) Each party will advise the other party promptly after it receives notice thereof, of the time when the Form S-4 becomes effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.
Section 6.2 Company Stockholders Meeting; Parent Stockholders Meeting.
(a) As promptly as reasonably practicable after the staff of the SEC advises that it has no further comments on the Joint Proxy Statement/Prospectus or that the Company may commence distribution of the Joint Proxy Statement/Prospectus, the Company, acting through the Company Board, and in accordance with applicable Law and the rules and regulations of NYSE, shall (i) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the holders of

Company Common Stock in accordance with the Constituent Documents of the Company for the purpose of obtaining the Requisite Company Stockholder Vote and such other matters as the Company Board may decide (the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders Meeting if in the good faith judgment of the Company Board (after consultation with its outside legal counsel) such delay or postponement of the Company Stockholders Meeting is consistent with its statutory duties under applicable Law; and (ii) subject to Section 6.3(d), include in the Joint Proxy Statement/Prospectus the Company Board Recommendation.
(b) As promptly as reasonably practicable after the staff of the SEC advises that it has no further comments on the Joint Proxy Statement/Prospectus or that Parent may commence distribution of the Joint Proxy Statement/Prospectus, Parent, acting through the Parent Board, and in accordance with applicable Law and the rules and regulations of NYSE, shall (i) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the shareholders of Parent in accordance with the Constituent Documents of Parent for the purpose of obtaining the Requisite Parent Stockholder Vote and such other matters as the Parent Board may decide (the “Parent Stockholders Meeting”); provided, however, that Parent shall be permitted to delay or postpone convening the Parent Stockholders Meeting if in the good faith judgment of the Parent Board (after consultation with its outside legal counsel) such delay or postponement of the Parent Stockholders Meeting is consistent with its statutory duties under applicable Law; and (ii) include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation.
Section 6.3 No Solicitation.
(a) The Company agrees that it shall, and shall cause the Company Subsidiaries and the directors, officers and employees of the Company and the Company Subsidiaries to, and shall direct and use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Promptly after the execution of this Agreement, but not later than within three (3) Business Days, the Company shall, and shall direct its Representatives to, request that each Person (if any) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Takeover Proposal promptly return to the Company or destroy all non-public documents and materials furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Except as permitted by Section 6.3(b), the Company shall not, and shall cause each of the Company Subsidiaries and the directors, officers and employees of the Company and the Company Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly (i) initiate or solicit, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) engage in or otherwise participate in any discussions or negotiations that would reasonably be expected to lead to a Takeover Proposal, or provide any access to its properties, books or records or any non-public information to any Person relating to the Company or any of its Subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar contract with respect to a Takeover Proposal, (iv) agree to, approve, endorse, declare advisable, recommend or consummate any Takeover Proposal or (v) authorize, commit to, agree or publicly propose to do any of the foregoing (except to notify such Person of the existence of the provisions of this Section 6.3). Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its statutory duties under applicable Law and (ii) absent such action by the Company, the applicable provisions would prevent any Person or group from making a Takeover Proposal privately to the Company Board; provided that the Company promptly (and in any event within forty-eight (48) hours thereafter) provides written notice to Parent thereof (including the identity of such counterparty) after granting any such limited termination, waiver, amendment, modification or failure to enforce. The Company agrees that any material violations of the restrictions set forth in this Section 6.3(a) by any Representative of the Company shall be deemed to be a breach by the Company.

(b) Notwithstanding the provisions of the second sentence of Section 6.3(a), at any time prior to obtaining the Requisite Company Stockholder Vote, in response to an unsolicited written Takeover Proposal received after the execution and delivery of this Agreement which did not arise as a result of a breach, in any material respect, of the Company’s obligations under Section 6.3(a), (i) the Company and its Representatives may contact the Person or group of Persons making such Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would, or would be reasonably likely to, be inconsistent with its statutory duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Takeover Proposal (and its Representatives), provided that (1) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to Parent, its Affiliates and their respective Representatives and (2) all such information has previously been provided or made available to Parent or its Representatives or is provided or made available to Parent or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(c) Except as permitted by Section 6.3(d), neither the Company Board nor any committee thereof shall (i) withdraw (or modify or qualify in a manner adverse to Parent) the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), or (iv) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement in accordance with Section 6.3(b)) providing for, with respect to, or in connection with, any Takeover Proposal; provided, however, that (A) the delivery by the Company, the Company Board or any committee thereof of any notice specified in Section 6.3(e) shall not be deemed to be or constitute a Recommendation Withdrawal and (B) the provision of factual information by the Company to its stockholders shall not be deemed to be or constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or inconsistent with the Company Board Recommendation in any material respect.
(d) Notwithstanding the provisions of Section 6.3(c), at any time prior to obtaining the Requisite Company Stockholder Vote, and subject in each case to the prior compliance with Section 6.3(e), (i) the Company Board may make a Recommendation Withdrawal following the occurrence of an Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its statutory duties under applicable Law; or (ii) without limiting the effect of the Section 6.3(c) proviso and Section 6.3(d)(i) and the rights provided for thereunder, in response to a written Takeover Proposal that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, the Company may make a Recommendation Withdrawal and/or terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii) and, concurrently with such termination, may enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii), and any such purported termination shall be void and of no force or effect, unless the Company pays to Parent the fee payable pursuant to Section 8.3(b) prior to or concurrently with such termination.
(e) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may not make a Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(d)(ii) and Section 6.3(d)(ii), unless (i) if such Recommendation Withdrawal is not being made as a result of a Superior Proposal, the Company shall have provided to Parent three (3) Business Days prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail or (ii) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, (A) the Company shall have provided to Parent three (3) Business Days prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail as well as the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal and copies of all documents or correspondence evidencing such Superior Proposal), (B) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and (C) at the end of such three (3) Business Day period such Takeover Proposal continues to constitute (in the good faith judgment of the Company Board after consultation with its financial advisors and outside legal counsel) a Superior Proposal. Any amendment to the financial terms or any other material change to the terms of a Superior Proposal shall require the Company to deliver a new written notice and the Company shall be required to comply again with the requirements of clauses (A) – (C) above; provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period following receipt by Parent of any such new written notice.
(f) In addition to the obligations of the Company set forth in the other provisions of this Section 6.3, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the Person making the Takeover Proposal. The Company shall thereafter keep Parent reasonably informed on a current basis of the status of any such Takeover Proposal (including any material change to the terms thereof).
(g) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its statutory duties under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that any Recommendation Withdrawal may only be made in accordance with Section 6.3(d); it being understood that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be or constitute a Recommendation Withdrawal.
(h) For purposes of this Agreement:
“Intervening Event” means a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board) as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Requisite Company Stockholder Vote is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Company Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).
“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of transactions, (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than Parent or any of its Subsidiaries) of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.
“Superior Proposal” means any unsolicited bona fide written Takeover Proposal that did not result from a breach, in any material respect, of this Section 6.3 that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the Person making the proposal and all of the other terms, conditions and other aspects of such Takeover Proposal and this Agreement that the Company Board (or any committee thereof) deems relevant, to be (i) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 6.3(e)) and (ii) reasonably likely of being consummated on the terms so proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
Section 6.4 Access to Information. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, each party shall, and shall cause each of its Subsidiaries to, afford the Representatives of the other party reasonable access (which may be limited to remote access due to COVID-19 Measures) during normal business hours to their and their Subsidiaries’ properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to the other party (a) a copy of each report, schedule and other document filed, furnished, published or announced by it during such period pursuant to the requirements of federal or state securities Laws or any Governmental Entity and (b) all other information concerning such party’s and its Subsidiaries’ business, properties and personnel as the other party may reasonably request; provided that the non-requesting party may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with such non-requesting party or to the extent required by applicable Law. All such access shall be subject to (i) reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the parties will use commercially reasonable efforts to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege, or violate any applicable confidentiality agreement) and (ii) restrictions in accordance with guidelines reasonably necessary in response to or related to COVID-19. In conducting any inspection of any properties of any party and its Subsidiaries, the inspecting parties and their Representatives shall not (A) interfere with the business of the other party or any of its Subsidiaries conducted at such property or (B) damage any property or any portion thereof. Prior to the Effective Time, no party or its Representatives shall have the right to conduct environmental testing or sampling at any of the facilities or properties of any other party or any of its Subsidiaries. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement and the Company Confidentiality Agreement, as applicable, each of which shall remain in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.4 shall affect the representations and warranties or conditions to the obligations of the parties contained herein.
Section 6.5 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, the actions and to do, or cause to be done, the things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated hereby as soon as reasonably practicable after the date of this

Agreement (and in any event no later than the Outside Date), including (i) using reasonable best efforts to take, or cause to be taken, the actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits contemplated by this Agreement, and (iii) taking the reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings).
(b) To the extent permissible under applicable Law or any rule, regulation or restriction of any Governmental Entity, each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication (including the initiation of any proceeding) received by such party from any Governmental Entity and any material communication received from any private party, in each case, in connection with any pending or threatened litigation regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other communication given by it to any Governmental Entity or, in connection with any pending or threatened litigation by any private party, with any other Person and to receive final versions of the same (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications. Notwithstanding the foregoing, the obligations set forth in this Section 6.5(b) shall not apply to any Transaction Litigation, which is the subject of Section 6.18.
(c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company, Parent and Merger Sub shall, subject to Section 6.18 in the event of any Transaction Litigation, use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated hereby on the terms set forth in this Agreement as soon as reasonably practicable after the date of this Agreement (and in any event no later than the Outside Date).
Section 6.6 Employee Matters.
(a) Until the first anniversary of the Effective Time, the Surviving Entity shall provide, or cause to be provided, continued employment for those individuals who were employees of the Company and the Company Subsidiaries immediately prior to the Effective Time except as set forth on Section 6.6(a) of the Company Disclosure Schedule (the “Continuing Employees”) and shall provide, or cause to be provided, each Continuing Employee with (i) a base salary or base wages at an annual rate that is no less than the annual rate of the base salary or base wages provided to such Continuing Employee immediately prior to the date of this Agreement, (ii) an annual bonus and other cash-based incentive compensation target that is no less than the annual bonus and other cash-based incentive compensation target compensation provided to such Continuing Employee immediately prior to the date of this Agreement, (iii) a long-term equity incentive compensation opportunity with a value that is not less than any long term equity incentive compensation provided to such Continuing Employee immediately prior to the date of this Agreement, and

(iv) employee benefits that are, in the good faith judgment of Parent, either (x) in the aggregate no less favorable than the employee benefits provided by the Company or the applicable Company Subsidiary to the Continuing Employees immediately prior to the date of this Agreement or (y) substantially comparable to the employee benefits provided by Parent or the applicable Subsidiary to similarly situated employees of Parent or the applicable Subsidiary. Notwithstanding anything to the contrary, nothing herein shall be deemed to restrict the right of Parent or the Surviving Entity to terminate the employment of any such Continuing Employee for Cause (as defined in such Continuing Employee’s Company Employment Agreement, or, to the extent such Continuing Employee is not party to a Company Employment Agreement, as defined in the Company’s Change in Control Severance Plan, effective January 1, 2021 (the “CIC Severance Plan”)).
(b) The Surviving Entity shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Entity that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and any of the Company Subsidiaries for purposes of eligibility to participate and vesting and level of benefits (but not for purposes of benefits accrual under any defined benefit pension plan) to the same extent such service was recognized by the Company or any of the Company Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.
(c) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company employee, Parent will cause the Surviving Entity and its Subsidiaries to honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein) the existing Company Employment Agreements, and all obligations thereunder in effect as of the Effective Time. Effective immediately upon the Effective Time, the Surviving Entity will terminate the employment of the two individuals set forth on Section 6.6(a) of the Company Disclosure Schedule in a manner that the parties acknowledge and agree will entitle such individuals to termination and severance compensation and benefits, as applicable, under the Company Employment Agreements (or, as applicable, the Company Benefit Plans).
(d) Notwithstanding anything herein to the contrary, any Continuing Employee who is not a party to a Company Employment Agreement and whose employment is terminated by the Company without Cause (as defined in the CIC Severance Plan) between the twelfth (12th) month anniversary of the Effective Time and the thirteenth (13th) month anniversary of the Effective Time shall be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the CIC Severance Plan and otherwise on the same terms and conditions as set forth in the CIC Severance Plan. For the avoidance of doubt, a Continuing Employee who is not a party to a Company Employment Agreement and voluntary leaves employment at any time after the Effective Date (other than as a result of a failure of the Surviving Company to comply with the first sentence of this Section 6.6(d)), or is terminated by the Company for Cause (as defined in the CIC Severance Plan) will not be entitled to any severance payments or benefits.
(e) To the extent requested in writing by Parent at least 20 days prior to the Effective Time, the Company shall take all actions that may be necessary to terminate participation in the Company 401(k) Plan at least one day prior to the Effective Time. If the Company terminates participation in the Company 401(k) Plan in accordance with the preceding sentence, (1) prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan and (2) each Continuing Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.6(b)); it being agreed that there shall be no gap in the ability for Continuing Employees to participate in a tax-qualified defined contribution plan.
(f) Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any employee benefit plan of Parent or any of its Subsidiaries, or (ii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Entity or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. The parties hereto acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, creates any third party beneficiary or other rights in any other Person, including, without limitation, any current or former employees or directors of the Company or its Subsidiaries, any participant in any Company Benefit Plan or in any employee benefit plan of the Surviving Entity or Parent, or any dependent or beneficiary thereof.
Section 6.7 Expenses. Except as set forth in Section 8.3(f) and Section 8.3(g), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of the Requisite Company Stockholder Vote and the Requisite Parent Stockholder Vote.
Section 6.8 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MGCL or the LLC Act adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors and officers of the Company and the Company Subsidiaries, and any fiduciaries under any Company Benefit Plan (each an “Indemnified Party”), against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.
(b) From and after the Effective Time, Parent, the Surviving Entity and the Indemnified Parties shall cooperate in the defense of any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the Effective Time, or acts or omissions occurring at or prior to the Effective Time for which indemnification could be sought by an Indemnified Party hereunder and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. From and after the Effective Time, Parent and the Surviving Entity shall not settle, compromise or consent to the entry of any judgment with respect to any actual or threatened claim, action, suit, proceeding or investigation described in the preceding sentence unless: (i) such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such Claim; (ii)(A) such settlement, compromise or consent does not provide for any acknowledgement of fault or wrongdoing by any Indemnified Party and (B) the Surviving Entity reaffirms in writing its obligations to each Indemnified Party under this Section 6.8; or (iii) each Indemnified Party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably withheld).
(c) The Constituent Documents of the Surviving Entity shall include provisions for indemnification, advancement of expenses and exculpation of the Indemnified Parties on the same basis as set forth in the Constituent Documents of the Company in effect on the date of this Agreement. Following the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain in effect the provisions in its Constituent Documents providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.
(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.8.
(e) From and after the Effective Time, Parent and the Surviving Entity shall comply with, and shall not, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.8(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Entity’s Constituent Documents.
(f) This Section 6.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Entity. Each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Entity, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Entity. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company Subsidiaries or the Surviving Entity or under any applicable Contracts, insurance policies or Laws.
(g) Following the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain with reputable and financially sound carriers the extension of the Company’s existing D&O Insurance, for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing D&O Insurance.
Section 6.9 Public Announcements. The parties agree that the Company and Parent shall issue a joint initial press release concerning this Agreement and the transactions contemplated hereby, which initial press release shall be approved in advance by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (with respect to public statements, only to the extent practicable) with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation (with respect to public statements, only to the extent practicable), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.3 or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.
Section 6.10 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (as applicable), (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby. Failure to comply with this Section 6.10 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.10.
Section 6.11 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent (and, in each case, derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.12 Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause prior to the Effective Time the shares of Parent Common Stock to be issued pursuant to this Agreement to be approved for listing, upon official notice of issuance, on the NYSE.
Section 6.13 Delisting of Company Shares. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Shares from NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.14 Affiliate Letter. On or prior to the date of the Company Stockholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to Parent, in connection with restrictions on affiliates under Rule 145.
Section 6.15 Dividends.
(a) In the event that a distribution with respect to shares of Company Common Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Company Common Stock on the Closing Date immediately prior to the Effective Time. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Common Stock so that holders of Company Common Stock do not receive both a dividend permitted by Section 5.1(b)(ii) and a dividend permitted by Section 5.2(b)(ii).
(b) In the event that a distribution with respect to shares of Parent Common Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Parent Common Stock on the Closing Date immediately prior to the Effective Time.
(c) In the event that either the Company or Parent shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 5.1(b)(ii) or Section 5.2(b)(ii), respectively, it shall provide the other party with at least fifteen (15) days advance written notice prior to taking such action, and such other party shall be entitled to declare and pay a dividend per share (i) in the case of the Company, to the holders of Company Common Stock in an amount per share of Company Common Stock equal to the product obtained by multiplying (A) the dividend declared by Parent with respect to each share of Parent Common Stock by (B) the Common Exchange Ratio and (ii) in the case of Parent, to holders of Parent Common Stock in an amount per share of Parent Common Stock equal to the quotient obtained by dividing (x) the dividend declared by the Company with respect to each share of Company Common Stock by (y) the Common Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 6.15(c) shall be prior to the Closing Date.
(d) In the event that the Company shall declare or pay any dividend or other distribution that is expressly permitted pursuant to Section 5.1(b)(ii)(A) (other than (i) any such dividend or distribution declared prior to the date of this Agreement and (ii) the first such dividend or distribution declared after the date of this Agreement), the Company shall provide Parent with at least fifteen (15) days advance written notice prior to taking such action, and Parent shall be entitled to declare and pay a dividend per share to holders of Parent Common Stock in an amount per share of Parent Common Stock equal to the quotient obtained by dividing (x) the dividend declared by the Company with respect to each share of Company Common Stock by (y) the Common Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 6.15(d) shall be prior to the Closing Date.
Section 6.16 Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Constituent Documents of the Company and Parent on the Merger and the other transactions contemplated by this Agreement.
Section 6.17 Tax Matters.
(a) Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein. Provided that the Company shall have received the opinion of counsel referred to in Section 7.3(f) and Parent shall have received the opinion of counsel referred to in Section 7.2(f), the parties shall treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and no party shall take any position for Tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), reporting consistently for all federal, state, and local income Tax or other purposes; provided that, for the avoidance of doubt, nothing in this Section 6.17 shall prevent any party or any of their respective Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the foregoing. Neither Parent nor the Company shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b) Parent shall use its reasonable best efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.2(f) and Section 7.3(e), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.2(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Parent Tax Counsel (or other tax counsel to Parent delivering the opinion described in Section 7.2(f)) and Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.3(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of Parent, in form and substance as set forth in Section 6.17(b)(i) of the Parent Disclosure Schedule, containing representations of Parent reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.2(f) and Section 7.3(f), and (iv) deliver to Parent Tax Counsel (or other tax counsel to Parent delivering the opinion described in Section 7.3(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of Parent, in form and substance as set forth in Section 6.17(b)(ii) of the Parent Disclosure Schedule, containing representations of Parent reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.3(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to the Company, and for purposes of the opinion required by Section 7.3(f), the Company may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to Company Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.3(f).
(c) The Company shall use its reasonable best efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.2(e) and Section 7.3(f), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.3(f)) and Parent Tax Counsel (or other tax counsel to Parent delivering the opinion described in Section 7.2(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of the Company, in form and substance as set forth in Section 6.17(c)(i) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.2(f) and Section 7.3(f), and (iv) deliver to Venable LLP (or other tax counsel to the Company delivering the opinion described in Section 7.2(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of Parent, in form and substance as set forth in Section 6.17(c)(ii) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.2(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to Parent, and for purposes of the opinion required by Section 7.2(f), Parent may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to Parent Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.2(f).
(d) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration, including the Common Stock Consideration and the Preferred Stock Consideration, or amounts payable to holders of Company Common Shares or Company Preferred Shares, all Transfer Taxes, except as otherwise provided in Section 2.1(d).
(e) The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company. The Company shall distribute cash to its stockholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger (taking into account all distributions made by the Company prior to the Effective Time) such that the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Merger.
(f) On the Closing Date, prior to the Merger, the Company shall deliver to Merger Sub a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).
(g) Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.
(h) Notwithstanding anything to the contrary herein, upon Parent’s written request, the Company shall use its reasonable best efforts to (A) cause any Company Subsidiary set forth in Section 3.6 of the Company Disclosure Schedule (each such Company Subsidiary identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from the Company for U.S. federal income tax purposes) (a “Disregarded Entity”), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary), (B) provide such cooperation and assistance as Parent may reasonable request to cause the Company and the Company Subsidiaries to engage in restructuring transactions prior to the Effective Time, including the formation of a new Company Subsidiary, the contribution of the equity interests of a Company Subsidiary to another Company Subsidiary, or causing any Company Subsidiary to merge with and into the Company; provided that neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect (i) the Company, the Company Subsidiaries, or the holders of holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards, (ii) the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes) or (iii) the Company’s ability to obtain the opinion of counsel described in Section 7.3(f). With respect to clause (A) in the preceding sentence, within ten (10) days of receiving any such written request, the Company shall notify Parent in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.
Section 6.18 Transaction Litigation.
(a) In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened, against the Company or any members of the Company Board after the date hereof and prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify Parent of any such Company Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to reasonably participate in (but not control) the defense of any Company Transaction Litigation, shall consider in good faith Parent’s advice with respect to such Company Transaction Litigation, and shall not settle or agree to settle any Company Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld); provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.4, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and Parent agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.
(b) In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of Parent, threatened, against Parent or any members of the Parent Board after the date hereof and prior to the Effective Time (“Parent Transaction Litigation” and together with Company Transaction Litigation, “Transaction Litigation”), Parent shall promptly notify the Company of any such Parent Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof. Parent shall give the Company the opportunity to reasonably participate in the defense of any Parent Transaction Litigation, shall consider in good faith the Company’s advice with respect to such Parent Transaction Litigation, and shall not settle or agree to settle any Parent Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld); provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.4, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and Parent agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.

ARTICLE VII
CONDITIONS
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approvals.
(i) The Requisite Company Stockholder Vote shall have been obtained.
(ii) The Requisite Parent Stockholder Vote shall have been obtained.
(b) Certain Regulatory Approvals.
(i) Parent shall have caused the shares of Parent Common Stock to be issued in the Merger and Parent Common Stock to be reserved for issuance upon exercise of Options to have been authorized for listing on the NYSE, subject to official notice of issuance.
(ii) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.
(c) No Injunctions or Restraints, Illegality. No Law shall be in effect and no temporary restraining order, preliminary or permanent injunction or other Order issued by any court in the United States of America or other United States Governmental Entity of competent jurisdiction shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.
(d) No Investigation. There shall be no pending, threatened or outstanding investigation or challenge by any Governmental Entity with respect to the transactions contemplated hereby.
Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by Parent on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.10 and Section 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 3.5, for inaccuracies that are de minimis. Except for the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.10 and Section 3.23, each of the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.
(d) Officer’s Certificate. Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).
(e) REIT Opinion. Parent shall have received a written opinion of Venable LLP or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form set forth in Section 7.2(e) of the Company Disclosure Schedule, to the effect that, for the Company’s taxable year ended September 30, 2008 and through its taxable year ended September 30, 2020, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of such opinion has enabled, and its proposed method of operation will continue to enable, the Company to meet the requirements for qualification and taxation as a REIT through the Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company.
(f) Section 368 Opinion. Parent shall have received a written opinion of Parent Tax Counsel, or other nationally recognized tax counsel to Parent, dated as of the Closing Date and substantially in the form set forth in Section 7.2(f) of the Parent Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.17.
Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.9 and Section 4.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 4.5, for inaccuracies that are de minimis. Except for the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.9 and Section 4.21, each of the representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c) No Parent Material Adverse Effect. Since the date hereof, no Parent Material Adverse Effect shall have occurred.
(d) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).
(e) REIT Opinion. The Company shall have received a written opinion of Parent Tax Counsel, or other nationally recognized tax counsel to Parent, dated as of the Closing Date and substantially in the form set forth in Section 7.3(e) of the Parent Disclosure Schedule, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2016, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and its current and proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent.
(f) Section 368 Opinion. The Company shall have received a written opinion of Company Tax Counsel, or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form set forth in Section 7.3(f) of the Company Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.17.
Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such party’s failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the failure of such condition to be satisfied.
ARTICLE VIII
TERMINATION AND AMENDMENT
Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Stockholder Vote or the Requisite Parent Stockholder Vote (with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, if:
(i) the Merger shall not have been consummated on or before November 24, 2021 (the “Outside Date”); provided, however that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to (A) the Company if its breach of any of its obligations under Section 6.2 or Section 6.3 has been a principal cause of the failure of the Merger to be consummated by the Outside Date or (B) any party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the failure of the Merger to be consummated by the Outside Date;
(ii) any Governmental Entity in the United States of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the application or imposition of such Order or action;
(iii) the Requisite Company Stockholder Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof; or
(iv) the Requisite Parent Stockholder Vote shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting or at any adjournment or postponement thereof.
(c) by Parent:
(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by the Company by the Outside Date or (B) if reasonably capable of being cured, has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i), and, in each case, would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii) prior to the stockholders of the Company having voted upon approval of this Agreement at the Company Stockholders Meeting, if (A) the Company Board shall have resolved to or effected a Recommendation Withdrawal, (B) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal shall have been commenced by a Person who is not Parent or an Affiliate of Parent and the Company Board shall not have publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer or (C) the Company shall have materially breached its obligations or agreements contained in Section 6.2(a) or Section 6.3.
(d) by the Company:
(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (B) if reasonably capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within forty-five (45) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i), and, in each case, would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii) prior to obtaining the Requisite Company Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.3(d).
Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information) and the provisions of Section 6.7 (Expenses), Section 6.9 (Public Announcements), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee and Expense Reimbursement) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that subject to Section 8.3(d), neither Parent nor the Company shall be released from any liabilities or damages (including, in the case of claims by the Company, as contemplated by Section 9.5) arising out of any Willful and Material Breach of this Agreement.
Section 8.3 Termination Fee and Expense Reimbursement.
(a) In the event that this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(c)(i) (provided that with respect to Section 8.1(b)(i) and Section 8.1(c)(i), the Requisite Company Stockholder Vote has not been obtained) and (i) a Takeover Proposal was publicly proposed or announced by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) after the date of this Agreement and not withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.1(b)(i) or Section 8.1(c)(i)) or the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)), and (ii) within twelve (12) months of such termination the Company shall consummate a Takeover Proposal or enter into a definitive agreement for a Takeover Proposal that is subsequently consummated (within such twelve (12)-month period or within six (6) months thereafter) with the Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that publicly proposed or announced the Takeover Proposal in sub-clause (i), then, on the date of consummation of such transaction, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(a), each reference to “20%” or “80%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.
(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.
(d) The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement but subject to Section 8.3(f), (i) if Parent receives the Termination Fee from the Company pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that the foregoing shall not limit the obligations of the Company set forth in the last sentence of this Section 8.3(d); and (ii) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent the Termination Fee due to Parent or Merger Sub pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding the foregoing, nothing herein shall relieve any party from any liability or damages resulting from any fraud or Willful and Material Breach of this Agreement.
(e) If the Company becomes obligated to pay the Termination Fee under this Section 8.3, then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company that is reasonably acceptable to Parent pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 8.3(e) and otherwise reasonably acceptable to the escrow agent. The Escrow Agreement shall provide that the Termination Fee in escrow or the applicable portion thereof shall be released to Parent on an annual basis based upon the delivery by Parent to the escrow agent of any one (or a combination) of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of Parent determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to Parent such maximum amount stated in the accountant’s letter; (ii) a letter from Parent’s counsel indicating that Parent received a private letter ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent the remainder of the Termination Fee; or (iii) a letter from Parent’s counsel indicating that Parent has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by Parent of the Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent the remainder of the Termination Fee. The Escrow Agreement shall further provide that, at the end of the third calendar year beginning after the date on which the Company’s obligation to pay the Termination Fee arose (or earlier if directed by Parent), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Company and, in the event the Termination Fee has not by then been paid in full, such unpaid portion shall never be due. The parties agree to cooperate in good faith to amend this Section 8.3(e) at the reasonable request of Parent in order to (A) maximize the portion of the applicable Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Parent’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.3(e) or (C) assist Parent in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.3(e).

The Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Escrow Agreement. The Company shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Company in connection therewith).
(f) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) under circumstances in which the Requisite Stockholder Vote is not obtained, the Company shall reimburse Parent and its Affiliates, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in an amount not to exceed $10,000,000 (the “Company Expense Reimbursement”). Any payment of the Company Expense Reimbursement shall be made by wire transfer of same-day funds to Parent (or its designee(s)).
(g) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iv) under circumstances in which the Requisite Parent Stockholder Vote is not obtained, Parent shall reimburse the Company and its Affiliates, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in an amount not to exceed $10,000,000 (the “Parent Expense Reimbursement”). Any payment of the Parent Expense Reimbursement shall be made by wire transfer of same-day funds to the Company (or its designee(s)).
Section 8.4 Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by Parent’s board of trustees or, to the extent permitted by Law, the duly authorized designee of its board of trustees, and in the case of the Company, action by the Company Board or, to the extent permitted by Law, the duly authorized designee of the Company Board. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
Section 9.2 Disclosures. For purposes of the representations and warranties of Company, Parent and Merger Sub contained herein, disclosure in any section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, in connection with the Merger of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by the Company, Parent or Merger Sub, as applicable, calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, so long as the applicability of such disclosure to any such representations or warranties is reasonably clear on the face of such disclosure. The inclusion of any information in the Company Disclosure Schedule, Parent Disclosure Schedule or other document delivered by the Company, Parent or Merger Sub, as applicable, pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by facsimile, upon confirmation of receipt, or by email in the form of a .pdf attachment (provided that any such email notice must expressly state that it is an official notice under this Agreement), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:

Equity Commonwealth
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attention:	David A. Helfand
Orrin S. Shifrin
Email:	dhelfand@eqcre.com
oshifrin@eqcre.com

with a copy to (which shall not constitute notice)

Fried, Frank, Harris, Shriver & Jacobson LLP
801 17th Street NW
Washington, DC 20006
Attention:	Stuart A. Barr
Email:	stuart.barr@friedfrank.com
Facsimile No:	202-639-7003

If to the Company, to:

Monmouth Real Estate Investment Corporation
101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
Attention:	Michael P. Landy, Chief Executive Officer
Email:	mlandy@mreic.com
Facsimile No:	732-577-9981

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention:	Jeffrey S. Lowenthal
James Z. Fang
Email:	jlowenthal@stroock.com
jfang@stroock.com
Facsimile No:	212-806-6006

Section 9.4 Interpretation.
(a) When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to May 4, 2021. Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the word “or” is used in this Agreement, it shall be construed in the inclusive sense of “and/or”.
(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.
(c) The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations.
(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(e) No summary of this Agreement or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Schedule.
(f) The phrases “delivered,” “made available” and words of similar import, when used in this Agreement, shall mean that the information referred to has been (i) physically or electronically delivered to Parent, Merger Sub, the Company or any of their respective Representatives, as applicable, prior to the date hereof, (ii) posted to the data site maintained by (x) the Company or its Representatives or (y) Parent or its Representatives, as applicable, in connection with the transactions contemplated by this Agreement prior to May 4, 2021 or (iii) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof.
Section 9.5 Counterparts; Effectiveness. This Agreement may be executed and delivered in two (2) or more counterparts, including by facsimile or other form of electronic transmission, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.
Section 9.6  Entire Agreement; No Third Party Beneficiaries.
(a) This Agreement (including any Exhibits), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Company Confidentiality Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8, and (b) from and after the Effective Time, the rights of holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards to receive the Common Stock Consideration, the Preferred Stock Consideration or other payments set forth in Article II.
(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.10(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.9 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Company Stockholder Vote or the Requisite Parent Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company or by the shareholders of Parent, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 9.10 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors or board of trustees, as applicable,, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 9.11 Governing Law and Venue; Waiver of Jury Trial.
(a) This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of law thereof.
(b) EACH OF THE PARTIES HERETO IRREVOCABLY (I) AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE PARENT DISCLOSURE SCHEDULE, THE COMPANY CONFIDENTIALITY AGREEMENT OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS),

SHALL BE BROUGHT AND EXCLUSIVELY VENUED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, NORTHERN DIVISION, OR, ONLY IF THAT COURT LACKS SUBJECT MATTER JURISDICTION, IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND; (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS REFERRED TO IN THE PRECEDING CLAUSE (I) (AND TO THE JURISDICTION OF ANY COURT TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS); AND (III) WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY SUCH ACTION OR PROCEEDING, LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS, AND AGREES NOT TO SEEK TRANSFER TO ANY OTHER VENUE. EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-308 (OR ANY SUCCESSOR THERETO). THE PARTIES AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY EXHIBITS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE PARENT DISCLOSURE SCHEDULE, THE COMPANY CONFIDENTIALITY AGREEMENT OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).
Section 9.12 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy.
Section 9.13 Definitions. As used in this Agreement:
An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
“Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).
“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Merger” has the meaning set forth in Section 1.2(b).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(c).
“beneficially own” (and the related term “beneficial ownership”) has the meaning under Section 13(d) of the Exchange Act.
“Book-Entry Shares” has the meaning set forth in Section 1.6(c).
“Business Day” means any day other than a Saturday, a Sunday or any day on which the SEC or banking institutions in the City of New York are authorized or required by Law or executive order to be closed.
“Bylaws” means the Bylaws of the Company, as in effect as of the date of this Agreement.
“Certificate” has the meaning set forth in Section 1.6(c).
“CIC Severance Plan” has the meaning set forth in Section 6.6(a).
“Closing” has the meaning set forth in Section 1.2(a).
“Closing Date” has the meaning set forth in Section 1.2(a).
“Closing Date Market Price” means the volume weighted average price per share of Company Common Stock on the NYSE (as reported by Bloomberg L.P., or, if not reported thereby, by another authoritative source mutual agreed by the parties) for the five (5) consecutive trading days immediately preceding the fifth trading day prior to the Closing Date. The Closing Date Market Price shall be calculated to the nearest one-hundredth of one cent.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock Consideration” has the meaning set forth in Section 1.6(b).
“Common Exchange Ratio” means 0.67, appropriately adjusted in accordance with Section 1.8.
“Company” has the meaning set forth in the preamble hereto.
“Company 401(k) Plan” meant the tax-qualified defined contribution retirement plan sponsored by the Company or in which the Company participates.
“Company Affiliate Letter” has the meaning set forth in Section 6.14.
“Company Benefit Plans” means each written employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of the Company Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or which the Company or any of the Company Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. law, whether contingent or otherwise.
“Company Board” the Board of Directors of the Company.
“Company Board Recommendation” has the meaning set forth in Section 3.2(b).
“Company Capitalization Date” has the meaning set forth in Section 3.5(a).
“Company Common Share” has the meaning set forth in Section 1.6(b).
“Company Common Stock” has the meaning set forth in Section 1.6(b).
“Company Confidentiality Agreement” means the confidentiality letter agreement, dated as of April 9, 2021, between the Company and Parent.
“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Company Employment Agreements” means that certain: (a) Employment Agreement by and between Eugene w. Landy and the Company, dated December 9, 1994, as amended on June 26, 1997, November 5, 2003, April 1, 2008, July 1, 2010, April 9, 2013, January 1, 2014, and July 1, 2015; (b) Amended and Restated Employment Agreement by and between Michael P. Landy and the Company, dated August 24, 2020; and (c) Amended and Restated Employment Agreement by and between Kevin Miller and the Company, dated August 19, 2019 and effective as of January 1, 2019.
“Company Expense Reimbursement” has the meaning set forth in Section 8.3(f).
“Company Financial Advisors” has the meaning set forth in Section 3.16.
“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which the Company and the Company Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties solely caused by the identity of Parent, the execution of this Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (g) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Company Common Stock on the NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Company Material Adverse Effect; (j) compliance by the Company with the terms of this Agreement, including the failure of the Company to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which Parent has requested in writing or (k) any stockholder litigation or threatened stockholder litigation, in each case, arising from allegations of a breach of duty or similar obligations in connection with this Agreement or the transactions contemplated hereby; provided that the exceptions in clauses (a), (b), (c) and (h) shall apply only to the extent such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which the Company and the Company Subsidiaries operate or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from consummating the Merger before the Outside Date.
“Company Permits” has the meaning set forth in Section 3.1.
“Company Preferred Share” has the meaning set forth in Section 1.6(e).
“Company Preferred Stock” has the meaning set forth in Section 1.6(e).

“Company Property” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (including all of the Company’s or any Company Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Company SEC Documents” has the meaning set forth in Section 3.7(a).
“Company Securities” has the meaning set forth in Section 3.5(b).
“Company Shares” has the meaning set forth in Section 1.6(e).
“Company Stockholders Meeting” has the meaning set forth in Section 6.2.
“Company Subsidiaries” and “Company Subsidiary” shall have the meanings set forth in Section 3.6.
“Company Subsidiary Partnership” has the meaning set forth in Section 3.17(h).
“Company Subsidiary Securities” has the meaning set forth in Section 3.6.
“Company Tax Counsel” means Stroock & Stroock & Lavan LLP.
“Company Tax Protection Agreements” has the meaning set forth in Section 3.17(h).
“Company Transaction Litigation” has the meaning set forth in Section 6.18.
“Confidentiality Agreement” means the confidentiality letter agreement, dated as of February 17, 2021, between the Company and Parent.
“Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, the bylaws of such entity, or any similar charter or other governing documents of such entity.
“Continuing Employees” has the meaning set forth in Section 6.6(a).
“Contract” means, with respect to any Person, all contracts, agreements, commitments, arrangements, leases and other instruments to which such Person is a party.
“Converted Entity” has the meaning set forth in Section 6.17(h).
“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Laws, directives, guidelines or recommendations by any Governmental Entity, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
“D&O Insurance” has the meaning set forth in Section 3.14.
“Disregarded Entity” has the meaning set forth in Section 6.17(h).
“Effective Time” has the meaning set forth in Section 1.2(b).
“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Escrow Agreement” has the meaning set forth in Section 8.3(e).
“Excess Stock” has the meaning set forth in Section 3.5(a).

“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.1(a).
“Exchange Fund” has the meaning set forth in Section 2.1(a).
“Expenses” has the meaning set forth in Section 6.7.
“Form S-4” has the meaning set forth in Section 6.1(a).
“GAAP” means the United States generally accepted accounting principles.
“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any regulatory authority or any entity (including a court or arbitrator (public or private)) of competent jurisdiction properly exercising executive, legislative, judicial, taxing or administration functions of the government.
“Incentive Plans” means the Amended and Restated 2007 Incentive Award Plan of the Company, as amended and restated on May 18, 2017 and any other Company employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.
“Indemnified Party” has the meaning set forth in Section 6.8(a).
“Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing, (b) domain names, (c) copyrights, software and computer programs, (d) patents, (e) trade secrets, (f) know-how, (g) proprietary information and (h) all registrations and applications for registration of any of the foregoing.
“Intervening Event” has the meaning set forth in Section 6.3(h).
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the Internal Revenue Service.
“Issuance” has the meaning set forth in the recitals hereto.
“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).
“knowledge” means (a) with respect to Parent, the actual knowledge of the individuals named in Section 9.1 of the Parent Disclosure Schedule after reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.1 of the Company Disclosure Schedule after reasonable inquiry, in each case, as of the date of this Agreement.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.10.
“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.
“Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.
“LLC Act” has the meaning set forth in the recitals hereto.
“Material Contract” has the meaning set forth in Section 3.22(a).
“Merger” has the meaning set forth in the recitals hereto.
“Merger Consideration” has the meaning set forth in Section 1.6(b), subject to adjustment pursuant to Section 1.8, if applicable.
“Merger Sub” has the meaning set forth in the preamble hereto.
“MGCL” has the meaning set forth in the recitals hereto.
“Net Option Share” means, with respect to each Option, the quotient obtained by dividing (a) the difference of (i) the Option Intrinsic Value, less (ii) the aggregate dollar amount of the withholding Tax obligation of the holder of such Option in respect of the Option Intrinsic Value (as contemplated by Section 2.2), by (b) the Closing Date Market Price.

“Net RS Share” means, with respect to each Restricted Stock Award, the quotient obtained by dividing (a) the difference of (i) the Restricted Stock Award Value less (ii) the aggregate dollar amount of the withholding Tax obligation of the holder of such Restricted Stock Award in respect of the Restricted Stock Award Value (as contemplated by Section 2.2), by (b) the Closing Date Market Price.
“NYSE” means The New York Stock Exchange.
“Option” has the meaning set forth in Section 1.7(a)(i).
“Option Intrinsic Value” means with respect to each Option, the product of (i) the excess, if any, of the Closing Date Market Price over the per share exercise price of such Option, multiplied by (ii) the number of Company Common Shares subject to such Option immediately prior to the Effective Time.
“Order” means any order, writ, award, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.
“other party” means, with respect to the Company, Parent and Merger Sub, and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the preamble hereto.
“Parent 401(k) Plan” has the meaning set forth in Section 6.6(e).
“Parent Benefit Plans” means each written employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of Parent or any of the Parent Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by Parent or any of the Parent Subsidiaries or which Parent or any of the Parent Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which Parent or any of its Subsidiaries would incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. law, whether contingent or otherwise.
“Parent Board” has the meaning set forth in the recitals hereto.
“Parent Board Recommendation” has the meaning set forth in Section 4.2(b).
“Parent Common Stock” has the meaning set forth in Section 4.5(b).
“Parent Preferred Stock” has the meaning set forth in Section 4.5(b).
“Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article IV.
“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(g).
“Parent Financial Advisors” means Goldman Sachs & Co. LLC and BofA Securities, Inc.
“Parent Incentive Plans” has the meaning set forth in Section 4.5(b).
“Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition, business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Parent Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which Parent and the Parent Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Parent or any of the Parent Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties solely caused by the identity of the Company, the execution of this Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by Parent to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect; (g) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Parent Common Stock on the NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Parent Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of Parent or any of the Parent Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Parent Material Adverse Effect; (j) compliance by Parent with the terms of this Agreement, including the failure of Parent to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which Parent has requested in writing; or (k) any stockholder litigation or threatened stockholder litigation, in each case, arising from allegations of a breach of duty or similar obligations in connection with this Agreement or the transactions contemplated hereby; provided that the exceptions in clauses (a), (b), (c) and (h) shall apply only to the extent such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) Parent and the Parent Subsidiaries or (ii) disproportionately adversely affect Parent and the Parent Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which Parent and the Parent Subsidiaries operate or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent from consummating the Merger before the Outside Date.
“Parent Material Contract” has the meaning set forth in Section 4.20(a).
“Parent Permits” has the meaning set forth in Section 4.1.
“Parent Property” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all of Parent’s or any Parent Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Parent SEC Documents” has the meaning set forth in Section 4.6(a).
“Parent Securities” has the meaning set forth in Section 4.5(c).
“Parent Stockholders Meeting” has the meaning set forth in Section 6.2(b).
“Parent Subsidiaries” and “Parent Subsidiary” shall have the meanings set forth in Section 4.11(b).
“Parent Subsidiary Partnership” has the meaning set forth in Section 4.16(h).
“Parent Tax Counsel” means Fried, Frank, Harris, Shriver and Jacobson, LLP.
“Parent Tax Protection Agreements” has the meaning set forth in Section 4.16(h).
“Parent Transaction Litigation” has the meaning set forth in Section 6.18.
“parties” has the meaning set forth in the preamble hereto.
“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as such term is defined in the Exchange Act).
“Preferred Stock Consideration” means the amount of $25.00 plus all accumulated and unpaid accrued dividends to, but not including, the Closing Date, per share of Company Preferred Stock.
“Qualified REIT Subsidiary” has the meaning set forth in Section 3.6.
“Qualifying REIT Income” has the meaning set forth in Section 8.3(e).
“Recommendation Withdrawal” has the meaning set forth in Section 6.3(c).
“Reference Price” means the volume weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P., or, if not reported thereby, by another authoritative source mutual agreed by the parties) for the five (5) consecutive trading days immediately preceding the fifth trading day prior to the Closing Date. The Reference Price shall be calculated to the nearest one-hundredth of one cent.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.
“Requisite Company Stockholder Vote” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote of at least two-thirds of the outstanding Company Shares entitled to vote thereon in accordance with applicable Law and the charter and bylaws of the Company.
“Requisite Parent Stockholder Vote” means the approval of the Issuance as required by the rules of the NYSE by the affirmative vote of a majority of the votes cast on a proposal to approve the Issuance by the holders of the Parent Common Stock voting thereon in accordance with applicable Law and the declaration of trust and bylaws of Parent.
“Restricted Stock Award” has the meaning set forth in Section 1.7(a)(ii).
“Restricted Stock Award Value” means with respect to each Restricted Stock Award, the product obtained by multiplying (i) the Closing Date Market Price, by (ii) the number of Company Common Shares in respect of the Restricted Stock Award outstanding immediately prior to the Effective Time.
“Rule 145” has the meaning set forth in Section 6.14.
“SDAT” has the meaning set forth in Section 1.2(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiary” means any Company Subsidiary that qualifies as a “Significant Subsidiary” under Item 1.02(a)(w) of Regulation S-X of the SEC.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.3(h).
“Surviving Entity” has the meaning set forth in Section 1.1.
“Takeover Proposal” has the meaning set forth in Section 6.3(h).
“Takeover Statutes” has the meaning set forth in Section 3.24.
“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties, and additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority.
“Taxable REIT Subsidiary” has the meaning set forth in Section 3.6.
“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or Parent, as applicable, or any of their respective Subsidiaries.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
“Termination Fee” means $62,161,697.
“Transaction Litigation” has the meaning set forth in Section 6.18.
“Transfer Taxes” has the meaning set forth in Section 6.17(d).
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.
(The remainder of this page is left blank.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
EQUITY COMMONWEALTH

By:	/s/ David Helfand
Name: David Helfand
Title: President and Chief Executive Officer
RS18 LLC
By Equity Commonwealth, its sole and managing member

By:	/s/ David Helfand
Name: David Helfand
Title: President and Chief Executive Officer
MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Michael P. Landy
Name: Michael P. Landy
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX B: OPINION OF GOLDMAN SACHS & CO. LLC
PERSONAL AND CONFIDENTIAL
May 4, 2021
Board of Trustees
Equity Commonwealth
Two North Riverside Plaza, Suite 2100
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Equity Commonwealth (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.67 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.01 per share (the “Monmouth Common Stock”), of Monmouth Real Estate Investment Corporation (“Monmouth”)(other than Shares held by the Company, RS18 LLC (“Monmouth Merger Sub”), or owned by any direct or indirect subsidiary of any such Person) pursuant to the Agreement and Plan of Merger, dated as of May 4, 2021 (the “Agreement”), by and among the Company, Monmouth Merger Sub and Monmouth. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Monmouth and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, Monmouth and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Monmouth for the five fiscal years ended December 31, 2020 and September 30, 2020, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Monmouth; certain other communications from the Company and Monmouth to their respective stockholders; certain publicly available research analyst reports for the Company and Monmouth; certain internal financial analyses and forecasts for Monmouth prepared by its management (shown by the management of the Company on a pro forma basis for the sale of a specified asset, using the Company management’s projection for the specified asset) and approved for our use by the Company (the “Monmouth Forecasts”); and certain internal financial analyses and forecasts for the Company stand-alone and pro forma for the Transaction, as prepared by the management of the Company and approved for our use by the Company (together with the Monmouth Forecasts, the “Forecasts”), and certain operating synergies projected by the managements of the Company and Monmouth to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and Monmouth and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Monmouth Common Stock; compared certain financial and stock market information for the Company and Monmouth with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the real estate investment trusts industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In
B-1

that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Monmouth or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Monmouth or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Monmouth, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Monmouth Common Stock or shares of Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Monmouth or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Monmouth or the ability of the Company or Monmouth to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Trustees of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
B-2

ANNEX C: OPINION OF J.P. MORGAN SECURITIES LLC

May 4, 2021
The Board of Directors
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road
Suite 1405
Holmdel, New Jersey 07733
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Monmouth Real Estate Investment Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Equity Commonwealth, (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and a subsidiary of the Acquiror, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Acquiror and its affiliates, will be converted into the right to receive 0.67 shares (the “Exchange Ratio”) of the Acquiror's common stock, par value $0.01 per share (the “Acquiror Common Stock”).
In connection with preparing our opinion, we have (i) reviewed a draft dated May 4, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal
C-1

income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company, or any material financial advisory or other material commercial or investment banking relationships with the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
C-2

ANNEX D: OPINION OF CSCA CAPITAL ADVISORS, LLC

CONFIDENTIAL
May 4, 2021
Board of Directors
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road
Suite 1405
Holmdel, NJ 07733
Ladies and Gentlemen:
CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Monmouth Real Estate Investment Corporation (the “Company”), a Maryland corporation, intends to enter into a transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among, the Company, Equity Commonwealth, a Maryland real estate investment trust (“Parent”), and Maple Merger Sub, a Maryland limited liability Company (“Merger Sub”) for the purpose of effecting the Merger (as defined below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
CSCA understands that Monmouth is a fully integrated and self-managed real estate company specializing in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. CSCA also understands that Parent is a NYSE listed internally managed and self-advised real estate investment trust that owns four commercial office properties situated in major urban centers throughout the United States and as of March 31, 2021 held approximately $2.971 billion in cash and cash equivalents.
1.
We understand the following: Pursuant to the terms of the Merger Agreement, the Company will be merged with and into Merger Sub (the “Merger”), and Merger Sub will continue as the surviving entity. Pursuant to the Merger, (i) each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock”, and each, a “Company Common Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of Parent Common Stock equal to the product of one Company Common Share multiplied by a ratio of 0.67 (the “Common Exchange Ratio”) resulting in the “Merger Consideration” (ii) each share of 6.125% Series C Cumulative Redeemable Preferred Stock of the Company (such shares, collectively, the “Company Preferred Stock”, and each, a “Company Preferred Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to $25.00 in cash plus all accumulated and unpaid accrued dividends to, but not including, the Closing Date (the “Preferred Stock Consideration”), (iii) each stock option issued pursuant to an Incentive Plan (each, an “Option”), whether vested or unvested, shall be canceled and the holder thereof shall then become entitled to receive the Merger Consideration in respect of each Net Option Share covered by such Option, without interest, and (iv) each unvested restricted stock award issued pursuant to an Incentive Plan (each, a “Restricted Stock Award”), shall be canceled and the holder thereof shall then become entitled to receive the Merger Consideration in respect of each Net RS Share covered by such Restricted Stock Award, without interest. The terms and conditions of the Merger are more fully set forth in the Merger Documents (as defined below). All dollar amounts described herein are in U.S. dollars.

845 Third Avenue, 6th Floor New York, NY 10022 Tel: 212.446.9177 Fax: 212.446.9181

In accordance with the terms of our fairness opinion engagement letter dated May 4, 2021 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to the Board of Directors of the Company (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock.
In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things, the following:
(i)
CSCA reviewed the (i) audited financial information for the twelve-month periods ended September 30, 2018, 2019, and 2020, respectively, (ii) draft financial information for the three-month and six-month periods ended March 31, 2021, respectively, as provided on April 29, 2021, (iii) unaudited financial information for the three-month and six-month periods ended March 31, 2020, respectively, and (iv) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Company management;

(ii)
CSCA reviewed the (i) audited financial information for the twelve-month periods ended December 31, 2018, 2019, and 2020, respectively, (ii) draft financial information for the three-month period ended March 31, 2021 as provided on April 27, 2021, (iii) unaudited financial information for the three-month periods ended March 31, 2020, and (iv) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, all of the foregoing as prepared and provided by Parent management;

(iii)
CSCA reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information of the Company including but not limited to the Annual Report filed on Form 10-K for the fiscal year ended September 30, 2020 and related supplementary financial information thereto, the Quarterly Report on Form 10-Q and related supplementary information for each of the fiscal quarters ended December 31, 2020, June 30, 2020 and March 31, 2020;

(iv)
CSCA reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information of Parent including but not limited to the Annual Report filed on Form 10-K for the fiscal year ended December 31, 2020 and related supplementary financial information thereto, the Quarterly Report on Form 10-Q and related supplementary information for each of the fiscal quarters ended September 30, 2020, June 30, 2020 and March 31, 2020;

(v)
CSCA reviewed other non-public financial and operating information of the Company including detailed 5-year financial projections prepared by management, information relating to its existing leases, existing debt and related prepayment penalties, historical capital expenditures and related projections, historical re-leasing history and related projections, pending property acquisitions (as to which there can be no assurance of such acquisitions closing) and related leases and financing, among others;

(vi)
CSCA reviewed other non-public financial and operating information relating to Parent’s commercial real estate assets, including but not limited to rent rolls and 10-year property level projections for its office portfolio, among others;

(vii)
CSCA reviewed drafts of the Merger Agreement, the most recent draft dated May 3, 2021, and the Disclosure Schedules thereto, the most recent draft dated May 4, 2021 (collectively, the “Merger Documents”);

(viii)
 CSCA compared certain publicly available financial information of the Company with similar publicly available information of other comparable publicly traded industrial and net lease REITs, as CSCA deemed relevant to its analyses;

(ix)
CSCA compared certain publicly available and non-publicly available financial information of the Parent with publicly available information of other comparable publicly traded office REITs, as CSCA deemed relevant to its analyses;

(x)	CSCA reviewed the terms, to the extent publicly available, of certain comparable transactions, and compared such terms to the terms of the Merger, as CSCA deemed relevant to its analysis;
(xi)	CSCA reviewed the stock price history of each of the Company and Parent and compared such prices to the terms of the Merger, as CSCA deemed relevant to its analysis.
(xii)	CSCA performed various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(xiii)
 CSCA performed such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the REIT, industrial and office real estate sectors, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, without independently verifying or confirming, at the direction of the Company, that the terms of the Merger will conform in all material respects with those set forth in the Merger Documents. CSCA has also assumed that the Merger Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Merger and all related transactions described in or contemplated by the Merger Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Merger will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Merger will be satisfied without any material modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on any of the Company, Merger Sub, or Parent or the contemplated Merger, except as provided in the Merger Documents.
For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of the Company as to, the accuracy and completeness of all projections provided by management and all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by management of the Company. With respect to financial information, at the Company’s direction, CSCA has assumed without independent verification that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of the Company) on a basis that reflects the best currently available estimates and good faith judgment of the management of the Company, (ii) such financial information and projections are a reasonable basis to evaluate the Company, and at the Company’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iii) there has been no material adverse change in the assets, financial condition, business or prospects of the Company. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters pertaining to the Company, the Company has been appropriately advised by the Company’s legal counsel.
CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of the information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of the Company that management is not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of the Company and CSCA did not attempt to assess or value any of the intangible assets of the Company; nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. CSCA expresses no opinion as to the prices at which shares of Parent common stock or Company common stock would trade following the announcement or consummation of the Merger. CSCA’s opinion should not be viewed as providing any assurance that the market value of the shares of Parent common stock to be received by the holders of Company Common Stock after the announcement or consummation of the Merger will be equal to or in excess of the value of the Company Common Stock owned by such holders at any time prior to the announcement or consummation of the Merger.
For the purposes of its analyses and review, CSCA made numerous assumptions based on its judgment and experience and without seeking independent verification with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger Agreement. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
CSCA is not expressing any opinion with respect to any alternatives to the Merger or other strategic alternatives that may be available to the Company or otherwise. This Opinion also does not address the merits of the underlying decision by the Company to engage in the Merger or the manner in which to effect the Merger or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to the Company. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Merger Documents, the Merger or the consequences of the Merger on the Company, Parent or any stockholder of the Company or stockholder of Parent.
This Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Shares and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Merger, or class of such persons, relative to the Merger Consideration.
This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so. CSCA shall not be required to update this Opinion as a consequence of any changes in projections, financial information, Company performance, or other circumstances.
CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to the Company in connection with the Merger and will receive a non-contingent fee from the Company for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Company has agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with the Company dated January 13, 2021 (the “Engagement Agreement”), CSCA will also receive a success fee from the Company, which fee is contingent upon the consummation of the Merger. Pursuant to a separate advisory agreement with the Company dated December 8, 2020, (the “Advisory Agreement”), CSCA has and will receive quarterly retainers from the Company until such agreement is terminated. In addition, the Engagement Agreement and the Advisory Agreement provide that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement and the Advisory Agreement. In the two years preceding the date of this Opinion, CSCA has provided certain financial advisory services for the Company, having recognized $100,000 for such services. CSCA may in the future provide investment banking and advisory services to Parent for which it may receive customary fees and reimbursement of expenses in the future.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Board of Directors of the Company in their consideration of the Merger and may not be used for any other purpose. There are no intended third party beneficiaries to this Opinion, and no person or entity other than the Board of Directors of the Company is permitted to rely on this Opinion. This Opinion does not constitute a recommendation to the Company, to the Board of Directors of the Company, the Company’s stockholders, or any other person or entity, as to whether or not to approve the Merger or to take any other action in connection with the Merger or otherwise, including how any member of the Board of Directors of the Company, or any holder of Company Common Stock, should vote with respect to the Merger.
This Opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by the Company or Parent with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by the Company or Parent with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.
Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares in the Merger is fair, from a financial point of view.
Very truly yours,
CSCA CAPITAL ADVISORS, LLC

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Shareholder of Monmouth Real Estate Investment Corporation, a Maryland corporation (the "Company"), executing the reverse of this Proxy Card (the "Shareholder"), hereby appoints Eugene W. Landy, Michael P. Landy, and Kevin Miller, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the Special Meeting of Shareholders (the "Meeting") of the Company, to be held in a virtual-only format on August 17, 2021 at 11:00 a.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Meeting and to otherwise represent the Shareholder at the Meeting with all powers possessed by the Shareholder if personally present at the Meeting.

This proxy, when properly executed, will be voted as directed herein. If this proxy is executed but no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations. The Board of Directors recommends a vote "FOR" each of Proposals 1, 2 and 3. Proxies will be voted in the discretion of the proxy holder on any other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.okapivote.com/Monmouth.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Please mark vote as in this example: ☒

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

2. To approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to MNR's five executive officers in connection with the Merger Agreement and the transactions contemplated thereby;

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

   ☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Please sign exactly as name appears on the records of Monmouth Real Estate Investment Corporation and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

____

Signature **Date**

____

Signature (if held jointly) **Date**

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Proxies submitted by Internet or telephone must be received by 11:59 p.m., Eastern time on August 16, 2021.

Vote by Internet

- Log on to the Internet and go to www.OkapiVote.com/MNR
- Follow the steps outlined on the secure website.

Vote by Telephone

- At NO CHARGE to you, call toll free (866) 494-4435 within the USA, US territories & Canada any time on a touch tone telephone.